UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

AUGUSTA GOLD CORP.

(Exact Name of Registrant as Specified in its Charter)

Not applicable

(Name of Person(a) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Suite 555-999 Canada Place
Vancouver, British Columbia, Canada

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

You are cordially invited to attend a special meeting (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of the holders of shares of common stock (the “Stockholders”) of Augusta Gold Corp. (the “Company” or “Augusta Gold”), to be held on October 20, 2025, at 10:00 a.m. (Pacific Time) at the Augusta Gold corporate headquarters located at Suite 555-999 Canada Place, Vancouver, British Columbia, Canada. Details regarding the business to be conducted at the Special Meeting are described in the accompanying management information circular and proxy statement and the accompanying notice of Special Meeting (the “Notice of Special Meeting”).

The Merger

At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt the transactions set forth in the Agreement and Plan of Merger, dated as of July 15, 2025 (as amended from time to time, the “Merger Agreement”) by and among the Company, AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”), Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and joined by AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (“HoldCo”), for the limited purposes specified in the Merger Agreement, pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold (the “Merger”), with Augusta Gold surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are indirect wholly-owned subsidiaries of AngloGold Ashanti plc (“AngloGold Ashanti”) and HoldCo is a direct wholly-owned subsidiary of AngloGold Ashanti. A copy of the Merger Agreement is attached as Annex “A” and is incorporated by reference into the accompanying management information circular and proxy statement.

The Merger Agreement sets forth the terms and conditions pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold (the “Merger”) in accordance with the Merger Agreement and the Nevada Revised Statutes (as amended from time to time, the “NRS”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and Augusta Gold will become a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

The Merger Consideration

If the Merger Agreement is adopted and the Merger is consummated, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of Augusta Gold (the “Augusta Gold Shares”) (other than shares owned by Parent, Merger Sub or any of their respective subsidiaries (which shares will be canceled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under the NRS), will automatically be converted into the right to receive C$1.70 in cash, without interest (the “Merger Consideration”), subject to any applicable withholding taxes required by applicable legal requirements. If the Merger Agreement is adopted and the Merger is consummated, Augusta Gold will become a wholly-owned subsidiary of Parent and you will not own shares in the Surviving Corporation.

At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, Parent, Merger Sub or Augusta Gold, each stock option to purchase Augusta Gold Shares (an “Augusta Gold Option”) that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to (x) the total number of Augusta Gold Shares underlying such Augusta Gold Option multiplied by (y) the excess of (A) the Merger Consideration over (B) the per share exercise price for such Augusta Gold Option.

At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time will be canceled and the holder thereof shall receive the value of such Augusta Gold Option as determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan). Any other Augusta Gold Option outstanding as of immediately prior to the Effective Time and with a per share exercise price equal to or more than the Merger Consideration will be canceled for no consideration as of the Effective Time.

Pursuant to and in accordance with a warrant cancellation agreement by and between Augusta Gold and Mr. Donald Taylor (Augusta Gold’s President, Chief Executive Officer and director), dated July 15, 2025, each outstanding warrant to purchase Augusta Gold Shares held by Mr. Taylor (the “2024 Augusta Gold Warrants”) or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration will be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Augusta Gold Shares subject to each such 2024 Augusta Gold Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Augusta Gold Share under such 2024 Augusta Gold Warrant.

Unanimous Board Approval

The Merger Agreement and the Merger have been unanimously approved by the board of directors of Augusta Gold (the “Augusta Gold Board”) (acting upon the unanimous recommendation of the audit committee of the Augusta Gold Board (the “Audit Committee”), consisting solely of independent and disinterested directors, authorized to, among other things, review any controlling stockholder issues arising under NRS Section 78.240). The Augusta Gold Board evaluated the Merger in consultation with the Company’s management and legal and financial advisors. After considering various factors, the Augusta Gold Board unanimously (i) determined that entry into the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the interests of, Augusta Gold and the Stockholders (other than certain related parties), (ii) adopted the Merger Agreement, and authorized and approved the execution, delivery and performance by Augusta Gold of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) recommended that the Stockholders vote in favor of the Merger Proposal.

Stockholder Vote

The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including obtaining at the Special Meeting (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding certain related parties required to be excluded in accordance with section 8.1(2) of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

The Merger Agreement and the transactions contemplated thereby, including the Merger are described further in the accompanying management information circular and proxy statement.

In addition to your vote on the proposal to approve and adopt the transactions set forth in the Merger Agreement, pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), Stockholders will also be asked to vote at the Special Meeting on (i) a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, which requires the affirmative vote of a majority of the Augusta Gold Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon; and (ii) one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, which requires the affirmative vote of a majority of the outstanding Augusta Gold Shares.

The Augusta Gold Board recommends that you vote FOR each of the proposals at the Special Meeting in relation to the Merger Agreement and the transactions contemplated thereby, including the Merger. The Augusta Gold Board recommends that you vote FOR the advisory, non-binding, proposal regarding certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate.

Your vote is very important. Whether or not you plan to attend the Special Meeting, you are urged to vote your shares of common stock as promptly as possible to ensure your representation at the Special Meeting. Please review the instructions in the accompanying Notice of Special Meeting and management information circular and proxy statement regarding voting.

In considering the recommendation of the Augusta Gold Board, the Stockholders should be aware that the directors and executive officers of the Company have certain interests in the Merger that may be different from, or in addition to, the interests of the Stockholders generally. Those interests are more fully described in the accompanying management information circular and proxy statement. The Audit Committee and the Augusta Gold Board were aware of these interests and considered them, among other matters, in making their recommendations.

Concurrently with the execution of the Merger Agreement, all of the directors and executive officers of Augusta Gold who own Augusta Gold Shares, as well as Augusta Investments Inc. (collectively, the “Supporting Shareholders”), have entered into a voting and support agreement (a “Voting Agreement”) with Parent and Merger Sub, pursuant to which the Supporting Shareholders have agreed, among other things and subject to the terms and conditions set forth therein, to vote (or cause to be voted) all of their respective Augusta Gold Shares (i) in favor of the adoption and approval of the Merger Agreement and approval of the Merger, (ii) against any acquisition proposal from a third party, and (iii) against any other action that is intended or could reasonably be expected to materially impede, interfere or delay the consummation of the Merger. The Supporting Shareholders collectively hold 31.5% of the issued and outstanding Augusta Gold Shares. A copy of the form of Voting Agreement is attached as Annex “B” to the accompanying management information circular and proxy statement.

The accompanying management information circular and proxy statement provides you with more detailed information about the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex “A” and is incorporated by reference into the accompanying management information circular and proxy statement. We encourage you to carefully read the entire management information circular and proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference into the accompanying management information circular and proxy statement in their entirety. You may also obtain additional information about the Company from other documents we have filed with the SEC and any applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada (the “Canadian Securities Regulators”). In particular, you should read the “Risk Factors” section beginning on page 77 in the accompanying management information circular and proxy statement in their entirety, for risks relating to our business and for a discussion of the risks you should consider in evaluating the proposed transactions and how they may affect you.

Registered Stockholders of Augusta Gold are requested to complete and return the enclosed proxy card to ensure that your shares will be represented at the Special Meeting, whether or not you are personally able to attend. Please complete the enclosed proxy card and submit it to our transfer agent, Endeavor Trust Corporation, as soon as possible but not later than 5:00 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 p.m. (Pacific Time) two business days before any adjournment or postponement of the Special Meeting.

Stockholders who hold shares through a bank, broker or other intermediary or nominee should carefully follow the instructions found on their voting instruction form.

If you have any questions or need assistance voting your Augusta Gold Shares, you may contact Augusta Gold’s proxy solicitation agent, Laurel Hill Advisory Group at 1-877-452-7184 or by email at assistance@laurelhill.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Donald R. Taylor
Donald R. Taylor

Chief Executive Officer, President and Director

The accompanying management information circular and proxy statement is dated September 17, 2025, and it and the enclosed proxy card are first being mailed to Stockholders on or about September 24, 2025.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION OR ANY CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT IS DATED SEPTEMBER 17, 2025 AND IS FIRST BEING MAILED
TO STOCKHOLDERS OF AUGUSTA GOLD CORP. ON OR ABOUT SEPTEMBER 24, 2025.

Suite 555-999 Canada Place
Vancouver, British Columbia, Canada

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting (the “Special Meeting”) of the holders of shares of common stock (the “Augusta Gold Shares”), par value US$0.0001, (the “Stockholders”) of AUGUSTA GOLD CORP. (the “Company” or “Augusta Gold”) will be held at Suite 555-999 Canada Place, Vancouver, British Columbia, Canada, on the 20th day of October, 2025 at the hour of 10:00 a.m. (Pacific Time) for the following purposes:

1.	to consider and vote on a proposal to approve and adopt the transactions set forth in the Agreement and Plan of Merger, dated as of July 15, 2025 (as amended from time to time, the “Merger Agreement”) by and among the Company, AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”), Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and joined by AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (“HoldCo”), for the limited purposes specified in the Merger Agreement, pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold (the “Merger”), with Augusta Gold surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger Proposal”);

2.	to consider and vote on a proposal to approve, solely on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”);

3.	subject to the provisions of the Merger Agreement, to consider and vote on a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”); and

4.	to transact such further or other business as may properly come before the Special Meeting and any adjournment(s) or postponement(s) thereof, subject to applicable law.

The board of directors of the Company unanimously recommends that you vote FOR all of the proposals described above.

The accompanying management information circular and proxy statement provides you with information about the Merger Agreement, the Merger and the Special Meeting of the Company. The Company encourages you to read the management information circular and proxy statement carefully and in its entirety, including the Merger Agreement, which is attached as Annex “A” and is incorporated by reference into the management information circular and proxy statement.

Record Date: September 12, 2025. Only Stockholders as of close of business on the record date are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting.

The accompanying management information circular and proxy statement is dated September 17, 2025, and it and the enclosed proxy card are first being mailed to the Company’s Stockholders on or about September 24, 2025.

Registered Stockholders who are unable to attend the Special Meeting in person are requested to complete the proxy card by voting online at www.eproxy.ca or complete, sign and date it and mail it to or deposit it with Endeavor Trust Corporation, 702 – 777 Hornby Street, Vancouver, BC V6Z 1S4, or by other methods provided in the proxy card. In order to be valid and acted upon at the Special Meeting, an executed proxy card must be received prior to 5:00 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 p.m. (Pacific Time) two business days before any adjournment or postponement of the Special Meeting. The deadline for the deposit of proxy cards may be waived or extended by the Chair of the Special Meeting at his or her sole discretion without notice.

Non-registered Stockholders who hold their shares of common stock of Augusta Gold through a bank, broker or other intermediary or nominee should instruct their bank, broker or other intermediary or nominee how to vote their shares in accordance with the voting instruction form that such Stockholders will receive from their bank, broker or other intermediary or nominee.

Your vote is important. The Merger cannot be completed unless the Merger Proposal is approved. Approval of the Merger Proposal requires the approval of: (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding certain related parties required to be excluded in accordance with section 8.1(2) of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

Whether or not you plan to attend the Special Meeting, please vote as soon as possible to ensure that your Augusta Gold Shares are represented and voted at the Special Meeting.

DATED at Vancouver, British Columbia, Canada this 17th day of September, 2025.

BY ORDER OF THE AUGUSTA GOLD BOARD OF DIRECTORS

/s/ Donald R. Taylor
Donald R. Taylor, Director, President and Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

INFORMATION PROVIDED AS AT SEPTEMBER 17, 2025 (UNLESS OTHERWISE STATED)
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 20, 2025

PERSONS MAKING THE SOLICITATION

This Management Information Circular and Proxy Statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies being made by or on behalf of the board of directors (the “Augusta Gold Board”) of Augusta Gold Corp. (“Augusta Gold” or the “Company”) for use at the special meeting (the “Special Meeting”) of holders (the “Stockholders”) of the Company’s shares of common stock to be held at Suite 555, 999 Canada Place, Vancouver, British Columbia, V6C 3E1, on October 20, 2025, at 10 a.m. (Pacific time) for the following purposes, as set forth in the accompanying notice of meeting (the “Notice of Meeting”):

1.	to consider and vote on a proposal to approve and adopt the transactions set forth in the Agreement and Plan of Merger, dated as of July 15, 2025 (as amended from time to time, the “Merger Agreement”) by and among the Company, AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”), Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and joined by AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (“HoldCo”), for the limited purposes specified in the Merger Agreement, pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold (the “Merger”), with Augusta Gold surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger Proposal”);

2.	to consider and vote on a proposal to approve, solely on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”);

3.	subject to the provisions of the Merger Agreement, to consider and vote on a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”); and

4.	to transact such further or other business as may properly come before the Special Meeting and any adjournment(s) or postponement(s) thereof, subject to applicable law.

While it is expected that the solicitation of proxies will be made primarily by mail, proxies may also be solicited personally, by telephone or other means of communication by the directors, officers, employees and agents of the Company. All costs of this solicitation will be borne by the Company.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation agent:

Laurel Hill Advisory Group

North American Toll-Free: 1-877-452-7184

Calls Outside North America: 416-304-0211

Email: assistance@laurelhill.com

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE PAID ENVELOPE PROVIDED OR (2) OVER THE INTERNET. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your Augusta Gold Shares in “street name,” you should instruct your bank, broker or other intermediary or nominee (the “Nominee”) how to vote your Augusta Gold Shares in accordance with the voting instruction form that you will receive from your Nominee. Your Nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you are a registered Stockholder, voting online during the Special Meeting will revoke any proxy that you previously submitted.

If you hold your Augusta Gold Shares through a Nominee, please carefully follow the instructions provided by your Nominee.

If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet; or (3) attend the Special Meeting and vote during the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

We encourage you to read the accompanying Proxy Statement and its annexes, including all documents incorporated by reference into the accompanying Proxy Statement, carefully and in their entirety.

i

GLOSSARY OF TERMS

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Augusta Gold (and its Subsidiaries) than those contained in the Confidentiality Agreement and (ii) does not prohibit Augusta Gold or any of its Subsidiaries from providing any information to Parent in accordance with the Merger Agreement or otherwise prohibit Augusta Gold from complying with its obligations under the Merger Agreement.

“Acquired Companies” shall mean Augusta Gold and each of its Subsidiaries, collectively.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, purchase, lease or license of assets of the Acquired Companies equal to twenty percent (20%) or more of the Acquired Companies’ consolidated assets or to which twenty percent (20%) or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (b) issuance by Augusta Gold or acquisition of twenty percent (20%) or more of the outstanding Augusta Gold Shares or voting interests of Augusta Gold, (c) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Augusta Gold Shares or voting interests of Augusta Gold, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Augusta Gold that, if consummated, would result in (x) any Person or group beneficially owning twenty percent (20%) or more of the outstanding Augusta Gold Shares or voting power of the resulting direct or indirect parent of Augusta Gold or the surviving entity in such transaction or (y) the Stockholders immediately preceding such transaction holding less than eighty percent (80%) of the Shares or voting interests in the direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (a) through (d), other than the Transactions.

“Adjournment Proposal” means, subject to the provisions of the Merger Agreement, a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.

“Advisory Compensation Proposal” means a proposal to approve, solely on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“allowable capital loss” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“AngloGold Ashanti” means AngloGold Ashanti plc.

“AngloGold Ashanti Group” means collectively, AngloGold Ashanti and all of its subsidiaries.

“Audit Committee” means the audit committee of the Augusta Gold Board.

“Augusta” or “Augusta Gold” means Augusta Gold Corp.

“Augusta Gold 2023 Warrants” means the common stock purchase warrants issued by Augusta Gold in 2023.

“Augusta Gold 2024 Warrants” means the common stock purchase warrants issued by Augusta Gold in 2024.

“Augusta Gold Board” means the board of directors of Augusta Gold as constituted from time to time.

“Augusta Gold Board Recommendation” means the recommendation of the Augusta Gold Board that the Stockholders approve the Merger Proposal.

“Augusta Gold Equity Plans” shall mean, collectively, the Bullfrog Gold Corp. 2017 Equity Incentive Plan, effective September 1, 2017 (the “2017 Equity Incentive Plan”), and the Augusta Gold Corp. Stock Option Plan, effective as of February 22, 2021 (the “2021 Equity Incentive Plan”).

“Augusta Gold Options” means options to purchase Augusta Gold Shares granted under the Augusta Gold Equity Plans.

“Augusta Gold shareholder” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“Augusta Gold Shares” means the shares of common stock, US$0.0001 par value per share, of Augusta Gold.

“Broadridge” means Broadridge Investor Communications Corporation.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“Bullfrog Gold Project” means Augusta Gold’s gold exploration project located in Nye County, Nevada.

“Canadian Securities Laws” means, collectively, the Securities Act (British Columbia) and any other applicable Canadian provincial and territorial securities Legal Requirements.

“Canadian Securities Regulators” means the British Columbia Securities Commission and any other applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“CDS” shall mean CDS Clearing and Depository Services Inc.

“Cease Reporting Issuer Order” means an order granted under Canadian Securities Laws in respect of an application under section 21 of NP 11-206 that the Company shall cease to be a reporting issuer immediately following the delisting of the Augusta Gold Shares from the TSX in all the jurisdictions in Canada in which it is a reporting issuer, which application shall include a statement that the Augusta Gold 2023 Warrants will continue to be outstanding following the Effective Time until their expiry and that Augusta Gold, therefore, will not satisfy the criteria in sections 19 or 20 of NP 11-206.

“Change in Circumstance” shall mean any positive effect that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, that was neither known to the Augusta Gold Board (or if known, the material consequences of which were not known by the Augusta Gold Board prior to the date of the Merger Agreement), nor reasonably foreseeable, as of or prior to the date of the Merger Agreement, which positive effect becomes known to the Augusta Gold Board prior to the Required Vote; provided, that none of the following shall constitute a “Change in Circumstance”: (a) any Acquisition Proposal, any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, or any business combination or acquisition opportunity, (b) any effect resulting from a breach of the Merger Agreement by Augusta Gold, (c) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided that the exception in this clause (c) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (d) any changes after the date of the Merger Agreement in the market price or trading volume of the Augusta Gold Shares (provided that the exception in this clause (d) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred), or (e) any changes in gold prices or changes in conditions in the gold mining industry (including changes in gold prices and political or regulatory changes affecting the industry or any changes in Legal Requirements).

“Closing” means the consummation of the Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Company” means Augusta Gold Corp.

“Company Acquisition Agreement” means any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

“Company Adverse Recommendation Change”  means during the Pre-Closing Period, the Augusta Gold Board or a committee of the Augusta Gold Board taking any of the following actions: (i) (A) withdrawing, withholding, amending or qualifying or modifying, in each case, in a manner adverse to Parent or Merger Sub, or publicly proposing to withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, the Augusta Gold Board Recommendation, (B) failing to include the Augusta Gold Board Recommendation in this Proxy Statement, (C) failing to publicly reaffirm the Augusta Gold Board Recommendation within ten (10) business day after Parent so requests in writing (it being understood that Parent shall only be entitled to make up to two (2) such reaffirmation requests), (D) approving, recommending or declaring advisable, or publicly proposing to approve, recommend or declare advisable, any Acquisition Proposal, (E) if any tender offer or exchange offer is commenced for equity securities of Augusta Gold, failing to recommend against such tender offer or exchange offer by the earlier of (1) the tenth (10th) business day after the commencement of such tender offer or exchange offer and (2) the third (3rd) business day prior to the Special Meeting other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (F) conditioning or qualifying the Augusta Gold Board’s approval of the Transactions and/or the Merger, on any vote, other than the Company Required Vote, of the holders of any class or series of capital stock or other securities of the Company or any other Acquired Company.

“Company Required Vote” means (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding the Related Parties required to be excluded in accordance with section 8.1(2) of MI 61-101.

“Confidentiality Agreement” has the meaning set out under the heading “The Merger—Background of the Merger”.

“CRA” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“De Minimis Exclusion” has the meaning set out under the heading “The Merger—Business Combination under MI 61-101”.

“Determination Notice” has the meaning set out under the heading “Summary—No Solicitation”.

“Dissenting Shares” has the meaning set out under the heading “The Merger Agreement—Appraisal and Dissenters’ Rights”.

“Dissenting Stockholder” means a Stockholder who has validly exercised its appraisal rights pursuant to Sections 92A.300 through 92A.500 of the NRS with respect to its Augusta Gold Shares.

“Dorsey” means Dorsey & Whitney LLP.

“DRS Advice” means Direct Registration System advice(s) representing Augusta Gold Shares.

“DTC” means The Depository Trust Company.

“Effective Time” means the effective time of the Merger.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“executive officer” has the meaning ascribed thereto in Rule 3b-7 of the Exchange Act.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, reservation, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, territorial, local, tribal, municipal, foreign or other government; (c) supra-national, governmental or quasi-governmental authority of any nature including any governmental division, department, agency, autonomous constitutional body, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, including any political subdivision thereof, and Entity or enterprise owned or controlled thereby, or any self-regulatory organization or public arbitral body or any public international organization, and any court, arbitrator or other tribunal, or (d) arbitral body (public or private).

“HoldCo” means AngloGold Ashanti Holdings plc, an Isle of Man public limited company.

“Independent Committee Exclusion” has the meaning set out under the heading “The Merger—Business Combination under MI 61-101”.

“IRS” has the meaning set out under the heading “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”.

“Laurel Hill” means Laurel Hill Advisory Group, Augusta Gold’s proxy solicitation agent.

“Legal Requirement” shall mean any federal, state, provincial, territorial, local, municipal, foreign or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, writ, award, rule, regulation, ruling, order, judgment, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the TSX or other exchange).

“Matching Period” has the meaning set out under the heading “Summary—No Solicitation”.

“Material Adverse Effect” has the meaning set out under the heading “The Merger Agreement—Representations and Warranties”.

“Meeting Materials” has the meaning set out under the heading “The Special Meeting—Non-Registered Holders”.

“Merger” means the merger of Merger Sub with and into Augusta Gold in accordance with the terms and conditions of the Merger Agreement and the NRS.

“Merger Agreement” means that certain Agreement and Plan of Merger dated July 15, 2025 by and among Augusta Gold, Parent, Merger Sub and HoldCo.

“Merger Consideration” means the consideration of C$1.70 in cash per Augusta Gold Share, without interest, to be paid to each Stockholder for its Augusta Gold Shares in accordance with the Merger Agreement.

v

“Merger Proposal” means the proposal to approve and adopt the Transactions set forth in the Merger Agreement, pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold.

“Merger Sub” means Exploration Inc., a Nevada corporation.

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

“MLI” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“NBF” has the meaning set out under the heading “Summary—Opinion of the Financial Advisor to Augusta Gold”.

“NEO” or “named executive officer” have the meanings ascribed thereto in Item 402 of Regulation S-K under the Exchange Act.

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects.

“NI 54-101” has the meaning set out under the heading “The Special Meeting—Non-Registered Holders”.

“NP 11-206” means National Policy 11-206 - Process for Cease to be a Reporting Issuer Applications.

“NOBOs” has the meaning set out under the heading “The Special Meeting—Non-Registered Holders”.

“Nominee” has the meaning set out under the heading “Summary—The Special Meeting—Required Vote; Effect of Abstentions and Broker Non-Votes”.

“Non-Registered Holder” has the meaning set out under the heading “The Special Meeting—Non-Registered Holders”.

“Non-Resident Dissenter” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“Non-Resident Stockholder” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“Notice of Special Meeting” means the Notice of Special Meeting accompanying this Proxy Statement.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“OBO” has the meaning set out under the heading “The Special Meeting—Non-Registered Holders”.

“Option Consideration” means an amount in cash, without interest, equal to (x) the total number of Augusta Gold Shares underlying the applicable Augusta Gold Option multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Augusta Gold Option.

“OTCQB” means the OTCQB Venture Market.

“Outside Date” has the meaning set out under the heading “Summary—Closing and Effective Time of the Merger”.

“Parent” means AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation.

“Party” means each of the parties to the Merger Agreement.

“Paying Agent” means the designated bank or trust company reasonably acceptable to Augusta Gold to act as agent for the Stockholders to receive the funds, including the Merger Consideration, to which Stockholders shall become entitled pursuant to the Merger and the Merger Agreement.

“Pay-Off Letters” means executed pay-off letters (in form and substance reasonably satisfactory to Parent) from the lender in respect of the Secured Loan Documents and from the lender in respect of the Unsecured Loan Documents.

“Person” includes any individual, sole proprietorship, corporation, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, incorporated or unincorporated association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Body), syndicate or other entity, whether or not having legal status.

“Pre-Closing Period” means the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement.

“Proxy Statement” means this management information circular and proxy statement.

“Record Date” has the meaning set out under the heading “Summary—The Special Meeting—Record Date and Voting Information”.

“Related Parties” means those persons required to be excluded in accordance with section 8.1(2) of MI 61-101, being Mr. Richard W. Warke, Executive Chairman of Augusta Gold, Augusta Investments Inc. and Mr. Donald Taylor, Chief Executive Officer of Augusta Gold.

“Resident Dissenter” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“Resident Stockholders” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“Reward Gold Project” means Augusta Gold’s gold development project located in Nye County, Nevada.

“SEC” means the Unites States Securities and Exchange Commission.

“Secured Loan Documents” means collectively, (i) the Secured Note Purchase Agreement, (ii) the Secured Note, (iii) that certain Security Agreement, by and among the Company, the other Grantors party thereto, and Augusta Investments Inc., as amended and restated by that certain Amended and Restated Guaranty and Security Agreement dated as of March 27, 2024, (iv) the deeds of trust related to the Secured Note Purchase Agreement and (v) any and all other loan documents related to the Secured Note.

“Secured Note” means that certain Secured Promissory Note, dated as of September 13, 2022, by Augusta Gold in favor of Augusta Investments Inc., as amended and restated by that certain Amended and Restated Promissory Note dated as of March 27, 2024, and as further amended by that certain Amendment Number One to the Amended and Restated Note dated as of June 28, 2024, that certain Amendment Number Two to the Amended and Restated Note dated as of September 30, 2024, that certain Amendment Number Three to the Amended and Restated Note dated as of December 27, 2024, that certain Amendment Number Four to the Amended and Restated Note dated as of April 30, 2025, as may be further amended during the Pre-Closing Period in accordance with the terms and conditions of the Merger Agreement.

“Secured Note Purchase Agreement” means that certain Secured Promissory Note Purchase Agreement dated as of September 13, 2022, by and between Augusta Gold and Augusta Investments Inc., as amended by Amendment Number One dated as of March 27, 2024.

“SEDAR+” means the System for Electronic Document Analysis Retrieval+ of the Canadian Securities Regulators.

“Stockholders” means the holders of Augusta Gold Shares.

“S-K 1300” means U.S. reporting requirements are governed by subpart 1300 of Regulation S-K under the Exchange Act.

“Special Meeting” means the special meeting of Stockholders to which this Proxy Statement relates, including any adjournments or postponements thereof.

“Subject Shares” has the meaning set out under the heading “Agreements Involving Augusta Gold Shares—Voting Agreement”.

“Subsidiaries” means the subsidiaries, direct and indirect, of Augusta Gold.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Augusta Gold Board (or committee thereof) determines, in its good faith judgment after consultation with its outside legal counsel and its financial advisor, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of Closing) of the proposal and the identity and financial wherewithal of the Person making the proposal and other aspects of the Acquisition Proposal that the Augusta Gold Board (or a committee thereof) deems relevant, and (b) if consummated, would be more favorable to the Stockholders (solely in their capacities as such) from a financial point of view than the Transactions (after considering such factors as the Augusta Gold Board considers in good faith to be appropriate, including type of consideration, conditionality, the expected timing to Closing and likelihood of consummation of such proposal) and after taking into account any revisions to the Merger Agreement and the Transactions made or proposed by Parent prior to the time of such determination; provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Proposal shall be deemed to be references to “eighty percent (80%) and twenty percent (20%) respectively”.

“Supporting Stockholders” has the meaning set out under the heading “Summary—Voting Agreement”.

“Surviving Corporation” has the meaning set out under the heading “Summary—The Merger”.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Tax Proposals” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“taxable capital gain” has the meaning set out under the heading “The Merger—Material Canadian Federal Income Tax Considerations of the Merger”.

“Termination Fee” means the US$3.6 million fee payable to the AngloGold Ashanti Group upon termination of the Merger Agreement in certain circumstances as set forth therein.

“Transactions” means all of the transactions contemplated by the Merger Agreement, including the Merger.

“Treasury Regulations” has the meaning set out under the heading “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”.

“TSX” means the Toronto Stock Exchange.

“Unsecured Loan Documents” means collectively, (i) that certain Unsecured Promissory Note Purchase Agreement, dated as of February 26, 2024, by and between Augusta Gold and Mr. Taylor, as amended by that certain Amendment Number One dated March 27, 2025; and (ii) that certain Unsecured Promissory Note, dated as of February 26, 2024, by Augusta Gold in favor of Mr. Taylor, as amended by that Amended and Restated Unsecured Promissory Note dated March 27, 2025, as further amended by that certain Amendment Number One to the Amended and Restated Unsecured Promissory Note dated June 30, 2025, and as may be further amended during the Pre-Closing Period in accordance with the terms and conditions of the Merger Agreement.

“Unsecured Note” means that certain Unsecured Promissory Note, dated as of February 26, 2024, by Augusta Gold in favor of Mr. Taylor, as amended by that Amended and Restated Unsecured Promissory Note dated March 27, 2025, as further amended by that certain Amendment Number One to the Amended and Restated Unsecured Promissory Note dated June 30, 2025, and as may be further amended during the Pre-Closing Period in accordance with the terms and conditions of the Merger Agreement.

“U.S. Holder” has the meaning set out under the heading “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”.

“U.S. Tax Code” has the meaning set out under the heading “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”.

“Voting Agreement” has the meaning set out under the heading “Summary—The Special Meeting—Voting by Augusta Gold Directors and Executive Officers”.

“Warrant Cancellation Agreement” has the meaning set out under the heading “Summary—Treatment of Augusta Gold Warrants”.

SUMMARY

This Summary, together with “Questions and Answers About the Special Meeting and Merger” beginning on page 11, highlights certain information in this Proxy Statement but may not contain all of the information that may be important to you. We encourage you to read this entire Proxy Statement carefully, including its annexes and the documents referred to or incorporated by reference in this Proxy Statement for a more complete understanding of the matters being considered at the Special Meeting of the Stockholders. See “Where You Can Find More Information” beginning on page 91.

Except as otherwise specifically noted in this Proxy Statement, “Augusta Gold”, the “Company”, “we”, “us” or “our” and similar words refer to Augusta Gold Corp., a Nevada corporation, including, in certain cases, our subsidiaries.

Throughout this Proxy Statement, we refer to AngloGold Ashanti plc, a public limited company incorporated in England and Wales, as “AngloGold Ashanti” and AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation, as “Parent”, Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent, as “Merger Sub” and AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man, as “HoldCo”.

In addition, throughout this Proxy Statement we refer the Agreement and Plan of Merger, dated as of July 15, 2025 (as amended from time to time), by and among Augusta Gold, Parent, Merger Sub and joined by HoldCo, for the limited purposes specified in the Agreement and Plan of Merger, as the “Merger Agreement”.

The Merger Agreement (see page 60)

On July 15, 2025, Augusta Gold entered into the Merger Agreement with Parent, Merger Sub and, for limited purposes specified in the Merger Agreement, HoldCo. The Merger Agreement is attached as Annex “A” and is incorporated by reference into this Proxy Statement. For a summary of the Merger Agreement, see “The Merger Agreement” beginning on page 60.

You should read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Transactions discussed herein.

Information About the Parties to the Merger Agreement (see page 16)

Augusta Gold Corp.

Augusta Gold is a Nevada corporation. The Augusta Gold Shares are registered under Section 12(g) of the Exchange Act. Augusta Gold is a “reporting issuer” as defined under Canadian Securities Laws in each of the provinces and territories of Canada other than Québec and an SEC foreign issuer as defined under Canadian Securities Laws. The Augusta Gold Shares are quoted for trading on the OTCQB under the symbol “AUGG” and are traded on the TSX under the symbol “G”. Augusta Gold’s head office is located at Suite 555-999 Canada Place, Vancouver, B.C., Canada.

Augusta Gold is an exploration stage gold company focused on building a long-term business that delivers stakeholder value through developing the Company’s Bullfrog Gold Project and Reward Gold Project and pursuing accretive merger and acquisition opportunities. We are focused on exploration and advancement of gold exploration and potential development projects, which may lead to gold production or strategic transactions such as joint venture arrangements with other mining companies or sales of assets for cash and/or other consideration. At present, our Reward Gold Project has mineral reserves reported under S-K 1300 and is a development stage property, however, we have not to date made a development decision on the project and have not started preparation of the mineral reserves for extraction meaning we remain an exploration stage issuer. Our Bullfrog Gold Project is in the exploration stage. We do not mine, produce or sell any mineral products and we do not currently generate cash flows from mining operations.

The Bullfrog Gold Project is located approximately 120 miles north-west of Las Vegas, Nevada and 4 miles west of Beatty, Nevada. The Reward Gold Project is located seven miles from the Bullfrog Gold Project. The Company owns, controls or has acquired mineral rights on federal patented and unpatented mining claims in the State of Nevada for the purpose of exploration and potential development of gold, silver, and other metals. The Company regularly reviews opportunities and acquires additional mineral properties with current or historical precious and base metal mineralization with meaningful exploration potential.

The Company is led by a management team and board of directors with a proven track record of success in financing, exploring and developing mining assets and delivering stockholder value.

See “The Merger—Parties to the Merger” beginning on page 16, “Important Information about Augusta Gold” beginning on page 79 and “Where You Can Find More Information” beginning on page 91, for additional information regarding Augusta Gold.

AngloGold Ashanti Group

AngloGold Ashanti is an independent, global gold mining company with a diverse portfolio of operations, projects and exploration activities across ten countries on four continents. AngloGold Ashanti is headquartered in Denver, Colorado in the United States. AngloGold Ashanti’s registered office and principal executive office are located in the United Kingdom. AngloGold Ashanti maintains a substantial corporate office in Johannesburg, South Africa. The principal trading markets for AngloGold Ashanti’s ordinary shares are the New York Stock Exchange (“NYSE”) under the symbol “AU” and the Johannesburg Stock Exchange (“JSE”) under the symbol “ANG”. AngloGold Ashanti’s ordinary shares are also listed on the Ghana Stock Exchange (“GSE”), as ordinary shares under the symbol “AGA” and in the form of Ghanaian Depositary Shares or GhDSs (each representing one one-hundredth of an ordinary share) under the symbol “AAD”, and on the A2X in South Africa under the symbol “ANG”.

AngloGold Ashanti is the ultimate parent of the AngloGold Ashanti Group. Its direct wholly-owned subsidiary, HoldCo, a company incorporated in the Isle of Man, primarily holds all of the AngloGold Ashanti Group’s interests in companies incorporated outside of South Africa. Parent, a Delaware corporation, is an indirect wholly-owned subsidiary of HoldCo and AngloGold Ashanti.

Merger Sub is a Nevada corporation and a direct wholly-owned subsidiary of Parent, and an indirect wholly-owned subsidiary of AngloGold Ashanti and HoldCo. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the Merger. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Merger. Upon Closing of the Merger, Merger Sub will cease to exist.

See “The Merger—Parties to the Merger” beginning on page 16, “Important Information about AngloGold Ashanti” beginning on page 82 and “Where You Can Find More Information” beginning on page 91, for additional information regarding AngloGold Ashanti.

The Merger (see page 16)

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Augusta Gold in accordance with the Merger Agreement and the NRS. At Closing, Merger Sub will cease to exist as a separate entity, and Augusta Gold will become a wholly-owned subsidiary of Parent. See “The Merger” beginning on page 16.

The Merger Consideration (see page 61)

If the Merger is consummated, at the Effective Time, each issued and outstanding Augusta Gold Share (other than Augusta Gold Shares owned by Parent, Merger Sub or any of their respective subsidiaries (which such Augusta Gold Shares will be canceled) and Augusta Gold Shares with respect to which appraisal rights are properly exercised and not withdrawn under the NRS), will automatically be converted into the right to receive C$1.70 in cash, without interest, subject to any applicable withholding taxes required by applicable legal requirements. At or prior to the Effective Time of the Merger, Parent will deposit or cause to be deposited sufficient funds to pay the aggregate Merger Consideration with the Paying Agent. See “The Merger—Certain Effects of the Merger—Augusta Gold Shares” beginning on page 42.

At the Effective Time, any Augusta Gold Share that is held by (i) Augusta Gold (including in Augusta Gold’s treasury) or any direct or indirect wholly-owned subsidiary of Augusta Gold will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, (ii) Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) a Stockholder who has validly exercised its appraisal rights pursuant to Sections 92A.300 through 92A.500 of the NRS with respect to its Augusta Gold Shares will be canceled and cease to exist and will thereafter represent only the right to receive the payment resulting from the procedure set forth in Section 92A.300 through 92A.500 of the NRS.

Treatment of Augusta Gold Options (see page 61)

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive the Option Consideration.

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time will be canceled and the holder thereof shall receive the value of such Augusta Gold Option as determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan). Any other Augusta Gold Option outstanding as of immediately prior to the Effective Time and with a per share exercise price equal to or more than the Merger Consideration will be canceled for no consideration as of the Effective Time.

See “The Merger—Treatment of Augusta Gold Options” beginning on page 61.

Treatment of Augusta Gold Warrants (see page 61)

Pursuant to and in accordance with a warrant cancellation agreement by and between Augusta Gold and Mr. Taylor (Augusta Gold’s President, Chief Executive Officer and director), dated July 15, 2025 (the “Warrant Cancellation Agreement”), each outstanding Augusta Gold 2024 Warrant or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration will be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Augusta Gold Shares subject to each such Augusta Gold 2024 Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Augusta Gold Share under such Augusta Gold 2024 Warrant. See “The Merger—Treatment of Augusta Gold Warrants” beginning on page 61.

In accordance with their terms, at the Effective Time the Augusta Gold 2023 Warrants will become exercisable for the Merger Consideration of C$1.70. There will be no adjustment to the exercise price of the Augusta Gold 2023 Warrants, which will remain C$2.30 per Augusta Gold Share. The Augusta Gold 2023 Warrants will remain outstanding following the Merger until they expire pursuant to their terms in January 2026.

Background of the Merger (see page 16)

A description of the background to the proposed Merger, including our discussions with the representatives of AngloGold Ashanti, is included in the section of this Proxy Statement titled “The Merger—Background of the Merger”.

Reasons for the Merger (see page 22)

The Merger Consideration to be paid by Parent for each Augusta Gold Share represents an opportunity for the Stockholders to realize value for their Augusta Gold Shares while eliminating exposure to risks related to future capital requirements to fund construction of the Bullfrog Gold Project and the Reward Gold Project, risks related to future dilution, risks related to future commodity pricing and the risks inherent in mine development and operation.

The Merger Consideration represents a premium of approximately 28% to the closing price of the Augusta Gold Shares on the TSX on July 15, 2025, the last trading day prior to the announcement of the Transaction and approximately 37% to the volume-weighted average share price on the TSX over the 20 trading days prior to such date. See “The Merger—Reasons for the Merger” beginning on page 22.

Conditions to the Merger (see page 61)

The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by each such party) at or prior to the Effective Time of each of certain conditions, including:

●	the receipt of the requisite Stockholder approval of the Merger Proposal, as further described in the section entitled “The Special Meeting” beginning on page 53; and

●	no Governmental Body having (i) enacted, issued or promulgated any Legal Requirement that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case, which has the effect as of immediately prior to the Effective Time of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions.

Additional conditions to the Merger are listed in the section entitled “The Merger Agreement—Conditions Precedent to the Merger” beginning on page 64.

Closing and Effective Time of the Merger (see page 60)

Augusta Gold and Parent are working to complete the Merger promptly, and expect it to be completed by the end of the fourth quarter of 2025. The Merger is subject, however, to certain conditions, which are described in more detail in this Proxy Statement, and it is possible that factors outside the control of either Augusta Gold or Parent could result in the Merger being completed at a later time, or not at all.

The Merger Agreement contains a mutual termination right for both Augusta Gold and Parent if the Merger is not completed by February 27, 2026 (the “Outside Date”), unless otherwise extended pursuant to the terms of the Merger Agreement.

The Special Meeting (see page 53)

Date, Time and Place

The Special Meeting will be held on October 20, 2025 at 10 a.m. (Pacific Time) at Suite 555-999 Canada Place, Vancouver, B.C., Canada. See “The Special Meeting” beginning on page 53.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon the following matters:

1.	a proposal to approve and adopt the Transactions set forth in the Merger Agreement, pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold (the “Merger Proposal”);

2.	a proposal to approve, solely on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”); and

3.	subject to the provisions of the Merger Agreement, a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”).

We may also transact such further or other business as may properly come before the Special Meeting and any adjournment(s) or postponement(s) thereof, subject to applicable law.

Record Date and Voting Information

Only Stockholders who hold Augusta Gold Shares at the close of business on the record date of September 12, 2025 (the “Record Date”) will be entitled to vote at the Special Meeting. Each Augusta Gold Share outstanding on the Record Date will be entitled to one vote on each matter submitted for approval at the Special Meeting. As of the Record Date, there were 85,929,753 outstanding Augusta Gold Shares.

Solicitation of Proxies

This Proxy Statement is being furnished as part of the solicitation of proxies by the Augusta Gold Board and Augusta Gold’s management for use at the Special Meeting.

Quorum

A quorum of Stockholders is necessary to hold a valid meeting. Pursuant to the bylaws of Augusta Gold, a quorum will be present if 33 1/3% of the outstanding Augusta Gold Shares entitled to vote are present at the Special Meeting. A Stockholder’s Augusta Gold Shares are counted as present at the Special Meeting if such Stockholder is present and votes in person at the Special Meeting or they have properly submitted a proxy. A Stockholder’s Augusta Gold Shares will be counted towards the quorum only if the Stockholder has submitted a valid proxy. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Special Meeting may adjourn the Special Meeting to another date. As of the Record Date, 28,643,251 Augusta Gold Shares will be required to obtain a quorum.

Required Vote; Effect of Abstentions and Broker Non-Votes

Approval of the Merger Proposal requires (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding the Related Parties required to be excluded in accordance with section 8.1(2) of MI 61-101. Augusta Gold cannot complete the Merger unless its Stockholders approve the Merger Proposal.

Abstentions by registered Stockholders who are present at the Special Meeting for the purposes of quorum will have the same effect as a vote AGAINST the Merger Proposal and no effect on any other proposal before the Stockholders at the Special Meeting. Augusta Gold Shares not in attendance at the Special Meeting in person or by proxy will have the same effect as a vote AGAINST the Merger Proposal and no effect on the outcome of any other proposal before the Stockholders at the Special Meeting.

If you hold your Augusta Gold Shares in “street name” through a broker, bank, investment dealer or other intermediary or nominee (a “Nominee”) and do not instruct your Nominee on how you wish your Augusta Gold Shares to be voted using the voting instruction form provided by your Nominee, your Nominee may not vote uninstructed shares on the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. When a Nominee is permitted to vote a Stockholder’s Augusta Gold Shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes”. Broker non-votes will count as a vote AGAINST the Merger Proposal and will not be counted as votes FOR or AGAINST the other proposals at the Special Meeting.

Voting by Stockholders

Any Stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, electronic mail or through the Internet as further described in this Proxy Statement, or may vote in person by appearing at the Special Meeting.

In order to vote by proxy, registered Stockholders must fill out the proxy card to ensure your vote in respect of each security is properly counted.

If you are a Non-Registered Holder and hold your Augusta Gold Shares through a Nominee you should instruct your Nominee on how you wish your Augusta Gold Shares to be voted using the instructions found on the proxy card or voting instruction form provided by your Nominee. The Nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your Nominee on how you wish your Augusta Gold Shares to be voted. If you are a Non-Registered Holder and wish to vote the Augusta Gold Shares beneficially owned by you in person by ballot at the Special Meeting, you must carefully follow the instructions provided by your Nominee.

Voting by Augusta Gold Directors and Executive Officers

At the close of business on the Record Date, the directors and executive officers of Augusta Gold that own Augusta Gold Shares and their Affiliates beneficially owned, in the aggregate, 27,083,522 Augusta Gold Shares which they are entitled to vote at the Special Meeting, representing approximately 31.5% of the issued and outstanding Augusta Gold Shares on that date and entitled to vote at the Special Meeting. These directors and executive officers of Augusta Gold have entered into a voting and support agreement with Parent and Merger Sub, dated July 15, 2025 (the “Voting Agreement”) and have agreed to vote their Augusta Gold Shares FOR of each of the proposals at the Special Meeting. See “Agreements Involving Augusta Gold Shares—Voting Agreement” beginning on page 75.

Appraisal and Dissenters’ Rights

Under the Nevada Dissenters’ Rights Statutes (NRS 92A.300 through NRS 92A.500, inclusive, as amended in 2025 by Assembly Bill No. 239), which are reproduced in their entirety as Annex “E” to this Proxy Statement, any Stockholder who does not vote in favor of the Merger and who timely delivers to August Gold, before the Stockholder vote on the Merger Proposal at the Special Meeting, a written notice of its intent to assert dissenters’ rights, will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration with respect to the Augusta Gold Shares, obtain payment of the fair value (as defined in NRS 92A.320) of the Augusta Gold Shares, but only if the Stockholder complies with all other applicable requirements under the Nevada Dissenters’ Rights Statutes. The Merger must also be approved by the Stockholders at the Special Meeting in order for a dissenting Stockholder to obtain payment of fair value under the Nevada Dissenters’ Rights Statutes. If the Merger is approved and the Merger is consummated, the Surviving Corporation will comply with the applicable provisions of the Nevada Dissenters’ Rights Statutes, including by providing the dissenters’ notice described in NRS 92A.430. For additional information, see “The Special Meeting—Appraisal and Dissenter Rights”.

Recommendation of the Augusta Gold Board (see page 24)

The Audit Committee, consisting solely of independent directors of Augusta Gold, carefully reviewed and evaluated the negotiations of the Merger Agreement and the Transactions contemplated by the Merger Agreement, including the Merger, as well as conducted a thorough review of any potential controlling stockholder issues related to the Merger Agreement and the Merger, pursuant to NRS 78.240. The Audit Committee evaluated the Merger and other alternatives available to Augusta Gold, in consultation with Augusta Gold’s management and Augusta Gold’s legal and financial advisors. After considering various factors, the Audit Committee unanimously (i) determined that entry into the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, are advisable and fair to, and in the interests of, Augusta Gold and the Stockholders, excluding the Related Parties, and (ii) recommended that the Augusta Gold Board approve and adopt the Merger Agreement and the Transactions contemplated thereby, including the Merger.

Having received the unanimous recommendation of the Audit Committee, the Augusta Gold Board evaluated the Merger in consultation with Augusta Gold’s management and legal and financial advisors. After considering various factors, the Augusta Gold Board unanimously (i) determined that entry into the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, are advisable and fair to, and in the interests of, Augusta Gold and the Stockholders, excluding the Related Parties, (ii) adopted the Merger Agreement and authorized and approved the execution, delivery and performance by Augusta Gold of the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, and (iii) recommended that the Stockholders vote in favor of the Merger Proposal.

For a discussion of the factors considered by the Audit Committee and the Augusta Gold Board in reaching its conclusions, see “The Merger—Reasons for the Merger—Considerations of the Audit Committee” beginning on page 22 and “The Merger—Reasons for the Merger—Considerations of the Augusta Gold Board” beginning on page 23.

Accordingly, the Augusta Gold Board (having received the unanimous recommendation of the Audit Committee) recommends a vote FOR the adoption and approval of the Merger Proposal. FOR the Advisory Compensation Proposal and FOR the Adjournment Proposal.

Interests of Augusta Gold Directors and Executive Officers (see page 39)

In considering the recommendations of the Audit Committee and the Augusta Gold Board, Stockholders should be aware that some of the directors and executive officers of Augusta Gold have interests in the Merger that are different from, or in addition to, the interests of Stockholders generally and that may present actual or potential conflicts of interest. These interests include, among others:

●	with respect to the Related Parties, the agreement by Parent to provide, or cause to be provided, at or prior to Closing, all funds required substantially concurrently with the Closing to effect the repayment under the Secured Loan Documents and the Unsecured Loan Documents. The aggregate principal amount and unpaid accrued interest under the Secured Loan Documents and the Unsecured Loan Documents amounted to a total of approximately US$34,980,678 million on June 30, 2025;

●	for directors and executive officers, accelerated vesting of Augusta Gold Options, and the cancelation of all Augusta Gold Options in exchange for the receipt of a cash payment, subject to withholding taxes where applicable;

●	with respect to our Chief Executive Officer, in accordance with the Warrant Cancellation Agreement, receipt of payment in consideration for the cancellation of the Augusta Gold 2024 Warrants at the Effective Time;

●	with respect to certain executive officers and other key employees, the opportunity to receive severance payments in connection with a qualifying termination or resignation, as the case may be, following a “change in control” transaction (which the Merger will constitute) pursuant to employment agreements;

●	with respect to our Executive Chairman, a success fee for completion of the Merger; and

●	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the Merger.

The Audit Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making its recommendation to the Augusta Gold Board, which was also aware of these interests and considered them, among other matters, when approving the Merger Agreement and the Merger and when making its recommendation to the Stockholders that the Merger Proposal be approved. For more information, see the section entitled “The Merger— Interests of Augusta Gold Directors and Executive Officers in the Merger” beginning on page 39 for more details on the accelerated vesting and cashout of the Augusta Gold Options, the severance and success payments and the amounts payable to executive officers in connection with the Merger.

None of the Augusta Gold executive officers (Mr. Richard Warke, Mr. Donald Taylor, Ms. Purni Parikh, Mr. Tom Ladner, Mr. Ty Minnick, and Mr. Johnny Pappas) are expected to continue in their current roles with Augusta Gold following the completion of the Merger.

In addition, Augusta Gold has agreed to use its commercially reasonable efforts to secure the resignations and customary mutual releases (in a form satisfactory to Parent, acting reasonably) of the directors of Augusta Gold and its Subsidiaries, at Parent’s request, and cause them to be replaced by persons nominated by Parent effective as of the Effective Time.

Opinion of the Financial Advisor to Augusta Gold (see page 24)

In connection with the Merger, Augusta Gold’s financial advisor, National Bank Financial (“NBF”), delivered a written opinion, dated July 15, 2025, to the Augusta Gold Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by Stockholders under the Merger, other than the Related Parties. The full text of NBF’s written opinion, dated July 15, 2025, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex “D” and is incorporated by reference into this Proxy Statement. The description of NBF’s opinion set forth below is qualified in its entirety by reference to the full text of NBF’s opinion.

NBF’s opinion was provided to the Augusta Gold Board (in its capacity as such) and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by Stockholders, excluding the Related Parties, under the Merger. NBF’s opinion did not address the relative merits of the Merger as compared to any strategic alternatives or other transaction or business strategies that may be available to Augusta Gold, nor did NBF express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. NBF did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of Augusta Gold, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. Furthermore, NBF’s opinion does not constitute a recommendation as to how any Stockholder or any other party should vote or act on any matter relating to the Merger and was not a recommendation to the Augusta Gold Board to enter into the Merger Agreement or to proceed with the Merger or any other action the Augusta Gold Board, any Stockholder or any other party should take in connection with the Merger or otherwise.

Certain Material U.S. Federal Income Tax Considerations of the Merger (see page 44)

In general, the exchange of Augusta Gold Shares for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined in the section titled “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”) will generally realize gain or loss on the exchange of Augusta Gold Shares for cash in amount equal to the difference, if any, between (i) the U.S. dollar amount of the Canadian dollars received and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Gold Shares exchanged therefor. Such gain or loss should be capital gain or loss and treated as long-term capital gain or loss if the U.S. Holder held the Augusta Gold Shares for more than one year. Each U.S. Holder should consult its own tax advisor for a complete analysis of the effect of the Merger on its U.S. federal, state, local and/or foreign taxes. See “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 44.

In general, Non-U.S. Holders (as defined in the section titled “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”) of Augusta Gold Shares will not be subject to U.S. federal income tax on gain recognized from a sale or other disposition of such Augusta Gold Shares pursuant to the Merger, unless such Non-U.S. Holder has certain connections to the United States. Each Non-U.S. Holder should consult its own tax advisor for a complete analysis of the effect of the Merger on its U.S. federal, state, local and/or foreign taxes. See “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 44.

Material Canadian Federal Income Tax Considerations of the Merger (see page 48)

A Canadian resident Stockholder whose Augusta Gold Shares are exchanged for the Merger Consideration pursuant to the Merger will be considered to have disposed of the Augusta Gold Shares for proceeds of disposition equal to the Merger Consideration so received by a Canadian resident Stockholder. As a result, a Canadian resident Stockholder who holds the Augusta Gold Shares as capital property will generally realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Canadian resident Stockholder’s Augusta Gold Shares immediately before the Merger. See “The Merger—Material Canadian Federal Income Tax Considerations of the Merger” beginning on page 48.

Covenants Regarding Non-Solicitation (see page 70)

The Merger Agreement generally restricts the Augusta Gold’s ability to directly or indirectly solicit Acquisition Proposals from third parties (including furnishing non-public information), participate in discussions or negotiations with third parties regarding any Acquisition Proposal, approve, adopt, endorse or recommend or enter into any agreement providing for or reasonably expected to lead to an Acquisition Proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the Merger Agreement, Augusta Gold is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited written bona fide Acquisition Proposal upon Augusta Gold Board’s (or a committee thereof) determination in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements.

The Augusta Gold Board (or a committee thereof) generally is not permitted under the Merger Agreement to change the Augusta Gold Board Recommendation. However, prior to obtaining the approval by the Stockholders of the Merger Proposal, under certain circumstances and in compliance with certain obligations contained in the Merger Agreement, Augusta Gold Board (or a committee thereof) may (i) make a Company Adverse Change Recommendation or (ii) with respect to an Acquisition Proposal that did not result from a material breach of the non-solicitation restrictions described in “The Merger Agreement—Covenants—Covenants Regarding Non-Solicitation”, cause Augusta Gold to enter into a Company Acquisition Agreement with respect to such Acquisition Proposal and terminate the Merger Agreement in accordance with the terms thereof, in either case, if and only if, Augusta Gold Board (or a committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (A) in case of clause (i) above where the Company Adverse Change Recommendation is not made in response to an Acquisition Proposal, such Company Adverse Change Recommendation is made in response to a Change in Circumstances, and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements; and (B) in the case of (x) clause (i) above where such Adverse Change Recommendation is made in response to an Acquisition Proposal or (y) clause (ii) above, such Acquisition Proposal constitutes a Superior Proposal, in each case, subject to certain notice and matching rights in favor of Parent.

Effects on the Company if the Merger is not Consummated (see page 43)

In the event that the Stockholder approval of the Merger Proposal is not obtained or if the Merger is not consummated for any other reason, the Stockholders will not receive any payment for their Augusta Gold Shares in connection with the Merger. Instead, Augusta Gold will remain an independent public company, the Augusta Gold Shares will continue to be listed and traded on the TSX and quoted on the OTCQB, Augusta Gold Shares will continue to be registered under the Exchange Act, Augusta Gold will continue to file periodic reports with the SEC and the Canadian Securities Regulators and Stockholders will continue to own their Augusta Gold Shares and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Augusta Gold Shares, including among other things, general industry, economic and market conditions.

Under certain circumstances, if the Merger is not consummated, Augusta Gold may be obligated to pay Parent a US$3.6 million termination fee, as described in “The Merger Agreement—Termination Fee” beginning on page 72.

Financing (see page 43)

There is no financing condition to the consummation of the Merger. Parent has represented that it has access to sufficient financial resources, and at Closing, will have sufficient cash to enable Merger Sub and the Surviving Corporation to (i) make the payment of the aggregate Merger Consideration, (ii) pay all amounts payable in respect of Augusta Gold Options and Augusta Gold Warrants, including any withholding amounts, (iii) pay all amounts necessary to repay any outstanding indebtedness of the Acquired Companies required to be repaid by the Merger Agreement in connection with the Closing pursuant the Pay-Off Letters and (iv) pay all fees, costs and expenses to be paid at Closing by any Acquired Company, Parent or Merger Sub in connection with consummation of the Merger.

Termination of the Merger Agreement (see page 72)

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Augusta Gold and Parent.

In addition, the Merger Agreement contains mutual termination rights for both Augusta Gold and Parent, including a right to terminate the Merger Agreement at any time prior to the Effective Time if: (i) the Stockholder approval of the Merger Proposal was not obtained at the Special Meeting, (ii) any restraint having the effect of permanently preventing or prohibiting the consummation of the Merger having become final and non-appealable; provided that this right to terminate the Merger Agreement will not be available to a party if such party’s material breach of the Merger Agreement is the principal cause of or resulted in such final and non-appealable restraint or such party fails to use its commercially reasonable efforts to prevent the entry of and to remove such restraint, or (iii) the Effective Time of the Merger has not occurred on or prior to the Outside Date; provided that this right to terminate the Merger Agreement will not be available to any party if the failure to consummate the Merger by the Outside Date was principally caused by the failure to perform or comply with any of such party’s obligations under the Merger Agreement.

The Merger Agreement also contains termination rights for Augusta Gold, including a right to terminate the Merger Agreement at any time prior to the Effective Time if (i) either Parent or Merger Sub have breached any if its representations and warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure would give rise to certain conditions precedent or in favor of Augusta Gold not to be satisfied, subject to certain qualifications and exceptions, or (ii) if prior to obtaining the approval of the Stockholders of the Merger Proposal, Augusta Gold accepts a Superior Proposal, subject to certain qualifications and exceptions, and pays the Termination Fee.

The Merger Agreement also contains termination rights for Parent, including a right to terminate the Merger Agreement at any time prior to the Effective Time if (i) Augusta Gold has breached any is representations and warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure would give rise to the certain conditions precedent in favor of Parent not to be satisfied, subject to certain qualifications and exceptions, (ii) if the Augusta Gold Board (or a committee thereof) makes a Company Adverse Recommendation Change, or (iii) if more than five percent (5%) of Augusta Gold Shares as of the date of the Merger Agreement, in the aggregate, are (a) Dissenting Shares or (b) shares held by Stockholders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such shares.

Termination Fee (see page 72)

Augusta Gold will be required to pay a termination fee of US$3.6 million to Parent if:

●	the Merger Agreement is validly terminated by Parent due to a Company Adverse Change Recommendation;

●	the Merger Agreement is validly terminated by Augusta Gold in connection with it pursuing a Superior Proposal; or

●	(A) the Merger Agreement is validly terminated by either Augusta Gold or Parent due to (i) Augusta Gold’s failure to obtain the Stockholder approval of the Merger Proposal at the Special Meeting, (ii) the Effective Time not having occurred on or prior to the Outside Date, or (iii) Augusta Gold breaching its representations and warranties or covenants under the Merger Agreement, and (B) after the date of the Merger Agreement and prior to the date of termination of the Merger Agreement (except in the case of termination pursuant to failure to obtain the Stockholder approval of the Merger Proposal, in which case prior to the Special Meeting) an Acquisition Proposal is publicly disclosed (whether by Augusta Gold or a third-party) or otherwise publicly made known to the Augusta Gold Board or the Stockholders, and in each case, is not publicly withdrawn at least five (5) business days prior to (x) the date of the Special Meeting (in the case of any such termination of the Merger Agreement pursuant to a failure to obtain the Stockholder approval of the Merger Proposal or (y) the date of any such termination of the Merger Agreement, and (C) within twelve (12) months of any such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into. For purposes of this bullet, all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Proposal” will each be deemed to be references to “fifty percent (50%)”.

Regulatory Approvals (see page 83)

Other than in connection with the delisting and deregistration of the Augusta Gold Shares following completion of the Merger, we are not aware of any regulatory approvals of any municipal, state and federal governmental agencies or authorities required for the consummation of the Merger. In the event that one or more regulatory approvals are required to complete the Merger, the approvals may not be obtained on a timely basis or at all. There is no assurance that any required regulatory approvals will be obtained or that any required approvals will not contain terms, conditions or restrictions.

Delisting and Deregistration of the Augusta Gold Shares (see page 83)

Following the Effective Time, the Augusta Gold Shares (i) will be delisted from the TSX, (ii) will cease to be quoted on the OTCQB, and (iii) will be deregistered under the Exchange Act. Further, Augusta Gold will suspend its reporting obligations under Section 15(d) of the Exchange Act and, assuming receipt of an order granted under Canadian Securities Laws that it has ceased to be a reporting issuer, will cease to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories of Canada in which it is a reporting issuer, and will no longer be subject to the disclosure requirements of a reporting issuer under Canadian Securities Laws.

Voting Agreement (see page 75)

Concurrently with the execution of the Merger Agreement, all of the directors and executive officers of Augusta Gold who own Augusta Gold Shares, as well as Augusta Investments Inc. (collectively, the “Supporting Stockholders”), have entered into a Voting Agreement with Parent and Merger Sub, pursuant to which the Supporting Stockholders have agreed, among other things and subject to the terms and conditions set forth therein, to vote (or cause to be voted) all of their respective Augusta Gold Shares (i) in favor of the Merger Proposal and all matters relating to the Merger, (ii) against any Acquisition Proposal, and (iii) against any other action that is intended or could reasonably be expected to materially impede, interfere or delay the consummation of the Merger. The Supporting Stockholders collectively hold 31.5% of the issued and outstanding Augusta Gold Shares. The Supporting Stockholders hold 31.5% of the issued and outstanding Augusta Gold Shares (excluding the issued and outstanding Augusta Gold Shares held by the Related Parties). See “Agreements Involving Augusta Gold Shares—Voting Agreement” beginning on page 75.

Market Price of Augusta Gold Shares

The closing trading price of the Augusta Gold Shares on the TSX and the OTCQB on July 15, 2025, the trading day before the announcement of the Merger Agreement, was C$1.33 and US$0.97, respectively. On September 15, 2025, which is the latest practicable trading day before this Proxy Statement was printed, the closing price for the Augusta Gold Shares on the TSX and the OTCQB was C$1.68 and US$1.21, respectively.

Risk Factors (see page 77)

You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 77. You also should read and carefully consider the risk factors contained in the documents that are incorporated by reference into this Proxy Statement.

Additional Information (see page 81)

You can find more information about Augusta Gold in the periodic reports and other information we file with the SEC and on SEDAR+. The information is available at the website maintained by the SEC at www.sec.gov and www.sedarplus.ca. See “Where You Can Find More Information” beginning on page 91.

INTRODUCTION

No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Proxy Statement is dated September 17, 2025. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to Stockholders shall not create any implication to the contrary.

Currency and Exchange Rates

Unless otherwise indicated, all references to “$”, “US$” or “U.S. dollars” are to United States dollars and references to “C$” or “Canadian dollars” are to Canadian dollars. As at September 15, 2025, average reported exchange rate of one United States dollar into Canadian dollars as quoted by the Bank of Canada was US$1.00 = C$1.3804.

Cautionary Statements Regarding Forward-Looking Information

Certain statements and information contained herein are not based on historical facts and constitute “forward-looking information” within the meaning of Canadian Securities Laws and “forward-looking statements” within the meaning of United States securities laws (collectively, “forward-looking information”). Such forward-looking information includes estimates, forecasts and statements with respect to, among other things: the Merger; anticipated timing for holding the Special Meeting; the intentions, plans and future actions of Parent or its permitted assignee and Augusta Gold; potential benefits, risks and effects of the Merger; our ability to consummate the Merger on the terms of the Merger Agreement; the likelihood of the Merger being completed; the timing for the completion of the Merger; timing and possible outcome of Stockholder and regulatory matters; receipt of necessary approvals including court and Stockholder, and regulatory approvals; delisting from the TSX, cessation of quotation on the OTCQB, and de-registration and suspension of reporting obligations under the Exchange Act; ceasing to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories of Canada in which Augusta Gold is a reporting issuer and ceasing to be subject to the disclosure requirements of a reporting issuer under Canadian Securities Laws; financial projections and forecasts; funds required to complete the Merger; statements relating to the business and future activities of Augusta Gold and Parent following Closing of the Merger including the assets, corporate and capital structure, capitalization, operations, business properties and personnel of Augusta Gold; our future strategy, structure, and business prospects. Forward-looking information is provided to help readers understand Augusta Gold’s views of its short and long term prospects, and can typically be identified by words and phrases about the future such as “outlook”, “may”, “estimates”, “intends”, “believes”, “plans”, “anticipates” and “expects”. Forward-looking information is not a promise or guarantee of future performance; it represents Augusta Gold’s current views and actual results may differ materially from those in forward-looking information. Readers are cautioned that forward-looking information may not be appropriate for other purposes. Augusta Gold assumes no obligation to update or revise forward-looking information contained herein, unless required to do so by securities laws.

The forward-looking information contained herein is based on a number of assumptions which could prove to be significantly incorrect. Such assumptions include: assumptions regarding the ability of Augusta Gold to receive, in a timely manner and on satisfactory terms, the necessary court, Stockholder and regulatory approvals; and the ability of the parties to satisfy in a timely manner the conditions to the Closing of the Merger.

Although the Company’s management believes that the assumptions made and the expectations represented by such statements are reasonable, there can be no assurance that forward-looking information herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking information contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include: non-completion of the Merger, including due to Augusta Gold failing to receive, in a timely manner and on satisfactory terms, the necessary court and Stockholder approvals or the inability of the parties to satisfy in a timely manner the other conditions to the Closing of the Merger; financial projections and forecasts; general business, economic, competitive, political, regulatory and social uncertainties; risks related to factors beyond the control of Parent or Augusta Gold; regulatory requirements; risks related to certain directors and executive officers of Augusta Gold having interests in the Merger that are different from other Stockholders; risks relating to the fact that the Merger Agreement contains provisions that could discourage a competing acquirer of Augusta Gold; the risk factors otherwise described in this Proxy Statement; and the risks set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Quarterly Report on Form 10-Q for the period ended June 30, 2025. Readers are cautioned not to place undue reliance on forward-looking information due to the inherent uncertainty thereof.

Notice to Stockholders

This Proxy Statement is subject to the requirements of Section 14(a) of the Exchange Act, as well as applicable Canadian Securities Laws. Accordingly, this Proxy Statement has been prepared in accordance with disclosure requirements in effect in the United States and in Canada.

Financial statements and other financial information referred to in this Proxy Statement have been prepared in accordance with U.S. GAAP. Stockholders who are resident in Canada should be aware that U.S. GAAP is different from International Financial Reporting Standards generally applicable to Canadian-incorporated companies.

QUESTIONS AND ANSWERS ABOUT THE
SPECIAL MEETING AND THE MERGER

The following questions and answers address some questions you may have regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Stockholder of Augusta Gold. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Q:	Why am I receiving this Proxy Statement?

A:	On July 15, 2025, Augusta Gold entered into the Merger Agreement with Parent, Merger Sub and, for the limited purposes specified in the Merger Agreement, HoldCo. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Augusta Gold with Augusta Gold surviving the merger as a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of AngloGold Ashanti.

You are receiving this Proxy Statement in connection with the solicitation of proxies by the Augusta Gold Board in favor of the Merger Proposal and the other matters to be voted on at the Special Meeting.

Q:	What will I receive in the Merger?

A:	If the Merger is consummated, you will be entitled to receive the Merger Consideration which consists of C$1.70 in cash, without interest, for each Augusta Gold Share that you own, unless you have properly exercised your appraisal rights pursuant to Sections 92A.300 through 92A.500 of the NRS and have not withdrawn or lost your appraisal rights under the NRS. You will not be entitled to receive shares in the Surviving Corporation.

Q:	What matters will be voted on at the Special Meeting?

A:	You will be asked to vote on the following proposals:

1.	the Merger Proposal;

2.	the Advisory Compensation Proposal; and

3.	the Adjournment Proposal.

We may also transact such further or other business as may properly come before the Special Meeting and any adjournment(s) or postponement(s) thereof, subject to applicable law.

Q:	How does the Augusta Gold Board recommend that I vote?

A:	The Augusta Gold Board recommends unanimously that Stockholders vote:

●	FOR the Merger Proposal;

●	FOR the Advisory Compensation Proposal; and

●	FOR the Adjournment Proposal.

You should read “The Merger—Reasons for the Merger” beginning on page 22 and “The Merger—Reasons for the Merger—Recommendation of the Augusta Gold Board” beginning on page 24 for a discussion of the factors that the Augusta Gold Board considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “The Merger—Interests of Augusta Gold Directors and Executive Officers in the Merger” beginning on page 39.

Q:	What effects will the Merger have on Augusta Gold?

A:	If the Merger is consummated, at the Effective Time, Merger Sub will be merged with and into Augusta Gold, with Augusta Gold surviving the merger as the Surviving Corporation and as a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of AngloGold Ashanti. You will not be entitled to receive shares in the Surviving Corporation.

Following the Effective Time, the Augusta Gold Shares (i) will be delisted from the TSX, (ii) will cease to be quoted on the OTCQB, and (iii) will be deregistered under the Exchange Act. Further, Augusta Gold will suspend its reporting obligations under Section 15(d) of the Exchange Act and, assuming receipt of an order granted under Canadian Securities Laws that it has ceased to be a reporting issuer, will cease to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories of Canada in which it is a reporting issuer, and will no longer be subject to the disclosure requirements of a reporting issuer under Canadian Securities Laws.

Q:	What will happen if the Merger is not consummated?

A:	If the Merger is not consummated for any reason, the Stockholders will not receive any payment for their Augusta Gold Shares in connection with the Merger. Instead, Augusta Gold will remain an independent public company and will remain registered under Section 12(g) of the Exchange Act and will remain a reporting issuer under Canadian Securities Laws in each of the provinces and territories of Canada in which it is a reporting issuer. The Augusta Gold Shares will continue to be quoted for trading on the OTCQB under the symbol “AUGG” and continue to be traded on the TSX under the symbol “G”, subject to the continued listing requirements thereof.

Under certain circumstances, if the Merger is not consummated, Augusta Gold may be obligated to pay Parent a US$3.6 million termination fee, as described in “The Merger Agreement—Termination Fee” beginning on page 72.

Q:	What effect will the Merger have on outstanding Augusta Gold Options?

A:	At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Option Consideration.

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time will be canceled and the holder thereof shall receive the value of such Augusta Gold Option as determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan). Any other Augusta Gold Option outstanding as of immediately prior to the Effective Time and with a per share exercise price equal to or more than the Merger Consideration will be canceled for no consideration as of the Effective Time.

The Augusta Gold Equity Plans (and any previous amendments and restatements of such plans) and all Augusta Gold Options, and any related agreements, will be terminated and neither the AngloGold Ashanti Group nor Augusta Gold, nor any other person, shall have any liabilities or obligations with respect thereto, except for the payment of the Option Consideration or the amount determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan), as applicable.

Q:	What effect will the Merger have on outstanding Augusta Gold Warrants?

A:	Each outstanding Augusta Gold 2024 Warrant or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration will be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Augusta Gold Shares subject to each such Augusta Gold 2024 Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Augusta Gold Share under such Augusta Gold 2024 Warrant.

The Augusta Gold 2023 Warrants will become exercisable for the Merger Consideration. There will be no adjustment to the exercise price of the Augusta Gold 2023 Warrants, which will remain C$2.30 per Augusta Gold Share. Unless exercised, the Augusta Gold 2023 Warrants will remain outstanding following the Merger until they expire pursuant to their terms in January 2026.

Q:	Why is Augusta Gold proposing the Merger?

A:	Augusta Gold believes that the Merger and the Merger Consideration represents an opportunity for the Stockholders to realize value for their Augusta Gold Shares while eliminating exposure to risks related to future capital requirements to fund construction of the Bullfrog Gold Project and the Reward Gold Project, risks related to future dilution, risks related to future commodity pricing and the risks inherent in mine development and operation. See “The Merger—Reasons for the Merger” beginning on page 22.

Q:	What are the tax consequences to Stockholders of the Merger?

A:	In general, the exchange of Augusta Gold Shares for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes for U.S. Holders. U.S. Holders will realize gain or loss on the exchange of Augusta Gold Shares for cash in amount equal to the difference, if any, between (i) the U.S. dollar amount of the Canadian dollars received and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Gold Shares exchanged therefor. Such gain or loss should be capital gain or loss and treated as long-term capital gain or loss if the U.S. Holder held the Augusta Gold Shares for more than one year. Each U.S. Holder should consult its own tax advisor for a complete analysis of the effect of the Merger on its U.S. federal, state, local and/or foreign taxes. See “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 44.

In general, Non-U.S. Holders (as defined in the section titled “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”) of Augusta Gold Shares will not be subject to U.S. federal income tax on gain recognized from a sale or other disposition of such Augusta Gold Shares pursuant to the Merger, unless such Non-U.S. Holder has certain connections to the United States or pursuant to the rules applicable to certain investments in USRPHCs (as defined in the section titled “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger”). Each Non-U.S. Holder should consult its own tax advisor for a complete analysis of the effect of the Merger on its U.S. federal, state, local and/or foreign taxes. See “The Merger—Certain Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 44.

A Canadian resident Stockholder whose Augusta Gold Shares are exchanged for the Merger Consideration pursuant to the Merger will be considered to have disposed of the Augusta Gold Shares for proceeds of disposition equal to the Merger Consideration so received by a Canadian resident Stockholder. As a result, a Canadian resident Stockholder who holds the Augusta Gold Shares as capital property will generally realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Canadian resident Stockholder’s Augusta Gold Shares immediately before the Merger. See “The Merger—Material Canadian Federal Income Tax Considerations of the Merger” beginning on page 48.

Q:	Do persons involved in the Merger have interests that may conflict with mine as a Stockholder?

A:	In considering the recommendations of the Audit Committee and the Augusta Gold Board, Stockholders should be aware that some of the directors and executive officers of Augusta Gold have interests in the Merger that are different from, or in addition to, the interests of Stockholders generally and that may present actual or potential conflicts of interest. These interests include, among others:

●	with respect to the Related Parties, the agreement by Parent to provide, or cause to be provided, at or prior to Closing, all funds required substantially concurrently with the Closing to effect the repayment under the Secured Loan Documents and the Unsecured Loan Documents. The aggregate principal amount and unpaid accrued interest under the Secured Loan Documents and Unsecured Loan Documents amounted to a total of approximately US$34,980,678 million on June 30, 2025;

●	for directors and executive officers, accelerated vesting of Augusta Gold Options, and the cancelation of all Augusta Gold Options in exchange for the receipt of a cash payment, subject to withholding taxes where applicable;

●	with respect to our Chief Executive Officer, in accordance with the Warrant Cancellation Agreement, receipt of payment in consideration for the cancellation of the Augusta Gold 2024 Warrants at the Effective Time;

●	with respect to certain executive officers and other key employees, the opportunity to receive severance payments in connection with a qualifying termination or resignation, as the case may be, following a “change in control” transaction (which the Merger will constitute) pursuant to employment and consulting agreements;

●	with respect to our Executive Chairman, a success fee for completion of the Merger; and

●	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the Merger.

The Audit Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making its recommendation to the Augusta Gold Board, which was also aware of these interests and considered them, among other matters, when approving the Merger Agreement and the Merger and when making its recommendation to the Stockholders that the Merger Proposal be approved. For more information, see the section entitled “The Merger—Interests of Augusta Gold Directors and Executive Officers in the Merger” beginning on page 39 for more details on the accelerated vesting and cashout of the Augusta Gold Options, the severance and success payments and the amounts payable to executive officers in connection with the Merger.

Q:	May I seek statutory dissenters’ rights with respect to my Augusta Gold Shares?

A:	Under the Nevada Dissenters’ Rights Statutes (NRS 92A.300 through NRS 92A.500, inclusive), which are reproduced in their entirety as Annex “E” to this Proxy Statement, any Stockholder who does not vote in favor of the Merger and who timely delivers to Augusta Gold, before the Stockholder vote on the Merger Proposal at the Special Meeting, a written notice of its intent to assert dissenters’ rights, will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration with respect to the Augusta Gold Shares, obtain payment of the fair value (as defined in NRS 92A.320) of the Augusta Gold Shares, but only if such Stockholder complies with all other applicable requirements under the Nevada Dissenters’ Rights Statutes. The Merger must also be approved by the Stockholders at the Special Meeting in order for a dissenting Stockholder to obtain payment of fair value under the Nevada Dissenters’ Rights Statutes. If the Merger is approved and the Merger is consummated, the Surviving Corporation will comply with the applicable provisions of the Nevada Dissenters’ Rights Statutes, including by providing the dissenters’ notice described in NRS 92A.430. For additional information, see “The Special Meeting—Appraisal and Dissenters’ Rights”.

Q:	What do I need to do now?

A:	We urge you to read this Proxy Statement carefully, including its annexes and the documents referred to as incorporated by reference herein, together with periodic reports filed with the SEC and the Canadian Securities Regulators, and to consider how the Merger affects you.

Registered Stockholders

Registered Stockholders may vote by proxy in the following ways:

●	ONLINE by completing a proxy card at the following website www.eproxy.ca,

●

EMAIL by sending the proxy card by email to proxy@endeavortrust.com, to be received by 5:00 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 p.m. (Pacific Time) two business days before any adjournment or postponement of the Special Meeting,

●	FAX by submitting the complete proxy card to 604-559-8908, or

●

MAIL by mailing the proxy card or delivering the proxy card by hand in the appropriate enclosed return envelope addressed to Endeavor Trust Corporation, 702 – 777 Hornby Street, Vancouver, BC V6Z 1S4 to be received by 5:00 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 p.m. (Pacific Time) two business days before any adjournment or postponement of the Special Meeting.

Registered Stockholders may also vote in person by appearing at the Special Meeting.

Non-Registered Holders

Non-Registered Holders may vote by proxy by instructing their Nominees on how they wish to vote their Augusta Gold Shares by using the instructions found on the proxy card or voting instruction form provided by their Nominee.

Non-Registered Holders may vote in person at the Special Meeting by carefully following the instructions provided by their Nominee in order to give them the right to vote their Augusta Gold Shares at the Special Meeting.

Q:	Where and when is the Special Meeting?

A:	The Special Meeting will be held on October 20, 2025 at 10:00 a.m. (Pacific Time) at Suite 555-999 Canada Place, Vancouver, B.C., Canada. See “The Special Meeting” beginning on page 53.

Q:	Can I revoke my proxy and voting instructions?

A:

Registered Stockholders may revoke their proxy by (a) going online and completing a new proxy card at www.eproxy.ca, (b) except to the extent otherwise noted on such later proxy card, signing a new proxy card bearing a later date and depositing it at the place and within the time required for the deposit of proxy cards as described below, (c) executing an instrument in writing by the registered Stockholder or by the registered Stockholder’s attorney authorized in writing or, if the registered Stockholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivering it (i) to the Corporate Secretary of the Company at Augusta Gold Corp., Suite 555-999 Canada Place, Vancouver, BC V6C 3E1, Attn: Corporate Secretary to be received by 5 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 (Pacific Time) two business days before any adjournment or postponement of the Special Meeting, or (ii) to the Chair of the Special Meeting on the day of the Special Meeting or any adjournment or postponement thereof or (d) registering with the scrutineer at the Special Meeting as a registered Stockholder present in person, whereupon any proxy executed and deposited by such registered Stockholder will be deemed to have been revoked.

Only registered Stockholders have the right to revoke a proxy. If you are not a registered Stockholder and you wish to change your vote you must, at least two business days before the Special Meeting, arrange for the Nominee which holds your Augusta Gold Shares to revoke the proxy given by them on your behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the Merger Proposal, FOR the Advisory Compensation Proposal and FOR the Adjournment Proposal.

Q:	Should I send in my Augusta Gold Share certificates, DRS Advice or other evidence of ownership now?

A:	A letter of transmittal will be mailed to each person who is a registered Stockholder at the Effective Time. Each registered Stockholder must forward a properly completed and signed letter of transmittal, with accompanying stock certificates or DRS Advices, as applicable, and all other required documents, to the Paying Agent in order to receive the Merger Consideration to which such Stockholder is entitled under the Merger. It is recommended that registered Stockholders complete, sign and return the letter of transmittal with accompanying stock certificate(s) or DRS Advice(s), as applicable, to the Paying Agent as soon as possible upon receipt.

The exchange of Augusta Gold Shares for the Merger Consideration in respect of Non-Registered Holders is expected to be made with the Non-Registered Holder’s Nominee account through the procedures in place for such purposes between CDS or DTC and such Nominee. Non-Registered Holders should contact their Nominee if they have any questions regarding this process and to arrange for their Nominee to complete the necessary steps to ensure that they receive payment of the Merger Consideration for their shares as soon as possible following completion of the Merger.

Q:	What happens if I sell my Augusta Gold Shares before completion of the Merger?

A:	If you transfer your Augusta Gold Shares, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your Augusta Gold Shares through completion of the Merger.

The Record Date for Stockholders entitled to vote at the Special Meeting is earlier than the date on which the Merger will be consummated. So, if you transfer your Augusta Gold Shares after the Record Date but before the Special Meeting, you will have transferred your right to receive the Merger Consideration in the Merger but retained the right to vote at the Special Meeting.

Q:	What is householding and how does it affect me?

A:	The SEC has approved rules that permit companies and intermediaries, such as banks, brokers and other intermediaries or nominees, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding”. This means that only one copy of this Proxy Statement may have been sent to multiple Stockholders in your household unless Augusta Gold has received contrary instructions from one or more Stockholders. We will promptly deliver a separate copy of this Proxy Statement to you if you contact us at the following address: Augusta Gold Corp., Suite 555-999 Canada Place, Vancouver, B.C., Canada or contact Augusta Gold Corp. at 604-687-1717. If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your Nominee, or you may contact us at the above address or telephone number. You may also contact our transfer agent at Endeavor Trust Corporation at 777 Hornby St Suite 702, Vancouver, B.C., Canada, V6Z 1S4.

Q:	Who is paying for this proxy solicitation?

A:	Augusta Gold will bear the cost of printing and filing of this Proxy Statement and the enclosed proxy card. Arrangements will also be made with brokerage firms and other Nominees who are record holders of Augusta Gold Shares for the forwarding of solicitation materials to Non-Registered Holders. Augusta Gold will reimburse these Nominees for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Augusta Gold has also retained Laurel Hill to assist it in soliciting proxies using the means referred to above. Augusta Gold will pay the fees of Laurel Hill which Augusta Gold expects to be approximately C$50,000, plus reasonable out of pocket expenses and additional fees for any necessary Stockholder phone calls, for these services.

Q:	Who can help answer my questions?

A:	If you are a Stockholder and would like additional copies of this Proxy Statement without charge or if you have questions about the Merger, the Transactions or any of the other proposals, including the procedures for voting your Augusta Gold Shares, you should contact:

Laurel Hill Advisory Group

North American Toll-Free: 1-877-452-7184

Calls Outside North America: 416-304-0211

Email: assistance@laurelhill.com

THE MERGER

Parties to the Merger

Augusta Gold Corp.

For information about Augusta Gold, see “Important Information About Augusta Gold” beginning on page 79 and “Where You Can Find More Information” beginning on page 91.

AngloGold Ashanti Group

For information about AngloGold Ashanti, see “Important Information About AngloGold Ashanti” beginning on page 82.

Background of the Merger

The following chronology summarizes the material events and contacts that led to the signing of the Merger Agreement. This chronology does not purport to detail every conversation of or among the Audit Committee, members of our management or the Audit Committee’s representatives or members of our management and other parties.

The Augusta Gold Board and Augusta Gold’s management regularly review Augusta Gold’s prospects and strategy in light of its business and developments in the gold mining industry. In connection with such review, the Augusta Gold Board and Augusta Gold’s management have considered, among other things, the current and planned mining projects of Augusta Gold, including the substantial long-term risks in financing the development of, and in operating of, such projects. These reviews have included consideration, from time to time, of alternative strategic transactions to enhance Stockholder value, including potential transactions to sell Augusta Gold or all or substantially all of its assets to a third party, joint ventures and other similar transactions and alternative financing transactions.

Since the beginning of 2024, Augusta Gold has entered into 21 confidentiality agreements with potential counterparties, including 10 confidentiality agreements related to potential financings, three where Augusta Gold considered the acquisition of additional projects and eight involving potential business combinations where Augusta Gold would have been acquired or merged. Certain of those confidentiality agreements involving potential business combinations where Augusta Gold would have been acquired contained customary standstill provisions, all of which have automatically terminated upon the entry into the Merger Agreement. Discussions evolved with three strategic counterparties and as a result Augusta Gold entered into three letters of intent to negotiate a transaction to sell or merge Augusta Gold (including the exclusivity agreement entered into with AngloGold Ashanti, as described below). These strategic counterparties (other than AngloGold Ashanti) are referred to as “Party A” and “Party B”. Augusta Gold was also in advanced discussions regarding a potential merger with another strategic counterparty at approximately the same time as it was negotiating terms with AngloGold Ashanti. Ultimately, Augusta Gold did not enter into a letter of intent with this strategic counterparty, referred to as “Party C”. Details of the processes advanced with each of Party A, Party B and Party C are set out below.

Representatives of Augusta Gold and AngloGold Ashanti have been in regular dialogue since 2021 in the ordinary course of business as both companies own projects in close proximity of each other in the Beatty District of Nevada, USA. On July 15, 2021, Augusta Gold signed a confidentiality agreement with AngloGold Ashanti, and between July 28, 2021 and October 20, 2021 certain representatives of AngloGold Ashanti reviewed Augusta Gold’s Virtual Data Room (“VDR”) for the purposes of considering a potential transaction involving the Bullfrog Gold Project. The confidentiality agreement expired on July 15, 2022. Discussions did not result in any transaction between Augusta Gold and AngloGold Ashanti at that time.

On December 23, 2023, Mr. Richard Warke, Executive Chairman of the Augusta Gold Board, contacted Mr. Terry Briggs, Chief Development Officer of AngloGold Ashanti, via email to inquire whether AngloGold Ashanti would be interested in a potential transaction involving Augusta Gold. Mr. Briggs indicated that AngloGold Ashanti was focused on its own projects and, therefore, the parties did not engage in further discussions regarding a potential transaction at such time. This inquiry was followed by other informal high-level contacts initiated by representatives of Augusta Gold regarding strategic options, but such discussions did not materialize into any formal proposals at the time.

At a meeting of the Augusta Gold Board on March 19, 2024, the Augusta Gold Board received a status update on potential financings and discussions with various parties, including those with whom an active confidentiality agreement was in place at the time.

On August 12, 2024, the Augusta Gold Board was provided with a status update on discussions with various third parties relating to a potential strategic transaction, including those parties under a confidentiality agreement at the time. The Augusta Gold Board also discussed the status of operations, the status of the feasibility study of the Reward Gold Project and the estimated time it would take to get the Reward Gold Project into production.

On August 13, 2024, Augusta Gold entered into a confidentiality agreement with Party A.

On September 5, 2024, Augusta Gold initiated a strategic review process to evaluate opportunities to maximize shareholder return including, among other things, a joint venture transaction, a sale of the Reward Gold Project or all of the assets of Augusta Gold, a sale of Augusta Gold, a merger or other business combination, or another form of strategic transaction. AngloGold Ashanti was invited to participate in the process but declined to do so at such time. The strategic review process ultimately resulted in Augusta Gold entering into letters of intent with each of Party A and Party B (as described below).

During the Gold Forum Americas Conference in Colorado Springs, USA held from September 14 to 18, 2024, Mr. Donald Taylor, President and Chief Executive Officer of Augusta Gold, met with representatives of each of Party A and Party B.

Between October 7, 2024 and November 6, 2024, following ordinary course due diligence, Augusta Gold and Party A negotiated a letter of intent.

On November 6, 2024, Augusta Gold signed a letter of intent with Party A regarding a potential strategic transaction whereby Party A would acquire Augusta Gold in a share exchange transaction, for consideration having an implied value of C$1.48 per Augusta Gold Share as of November 6, 2024, based on a negotiated reasonable assumed price of Party A shares, compared to Augusta Gold’s closing share price of C$1.06 on the TSX as of November 6, 2024. The letter of intent with Party A included a binding exclusivity provision for a period of 39 days until December 15, 2024.

On November 8, 2024, the Augusta Gold Board met by video conference to discuss developments with respect to Party A and the due diligence conducted through that date, including a site visit that had occurred during that week. The Augusta Gold Board discussed the costs associated with developing the Reward Gold Project through to production relative to the terms of the letter of intent with Party A and the valuations, deal structure and terms and conditions of completing the proposed strategic transaction with Party A.

On November 19, 2024, Party A delivered a letter to Augusta Gold terminating discussions, citing a deterioration of market conditions. As part of that communication, Augusta Gold and Party A mutually agreed to terminate the letter of intent, including the binding exclusivity provision. The Augusta Gold Board was informed of this termination.

On November 22, 2024, as part of continuing Augusta Gold’s strategic review process, Augusta Gold re-engaged discussions with Party B.

On December 18, 2024, Augusta Gold entered into a confidentiality agreement with Party B.

On January 15, 2025, Augusta Gold entered into a confidentiality agreement with Party C and management of Augusta Gold and management of Party C had an initial discussion on a potential merger of equals transaction.

In late January and in February 2025, representatives of Party B and Party C conducted due diligence on Augusta Gold, including participating in management due diligence calls with representatives of Augusta Gold.

Between March 3, 2025 and March 25, 2025, following ordinary course due diligence, Augusta Gold and Party B negotiated a letter of intent.

In late February 2025, Mr. Taylor attended the BMO Mining Conference in Hollywood, Florida, USA. At that conference, Mr. Taylor had a variety of meetings with potential strategic counterparties, including a meeting with the Chief Executive Officer and Chief Operating Officer of Party B.

On March 17, 2025, the Augusta Gold Board was provided with an update of developments relating to financing alternatives as well as strategic opportunities, including the ongoing process with Party B and Party C.

On March 19, 2025, representatives of Party C completed a site visit to Augusta Gold’s Reward Gold Project and Bullfrog Gold Project.

On March 25, 2025, Augusta Gold signed a letter of intent with Party B regarding a potential strategic transaction whereby Party B would acquire Augusta Gold in a share exchange transaction, for consideration having an implied value of C$1.48 as of March 25, 2025, based on a negotiated reasonable assumed price of Party B shares, compared to Augusta Gold’s closing share price of C$1.21 on the TSX as of March 25, 2025. The letter of intent with Party B included a binding exclusivity provision for a period of 60 days until May 24, 2025 or until negotiations relating to such potential strategic transaction terminated by mutual agreement (whichever was earlier).

On April 1, 2025, Mr. Warke contacted Mr. Briggs via email to indicate interest in Augusta Gold potentially acquiring AngloGold Ashanti’s Sterling mine (which forms part of AngloGold Ashanti’s larger Sterling project) in the Beatty District of Nevada, USA.

During a telephone conversation on April 9, 2025, among Mr. Warke, Mr. Taylor, and Mr. Briggs, the representatives of Augusta Gold and AngloGold Ashanti expressed mutual interest in a potential combination involving each of Augusta Gold’s Reward Gold Project and Bullfrog Gold Project and AngloGold Ashanti’s Sterling mine and discussed various potential strategic scenarios.

On or about April 10, 2025, Party B notified Augusta Gold that it did not wish to proceed with a strategic transaction, citing concern with potential capital expenditures that may be required to develop Augusta Gold’s Bullfrog Gold Project.

On April 10, 2025, Mr. Warke proposed a high-level transaction structure via email to Mr. Briggs, whereby AngloGold Ashanti would sell its Sterling mine and North Bullfrog project to Augusta Gold, in exchange for Augusta Gold Shares, a concurrent equity raise transaction subscribed by AngloGold Ashanti as a lead investor, and a potential seat on the Augusta Gold Board.

On April 11, 2025, Mr. Briggs responded that AngloGold Ashanti was interested in further discussions, and the parties subsequently negotiated a confidentiality agreement to facilitate due diligence.

On April 16, 2025, AngloGold Ashanti signed a second confidentiality agreement with Augusta Gold (the “Confidentiality Agreement”), and on April 21, 2025, certain representatives of AngloGold Ashanti were granted access to Augusta Gold’s VDR. AngloGold Ashanti began reviewing documents in the VDR on April 24, 2025. The Confidentiality Agreement contained a standstill provision stating that, for a period of 18 months following the date of the Confidentiality Agreement, neither party could acquire the voting securities of the other party.

On April 23, 2025, Augusta Gold submitted a non-binding term sheet to AngloGold Ashanti for a proposed acquisition of AngloGold Ashanti’s Sterling mine and North Bullfrog project (the “Augusta Gold Term Sheet”). The Augusta Gold Term Sheet outlined a transaction whereby Augusta Gold would issue 55 million Augusta Gold Shares to AngloGold Ashanti, with a then-current aggregate market value of approximately C$59 million, in addition to conducting a concurrent private placement in Augusta Gold where AngloGold Ashanti would subscribe for 61 million shares of Augusta Gold at a price of C$1.10 per Augusta Gold Share, representing an aggregate subscription price of C$67 million, as consideration for AngloGold Ashanti’s Sterling mine and North Bullfrog project. Augusta Gold’s closing share price on the TSX was C$1.08 as of April 23, 2025.

On or about April 24, 2025, Augusta Gold commenced advanced discussions with Party C regarding a potential merger of equals. Augusta Gold and Party C proceeded to conduct ordinary course due diligence.

On April 30, 2025, representatives of Augusta Gold and AngloGold Ashanti had a call to discuss process.

On May 5, 2025, the Augusta Gold Board was informed of site visits to be conducted by Party C and AngloGold Ashanti to Augusta Gold’s Reward Gold Project and Bullfrog Gold Project during the week of May 12, 2025.

On May 9, 2025, certain representatives of Augusta Gold were granted access to AngloGold Ashanti’s VDR relating to AngloGold Ashanti’s Sterling mine and North Bullfrog project. Representatives of Augusta Gold and AngloGold Ashanti also had a call to discuss various due diligence and other process items. Both parties started scheduling standing calls about a potential transaction.

On May 13, 2025, representatives of Augusta Gold completed a site visit to Party C’s project. In connection with the site visit, representatives of Party C hosted a Q&A and management presentation session with representatives of Augusta Gold.

On May 14, 2025, representatives of Augusta Gold completed a site visit at AngloGold Ashanti’s North Bullfrog and Sterling projects. On that same day, representatives of AngloGold Ashanti completed a site visit to Augusta Gold’s Reward Gold Project and Bullfrog Gold Project. In connection with the site visits, representatives of both Augusta Gold and AngloGold Ashanti conducted a Q&A and management presentation with each other in Las Vegas, Nevada, USA on May 15, 2025.

On May 15, 2025, representatives of Party C completed a site visit to Augusta Gold’s Reward Gold Project and Bullfrog Gold Project.

Between May 22, 2025, and May 29, 2025, representatives of Augusta Gold and AngloGold Ashanti had further discussions on a potential transaction between the parties, including the proposed acquisition of AngloGold Ashanti’s Sterling mine and North Bullfrog project by Augusta Gold, a potential acquisition of Augusta Gold by AngloGold Ashanti or a potential swap of AngloGold Ashanti’s Sterling mine for the Bullfrog Gold Project.

On May 29, 2025, representatives of Augusta Gold had an internal call to discuss the potential transaction with AngloGold Ashanti.

On May 30, 2025, Augusta Gold sent to Party C a draft letter of intent proposing definitive terms for a merger of equals between Augusta Gold and Party C.

On June 2, 2025, Mr. Briggs provided an update via email to Mr. Warke, outlining that AngloGold Ashanti continued its due diligence and that a potential transaction with Augusta Gold was raised at AngloGold Ashanti’s latest meeting of its board of directors.

On June 4, 2025, Party C provided comments on the draft letter of intent, including proposed terms of mutual exclusivity. Given Augusta Gold’s ongoing discussions with AngloGold Ashanti regarding the acquisition of Augusta Gold (which transaction Augusta Gold viewed as superior to the proposed transaction with Party C), Augusta Gold opted not to proceed with signing the letter of intent and did not enter into exclusivity with Party C. Negotiations with Party C were suspended at this time and no further discussions occurred between Augusta Gold and Party C regarding the proposed transaction with Party C.

On June 5, 2025, representatives of Augusta Gold and AngloGold Ashanti had further discussions on a potential acquisition of Augusta Gold by AngloGold Ashanti, and AngloGold Ashanti indicated that it would submit a non-binding indicative offer in the coming days.

On June 6, 2025, representatives of Augusta Gold and AngloGold Ashanti met via video conference to discuss due diligence items.

On June 11, 2025, AngloGold Ashanti submitted to Augusta Gold a non-binding indicative offer to acquire Augusta Gold for C$1.20 per Augusta Gold Share in cash (the “First Proposal”). The First Proposal represented a 25% premium based on Augusta Gold’s closing share price of C$0.96 on the TSX as of June 10, 2025.

On June 12, 2025, AngloGold Ashanti proposed, via email, an increase in their offer price to C$1.45 per Augusta Gold Share (the “Second Proposal”) following feedback from representatives of Augusta Gold that the First Proposal was too low both on an offer price per ounce of gold mineral resource basis and an absolute share price basis. The Second Proposal represented a 48% premium based on Augusta Gold’s closing share price of C$0.98 on the TSX as of June 11, 2025. Augusta Gold’s management reviewed the First Proposal and Second Proposal, and such proposals were also brought to the attention of the Augusta Gold Board. Representatives of Augusta Gold and AngloGold Ashanti had further discussions regarding the proposed offer price, including the proposed offer price per ounce of gold mineral resource. The representatives also had an additional video conference to discuss due diligence matters including, among other things, details regarding Augusta Gold’s 2023 reincorporation in the State of Nevada.

On June 14, 2025, AngloGold Ashanti submitted a revised non-binding indicative offer to acquire Augusta Gold for C$1.70 per Augusta Gold Share in cash (the “Third Proposal”) following feedback from representatives of Augusta Gold that the Second Proposal was still too low both on an offer price per ounce of gold mineral resource basis and an absolute share price basis. The Third Proposal represented a 73% premium based on Augusta Gold’s closing share price of C$0.98 on the TSX as of June 13, 2025.

Between June 12, 2025, and June 16, 2025, Mr. Warke contacted each of the Augusta Gold Board members by telephone to inform them of the status of negotiations with AngloGold Ashanti regarding AngloGold Ashanti’s proposed acquisition of Augusta Gold.

On June 16, 2025, the Augusta Gold Board approved, through consent resolutions, the execution of an exclusivity agreement with AngloGold Ashanti. The Augusta Gold Board agreed to exclusivity given the length of the exclusivity period being only four weeks, the premium that the Third Proposal represented to Augusta Gold’s share price at the time, the Augusta Gold Board’s knowledge of the terminated processes previously engaged with Party A and Party B, which provided the Augusta Gold Board with knowledge regarding the general value being sought for Augusta Gold, the process in negotiating a definitive agreement to the satisfaction of the Augusta Gold Board and the fact that Augusta Gold could resume their strategic process following the exclusivity period, and the belief that the suspended process with Party C was not likely to result in a strategic transaction that was superior to the Third Proposal.

On June 16, 2025, Augusta Gold and AngloGold Ashanti entered into an exclusivity agreement, which provided for an exclusivity period of four weeks until July 15, 2025 (the “Exclusivity Period”) under which AngloGold Ashanti was granted an exclusive right to negotiate with Augusta Gold in relation to the acquisition of Augusta Gold. During the Exclusivity Period, AngloGold Ashanti continued its due diligence on Augusta Gold.

On June 19, 2025, and June 20, 2025, representatives of Augusta Gold and AngloGold Ashanti had further discussions on various due diligence and other process items.

On June 23, 2025, representatives of Womble Bond Dickinson (US) LLP (“Womble”) representing AngloGold Ashanti and Dorsey representing Augusta Gold held a conference call to discuss in more detail the structure of the proposed acquisition and the drafting of the transaction documents, including the Merger Agreement and the Voting Agreement.

On July 1, 2025, Womble sent to Dorsey an initial draft of the Merger Agreement for the proposed Merger.

On July 3, 2025, Womble and Dorsey held a conference call to discuss the drafting of the transaction documents, including the Merger Agreement and the Voting Agreement, and related legal issues. Representatives of Augusta Gold and AngloGold Ashanti also had further discussions regarding matters in the Merger Agreement regarding property representations and warranties, closing conditions around property title matters and funding of Augusta Gold’s operating costs through to Closing of the Merger.

On July 6, 2025, Dorsey sent to Womble a revised draft of the Merger Agreement reflecting the negotiation of the parties.

On July 7, 2025, Womble sent to Dorsey an initial draft of the Voting Agreement.

On July 7, 2025, management for AngloGold Ashanti and Augusta Gold and representatives of Womble and Dorsey held a conference call to discuss timing for the Merger Agreement and outstanding legal due diligence matters related thereto, including ongoing property title due diligence.

On July 7, 2025, the Augusta Gold Board held a meeting by video conference, attended by management of Augusta Gold and representatives of Dorsey, to discuss the proposed Merger and related matters with Dorsey. The Augusta Gold Board discussed the potential appointment of NBF as the financial advisor to Augusta Gold, including considering the independence of NBF. In reviewing the independence of NBF, the Augusta Gold Board considered the proposed fees to be paid to NBF in connection with the Merger and the fact that Augusta Gold had no other contractual relationships with NBF at the time. After discussions, the Augusta Gold Board authorized management to proceed with the retention of NBF as financial advisor to Augusta Gold for the proposed transaction with AngloGold Ashanti.  The Augusta Gold Board then discussed the status of negotiations regarding the proposed Merger and the potential approval process for the Merger Agreement, including a discussion of stockholder voting requirements under Nevada law and Canadian Securities Laws and interested director considerations under Nevada law in light of, with respect to the Related Parties, the terms of each of the Secured Loan Documents and the Unsecured Loan Documents requiring repayment of indebtedness thereunder in connection with the Merger.  After discussion, the Augusta Gold Board determined that a special committee was not required for approval of the Merger Agreement, but that the Audit Committee, which is composed entirely of independent directors, should review and make a recommendation to the Augusta Gold Board regarding the proposed Merger (including the Merger Agreement) and any potential controlling stockholder issues under Nevada law.  The Augusta Gold Board then determined that it was in the best interests of Augusta Gold and the Stockholders that Augusta Gold management continue to pursue negotiations in respect of the proposed Merger and the Merger Agreement.

Between July 8, 2025 and July 10, 2025, representatives of Womble and Dorsey exchanged drafts of the Merger Agreement, Voting Agreement and Warrant Cancellation Agreement.

On July 10, 2025, representatives of Womble and Dorsey held a conference call to discuss matters related to the Augusta Gold 2023 Warrants.

On July 11, 2025, representatives of Womble and Dorsey exchanged drafts of the Merger Agreement reflecting the negotiation of the parties on certain terms relating to the process to cure or otherwise resolve all material objections to mineral title on Augusta Gold’s properties. Further, on July 11, 2025, Womble sent to Dorsey a revised draft of the Warrant Cancellation Agreement.

On July 11, 2025, management for AngloGold Ashanti and Augusta Gold and representatives of Womble and Dorsey held a conference call to discuss the draft Merger Agreement and outstanding deal terms regarding property due diligence and related mineral title representations and closing conditions.

On July 12, 2025, representatives of Womble and Dorsey discussed the draft Voting Agreement and open legal issues in the draft Merger Agreement.

On July 13, 2025, management for AngloGold Ashanti and Augusta Gold held a conference call to discuss warrant treatment and mineral title matters.

On July 14, 2025, management for AngloGold Ashanti and Augusta Gold and representatives of Womble and Dorsey held a conference call to discuss timing for the Merger Agreement, proposed covenants regarding mineral title and the status of outstanding legal due diligence regarding mineral title.

On July 14, 2025 and July 15, 2025, representatives of Womble and Dorsey exchanged drafts of the Merger Agreement, Voting Agreement and Warrant Cancellation Agreement reflecting the negotiation of the parties. Throughout the day on July 15, 2025, the parties worked to resolve outstanding points, and finalize the Merger Agreement and related ancillary agreements, including the Voting Agreement and the Warrant Cancellation Agreement.

On July 15, 2025, management for AngloGold Ashanti and Augusta Gold and representatives of Womble and Dorsey held a conference call to discuss the remaining outstanding legal due diligence matters related to finalizing the Merger Agreement. These discussions focused primarily on representations and warranties regarding title to real property and minerals, the status of title review and post-signing title curative processes required as a condition to Closing the Merger.

On July 15, 2025, the Augusta Gold Board held a meeting to review the terms of the proposed Merger, with representatives of Augusta Gold management, Dorsey, Cassels, Brock & Blackwell LLP (“Cassels”), and NBF participating. Representatives of Dorsey reviewed a legal presentation regarding the material terms and conditions of the Merger Agreement, an overview of the Voting Agreement and Warrant Cancellation Agreement, and the directors’ fiduciary duties under Nevada law.  Representatives of NBF then reviewed its financial analyses with respect to the proposed Merger.  After discussion of such financial analyses, representatives of NBF then rendered NBF’s oral opinion, which was subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date to the Stockholders, excluding the Related Parties, of the Merger Consideration.

Following such presentations, the Related Parties left the meeting and the Audit Committee held a meeting, with representatives of Augusta Gold management, Dorsey, Cassels and NBF participating, during which the Audit Committee and such advisors discussed the presentations of Dorsey and NBF, the Merger Agreement and the Merger Consideration.  The Audit Committee carefully reviewed and evaluated various factors, including the negotiations of the Merger Agreement and the proposed terms of the Merger Agreement, as well as the potential interests of the Related Parties in the proposed Merger (including a discussion of potential controlling stockholder issues pursuant to NRS 78.240).  The Audit Committee evaluated the Merger as well as other alternatives available to Augusta Gold (including remaining a standalone public company), in consultation with Augusta Gold’s management, Dorsey, Cassels and NBF.  After considering various factors, the Audit Committee unanimously (i) determined that entry into the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, are advisable and fair to, and in the interests of, Augusta Gold and the Stockholders, excluding the Related Parties, and (ii) recommended that the Augusta Gold Board approve the Merger Agreement and the Transactions, including the Merger.

The Augusta Gold Board then reconvened, with the Related Parties rejoining the meeting, and with representatives of Dorsey, Cassels and Augusta Gold management participating. The members of the Audit Committee communicated the Audit Committee’s recommendation to the full Augusta Gold Board.  After receiving such recommendation and considering various factors, the Augusta Gold Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the interests of, Augusta Gold and its Stockholders, (ii) adopted the Merger Agreement and authorized and approved the execution, delivery and performance by Augusta Gold of the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) recommended that the Stockholders vote in favor of the Merger Proposal.

Following the conclusion of the meeting of the Augusta Gold Board, representatives of Augusta Gold and AngloGold Ashanti finalized the Merger Agreement and related documentation.

In the evening of July 15, 2025, Augusta Gold and AngloGold Ashanti executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, all of the directors and executive officers of Augusta Gold who own Augusta Gold Shares, as well as Augusta Investments Inc., entered into the Voting Agreement with AngloGold Ashanti.

In the morning of July 16, 2025, Augusta Gold issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger

Considerations of the Audit Committee

As described above, on July 7, 2025, the Augusta Gold Board delegated to the Audit Committee, composed entirely of independent directors, the task of reviewing the proposed Merger (including the Merger Agreement) and any potential controlling stockholder issues related thereto under Nevada law.

At a meeting held on July 15, 2025, the Audit Committee with the advice and assistance of representatives of Augusta Gold Management, Dorsey, Cassels and NBF, evaluated the proposed Merger and the terms and conditions of the Merger Agreement. Specifically, the Audit Committee carefully considered the following:

●	the timeline and negotiations of the Merger Agreement as presented by NBF and management of Augusta Gold;

●	any potential controlling stockholder issues related to the Merger Agreement and the proposed Merger, pursuant to NRS 78.240, including reviewing the interactions of Mr. Warke with the independent members of the Augusta Gold Board in relation to the proposed transaction with AngloGold Ashanti;

●	reviewing the terms of the Secured Loan Documents and the Unsecured Loan Documents relative to the interests of the Stockholders;

●	the “change in control” severance payments to be paid to members of Augusta Gold’s management;

●	the treatment of the Augusta Gold Options under the Merger Agreement and the benefits thereof to members of Augusta Gold’s management and the Augusta Gold Board;

●	alternatives available to Augusta Gold, in consultation with Augusta Gold’s management, Dorsey, Cassels and NBF;

●	the challenge and uncertainty of Augusta Gold securing debt and equity financing sufficient to develop the Bullfrog Gold Project and the Reward Gold Project on commercially satisfactory terms and conditions;

●	the ongoing challenges facing Augusta Gold in developing and operating its projects which will make it challenging for Augusta Gold to compete as a public company and realize the full value of its projects without substantial risks to the Stockholders. Augusta Gold believes that, as a private company within the AngloGold Ashanti Group it will have greater resources for the development of the projects in conjunction with AngloGold Ashanti’s other projects in the mining district and AngloGold Ashanti Group’s extensive expertise in developing projects of this type;

●	the likely significant dilution to Stockholders as a result of future financing needs of Augusta Gold as it continued to move towards a development decision;

●	the need for additional technical expertise to advance the development of the Bullfrog Gold Project and the Reward Gold Project;

●	the recent and historical market prices for Augusta Gold Shares, as compared to the Merger Consideration, including the fact that the Merger Consideration of C$1.70 per Augusta Gold Share represents a premium of approximately 28% to the closing price of the Augusta Gold Shares on the TSX on July 15, 2025, the last trading day prior to the announcement of the proposed Merger and approximately 37% to the volume-weighted average share price on the TSX over the 20 trading days prior to such date;

●	the ability of Augusta Gold, under the terms of the Merger Agreement, to continue to receive Acquisition Proposals and, subject to certain procedures, terminate the Merger Agreement if it receives a Superior Proposal;

●	the fact that, as a condition to the Closing of the Merger, the Merger Agreement must be adopted by (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding the Related Parties required to be excluded in accordance with section 8.1(2) of MI 61-101;

●	the fact that the Merger Consideration consists solely of cash, providing Stockholders with certainty of value and liquidity upon Closing of the Merger, and the Merger is not subject to any financing conditions;

●	the Audit Committee’s belief, based on negotiations with the AngloGold Ashanti Group and its advisors, that the proposed purchase price of C$1.70 per Augusta Gold Share in cash was the highest consideration per Augusta Gold Share that the AngloGold Ashanti Group would be willing to offer;

●	the fact that the Merger Agreement was the result of an extensive negotiation process and includes terms and conditions that are reasonable in the judgment of the Audit Committee; and

●	the fairness opinion rendered by NBF, as to the fairness, from a financial point of view and as of July 15, 2025, of the Merger Consideration to be received by Stockholders (other than the Related Parties) pursuant to the Merger Agreement.

The foregoing summary of the information considered by the Audit Committee is a summary of the material factors considered by the Audit Committee and is not, and is not intended to be, exhaustive.

Considerations of the Augusta Gold Board

The Augusta Gold Board consists of five directors, three of whom are considered independent. In addition to considering the recommendation of the Audit Committee, the Augusta Gold Board also considered the following:

●	the challenge and uncertainty of Augusta Gold securing debt and equity financing sufficient to develop the Bullfrog Gold Project and the Reward Gold Project on commercially satisfactory terms and conditions;

●	the ongoing challenges facing Augusta Gold in developing and operating its projects which will make it challenging for Augusta Gold to compete as a public company and realize the full value of its projects without substantial risks to the Stockholders. Augusta Gold believes that, as a private company within the AngloGold Ashanti Group it will have greater resources for the development of the projects in conjunction with AngloGold Ashanti’s other projects in the mining district and AngloGold Ashanti Group’s extensive expertise in developing projects of this type;

●	the likely significant dilution to Stockholders as a result of future financing needs of Augusta Gold as it continued to move towards a development decision;

●	the need for additional technical expertise to advance the development of the Bullfrog Gold Project and the Reward Gold Project;

●	the recent and historical market prices for Augusta Gold Shares, as compared to the Merger Consideration, including the fact that the Merger Consideration of C$1.70 per Augusta Gold Share represents a premium of approximately 28% to the closing price of the Augusta Gold Shares on the TSX on July 15, 2025, the last trading day prior to the announcement of the proposed Merger and approximately 37% to the volume-weighted average share price on the TSX over the 20 trading days prior to such date;

●	the ability of Augusta Gold, under the terms of the Merger Agreement, to continue to receive Acquisition Proposals and, subject to certain procedures, terminate the Merger Agreement if it receives a Superior Proposal;

●	the fact that, as a condition to the Closing of the Merger, the Merger Agreement must be adopted by (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding the Related Parties required to be excluded in accordance with section 8.1(2) of MI 61-101;

●	the fact that the Merger Consideration consists solely of cash, providing Stockholders with certainty of value and liquidity upon Closing of the Merger, and the Merger is not subject to any financing conditions;

●	the Augusta Gold Board’s belief, based on negotiations with the AngloGold Ashanti Group and its advisors, that the proposed purchase price of C$1.70 per Augusta Gold Share in cash was the highest consideration per Augusta Gold Share that the AngloGold Ashanti Group would be willing to offer;

●	the fact that the Merger Agreement was the result of an extensive negotiation process and includes terms and conditions that are reasonable in the judgment of the Augusta Gold Board; and

●	the fairness opinion rendered by NBF, as to the fairness, from a financial point of view and as of July 15, 2025, of the Merger Consideration to be received by Stockholders (other than the Related Parties) pursuant to the Merger Agreement.

The Augusta Gold Board also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

●	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on ongoing business and financial results of Augusta Gold as well as the market price of Augusta Gold Shares;

●	the application of interim operating covenants of the Merger Agreement prior to the consummation of the Merger, which may restrict Augusta Gold’s ability to pursue certain opportunities;

●	the fact that, under the terms of the Merger Agreement, Augusta Gold is unable to solicit other takeover proposals;

●	risks related to the closing conditions to be met by Augusta Gold under the Merger Agreement, including the provisions in the Merger Agreement regarding curing any material title defects identified by AngloGold Ashanti;

●	the requirement under certain circumstances that Augusta Gold pay Parent a termination fee following termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fee” beginning on page 72; and

●	the fact that Augusta Gold’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of Stockholders generally. See “—Interests of Augusta Gold Directors and Executive Officers in the Merger”.

The foregoing summary of the information considered by the Augusta Gold Board is not, and is not intended to be, exhaustive. The Augusta Gold Board also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger. The Augusta Gold Board believes the following factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Stockholders (other than the Related Parties).

Recommendation of the Augusta Gold Board

On July 15, 2025, having received the unanimous recommendation of the Audit Committee, the Augusta Gold Board evaluated the Merger in consultation with the Company’s management and legal and financial advisors. After considering various factors, the Augusta Gold Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the interests of, Augusta Gold and its Stockholders, (ii) adopted the Merger Agreement and authorized and approved the execution, delivery and performance by Augusta Gold of the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) recommended that the Stockholders vote in favor of the Merger Proposal.

The Augusta Gold Board recommends unanimously that you vote FOR the approval of the Merger Proposal. All of the directors and executive officers of Augusta Gold intend to vote FOR the Merger Proposal and the directors and the executive officers that own Augusta Gold Shares have agreed to vote all of their Augusta Gold Shares in favor of the Merger Proposal, subject to the terms of the Merger Agreement and the Voting Agreement entered into by such directors and executive officers.

Opinion of the Financial Advisor to Augusta Gold

In connection with the proposed Merger, the Augusta Gold Board requested that NBF evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by Stockholders, excluding the Related Parties, under the Merger. On July 15, 2025, at a meeting of the Augusta Gold Board held to evaluate the proposed Merger, NBF rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 15, 2025 to the Augusta Gold Board, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and the scope of review undertaken as set forth in its written opinion, the Merger Consideration to be received by Stockholders, excluding the Related Parties, under the Merger was fair, from a financial point of view, to such Stockholders, excluding the Related Parties.

 The full text of the NBF opinion, dated July 15, 2025, which describes the various assumptions made, procedures followed, matters considered and the scope of review undertaken, is attached as Annex “D” to this Proxy Statement and is incorporated herein by reference. The description of NBF’s opinion set forth below is qualified in its entirety by reference to the full text of NBF’s opinion, which opinion is subject to the assumptions, limitation, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to NBF, as of the date of such opinion.  NBF’s opinion did not constitute an independent formal valuation for the purposes of MI 61-101. NBF’s opinion represented the opinion of NBF, the issuance of which was approved by a fairness opinion committee of NBF.

 NBF’s opinion was provided to the Augusta Gold Board (in its capacity as such) and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by Stockholders, excluding the Related Parties, under the Merger. NBF’s opinion did not address the relative merits of the Merger as compared to any strategic alternatives or other transaction or business strategies that may be available to Augusta Gold, nor did NBF express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. NBF did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of Augusta Gold, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. Furthermore, NBF’s opinion does not constitute a recommendation as to how any Stockholder or any other party should vote or act on any matter relating to the Merger and was not a recommendation to the Augusta Gold Board to enter into the Merger Agreement or to proceed with the Merger or any other action the Augusta Gold Board, any Stockholder or any other party should take in connection with the Merger or otherwise.

Scope of Review

In connection with rendering its opinion, NBF reviewed and relied upon, or carried out (as the case may be), among other things, the following:

●	a draft of the Merger Agreement, dated July 15, 2025;

●	publicly available documents regarding Augusta Gold and AngloGold Ashanti, including, as applicable, annual and quarterly reports, financial statements, management’s discussion and analysis, annual information forms, management circulars, NI 43-101 technical reports, and other filings NBF deemed relevant;

●	certain non-public internal management budgets, analysis, financial models and primarily financial information concerning Augusta Gold’s assets, liabilities and prospects prepared by or on behalf of the management of Augusta Gold that were provided to NBF in the course of its engagement, including the financial projections regarding Augusta Gold and the mining models for the Reward Gold Project (which we refer to in this section as the “Management Projections”; for further information regarding the Management Projections, see the section entitled “The Merger—Projected Financial Information”);

●	reports published by equity research analysts and industry sources regarding Augusta Gold, AngloGold Ashanti and other public companies, to the extent deemed relevant by NBF, in the exercise of its professional judgment;

●	trading statistics and selected financial information of Augusta Gold, AngloGold Ashanti and other selected public companies deemed relevant by NBF;

●	public information with respect to selected precedent transactions deemed relevant by NBF;

●	consultation with Dorsey;

●	certificates of representation provided by senior management of Augusta Gold;

●	discussions with senior management of Augusta Gold; and

●	other information, analyses, investigations, and discussions NBF deemed necessary or appropriate in the circumstances.

Assumptions and Limitations

NBF relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by it from public sources or provided to it by or on behalf of Augusta Gold (or its subsidiaries or their respective directors, officers, associates, affiliates, consultants, advisors and representatives) or otherwise obtained by NBF in connection with its engagement, collectively referred to as the “Information”. NBF has assumed that the Information did not omit to state any material fact or any fact necessary to be stated to make the Information not misleading. NBF’s opinion is conditional upon such completeness, accuracy and fair presentation of the Information. NBF has not been requested to nor, subject to the exercise of professional judgment, has NBF attempted to verify independently the completeness, accuracy or fair presentation of the Information.

Senior officers of Augusta Gold have represented to NBF in a certificate delivered as of July 15, 2025, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of Augusta Gold or in writing by Augusta Gold or any of its subsidiaries, associates or affiliates or their respective representatives, was, at the date the Information was provided to NBF, and as of July 15, 2025, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Augusta Gold, its subsidiaries or the Transactions and did not and does not omit to state a material fact in respect of Augusta Gold, its subsidiaries or the Transactions necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any such statement was made; and that (ii) since the dates on which the Information was provided to NBF, except as disclosed to NBF, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Augusta Gold or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on NBF’s opinion.

NBF has relied upon forecasts, projections, estimates and budgets provided by Augusta Gold (including the Management Projections), each assumed to be reasonably prepared, reflecting the best then available assumptions, estimates and judgments of the Augusta Gold management considering Augusta Gold’s business, plans, financial condition and prospects, and are not, in the reasonable belief of Augusta Gold’s management, misleading in any material respect.

With respect to any forecasts, projections, estimates and/or budgets provided by Augusta Gold (including the Management Projections), NBF notes that projecting future results of any company is inherently subject to uncertainty. NBF has assumed, however, that such forecasts, projections, estimates and/or budgets (including the Management Projections) were prepared or reviewed using the assumptions identified therein and that such assumptions in the opinion of Augusta Gold, are (or were at the time) reasonable in the circumstances. NBF has relied upon forecasts, projections, estimates and budgets provided by the Company (including the Management Projections), each assumed to be reasonably prepared, reflecting the best then available assumptions, estimates and judgments of the Augusta Gold management considering Augusta Gold’s business, plans, financial condition and prospects, and are not, in the reasonable belief of Augusta Gold’s management, misleading in any material respect. NBF has assumed that there are no independent valuations or appraisals or material non-independent appraisals or valuations relating to Augusta Gold or any of its subsidiaries or any of their material assets or liabilities that have been prepared in two years preceding July 15, 2025 and which have not been provided to NBF.

NBF has assumed that, in all respects material to its analysis, the Merger Agreement executed by Augusta Gold and Parent will remain in substantially the form and substance of the draft provided to NBF, the representations and warranties of the parties to the Merger Agreement contained therein are complete, true and correct in all material respects, such parties will each perform all of the respective covenants and agreements to be performed by them under the Merger Agreement, and all conditions to the obligations of such parties as specified in the Merger Agreement will be satisfied or waived. NBF has also assumed that all material approvals and consents required in connection with the consummation of the Transactions will be obtained and, that in connection with any necessary approvals and consents, no limitations, restrictions or conditions will be imposed that would have an adverse effect on Augusta Gold.

NBF’s opinion does not address the relative merits of the Transactions as compared to other business strategies or transactions that might be available with respect to Augusta Gold or Augusta Gold’s underlying business decision to effect the Transactions or any other term or aspect of the Transactions or the Merger Agreement or any other agreement entered into or amended in connection with the Transactions.

 NBF did not meet with the auditors of Augusta Gold or AngloGold Ashanti and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of Augusta Gold and AngloGold Ashanti and any corresponding reports of the auditors. NBF has assumed that all financial information provided to it was prepared on a basis consistent in all material respects with the accounting policies applied in Augusta Gold’s most recent audited consolidated financial statements and does not contain any untrue statement of material fact or omit to state any material fact. NBF is not a legal, tax or accounting expert and NBF expresses no opinion concerning any legal, tax or accounting matters concerning the Transactions and have relied upon, without independent verification, the assessment by Augusta Gold and AngloGold Ashanti and their legal and tax advisors with respect to such matters. NBF expresses no opinion as to the value at which AngloGold Ashanti (or its affiliates) may trade following completion of the Transactions.

 NBF’s opinion was rendered as of July 15, 2025 and on the basis of securities markets, economic and general business and financial conditions prevailing as of that date and the conditions and prospects, financial and otherwise, of Augusta Gold as they are reflected in the Information and as they were represented to NBF in its discussions with the management and directors of Augusta Gold. In NBF’s analyses and in connection with the preparation of NBF’s opinion, NBF made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of NBF and any party involved in the Transactions.

NBF’s opinion was provided to the Augusta Gold Board for its use only and may not be relied upon by any other person. NBF disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting NBF’s opinion which may come or be brought to the attention of NBF after July 15, 2025. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting NBF’s opinion after July 15, 2025, NBF reserves the right to change, modify or withdraw its opinion. The preparation of a fairness opinion is a complex process and is not necessarily capable of being partially analyzed or summarized. NBF believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying NBF’s opinion. NBF’s opinion should be read in its entirety.

 NBF was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between Augusta Gold and the AngloGold Ashanti Group and the decision to recommend and enter into the Merger Agreement was solely that of the Augusta Gold Board. NBF’s opinion was only one of many factors considered by the Augusta Gold Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Augusta Gold Board or the Company’s management with respect to the Merger or the Merger Consideration.

The summary of the financial analyses described below under the heading “—Financial Analyses” is a summary of the material financial analyses prepared and reviewed with the Augusta Gold Board in connection with NBF’s opinion, dated July 15, 2025. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying NBF’s opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by NBF. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. NBF does not assume responsibility if future results are different from those described, whether or not any such difference is material. Financial data for Augusta Gold utilized in the financial analyses described below were based on, among other things, internal management forecasts and estimates (including, without limitation, estimates of future resource or reserve additions) prepared or provided by or on behalf of the Company’s management (including the Management Projections) and street consensus commodity pricing. Non-gold resources were converted to gold equivalent resources, in the case of selected public companies, utilizing long-term street consensus commodity prices and, in the case of selected precedent transactions, utilizing long-term street consensus commodity prices on the trading day prior to announcement of the applicable transaction.

Financial Analyses

 The financial presentation provided to the Augusta Gold Board in connection with NBF’s opinion, dated July 15, 2025, to the Augusta Gold Board, referred to as the July 15, 2025 financial presentation, included the following material financial analyses: (i) analysis of the 52-week trading range and volume-weighted average trading price (referred to as the “VWAP”) of the Augusta Gold Shares; (ii) an analysis of the financial multiples of selected comparable companies whose securities are publicly traded; (iii) an analysis of a range of change of control premia applied to the Augusta Gold Shares’ spot and 20-day VWAP; (iv) an analysis of a range of change of control premia applied to the implied per share value ranges for each Augusta Gold Share that resulted from an analysis of the financial multiples of selected comparable public companies; and (v) an analysis of financial multiples of selected precedent transactions.

Historical Trading Range of the Augusta Gold Shares

NBF reviewed and compared the trading range of the Augusta Gold Shares for the 52-week period ended July 15, 2025, which was C$0.65 to C$1.49 per share (including intraday trading prices), to the Merger Consideration of C$1.70 per share. The C$0.65 per share intraday low trading price during this period occurred on August 9, 2024. The C$1.49 per share intraday high trading price during this period occurred on December 13, 2024.

NBF also reviewed and compared the VWAP of the Augusta Gold Shares for the periods listed below, each of which ended July 15, 2025, to the Merger Consideration of C$1.70 per share:

Period	VWAP
5-day	C$	1.36
10-day	C$	1.35
20-day	C$	1.24
30-day	C$	1.17
60-day	C$	1.13
90-day	C$	1.12

Comparable Company Trading Analysis

Sum-of-the-Parts Approach

NBF used a sum-of-the-parts approach analysis to determine the implied per share value range for each Augusta Gold Share, based on the summation of the respective implied per share value ranges for each Augusta Gold Share that correspond to the Reward Gold Project and the Bullfrog Gold Project and after making certain corporate adjustments.

To determine the implied per share value for each of the Reward Gold Project and the Bullfrog Gold Project, NBF compared selected financial and operational data of Augusta Gold that pertained to the Reward Gold Project and the Bullfrog Gold Project, respectively, with similar data for selected publicly traded companies that are engaged in businesses which NBF viewed to be analogous to the Reward Gold Project or the Bullfrog Gold Project, based on business characteristics, industry participation, operations, stage of development and financial metrics. While the selected companies operate in a similar industry to that of Augusta Gold, NBF noted that none of the selected companies or their operations is identical to Augusta Gold, the Reward Gold Project or the Bullfrog Gold Project and certain of these companies and projects may have characteristics that are materially different from those of Augusta Gold, the Reward Gold Project or the Bullfrog Gold Project.

Reward Gold Project

With respect to the Reward Gold Project, for each of the selected companies NBF considered the multiple of market capitalization (“Price”) (defined as the total number of outstanding shares multiplied by the closing share price on July 15, 2025) to expected tangible net asset value (“NAV”) (defined as the net present value of unlevered after-tax free cash flows projected from operations less debt and debt-like items and preferred equity (each, as applicable), and plus cash and cash equivalents (as applicable)) based on publicly available information and consensus research analyst estimates. The following table represents the results of this analysis:

Selected Comparable Companies	Price / NAV
Perpetua Resources Corp.	0.53x
Snowline Gold Corp.	0.52x
Gold Resource Corporation	0.51x
US Gold Corp.	0.48x
Probe Gold Inc.	0.25x
Borealis Mining Company Limited	0.24x
i-80 Gold Corp.	0.20x
Minera Alamos Inc.	0.19x
Troilus Gold Corp.	0.19x
Thesis Gold Inc.	0.18x
First Mining Gold Corp.	0.17x
Liberty Gold Corp.	0.11x
NexGold Mining Corp.	0.10x
STLLR Gold Inc.	0.09x

Based on the results of this analysis, other factors that NBF considered appropriate and NBF’s professional judgment, NBF selected a multiple reference range of 0.20x to 0.40x for the Price to NAV ratio. NBF then applied this reference range to both the Reward Gold Project Base Case and Reward Gold Project Alternate Case (as set out below under “—Projected Financial Information—Reward Gold Project Base Case”) estimates of NAV included in the Management Projections, which were equal to approximately US$170 million and US$198 million, respectively. As a result, NBF estimated the implied value range for the Reward Gold Project to be approximately US$34 million to US$68 million (assuming the Reward Gold Project Base Case) and US$40 million to US$79 million (assuming the Reward Gold Project Alternate Case).

Bullfrog Gold Project

With respect to the Bullfrog Gold Project, for each of the selected companies NBF considered the multiple of enterprise value (“EV”) (defined as fully-diluted equity value, less cash and cash equivalents, certain equity interests, plus debt and debt-like items and preferred equity (each, as applicable) to the total resources (“Resources”) (defined as total gold mineral resources, in ounces) based on publicly available information and consensus research analyst estimates. The following table represents the results of this analysis:

Selected Comparable Companies	EV / Resource
New Found Gold Corp.	US$	149
Snowline Gold Corp.	US$	134
Prime Mining Corp.	US$	109
Minera Alamos Inc.	US$	81
Gold Resource Corporation	US$	58
Sitka Gold Corp.	US$	53
Dakota Gold Corp.	US$	44
Thesis Gold Inc.	US$	44
i-80 Gold Corp.	US$	38
Probe Gold Inc.	US$	32
Mayfair Gold Corp.	US$	28
Borealis Mining Company Limited	US$	21
Freegold Ventures Ltd.	US$	18
Goldshore Resources Inc.	US$	16
Banyan Corp.	US$	8
Tudor Gold Corp.	US$	5
Chesapeake Gold Corp.	US$	5
STLLR Gold Inc.	US$	4

Based on the results of this analysis, other factors that NBF considered appropriate and NBF’s professional judgment, NBF selected a multiple reference range of US$20.00 to US$60.00 for the EV to Resources ratio. NBF then applied this reference range to the estimate of Resources at the Bullfrog Gold Project, which Augusta Gold estimates to be approximately 1.47 million ounces of gold mineral resources. As a result, NBF estimated the implied value range for the Bullfrog Gold Project to be approximately US$29 million to US$88 million.

Based on the foregoing analyses regarding the Reward Gold Project and the Bullfrog Gold Project, NBF estimated the aggregate implied value range for Augusta Gold to be approximately US$63 million to US$156 million (assuming the Reward Gold Project Base Case) and approximately US$69 million to US$167 million (assuming the Reward Gold Project Alternate Case). NBF then adjusted these implied ranges by adding approximately US$1 million of cash and subtracting approximately US$33 million of indebtedness and US$8 million of general and administrative expenses (calculated as the present value of approximately US$1.2 million of estimated annual general and administrative expenses over a 10-year period using a discount rate of 7%). Assuming approximately 86.6 million Augusta Gold Shares on a fully diluted basis and a U.S. to Canadian dollar exchange ratio of C$1.37 per U.S. dollar, NBF estimated the implied per share value range for each Augusta Gold Share to be C$0.36 to C$1.82 (assuming the Reward Gold Project Base Case) and C$0.45 to C$2.00 (assuming the Reward Gold Project Alternate Case).

Enterprise Value / Resource Approach

NBF used an enterprise value / resource approach analysis to determine the implied per share value range for each Augusta Gold Share. To determine the implied per share value range, NBF compared selected financial and operational data of Augusta Gold with similar data for selected publicly traded companies that are engaged in businesses which NBF viewed to be analogous to Augusta Gold (taken as a whole), based on business characteristics, industry participation, operations, stage of development of projects and financial metrics. While the selected companies operate in a similar industry to that of Augusta Gold, NBF noted that none of the selected companies is identical to Augusta Gold, and certain of these companies may have characteristics that are materially different from those of Augusta Gold.

For each of the selected companies, NBF considered the multiple of EV to Resources, based on publicly available information and consensus research analyst estimates. The following table represents the results of this analysis:

Selected Comparable Companies	EV / Resources
Perpetua Resources Corp.	US$	140
Snowline Gold Corp.	US$	134
US Gold Corp.	US$	105
Minera Alamos Inc.	US$	81
Gold Resource Corporation	US$	58
Thesis Gold Inc.	US$	44
i-80 Gold Corp.	US$	38
Probe Gold Inc.	US$	32
Borealis Mining Company Limited	US$	21
Freegold Ventures Ltd.	US$	18
Troilus Gold Corp.	US$	17
International Tower Hill Mines Ltd.	US$	16
Liberty Gold Corp.	US$	15
NexGold Mining Corp.	US$	14
First Mining Gold Corp.	US$	10
Chesapeake Gold Corp.	US$	5
STLLR Gold Inc.	US$	4

Based on the results of this analysis, other factors that NBF considered appropriate and NBF’s professional judgment, NBF selected a multiple reference range of US$30.00 to US$60.00 for the EV to Resources ratio. NBF then applied this reference range to the estimate of Resources at Augusta Gold (which includes both the Bullfrog Gold Project and the Reward Gold Project), which Augusta Gold estimates to be approximately 1.93 million ounces of gold mineral resources. As a result, NBF estimated the implied value range for Augusta Gold to be approximately US$58 million to US$116 million. NBF then adjusted this implied range by adding approximately US$1 million of cash and subtracting approximately US$33 million of indebtedness and US$8 million of general and administrative expenses (calculated as the present value of approximately US$1.2 million of estimated annual general and administrative expenses over a 10-year period using a discount rate of 7%). Assuming approximately 86.6 million Augusta Gold Shares on a fully diluted basis and a U.S. to Canadian dollar exchange ratio of C$1.37 per U.S. dollar, NBF estimated the implied per share value range for each Augusta Gold Share to be C$0.40 to C$1.32.

Premium Analysis

NBF considered the range of premia associated with the acquisition of control of selected Canadian public companies since 2010 with an equity value between US$100 million to US$500 million. The following table represents the results of this analysis:

Selected Transactions Surveyed	Premium to Spot	Premium to 20-Day VWAP
All Transactions	35%	38%
All Mining Transactions	39%	44%
Mining Transactions (Shares)	32%	43%
Mining Transactions (Cash & Shares)	42%	46%
Mining Transactions (Cash)	44%	52%

Based on the results of this analysis and other factors that NBF considered appropriate, NBF selected a control premium range of 30% to 50%, based on its professional judgment. NBF applied this control premium range to (i) the closing share price of Augusta Gold on July 15, 2025, (ii) the 20-day VWAP of Augusta Gold shares for the period ended July 15, 2025, and (iii) the implied per share value ranges for each Augusta Gold Share that resulted from the sum-of-the-parts approach and the enterprise value / resource approach described above. The following table represents the results of this analysis, which NBF then compared to the Merger Consideration of C$1.70 per Augusta Gold Share:

Analysis Benchmark	30-50% Premium
Closing Share Price on July 15, 2025	C$1.73 to C$2.00
20-Day VWAP	C$1.61 to C$1.86
Sum-of-the-Parts Approach (Reward Gold Project Base Case)	C$0.46 to C$2.74
Sum-of-the-Parts Approach (Reward Gold Project Alternate Case)	C$0.58 to C$3.01
Enterprise Value / Resource Approach	C$0.52 to C$1.98

Precedent Transaction Analysis

Sum-of-the-Parts Approach

NBF used a sum-of-the-parts approach analysis to determine the implied per share value range for each Augusta Gold Share, based on the summation of the respective implied per share value ranges that correspond to the Reward Gold Project and the Bullfrog Gold Project and after making certain corporate adjustments.

To determine the implied per share value range for each of the Reward Gold Project and the Bullfrog Gold Project, NBF compared selected financial and operational data of Augusta Gold that pertained to the Reward Gold Project and the Bullfrog Gold Project, respectively, with similar data for selected public market M&A transactions involving companies that NBF viewed to be analogous to the Reward Gold Project or the Bullfrog Gold Project, based on business characteristics, industry participation, operations, stage of development and financial metrics. While the selected precedent transactions involved companies that operated in a similar industry to that of Augusta Gold, NBF noted that none of the selected target companies or their operations is identical to Augusta Gold, the Reward Gold Project or the Bullfrog Gold Project and certain of these target companies and projects may have characteristics that are materially different from those of Augusta Gold, the Reward Gold Project or the Bullfrog Gold Project.

Reward Gold Project

With respect to the Reward Gold Project, for each of the selected public market M&A transactions NBF considered the multiple of equity value (“Applicable Price”) (defined as the total number of outstanding shares of the target company multiplied by the offer price of the target company implied by the transaction) to the NAV for the fiscal year in which the closing of such transaction occurred (or is expected to occur), based on publicly available information and consensus research analyst estimates. The following table represents the results of this analysis:

Acquirer	Seller	Announcement Date	Applicable Price / NAV
NovaGold Resources Inc.	Barrick Mining Corp.	April 2025	0.49x
Agnico Eagle Mines Ltd.	O3 Mining	December 2024	0.37x
Moneta Gold Inc.	Nighthawk Gold Corp.	November 2023	0.06x
Orla Mining Ltd.	Gold Standard Ventures Corp.	June 2022	0.50x
Centerra Gold Inc.	Waterton Nevada Splitter, LLC	February 2022	0.85x
AngloGold Ashanti PLC	Corvus Gold Inc.	July 2021	0.63x
Equinox Gold Corp.	Orion Mine Finance Group	March 2021	0.61x
Orion Mine Finance Group	Centerra Gold Inc.	December 2020	0.78x
Artemis Gold Inc.	New Gold Inc.	June 2020	1.29x
Agnico Eagle Mines Ltd.	Canadian Malartic Corporation	December 2017	0.65x
Orla Mining Ltd.	Goldcorp Inc.	June 2017	0.23x
Sumitomo Metal Mining Co., Ltd.	IAMGOLD Corporation	June 2017	1.00x
Goldcorp Inc.	Kaminak Gold Corporation	May 2016	0.95x
Timmins Gold Corp.	Newstrike Capital Inc.	February 2015	0.71x
Centerra Gold Inc.	Premier Gold Mines Ltd.	February 2015	0.70x

Based on the results of this analysis, other factors that NBF considered appropriate and NBF’s professional judgment, NBF selected a multiple reference range of 0.35x to 0.70x for the Applicable Price to NAV ratio. NBF then applied this reference range to both the Reward Gold Project Base Case and Reward Gold Project Alternate Case estimates of NAV included in the Management Projections, which were equal to US$170 million and US$198 million, respectively. As a result, NBF estimated the implied value range for the Reward Gold Project to be approximately US$59 million to US$119 million (assuming the Reward Gold Project Base Case) and US$69 million to US$138 million (assuming the Reward Gold Project Alternate Case).

Bullfrog Gold Project

With respect to the Bullfrog Gold Project, for each of the selected public market M&A transactions NBF considered the multiple of enterprise value EV to Resources, based on publicly available information and consensus research analyst estimates. The following table represents the results of this analysis:

Acquirer	Seller	Announcement Date	EV / Resources
Moneta Gold Inc.	Nighthawk Gold Corp.	November 2023	US$	8
Integra Resources Corp.	Millennial Precious Metals Corp.	February 2023	US$	20
AngloGold Ashanti PLC	Coeur Mining Inc.	September 2022	US$	164
i-80 Gold Corp.	Waterton Nevada Splitter, LLC	September 2021	US$	14
AngloGold Ashanti PLC	Corvus Gold Inc.	July 2021	US$	103
Newmont Corporation	GT Gold Corp.	March 2021	US$	38
Seabridge Gold Inc.	Pretium Resources Inc.	December 2020	US$	3
Agnico Eagle Mines Ltd.	Canadian Malartic Corporation	December 2017	US$	36
Agnico Eagle Mines Ltd.	GoGold Resources Inc.	September 2017	US$	89
Orla Mining Ltd.	Goldcorp Inc.	June 2017	US$	4
Waterton Global Resource Management	Barrick Gold Corporation	November 2015	US$	16
First Mining Finance Corp.	Gold Canyon Resources Inc.	September 2015	US$	9
Centerra Gold Inc.	Premier Gold Mines Ltd.	February 2015	US$	37
Timmins Gold Corp.	Newstrike Capital Inc.	February 2015	US$	56
West Kirkland Mining Inc.	Allied Nevada Gold Corp.	January 2014	US$	23

Based on the results of this analysis, other factors that NBF considered appropriate and NBF’s professional judgment, NBF selected a multiple reference range of US$15.00 to US$60.00 for the EV to Resources ratio. NBF then applied this reference range to the estimate of Resources at the Bullfrog Gold Project, which Augusta Gold estimates to be approximately 1.47 million ounces of gold mineral resources. As a result, NBF estimated the implied value range for the Bullfrog Gold Project to be approximately US$22 million to US$88 million.

Based on the foregoing analyses regarding the Reward Gold Project and the Bullfrog Gold Project, NBF estimated the aggregate implied value range for Augusta Gold to be approximately US$81 million to US$207 million (assuming the Reward Gold Project Base Case) and approximately US$91 million to US$227 million (assuming the Reward Gold Project Alternate Case). NBF then adjusted these implied ranges by adding approximately US$1 million of cash and subtracting approximately US$33 million of indebtedness and US$8 million of general and administrative expenses (calculated as the present value of approximately US$1.2 million of estimated annual general and administrative expenses over a 10-year period using a discount rate of 7%). Assuming approximately 86.6 million Augusta Gold Shares on a fully diluted basis and a U.S. to Canadian dollar exchange ratio of C$1.37 per U.S. dollar, NBF estimated the implied per share value range for each Augusta Gold Share to be C$0.64 to C$2.63 (assuming the Reward Gold Project Base Case) and C$0.80 to C$2.94 (assuming the Reward Gold Project Alternate Case).

Enterprise Value / Resource Approach

NBF used an enterprise value / resource approach analysis to determine the implied per share value range for each Augusta Gold Share. To determine the implied per share value range, NBF compared selected financial and operational data of Augusta Gold with similar data for selected public market M&A transactions involving companies which NBF viewed to be analogous to Augusta Gold (taken as a whole), based on business characteristics, industry participation, operations, stage of development of projects and financial metrics. While the selected precedent transactions involved companies that operated in a similar industry to that of Augusta Gold, NBF noted that none of the selected target companies is identical to Augusta Gold and certain of these target companies may have characteristics that are materially different from those of Augusta Gold.

For each of the selected public market M&A transactions NBF considered the multiple of EV to Resources, based on publicly available information and consensus research analyst estimates. The following table represents the results of this analysis:

Acquirer	Seller	Announcement Date	EV / Resources
NovaGold Resources Inc.	Barrick Mining Corp.	April 2025	US$	44
Agnico Eagle Mines Ltd.	O3 Mining	December 2024	US$	41
Moneta Gold Inc.	Nighthawk Gold Corp.	November 2023	US$	8
Orla Mining Ltd.	Gold Standard Ventures Corp.	June 2022	US$	64
Centerra Gold Inc.	Waterton Nevada Splitter, LLC	February 2022	US$	131
AngloGold Ashanti PLC	Corvus Gold Inc.	July 2021	US$	103
Equinox Gold Corp.	Orion Mine Finance Group	March 2021	US$	58
Orion Mine Finance Group	Centerra Gold Inc.	December 2020	US$	59
Artemis Gold Inc.	New Gold Inc.	June 2020	US$	16
Agnico Eagle Mines Ltd.	Canadian Malartic Corporation	December 2017	US$	36
Agnico Eagle Mines Ltd.	GoGold Resources Inc.	September 2017	US$	89
Orla Mining Ltd.	Goldcorp Inc.	June 2017	US$	4
Sumitomo Metal Mining Co., Ltd.	IAMGOLD Corporation	June 2017	US$	76
Goldcorp Inc.	Kaminak Gold Corporation	May 2016	US$	71
First Mining Finance Corp.	Gold Canyon Resources Inc.	September 2015	US$	9
Timmins Gold Corp.	Newstrike Capital Inc.	February 2015	US$	56
Centerra Gold Inc.	Premier Gold Mines Ltd.	February 2015	US$	37

Based on the results of this analysis, other factors that NBF considered appropriate and NBF’s professional judgment, NBF selected a multiple reference range of US$30.00 to US$100.00 for the EV to Resources ratio. NBF then applied this reference range to the estimate of Resources at Augusta Gold (which includes both the Bullfrog Gold Project and the Reward Gold Project), which Augusta Gold estimates to be approximately 1.93 million ounces of gold mineral resources. As a result, NBF estimated the implied value range for Augusta Gold to be approximately US$58 million to US$193 million. NBF then adjusted this implied range by adding approximately US$1 million of cash and subtracting approximately US$33 million of indebtedness and US$8 million of general and administrative expenses (calculated as the present value of approximately US$1.2 million of estimated annual general and administrative expenses over a 10-year period using a discount rate of 7%). Assuming approximately 86.6 million Augusta Gold Shares on a fully diluted basis and a U.S. to Canadian dollar exchange ratio of C$1.37 per U.S. dollar, NBF estimated the implied per share value range for each Augusta Gold Share to be C$0.40 to C$2.54.

Miscellaneous

Augusta Gold has agreed to pay NBF for its financial advisory services in connection with the proposed Merger an aggregate fee of approximately US$1.75 million, of which US$750,000 was payable upon NBF’s delivery of its opinion and approximately US$1 million will be payable contingent upon the consummation of the Merger. In addition, Augusta Gold has agreed to reimburse NBF for reasonable expenses, up to US$100,000, including reasonable fees and expenses of counsel, up to US$25,000, incurred in connection with NBF’s engagement and to indemnify NBF and certain related parties against certain potential liabilities, including liabilities under U.S. federal securities laws, that might arise out of NBF’s engagement.

As of the date of NBF’s opinion, neither NBF nor any of its affiliates was an insider or Affiliate of Augusta Gold, AngloGold Ashanti or any of their respective Affiliates, collectively referred to as the “Interested Parties”.

NBF had not been engaged to provide any financial advisory services nor had it participated in any financings involving the Interested Parties within the two-year period prior to the date of NBF’s opinion, other than having acted as financial advisor to Augusta Gold and the Augusta Gold Board pursuant to NBF’s engagement in connection with the Merger.

Other than as set forth above, as of the date of NBF’s opinion, there were no understandings, agreements or commitments between NBF and any of the Interested Parties with respect to future business dealings. NBF may, in the future, in the ordinary course of business, provide financial advisory, investment banking or other financial services to one or more of the Interested Parties from time to time.

NBF and certain of its affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which NBF or such affiliates received or may receive compensation. As investment dealers, NBF and certain of its affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties or the Merger. In addition, National Bank of Canada, referred to as NBC, of which NBF is a wholly owned subsidiary, or one or more affiliates of NBC, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

Projected Financial Information

NBF was provided with certain financial projections of the Company’s management regarding the Company’s mining models for the Reward Gold Project Base Case and the Reward Gold Project Alternate Case for their respective use and reliance in connection with their financial analysis and opinion described under “—Opinion of the Financial Advisor to Augusta Gold”. These projections were derived by the Company’s management from the detailed economic assessment set forth in the technical report for the Reward Gold Project prepared for Augusta Gold in accordance with NI 43-101 and S-K 1300 which are publicly available on the Company’s website (the technical reports and the Company’s website are referenced for informational purposes only and are not incorporated herein by reference).

The following sets forth the material financial projections provided to and relied upon by NBF in connection with their respective financial analyses and opinions (the “Management Projections”):

Reward Gold Project Base Case Summary (Prior to Adjustments by NBF)

Economic Analysis
Internal Rate of Return (IRR), Pre-Tax		19.5%
Internal Rate of Return (IRR), After-Tax		16.7%
Average Annual Cashflow (Pre-Tax)	US$	18.6M
NPV @ 5% (Pre-Tax)	US$	63.4M
Average Annual Cashflow (After-Tax)	US$	17.1M
NPV @ 5% (After-Tax)	US$	50.6M
Pay-Back Period (Years based on After-Tax)		5.1 Years
Assumed Gold Price	US$	1,975 per oz
Capital Costs
Initial Capital	US$	89.7M
Working Capital & Initial Fills	US$	7.4M
LOM Sustaining Capital	US$	32.1M
Closure Costs	US$	9.5M

Operating Costs (Average LOM)
Mining	US$	10.92 per ton
Processing & Support	US$	8.09 per ton
G&A	US$	2.88 per ton
Total Operating Cost	US$	21.88 per ton
All-in Sustaining Cost	US$	1,328 per oz

Production Data
Life of Mine (LOM)		7.6 Years
Total Tons to Crusher		15.05 M Tons
Grade Au (Avg.)		0.025 opt
Contained Au oz		369,692 Ounces
Average Annual Payable Gold Production		38,563 Ounces
Total Payable Gold Ounces Produced		291,210 Ounces

Reward Gold Project Base Case - Annual Projections

Year	Total Material Mined (Mtons)	Process Feed Mined (Mtons)	Contained Au (koz)	Payable Au (koz)	Operating Costs (US$M)	Capital Costs (US$M)(1)
(1)	1.3	--	--	--	--	$(89.7)
1	6.3	1.9	54.2	41.7	$(43.1)	$(16.5)
2	6.7	2.0	59.5	46.5	$(44.6)	$(0.6)
3	8.6	2.0	46.6	36.0	$(48.3)	$(13.5)
4	9.8	2.0	50.3	40.0	$(52.6)	--
5	8.2	2.0	38.2	29.8	$(48.0)	$(0.5)
6	5.0	2.0	48.6	37.5	$(39.6)	--
7	3.5	2.0	48.4	36.9	$(35.1)	--
8	1.2	1.1	23.8	19.7	$(17.3)	$(0.9)
9	--	--	--	3.0	$(0.9)	$(0.1)
10	--	--	--	--	--	--
11	--	--	--	--	--	--

(1)	Excludes Working Capital & Initial Fills and Closure Costs

Based upon the financial projections set forth above as prepared by Augusta Gold, NBF made various adjustments to the projections for the purposes of its opinion, including the application of consensus commodity prices and modification of discounting dates and discounting rates as it deemed appropriate to arrive at the Reward Gold Project Base Case, which was reviewed with, and approved for NBF’s use by, Augusta Gold’s management.

Reward Gold Project Base Case Projections (After Adjustment by NBF)

Cash Flow Discounting Date	Consensus Gold Price (US$/oz)	Operating Cash Flow (US$M)	Free Cash Flow (US$M)
30-Sep-25	$3,037	--	--
30-Jun-26	$3,081	$(7)	$(97)
30-Jun-27	$2,936	$69	$52
30-Jun-28	$2,812	$71	$70
30-Jun-29	$2,767	$43	$30
30-Jun-30	$2,657	$45	$45
30-Jun-31	$2,657	$26	$25
30-Jun-32	$2,657	$49	$49
30-Jun-33	$2,657	$54	$54
30-Jun-34	$2,657	$35	$33
30-Jun-35	$2,657	$5	$11
30-Jun-36	$2,657	--	$(3)
30-Jun-37	$2,657	--	$(3)

Discount Rate (%)	7.0%
NPV (US$M)	$170

(1)	Free Cash Flow is defined as operating cash flow, net of initial capital, sustaining capital, reclamation costs, and salvage value.

Reward Gold Project Alternate Case Summary (Prior to Adjustments by NBF)

Economic Analysis
Internal Rate of Return (IRR), Pre-Tax		29.2%
Internal Rate of Return (IRR), After-Tax		25.2%
Average Annual Cashflow (Pre-Tax)	US$	22.5M
NPV @ 5% (Pre-Tax)	US$	99.5M
Average Annual Cashflow (After-Tax)	US$	20.2M
NPV @ 5% (After-Tax)	US$	80.6M
Pay-Back Period (Years based on After-Tax)		3.3 Years
Assumed Gold Price	US$	1,975 per oz
Capital Costs
Initial Capital	US$	89.7M
Working Capital & Initial Fills	US$	6.7M
LOM Sustaining Capital	US$	20.5M
Closure Costs	US$	9.5M

Operating Costs (Average LOM)
Mining	US$	10.92 per ton
Processing & Support	US$	5.82 per ton
G&A	US$	2.88 per ton
Total Operating Cost	US$	19.61 per ton
All-in Sustaining Cost	US$	1,171 per oz

Production Data
Life of Mine (LOM)		7.6 Years
Total Tons to Crusher		15.05 M Tons
Grade Au (Avg.)		0.025 opt
Contained Au oz		369,692 Ounces
Average Annual Payable Gold Production		38,563 Ounces
Total Payable Gold Ounces Produced		291,210 Ounces

Reward Gold Project Alternate Case - Annual Projections

Year	Total Material Mined (Mtons)	Process Feed Mined (Mtons)	Contained Au (koz)	Payable Au (koz)	Operating Costs (US$M)	Capital Costs (US$M)(1)
(1)	1.3	--	--	--	--	$(89.7)
1	6.3	1.9	54.2	41.7	$(37.5)	$(4.9)
2	6.7	2.0	59.5	46.5	$(39.8)	$(0.6)
3	8.6	2.0	46.6	36.0	$(44.2)	$(13.5)
4	9.8	2.0	50.3	40.0	$(48.2)	--
5	8.2	2.0	38.2	29.8	$(43.7)	$(0.5)
6	5.0	2.0	48.6	37.5	$(35.2)	--
7	3.5	2.0	48.4	36.9	$(30.8)	--
8	1.2	1.1	23.8	19.7	$(14.9)	$(0.9)
9	--	--	--	3.0	$(0.8)	$(0.1)
10	--	--	--	--	--	--
11	--	--	--	--	--	--

(1)	Excludes Working Capital & Initial Fills and Closure Costs

Based upon the financial projections set forth above as prepared by Augusta Gold, NBF made various adjustments to the projections for the purposes of its opinion, including the application of consensus commodity prices and modification of discounting dates and discounting rates as it deemed appropriate to arrive at the Reward Gold Project Alternate Case, which was reviewed with, and approved for NBF’s use by, Augusta Gold’s management.

Reward Gold Project Alternate Case Projections (After Adjustment by NBF)

Cash Flow Discounting Date	Consensus Gold Price (US$/oz)	Operating Cash Flow (US$M)	Free Cash Flow (US$M)
30-Sep-25	$3,037	--	--
30-Jun-26	$3,081	$(7)	$(96)
30-Jun-27	$2,936	$73	$68
30-Jun-28	$2,812	$74	$74
30-Jun-29	$2,767	$46	$33
30-Jun-30	$2,657	$48	$48
30-Jun-31	$2,657	$29	$29
30-Jun-32	$2,657	$53	$53
30-Jun-33	$2,657	$57	$57
30-Jun-34	$2,657	$36	$34
30-Jun-35	$2,657	$6	$10
30-Jun-36	$2,657	--	$(3)
30-Jun-37	$2,657	--	$(3)

Discount Rate (%)	7.0%
NPV (US$M)	$198

(1)	Free Cash Flow is defined as operating cash flow, net of initial capital, sustaining capital, reclamation costs, and salvage value.

The projections set forth above were prepared by Augusta Gold and were based on estimates and assumptions by Augusta Gold at the time of their preparation. Except to the extent required by applicable law, Augusta Gold does not have any obligation to update the projections included in this Proxy Statement in order to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such projections are no longer appropriate, and Augusta Gold has not done so or does not intend to do so. The inclusion of these projections should not be regarded as an indication that any of Augusta Gold, the AngloGold Ashanti Group, their respective advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than estimated. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The projections were not prepared or compiled and extrapolated, as applicable, with a view toward public disclosure. Furthermore, the projections do not take into account any circumstances or events occurring after the date on which they were prepared or compiled and extrapolated, as applicable. No assurances can be given that the estimates and assumptions made in preparing or extrapolating, as applicable, the projections will reflect actual future conditions. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the Merger is completed.

For the reasons described above, readers of this Proxy Statement are cautioned not to place undue reliance on the projections set forth above. No representation is made by Augusta Gold or the AngloGold Ashanti Group or any other person to any Stockholder or any other person regarding the projections.

Interests of Augusta Gold Directors and Executive Officers in the Merger

In considering the recommendations of the Audit Committee and the Augusta Gold Board that you vote to approve the Merger Proposal, you should be aware that the Augusta Gold directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Stockholders generally and that may present actual or potential conflicts of interest. The Audit Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making its recommendation to the Augusta Gold Board, which was also aware of these interests and considered them, among other matters, when approving the Merger Agreement and the Merger and when making its recommendation to the Stockholders that the Merger Proposal be approved. See “The Merger—Background of the Merger” beginning on page 16, and “The Merger—Reasons for the Merger—Considerations of the Audit Committee” beginning on page 22.

These interests are described below. Stockholders should take these interests into account in deciding whether to vote FOR the Merger Proposal. In accordance with SEC rules, this discussion is also required to cover former Augusta Gold directors and executive officers who served in such capacity at any time since January 1, 2024, which consists of Ms. Poonam Puri (former director), Mr. Michael McClelland (former Chief Financial Officer) and Mr. James Wickens (former Vice President, Operations). Because Ms. Puri and Messrs. McClelland and Wickens no longer serve as a director or executive officer of Augusta Gold and, to Augusta Gold’s knowledge, other than vested stock options held by Ms. Puri, do not have any interests in the Merger that are different from those of a Stockholder, they have generally been omitted from the disclosure below.

Change of Control Severance

Each executive officer of Augusta Gold, other than Messrs. Warke and Minnick, is party to an employment or letter agreement with Augusta Gold that provides for a severance payment if the applicable executive’s employment is terminated without cause or he or she resigns for any reason within six months following a change in control of Augusta Gold (and the Merger will constitute a change in control); provided that, in the case of Messrs. Taylor and Pappas, to ensure compliance with U.S. tax law, such resignation may not be later than February 1 of the year following the year in which the Effective Time occurs. As each such executive officer is expected to resign at the Effective Time, it is anticipated that these payments will be triggered at the Effective Time. The severance payment is equal to two times (1.5 times in the case of Mr. Pappas) the sum of the executive’s base salary and target bonus amount, and in the case of Ms. Parikh and Mr. Ladner, will be prorated to reflect time spent by Ms. Parikh and Mr. Ladner on Augusta Gold matters over the 12 months preceding Closing. Receipt of severance in each case is also conditioned on the applicable executive executing a release of claims in favor of Augusta Gold. In the case of Mr. Taylor, his agreement provides for a reduction in the severance and other payments he would receive in connection with a change in control (including the Merger) to the extent such a reduction would result in a greater after-tax amount to be received by Mr. Taylor.

Mr. Minnick is party to a consulting agreement with Augusta Gold that provides for a severance payment if his consulting agreement is terminated for any reason following a change in control that is equal to two times the consulting fee earned by Mr. Minnick over the 12 months preceding such change in control. As Mr. Minnick’s consulting agreement is expected to be terminated at the Effective Time, it is anticipated that this payment to him will be triggered at the Effective Time.

The following sets forth the severance payments that will be paid if the Merger is consummated and each of the executive officers resigned his or her employment, and Mr. Minnick’s consulting agreement is terminated, immediately following such consummation. In the case of Ms. Parikh and Mr. Ladner, the proration factor is assumed to be 35%. In the case of Mr. Minnick, the amount is estimated based on the consulting fee earned by Mr. Minnick for the 12 months ended July 31, 2025.

Name, Position	Change in Control Severance Payment
Donald Taylor, Chief Executive Officer	US$	850,000
Ty Minnick, Interim Chief Financial Officer	US$	165,250
Purni Parikh, Senior Vice President Corporate Affairs and Corporate Secretary	C$	315,000
Tom Ladner, General Counsel	C$	278,250
Johnny Pappas, Vice President Environmental and Permitting	US$	432,600

Success Fees

Augusta Capital Corporation, a private company 100% beneficially held by Mr. Warke, Executive Chairman of Augusta Gold, is party to a consulting agreement with the Company. Under the terms of the consulting agreement, upon a change in control of the Company (which the Merger will constitute), Augusta Capital Corporation (and therefore Mr. Warke) is entitled to a success fee in the amount of C$1,785,000. In addition, if Mr. Warke’s consulting agreement is terminated for any reason, he is entitled to a 30-day notice period, or payment in lieu of notice equal to C$29,167.

Accelerated Options and Option Payments

Pursuant to the terms of the Merger Agreement and the treatment of the Augusta Gold Options thereunder, the directors and executive officers of Augusta Gold will have the vesting of their options accelerated and will receive cash payments for their in-the-money Augusta Gold Options equal to the Option Consideration. For out-of-the-money Augusta Gold Options granted under the 2021 Equity Incentive Plan, the directors and executive officers will receive an amount equal to the Black-Scholes value of such Augusta Gold Options (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan), while all other out-of-the-money Augusta Gold Options will be canceled for no consideration. The following sets forth the number of Augusta Gold Options held by directors and executive officers and their exercise prices, the number of Augusta Gold Options for which vesting is being accelerated and the cash value to be received by such director or executive officer upon the Closing.

The following assumes that no additional Augusta Gold Options are exercised, canceled, forfeited or granted, and that none of the currently unvested options vest, between the date of this Proxy Statement and the Closing.

Name, Position	Augusta Gold Options Held	Augusta Gold Options Accelerated	Cash Payment for Augusta Gold Option at Closing
Richard Warke, Executive Chairman	800,000 at C$2.00	433,332	800,000 – C$138,123	(1)
	650,000 at C$1.11		650,000 – C$383,500
Donald Taylor, Chief Executive Officer	850,000 at C$2.00	433,332	850,000 – C$236,839	(1)
	650,000 at C$1.11		650,000 – C$383,500
Ty Minnick, Interim Chief Financial Officer	83,334 at US$0.816	133,332	83,334 – C$48,439	(2)
	58,334 at US$0.66		58,334 – C$46,384	(2)
	83,334 at US$1.08		83,334 – C$18,277	(2)
	200,000 at C$1.11		200,000 – C$118,000
Johnny Pappas, Vice President Environmental and Permitting	350,000 at C$2.00	100,000	350,000 – C$60,429	(1)
	150,000 at C$1.11		150,000 – C$88,500
Purni Parikh, Senior Vice President Corporate	400,000 at C$2.00	250,000	400,000 – C$69,061	(1)
	375,000 at C$1.11		375,000 - C$221,250
Tom Ladner, General Counsel	150,000 at C$2.00	166,666	150,000 – C$25,898	(1)
	250,000 at C$1.11		250,000 – C$147,500
Daniel Earle, Director	350,000 at C$2.00	N/A	350,000 – C$60,429	(1)
	150,000 at C$1.11		150,000 - C$88,500
John Boehner, Director	350,000 at C$2.00	N/A	350,000 – C$60,429	(1)
	150,00 at C$1.11		150,000 - C$88,500
Lenard Boggio, Director	350,000 at C$2.00	N/A	350,000 – C$60,429	(1)
	150,00 at C$1.11		150,000 - C$88,500
Poonam Puri, Former Director	350,000 at C$2.00	N/A	350,000 – C$60,429	(1)
	75,000 at C$1.11		75,000 – C$44,250

(1)	Based on the value of the options as determined using the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan) and assuming a valuation date of an estimated Effective Time of October 31, 2025. If the Effective Time occurs earlier or later than estimated, the actual value of the options under the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan) may vary to those presented here. Assumes a volatility of 71.19%, annual rate of quarterly dividends of 0% and a risk-free rate of 4.3%.

(2)	Based on the average exchange rate on July 15, 2025, the date of signing the Merger Agreement, as reported by the Bank of Canada of $1.00 = C$1.3710.

Warrant Payment

Pursuant to and in accordance with the Warrant Cancellation Agreement, each outstanding Augusta Gold 2024 Warrant or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration will be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the Augusta Gold 2024 Warrant Consideration. Based on the 300,000 Augusta Gold 2024 Warrants with an exercise price of C$0.62 that Mr. Taylor holds as of the date of this Proxy Statement, he would receive Augusta Gold 2024 Warrant Consideration of C$324,000.

Settlement of Debt

As a result of the Merger, at the Effective Time, in accordance with its terms, the Secured Note held by Augusta Investments Inc., a company wholly owned by Mr. Warke will become due and payable in full. Additionally, as a result of the Merger, at the Effective Time, in accordance with its terms, the unsecured promissory note of Mr. Taylor will become due and payable in full. The aggregate principal amount and unpaid accrued interest under the Secured Loan Documents and Unsecured Loan Documents amounted to a total of approximately US$34,980,678 million on June 30, 2025. Parent has agreed to provide, or cause to be provided, at or prior to Closing, all funds required substantially concurrently with the Closing to effect the repayment under the Secured Loan Documents and the Unsecured Loan Documents.

The following sets forth the amount to be repaid to Augusta Investments Inc. and Mr. Taylor calculated assuming interest payable through an estimated Effective Time of October 31, 2025:

Name of Debtholder	Amount to be Repaid
Augusta Investments Inc.	US$	38,936,694	(1)
Donald Taylor	US$	432,989	(2)

Notes:

(1)	Includes principal of US$35,301,339 and accrued interest of US$3,635,355. Interest payable assumes no change in the Prime Plus Rate (as defined in the Secured Note) between the date hereof and October 31, 2025.

(2)	Includes principal of US$362,500 and accrued interest of US$70,489.

Certain Effects of the Merger

If the Merger is consummated, at the Effective Time, Merger Sub will be merged with and into Augusta Gold, with Augusta Gold surviving the merger as the Surviving Corporation and as a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of AngloGold Ashanti. You will not be entitled to receive shares in the Surviving Corporation.

Following the Effective Time, the Augusta Gold Shares (i) will be delisted from the TSX, (ii) will cease to be quoted on the OTCQB, and (iii) will be deregistered under the Exchange Act. Further, Augusta Gold will suspend its reporting obligations under Section 15(d) of the Exchange Act and, assuming receipt of an order granted under Canadian Securities Laws that it has ceased to be a reporting issuer, will cease to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories in which it is a reporting issuer, and will no longer be subject to the disclosure requirements of a reporting issuer under Canadian Securities Laws.

Augusta Gold Shares

At the Effective Time by virtue of the Merger without any further action of the part of Parent, Merger Sub, the Company or the any Stockholder, each issued and outstanding Augusta Gold Share (other than shares owned by Parent, Merger Sub or any of their respective subsidiaries (which shares will be canceled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under the NRS), will automatically be converted into the right to receive C$1.70 in cash, without interest, subject to any applicable withholding taxes required by applicable legal requirements.

Augusta Gold Options

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Option Consideration.

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time will be canceled and the holder thereof shall receive the value of such Augusta Gold Option as determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan). Any other Augusta Gold Option outstanding as of immediately prior to the Effective Time and with a per share exercise price equal to or more than the Merger Consideration will be canceled for no consideration as of the Effective Time.

The Augusta Gold Equity Plans (and any previous amendments and restatements of such plans) and all Augusta Gold Options, and any related agreements, will be terminated and neither the AngloGold Ashanti Group nor Augusta Gold, nor any other person, shall have any liabilities or obligations with respect thereto, except for the payment of the Option Consideration or the amount determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan), as applicable.

Augusta Gold Warrants

Pursuant to and in accordance with the Warrant Cancellation Agreement, each outstanding Augusta Gold 2024 Warrant or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration will be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Augusta Gold Shares subject to each such Augusta Gold 2024 Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Augusta Gold Share under such Augusta Gold 2024 Warrant.

In accordance with their terms, at the Effective Time the Augusta Gold 2023 Warrants will become exercisable for the Merger Consideration of C$1.70. There will be no adjustment to the exercise price of the Augusta Gold 2023 Warrants, which will remain C$2.30 per Augusta Gold Share. Unless exercised, the Augusta Gold 2023 Warrants will remain outstanding following the Merger until they expire pursuant to their terms in January 2026.

Delisting; Deregistration

The Augusta Gold Shares are registered under Section 12(g) of the Exchange Act. Augusta Gold is a “reporting issuer” as defined under Canadian Securities Laws in each of the provinces and territories in which it is a reporting issuer. The Augusta Gold Shares are quoted for trading on the OTCQB under the symbol “AUGG” and are traded on the TSX under the symbol “G”.

Following the Effective Time, the Augusta Gold Shares (i) will be delisted from the TSX, (ii) will cease to be quoted on the OTCQB, and (iii) will be deregistered under the Exchange Act. Further, Augusta Gold will suspend its reporting obligations under Section 15(d) of the Exchange Act and, assuming receipt of an order granted under Canadian Securities Laws that it has ceased to be a reporting issuer, will cease to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories in which it is a reporting issuer, and will no longer be subject to the disclosure requirements of a reporting issuer under Canadian Securities Laws.

Effects on the Company if the Merger is not Consummated

In the event that the Stockholder approval of the Merger Proposal is not obtained or if the Merger is not consummated for any other reason, the Stockholders will not receive any payment for their Augusta Gold Shares in connection with the Merger. Instead, Augusta Gold will remain an independent public company, the Augusta Gold Shares will continue to be listed and traded on the TSX and quoted on the OTCQB, Augusta Gold Shares will continue to be registered under the Exchange Act, Augusta Gold will continue to file periodic reports with the SEC and the Canadian Securities Regulators and Stockholders will continue to own their Augusta Gold Shares and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Augusta Gold Shares, including among other things, general industry, economic and market conditions.

If the Merger is not consummated there is no assurance as to the effect of these risks and opportunities on the future value of your Augusta Gold Shares, including the risk that the market price of Augusta Gold Shares may decline to the extent the current market price of Augusta Gold Share reflects a market assumption that the Merger will be consummated. If the merger is not consummated, from time to time, Augusta Gold Board will evaluate and review our business operations, properties, divided policy and capitalization, among other things, make such changed as are deemed appropriate and continue to seek to identify alternatives to maximize Stockholder value. If the Merger is not consummated, there is no assurance that any other transaction acceptable to Augusta Gold will be offered or that the business, operations, financial condition, earnings or prospects of Augusta Gold will not be adversely impacted. Pursuant to the Merger Agreement, under certain circumstances Augusta Gold is permitted to terminate the Merger Agreement in order to enter into an alternative transaction. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 72.

Under certain circumstances, if the Merger is not consummated, Augusta Gold may be obligated to pay Parent a US$3.6 million termination fee, as described in “The Merger Agreement—Termination Fee” beginning on page 72.

Financing

There is no financing condition to the consummation of the Merger. Parent has represented that it has access to sufficient financial resources, and at Closing, will have sufficient cash to enable Merger Sub and the Surviving Corporation to (i) make the payment of the aggregate Merger Consideration, (ii) pay all amounts payable in respect of Augusta Gold Options and Augusta Gold Warrants, including any withholding amounts, (iii) pay all amounts necessary to repay any outstanding indebtedness of the Acquired Companies required to be repaid by the Merger Agreement in connection with the Closing pursuant the Pay-Off Letters and (iv) pay all fees, costs and expenses to be paid at Closing by any Acquired Company, Parent or Merger Sub in connection with consummation of the Merger.

Appraisal and Dissenters’ Rights

Under the Nevada Dissenters’ Rights Statutes (NRS 92A.300 through NRS 92A.500, inclusive), which are reproduced in their entirety as Annex “E” to this Proxy Statement, any Stockholder who does not vote in favor of the Merger and who timely delivers to Augusta Gold, before the Stockholder vote on the Merger Proposal at the Special Meeting, a written notice of its intent to assert dissenters’ rights, will have the right to dissent from the Merger and, in lieu of receiving the Merger Consideration with respect to the Augusta Gold Shares, obtain payment of the fair value (as defined in NRS 92A.320) of the Augusta Gold Shares, but only if the stockholder complies with all other applicable requirements under the Nevada Dissenters’ Rights Statutes. The Merger must also be approved by the Stockholders at the Special Meeting in order for a dissenting Stockholder to obtain payment of fair value under the Nevada Dissenters’ Rights Statutes. If the Merger is approved and the Merger is consummated, the Surviving Corporation will comply with the applicable provisions of the Nevada Dissenters’ Rights Statutes, including by providing the dissenters’ notice described in NRS 92A.430. For additional information, see “The Special Meeting—Appraisal and Dissenters’ Rights”

Procedure for Exchange of Augusta Gold Shares

A letter of transmittal will be mailed to each person who is a registered Stockholder at the Effective Time. Each registered Stockholder must forward a properly completed and signed letter of transmittal, with accompanying stock certificates or DRS Advices, as applicable, and all other required documents, to the Paying Agent in order to receive the Merger Consideration to which such Stockholder is entitled under the Merger. It is recommended that registered Stockholders complete, sign and return the letter of transmittal with accompanying stock certificate(s) or DRS Advice(s), as applicable, to the Paying Agent as soon as possible upon receipt.

The exchange of Augusta Gold Shares for the Merger Consideration in respect of Non-Registered Holders is expected to be made with the Non-Registered Holder’s Nominee account through the procedures in place for such purposes between CDS or DTC and such Nominee. Non-Registered Holders should contact their Nominee if they have any questions regarding this process and to arrange for their Nominee to complete the necessary steps to ensure that they receive payment of the Merger Consideration for their shares as soon as possible following completion of the Merger.

Certain Material U.S. Federal Income Tax Considerations of the Merger

The following summarizes certain U.S. federal income tax considerations under the Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”) generally applicable to certain U.S. Holders and Non-U.S. Holders (each as defined below) in respect of the Merger. This discussion is based upon the current provisions of the U.S. Tax Code, existing final and temporary regulations promulgated thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from those described below. In particular, this summary does not discuss the impact of any potential legislative or regulatory changes to the laws currently in effect. This summary does not address the U.S. federal net investment income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state or local tax, or non-U.S. tax consequences to U.S. Holders of the Merger. Except as specifically set forth below, this summary does not discuss applicable tax filing and reporting requirements. This summary does not address tax consequences to holders of Augusta Gold Options, Augusta Gold 2023 Warrants, or Augusta Gold 2024 Warrants with respect to their Augusta Gold Options, Augusta Gold 2023 Warrants, or Augusta Gold 2024 Warrants, as applicable.

Neither Augusta Gold nor the Parent has requested nor will they request a ruling from the Internal Revenue Service (“IRS”) or opinion from legal counsel with respect to any of the U.S. federal income tax consequences described below. This summary is not binding on the IRS, and there can be no assurance that the IRS will agree with such statements and conclusions. The IRS may disagree with and challenge any of the conclusions reached herein.

This discussion applies only to U.S. Holders and Non-U.S. Holders that own Augusta Gold Shares as “capital assets” within the meaning of Section 1221 of the U.S. Tax Code (generally, property held for investment), and does not comment on all aspects of U.S. federal income taxation that may be important to certain U.S. Holders or Non-U.S. Holders in light of their own particular circumstances, such as:

●	banks, insurance companies, underwriters, real estate investment trusts, regulated investment companies or other financial institutions;

●	persons subject to special tax accounting rules or the alternative minimum tax;

●	tax-exempt organizations, tax-qualified retirement plans, and pension plans;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax and, in each case, shareholders thereof;

●	partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes (and investors therein);

●	S corporations (and shareholders thereof);

●	broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

●	U.S. Holders that have a “functional currency” other than the U.S. dollar;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons who acquire Augusta Gold Shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation for their services;

●	persons that own, or are deemed to own, more than five percent (by voting power or value) of the Augusta Gold Shares, except to the extent specifically set forth below;

●	U.S. expatriates, former citizens or long-term residents of the United States subject to Sections 877 or 877A of the U.S. Tax Code;

●	persons who hold Augusta Gold Shares, as applicable, as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction;

●	U.S. Holders that hold Augusta Gold Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States;

●	Non-U.S. Holders which are corporations organized outside the U.S., any state thereof, or the District of Columbia that are nonetheless treated as a U.S. domestic corporation for U.S. federal income tax purposes; and

●	persons who do not hold Augusta Gold Shares, as applicable, as a capital asset (within the meaning of Section 1221 of the U.S. Tax Code).

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds Augusta Gold Shares, the U.S. federal income tax consequences of the Merger to a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold Augusta Gold Shares, as applicable, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Augusta Gold Shares that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to United States federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

Non-U.S. Holder Defined

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Augusta Gold Shares that is neither a U.S. Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) for U.S. federal income tax purposes.

Stockholders should also review the separate discussion concerning Canadian federal income tax consequences. See “Material Canadian Federal Income Tax Considerations of the Merger” below.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT, AND IS NOT INTENDED TO BE, A COMPLETE DESCRIPTION OF ALL UNITED STATES TAX CONSEQUENCES RELATING TO THE MERGER. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS AND ANY APPLICABLE TAX TREATIES) OF THE MERGER.

U.S. Federal Income Tax Consequences Relevant to U.S. Holders

Gain on the Sale, Exchange or Other Taxable Disposition of Augusta Gold Shares

The exchange of Augusta Gold Shares for cash pursuant to the Merger will be a taxable transaction for U.S federal income tax purposes. In general, U.S. Holders will realize gain or loss on the exchange of Augusta Gold Shares for cash in amount equal to the difference, if any, between (i) the U.S. dollar amount of the Canadian dollars received and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Gold Shares exchanged therefor. Such gain or loss should be capital gain or loss and treated as long-term capital gain or loss if the U.S. Holder held the Augusta Gold Shares for more than one year. Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the U.S. Tax Code.

A U.S. Holder’s adjusted tax basis in an Augusta Gold Share generally will equal its cost to the U.S. Holder. In the case of an Augusta Gold Share purchased for foreign currency, the cost of the Augusta Gold Share to a U.S. Holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of an Augusta Gold Share that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. dollar value of the cost of such Augusta Gold Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Foreign Currency

The amount of foreign currency received pursuant to the Merger generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt, or if applicable, the date of settlement if the Augusta Gold Shares are traded on an established securities market (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in such foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own tax advisors concerning issues related to foreign currency.

Information Reporting and Backup Withholding

The proceeds of a sale by a U.S. Holder of Augusta Gold Shares pursuant to the Merger may be subject to information reporting to the IRS and to U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes other required certifications, or that is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

U.S. Federal Income Tax Consequences Relevant to Non-U.S. Holders

Gain on the Sale, Exchange or Other Taxable Disposition of Augusta Gold Shares

The exchange of Augusta Gold Shares for cash pursuant to the Merger will be a taxable transaction for U.S federal income tax purposes. In general, a Non-U.S. Holder of Augusta Gold Shares will not be subject to U.S. federal income tax on gain recognized from a sale or other disposition of such Augusta Gold Shares pursuant to the Merger, unless:

●	the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

●	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

●	the Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of Augusta Gold Shares pursuant to the Merger; provided, with respect to the Augusta Gold Shares, that as long as the Augusta Gold Shares are regularly traded on an established securities market as determined under the Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of Augusta Gold Shares under this rule unless the Non-U.S. Holder has owned: (i) more than 5% of the Augusta Gold Shares at any time during such 5-year or shorter period; or (ii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Augusta Gold Shares on such date (in either case, a “5% Shareholder”). In determining whether a Non-U.S. Holder is a 5% Shareholder, certain attribution rules apply in determining ownership for this purpose. Non-U.S. Holders should be aware that the Company believes that it currently is, and expects to be at the time of the Merger, a USRPHC. The Augusta Gold Shares currently trade on the TSX and on the OTCQB. As a result of the Merger, Augusta Gold Shares are expected to be delisted from the TSX and the OTCQB. Accordingly, the Company can provide no assurances that the Augusta Gold Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder sells the Augusta Gold Shares pursuant to the Merger. Any gain that is subject to U.S. federal income tax by reason of the Company’s status as a USRPHC and such Non-U.S. Holder being a 5% Shareholder or the Regularly Traded Exception not being satisfied during the relevant period will be taxed to such Non-U.S. Holder as if any gain or loss were effectively connected with the conduct of a trade or business as described above in the first bullet point above. In addition, Parent or Merger Sub, as applicable, would generally be required to withhold and remit to the IRS 15% of the cash payable to such Non-U.S. Holder unless another exception to such withholding applies. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of the Company’s status as a USRPHC, whether such Non-U.S. Holder is a 5% Shareholder, and whether the Regularly Traded Exception applies to the Non-U.S. Holder’s disposition of Augusta Gold Shares pursuant to the Merger.

FATCA

Provisions of the U.S. Tax Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), generally impose a 30% withholding tax on dividends (including constructive dividends) and gross proceeds from the sale or other disposition of, the Augusta Gold Shares if paid to or through a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the U.S. Tax Code), unless (1) the foreign financial institution undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a foreign financial institution, the foreign entity either certifies it does not have any “substantial United States owners” (as defined in the U.S. Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity is otherwise excepted under FATCA. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the U.S. Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. Holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the Non-U.S. Holder satisfies the holder’s own FATCA obligations.

The United States Department of Treasury has released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on such proposed Regulations pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of Augusta Gold Shares. There can be no assurance that the proposed Treasury Regulations will be finalized in their present form.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. If withholding under FATCA is required on any payment related to Augusta Gold Shares, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS, and may be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA.

Backup Withholding and Information Reporting

Non-U.S. Holders may have to comply with specific certification procedures to establish that such Non-U.S. Holder is not a “United States person” (as defined in the U.S. Tax Code) in order to avoid backup withholding at the applicable rate. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8), or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of Augusta Gold Shares by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Material Canadian Federal Income Tax Considerations of the Merger

The following is a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a beneficial owner of Augusta Gold Shares (an “Augusta Gold shareholder”) who disposes of Augusta Gold Shares pursuant to the Merger and who, for purposes of the Tax Act and at all relevant times: (i) holds Augusta Gold Shares as capital property, (ii) deals at arm’s length with each of Augusta Gold, Parent and the AngloGold Ashanti Group and (iii) is not affiliated with each of Augusta Gold, Parent and the AngloGold Ashanti Group.

Augusta Gold Shares generally will be considered capital property to an Augusta Gold shareholder for purposes of the Tax Act unless the Augusta Gold shareholder uses or holds (or is deemed to use or hold) such Augusta Gold Shares in the course of carrying on a business of trading or dealing in securities or the Augusta Gold shareholder has acquired or holds (or is deemed to acquire or hold) such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof, and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. However, there is no certainty that the Tax Proposals will be enacted in the form currently proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or other changes in administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may materially differ from Canadian federal income tax legislation or considerations.

This summary does not apply to an Augusta Gold shareholder (i) that is a “specified financial institution” for the purposes of the Tax Act, (ii) that is a “financial institution” for the purposes of the “mark-to-market” rules in the Tax Act, (iii) an interest in which is a “tax shelter investment” for the purposes of the Tax Act, (iv) that reports its “Canadian tax results” for the purposes of the Tax Act in a currency other than Canadian currency, (v) that has entered into or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” (each as defined in the Tax Act) in respect of the Augusta Gold Shares, (vi) receives dividends on Augusta Gold Shares, under or as part of a “dividend rental arrangement” as defined in the Tax Act; (vii) in respect of which Augusta Gold would at any time be a “foreign affiliate” for any purpose of the Tax Act after the Merger; (viii) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada, (ix) that has acquired any Augusta Gold Shares upon the exercise of an employee stock option or other employee compensation plan, including Augusta Gold Options, or (x) that is exempt from Tax under Part I of the Tax Act. In addition, this summary does not address the tax considerations for holders of Augusta Gold Options. Holders of such securities should consult with their own tax advisors.

Additional considerations, not discussed herein, may be applicable to an Augusta Gold shareholder that is a corporation resident in Canada or a corporation that does not deal at arm’s length, for purposes of the Tax Act, with a corporation resident in Canada, and is, or becomes as part of a transaction or event or series of transactions or events, controlled by a non-resident person, or a group of non-resident persons not dealing with each other at arm’s length, for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Augusta Gold shareholders should consult their tax advisors.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Augusta Gold shareholder. Accordingly, Augusta Gold shareholders should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of securities (including, without limitation, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules contained in the Tax Act in that regard.

Residents of Canada

This part of the summary is applicable only to Augusta Gold shareholders, who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, are resident, or deemed to be resident, in Canada (“Resident Stockholders”).

The Augusta Gold Shares are not a “Canadian security” (as defined in the Tax Act) for purposes of the irrevocable election under subsection 39(4) of the Tax Act to treat all Canadian securities owned by a Resident Stockholder as capital property, and therefore, such election will not apply to such shares. Resident Stockholders who do not hold their Augusta Gold Shares as capital property should consult their own tax advisors regarding their particular circumstances.

Disposition of Augusta Gold Shares for the Merger Consideration

A Resident Stockholder whose Augusta Gold Shares are disposed of for the Merger Consideration pursuant to the Merger will be considered to have disposed of the Augusta Gold Shares for proceeds of disposition equal to the aggregate Merger Consideration received by the Resident Stockholder. As a result, a Resident Stockholder will generally realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Resident Stockholder’s Augusta Gold Shares immediately before the disposition.

Generally, a Resident Stockholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Resident Stockholder generally will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Stockholder in that taxation year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years to the extent and under the circumstances specified in the Tax Act.

In certain circumstances U.S. tax may be required to be paid by a Resident Stockholder in connection with the realization of a capital gain on the disposition of Augusta Gold Shares. Foreign tax, if any, levied on any gain realized on a disposition of the Augusta Gold Shares may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. See the discussion under the heading “Certain United States Federal Income Tax Considerations”. Resident Stockholders should consult their own tax advisors regarding their eligibility for such deductions or credits.

Additional Refundable Tax

A Resident Stockholder (including a Resident Dissenter) that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year or a “substantive CCPC” (as defined in the Tax Act) at any time in the relevant taxation year, may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, which includes taxable capital gains.

Alternative Minimum Tax

Capital gains realized by a Resident Stockholder (including a Resident Dissenter) who is an individual or certain trusts, may give rise to liability for alternative minimum tax under the Tax Act.

Foreign Property Information Reporting

Generally, a Resident Stockholder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including the Augusta Gold Shares, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return with the CRA for the taxation year or fiscal period disclosing prescribed information in respect of such property. Subject to certain exceptions, a Resident Stockholder, will be a “specified Canadian entity”.

Penalties may apply where a Resident Stockholder fails to file the required information return in respect of such Resident Stockholder’s “specified foreign property” on a timely basis in accordance with the Tax Act. The reporting rules in the Tax Act are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Stockholder. Resident Stockholders should consult their own tax advisors regarding the reporting rules contained in the Tax Act and compliance with these reporting requirements.

Dissenting Resident Stockholders

A Resident Stockholder who, as a result of the exercise of dissenter’s rights (a “Resident Dissenter”), disposes of their Augusta Gold Shares in consideration for a cash payment will be considered to have disposed of their Augusta Gold Shares for proceeds of disposition equal to the cash payment (other than any portion of the payment that is interest (if any) awarded by the court). Such Resident Dissenter will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Resident Dissenter of such Augusta Gold Shares immediately before the disposition. See "Residents of Canada – Disposition of Augusta Gold Shares for the Merger Consideration" above for a general description of the treatment of capital gains and capital losses under the Tax Act.

Interest (if any) awarded by a court to an Augusta Gold shareholder who is a Resident Dissenter will be included in such Resident Dissenter’s income for purposes of the Tax Act.

Resident Dissenters should consult with and rely on their own tax advisors for advice regarding the tax consequences of exercising their dissenter’s rights.

Non-Residents of Canada

This part of the summary is applicable to Augusta Gold shareholders, who, for purposes of the Tax Act and any applicable income tax treaty or convention, (i) are not and will not be deemed to be resident in Canada at any time, and (ii) do not use or hold and will not be deemed to use or hold Augusta Gold Shares in connection with carrying on a business in Canada (a “Non-Resident Stockholder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Stockholders should consult their own tax advisors.

Disposition of Augusta Gold Shares for the Merger Consideration

A Non-Resident Stockholder will generally not be subject to tax under the Tax Act on the disposition of Augusta Gold Shares for the Merger Consideration pursuant to the Merger unless the Augusta Gold Shares constitute “taxable Canadian property” of the Non-Resident Stockholder for purposes of the Tax Act and the Non-Resident Stockholder is not entitled to relief under an applicable income tax treaty or convention.

Generally, provided the Augusta Gold Shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSX) such shares will not constitute taxable Canadian property of a Non-Resident Stockholder unless at any time during the 60-month period immediately preceding the disposition (i) 25% or more of the issued shares of any class or series of the capital stock of Augusta Gold were owned by, or belonged to, one or any combination of (a) the Non-Resident Stockholder, (b) persons with whom the Non-Resident Stockholder did not deal at arm’s length, and (c) partnerships in which the Non-Resident Stockholder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the Augusta Gold Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource property”, “timber resource property” (each as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Augusta Gold Shares may also be deemed to be “taxable Canadian property” pursuant to the Tax Act.

Even if any of the Augusta Gold Shares are taxable Canadian property to a Non-Resident Stockholder at a particular time, such holder may be exempt from tax under the Tax Act by virtue of an income tax treaty or convention (including as a result of the application of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit shifting (“MLI”) between Canada and the country in which the Non-Resident Stockholder is resident for purposes of such treaty or convention and in respect of which the Non-Resident Stockholder is entitled to receive benefits thereunder.The MLI, of which Canada is a signatory, affects many of Canada’s bilateral tax treaties (but not the Canada-United States Tax Convention (1980)), including the ability to claim benefits thereunder.

In the event Augusta Gold Shares constitute taxable Canadian property to a Non-Resident Stockholder at the time of disposition and such Non-Resident Stockholder is not exempt from tax under an applicable tax treaty or convention (including as a result of the application of the MLI, the Canadian federal income tax consequences described above under “Residents of Canada - Disposition of Augusta Gold Shares for the Consideration” will generally apply.

Dissenting Non-Resident Stockholders

A Non-Resident Stockholder who, as a result of the exercise of dissenter’s rights (a “Non-Resident Dissenter”), disposes of their Augusta Gold Shares in consideration for a cash payment will be considered to have disposed of their Augusta Gold Shares for proceeds of disposition equal to the cash payment (other than any portion of the payment that is interest (if any) awarded by the court). Such Non-Resident Dissenter will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Non-Resident Dissenter of such Augusta Gold Shares immediately before the disposition. A Non-Resident Dissenter will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Dissenter, nor will capital losses arising therefrom be recognized under the Tax Act, on a disposition of Augusta Gold Shares unless such shares constitute taxable Canadian property of the Dissenting Non-Resident Holder at the time of disposition. See “Residents of Canada – Disposition of Augusta Gold Shares for the Merger Consideration” above for a general description of the treatment of capital gains and capital losses under the Tax Act.

Interest, if any, awarded to a Non-Resident Dissenter by the court should generally not be subject to Canadian tax under the Tax Act.

Non-Resident Holders should consult with and rely on their own tax advisors for advice regarding the tax consequences of exercising their dissenter’s rights.

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for in accordance with U.S. generally accepted accounting principles.

Business Combination under MI 61-101

Augusta Gold is a “reporting issuer” as defined under Canadian Securities Laws in each of the provinces and territories of Canada other than Québec, and is therefore subject to applicable Canadian Securities Laws of such provinces and territories, including MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among stockholders, generally by requiring enhanced disclosure, approval by a majority of stockholders (excluding “interested parties” and their joint actors) and, in certain instances, independent valuations and approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to “business combinations” (as defined in MI 61-101) that terminate the interests of holders of equity securities without their consent.

MI 61-101 provides that, in certain circumstances, where a “related party” of an issuer (as defined in MI 61-101, which includes directors and senior officers of the Company and Stockholders holding over 10% of the Augusta Gold Shares) at the time the transaction is agreed to (i) would, as a consequence of such transaction, directly or indirectly acquire the issuer or the business of the issuer, or combine with the issuer (through an amalgamation, arrangement or otherwise), whether alone or with joint actors, (ii) is party to any “connected transaction” (as defined in MI 61-101) to the transaction, (iii) is entitled to receive, directly or indirectly, as a consequence of the transaction, consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, or (iv) is entitled to receive, directly or indirectly, as a consequence of the transaction, a “collateral benefit” (as defined in MI 61-101) in connection with an arrangement (such as the Merger), such transaction may be considered a “business combination” for the purposes of MI 61-101.

As defined in MI 61-101, “connected transactions” are transactions that have at least one party in common (directly or indirectly), other than transactions related solely to services as an employee, director and consultant, and (i) are negotiated or completed at approximately the same time, or (ii) the completion of at least one of the transactions is conditional on the completion of each of the other transactions.

A “collateral benefit”, as defined in MI 61-101, includes any benefit that a related party of the issuer is entitled to receive, directly or indirectly, as a consequence of the Merger, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancement in benefits related to past or future services as an employee, director or consultant of the Company. However, such a benefit will not constitute a “collateral benefit” provided that certain conditions are satisfied.

Under MI 61-101, a benefit received by a related party of the issuer is not considered to be a “collateral benefit” if the benefit is received solely in connection with the related party’s services as an employee, director or consultant of the issuer or an affiliated entity and (i) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction, (ii) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner, (iii) full particulars of the benefit are disclosed in the disclosure document for the transaction, and (iv) either (A) at the time the transaction was agreed to, the related party and its associated entities beneficially owned or exercised control or direction over less than 1% of the outstanding Shares (the “De Minimis Exclusion”), or (B) (x) the related party discloses to an independent committee of the issuer the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities beneficially owned by the related party, (y) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in (x), and (z) the independent committee’s determination is disclosed in the disclosure document for the transaction (the “Independent Committee Exclusion”).

The Merger is a “business combination” for the purposes of MI 61-101 because the interests of Stockholders may be terminated without their consent and the Related Parties are parties to a “connected transaction” as well as being entitled to receive a collateral benefit.

Valuation

MI 61-101 provides that a reporting issuer proposing to carry out a business combination is required to obtain a formal valuation of the “affected securities” (as defined in MI 61-101) from a qualified independent valuator and to provide the holders of such affected securities with a summary of such valuation if (i) an interested party would, as a consequence of the transaction, directly or indirectly, acquire the issuer or the business of the issuer, through an arrangement or otherwise, or (ii) an interested party is a party to any connected transaction to the business combination, if the connected transaction is a related party transaction for which the issuer would be required to obtain a formal valuation.

The Company is not required to obtain a formal valuation under MI 61-101. No interested party (as defined in MI 61-101) would, as a consequence of the Merger, directly or indirectly acquire the Company or the business of the Company, or combine with the Company, through an amalgamation, arrangement or otherwise, whether alone or with joint actors. And although Messrs. Warke and Taylor are related parties of Augusta Gold and the Warrant Cancellation Agreement, as well as the repayment of the Secured Note held by Augusta Investments Inc., a company wholly owned by Mr. Warke, and the Unsecured Note of Mr. Taylor as a result of the Merger would be “connected transactions”, these are not among the enumerated transactions in the definition of “related party transactions” in MI 61-101 for which Augusta Gold would be required to obtain a formal valuation.

Minority Approval

As the Merger is a “business combination” for the purposes of MI 61-101, the minority approval requirements of MI 61-101 will apply in connection with the Merger. In addition to obtaining approval of the Merger Proposal by at least a majority of the voting power of the outstanding Augusta Gold Shares, approval will also be sought from a simple majority of the votes cast at the Special Meeting, excluding the votes attached to the Augusta Gold Shares held by the Related Parties, which are required to be excluded in accordance with section 8.1(2) of MI 61-101.

Certain directors and the executive officers hold Augusta Gold Options that will accelerate and vest by reason of the Merger. In addition, certain officers of Augusta Gold are entitled to certain change in control payments, success fees, repayment of loans and other payments as a result of the Transactions contemplated by the Merger Agreement. The Related Parties will also have the debt they (or companies controlled by them) are owed by Augusta Gold repaid at the Effective Time pursuant to the Merger. For a description of these benefits, see “The Merger – Interests of Augusta Gold Directors and Executive Officers”.

None of the officers or directors of Augusta Gold, other than Messrs. Warke and Taylor, is entitled to receive a “collateral benefit” as a result of the Transactions contemplated by the Merger Agreement. This is because either (i) in the case of Mr. Earle, (A) it was disclosed to an independent committee of the Augusta Gold Board comprised of Lenard Boggio and John Boehner established for the purposes of considering this matter, the amount of consideration that he expects he will be beneficially entitled to receive, under the terms of the Merger, in exchange for the equity securities beneficially owned by him, and (B) such committee, acting in good faith, determined that the value of the benefit, net of any offsetting costs, is less than 5% of the value referred to in (A), so the benefit falls within the Independent Committee Exclusion, or (ii) in the case of the other officers and directors, at the time of the entering into of the Merger Agreement, they exercised control or direction over, or beneficially owned, less than 1% of the outstanding Augusta Gold Shares, as calculated in accordance with MI 61-101, so they fell within the De Minimis Exclusion.

Since Messrs. Warke and Taylor are entitled to have the debt they are owed by Augusta Gold repaid at the Effective Time pursuant to the Merger and Mr. Taylor is party to the Warrant Cancellation Agreement and is entitled to receive payment in consideration for the cancellation of the Augusta Gold 2024 Warrants at the Effective Time, they are parties to a “connected transaction” and, as a result, the Augusta Gold Shares which are beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and their related parties and joint actors will be excluded for the purpose of determining if minority approval of the Merger Proposal is obtained, irrespective of whether they are officers or directors or otherwise also receiving, or fall within an exception to the definition of, a “collateral benefit” for purposes of MI 61-101.

For the purposes of obtaining minority approval in accordance with MI 61-101, the votes attached to all of the 25,682,555 Augusta Gold Shares beneficially owned, directly or indirectly, or over which control or direction is exercised by Messrs. Warke and Taylor, which represents approximately 29.89% of the issued and outstanding Augusta Gold Shares, will be excluded in determining whether minority approval for the Merger Proposal is obtained. To the knowledge of Augusta Gold after reasonable inquiry, no other votes attaching to the Augusta Gold Shares are required to be excluded from the vote at the Special Meeting for the purposes of obtaining minority approval in accordance with MI 61-101. As of the date of this Proxy Statement, the directors and executive officers of Augusta Gold beneficially owned, directly or indirectly, or exercised control or direction over, in the aggregate, 27,039,078 Augusta Gold Shares, which represented approximately 31.47% of the total number of outstanding Augusta Gold Shares, 300,000 Augusta Gold Warrants, and 6,550,002 Augusta Gold Options. For a summary of all securities held by directors and executive officers of Augusta Gold, see “Security Ownership of Certain Beneficial Owners and Management”.

Prior Valuations

To the knowledge of Augusta Gold or to any director or executive officer of Augusta Gold, after reasonably inquiry, there has been no prior valuation (as defined in MI 61-101) of Augusta Gold, the Augusta Gold Shares or Augusta Gold’s material assets in the 24 months prior to the date of this Proxy Statement.

Prior Offers

Augusta Gold has not received any bona fide prior offers (as contemplated in MI 61-101) during the 24 months preceding the entry into of the Merger Agreement.

THE SPECIAL MEETING

Date, Time and Place

This Proxy Statement is being furnished to Stockholders as part of the solicitation of proxies by the Augusta Gold’s management for use at the Special Meeting to be held on October 20, starting at 10 a.m., Pacific Time, at Suite 555-999 Canada Place, Vancouver, B.C., Canada or at any adjournment or postponement thereof.

At the Special Meeting, Stockholders will be asked to consider and, if thought advisable, to pass, with or without variation, the Merger Proposal, pursuant to which Parent will, among other things, acquire all of the issued and outstanding Augusta Gold Shares.

In addition, in accordance with Section 14A of the Exchange Act, Augusta Gold is providing Stockholders with the opportunity to cast a non-binding, advisory vote on the Advisory Compensation Proposal regarding compensation that may be payable to its named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of this Proxy Statement entitled “The Advisory Compensation Proposal (Proposal 2)” beginning on page 87. The vote on the Advisory Compensation Proposal in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Proposal. Accordingly, a Stockholder may vote to approve the Advisory Compensation Proposal and vote against approval of the Merger Proposal, or vice versa. Because the vote on the Advisory Compensation Proposal is advisory in nature only, it will not be binding on Augusta Gold or Parent. Accordingly, because Augusta Gold is contractually obligated to pay the compensation subject to the Advisory Compensation Proposal if the Merger is approved, such compensation will become payable if the Merger closes, subject only to the conditions applicable thereto, regardless of the outcome of the Advisory Compensation Proposal.

Finally, subject to the provisions of the Merger Agreement, Stockholders will be asked to consider and, if thought advisable, to pass, with or without variation, the Adjournment Proposal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 20, 2025

The Notice of Special Meeting, this Proxy Statement and proxy card for the Special Meeting are available at http://Augustagold.com/transactionproposal/specialmeeting/. Information contained on or connected to the website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the SEC or the Canadian Securities Regulators.

Voting Information

This Proxy Statement and the accompanying proxy card, the Notice of Special Meeting, and voting instructions are being mailed starting September 24, 2025 to all Stockholders of record entitled to vote at the Special Meeting.

Only Stockholders whose names appear on the records of the Company as at the Record Date as the registered Stockholders or duly appointed proxyholders are permitted to vote at the Special Meeting.

The information set out in this section is of significant importance to many Stockholders as a substantial number of Stockholders do not hold their Augusta Gold Shares in their own name. This Proxy Statement and the accompanying materials are being sent directly to registered Stockholders, and to Non-Registered Holders, who are Stockholders who hold their Augusta Gold Shares through a Nominee.

If you are a registered Stockholder as at the Record Date, you are entitled to participate and vote at the Special Meeting and cast one vote for each Augusta Gold Share registered in your name on the Merger Proposal. If the Augusta Gold Shares are registered in the name of a corporation, a duly authorized officer of the corporation may attend on its behalf. If you are a registered Stockholder but do not wish to, or cannot, attend the Special Meeting, you can appoint someone who will attend the Special Meeting and act as your proxyholder to vote in accordance with your instructions, see the section titled “—Proxy Instructions” set out below. If your Augusta Gold Shares are registered in the name of a “Nominee”, you should refer to the section titled “—Non-Registered Holders” set out below.

Registered Stockholders

Return the properly executed and completed proxy card:

●	ONLINE by completing a proxy card at the following website www.eproxy.ca,

●

BY EMAIL by sending the proxy card by email to proxy@endeavortrust.com, to be received by 5:00 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 p.m. (Pacific Time) two business days before any adjournment or postponement of the Special Meeting,

●	BY FAX by submitting the complete proxy card to 604-559-8908, or

●

BY MAIL by mailing the proxy card or delivering the proxy card by hand in the appropriate enclosed return envelope addressed to Endeavor Trust Corporation, 702 – 777 Hornby Street, Vancouver, BC V6Z 1S4 to be received by 5:00 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 p.m. (Pacific Time) two business days before any adjournment or postponement of the Special Meeting.

Proxy

A proxy is a document that authorizes someone to attend the Special Meeting and cast your votes for you. We have enclosed a proxy card with this Proxy Statement. You should use the applicable proxy card to appoint a proxyholder, although you can also use any other legal form of proxy.

In order to vote by proxy, registered Stockholders must fill out the proxy card to ensure their vote is properly counted.

Proxy Instructions

The persons named in the provided proxy card are current directors and/or officers of the Company. If a Stockholder wishes to appoint some other person (who need not be a Stockholder) to represent that Stockholder at the Special Meeting, the Stockholder may do so, either by following the instructions provided online at www.eproxy.ca where the proxy card may be completed electronically or, if a paper copy of the proxy card has been provided, striking out the printed names and inserting the desired person’s name in the blank space provided in the proxy card or by completing another proper proxy and in either case delivering the completed and executed proxy to the Company’s transfer agent, Endeavor Trust Corporation. at 777 Hornby St Suite 702, Vancouver, B.C., Canada, V6Z 1S4, not later than 5:00 p.m. (Pacific Time) on October 16, 2025 or, with respect to any matter occurring after the reconvening of any adjournment of the Special Meeting, not less than two business days prior to the day set for the recommencement of such adjourned meeting. Proxy cards delivered after such times will not be accepted. In particular, proxy cards may not be delivered to the Chair at the Special Meeting.

The deadline for the deposit of proxy cards may be waived or extended by the Chair of the Special Meeting at his or her sole discretion without notice.

To be valid, the proxy card must be completed online at www.eproxy.ca pursuant to the instructions on the proxy card or dated and be signed by the registered Stockholder or by a duly appointed attorney for such registered Stockholder, or, if the registered Stockholder is a corporation, it must either be under its common seal or signed by a duly authorized officer. If a proxy card is signed by a person other than the registered Stockholder, or by an officer of a registered corporate Stockholder, the Chair of the Special Meeting may require evidence of the authority of such person to sign before accepting such proxy card.

THE AUGUSTA GOLD SHARES REPRESENTED BY PROXY WILL BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PERSON APPOINTING THE PROXYHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF A CHOICE HAS BEEN SPECIFIED WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE AUGUSTA GOLD SHARES WILL BE VOTED ACCORDINGLY.

IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED OR IF BOTH CHOICES HAVE BEEN SPECIFIED, THE PERSON APPOINTED PROXYHOLDER WILL VOTE THE AUGUSTA GOLD SHARES REPRESENTED BY THE PROXY AS RECOMMENDED BY THE AUGUSTA GOLD BOARD AND MANAGEMENT (WHICH, IN THE CASE OF THE SPECIAL MEETING, WILL BE IN FAVOR OF EACH MATTER IDENTIFIED IN THE PROXY).

The provided proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person(s) appointed proxyholder(s) thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Special Meeting and which may properly come before the Special Meeting, except as may be limited by law. At the time of the printing of this Proxy Statement, management knows of no such amendment, variation or other matter which may be presented to the Special Meeting.

Non-Registered Holders

The information set out in this section is important to many Stockholders as a substantial number of Stockholders do not hold their Augusta Gold Shares in their own name.

Only registered Stockholders or duly appointed proxyholders for registered Stockholders are permitted to vote at the Special Meeting. Most of the Stockholders are “non-registered” Stockholders (each a “Non-Registered Holder”) because the Augusta Gold Shares they own are not registered in their names but are instead registered in the name of the Nominee through which they hold the Augusta Gold Shares.

As noted below, in accordance with the requirements of NI 54-101 and Regulation 14A under the Exchange Act, the Company has distributed copies of the Notice of Special Meeting, this Proxy Statement, the proxy card and voting instructions (collectively, the “Meeting Materials”) to the Nominees for onward distribution to Non-Registered Holders which have requested such documents.

Nominees are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Nominees will use service companies to forward the Meeting Materials to Non-Registered Holders. Many nominees typically use Broadridge Investor Communications Corporation (“Broadridge”). Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Meeting Materials you will either:

(a)	be given a proxy card which has already been signed by the Nominee (typically by a facsimile, stamped signature) which is restricted to the number of Augusta Gold Shares beneficially owned by you, but which is otherwise not complete. Because the Nominee has already signed the proxy card, this proxy card is not required to be signed by you when submitting it. In this case, if you wish to submit a proxy card you should otherwise properly complete the executed proxy card provided and deposit it with the Company’s transfer agent, Endeavor Trust Corporation. at 777 Hornby St Suite 702, Vancouver, B.C., Canada, V6Z 1S4, as provided above; or

(b)	more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Nominee, and which, when properly completed and signed by the Non-Registered Holder and returned to the Nominee or its service company, will constitute voting instructions (often called a “proxy”, “proxy authorization form” or “voting instruction form”) which the Nominee must follow. Non-Registered Holders may vote by internet, telephone or other methods provided by their Nominee or its service company. Augusta Gold may utilize Broadridge’s QuickVote TM service to assist eligible Non-Registered Holders with voting their shares over the telephone.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Augusta Gold Shares that they beneficially own. If you are a Non-Registered Holder and you wish to vote at the Special Meeting in person as proxyholder for the Augusta Gold Shares owned by you, or if you wish to appoint some other person (who need not be a Stockholder) to represent you at the Special Meeting, you may do so by inserting the desired person’s name in the blank space provided in the proxy card or voting instruction form. You should carefully follow the instructions of your Nominee.

The Meeting Materials are being made available to both registered Stockholders and Non-Registered Holders who have not objected to the Nominee through which their Augusta Gold Shares are held disclosing ownership information about themselves to the Company (“NOBOs”). In accordance with the requirements as set out in NI 54-101, the Company has distributed copies of the Meeting Materials to Nominees for onward distribution to NOBOs and OBOs.

If you are a Non-Registered Holder who has objected to the Nominee through which your Augusta Gold Shares are held disclosing ownership information about you to the Company (an “OBO”), the Company does intend to pay for Nominees to forward the Meeting Materials to OBOs.

Broker Non-Votes

Nominees holding Augusta Gold Shares in street name for Non-Registered Holders are required to vote the Augusta Gold Shares in the manner directed by the Non-Registered Holder (see discussion above).

The absence of a vote on a matter where the broker has not received written voting instructions from a Non-Registered Holder is referred to as a “broker non-vote”. Any Augusta Gold Shares represented at the Special Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote AGAINST the Merger Proposal and will have no impact on any other matters to be acted upon at the Special Meeting.

Revocability of Proxy

In addition to revocation in any other manner permitted by law, you may revoke an executed and deposited proxy by (a) going online and completing a new proxy card at www.eproxy.ca, (b) except to the extent otherwise noted on such later proxy card, signing a new proxy card bearing a later date and depositing it at the place and within the time required for the deposit of proxies as described above, (c) executing an instrument in writing by the registered Stockholder or by the registered Stockholder’s attorney authorized in writing or, if the registered Stockholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivering it either (i) to the Corporate Secretary of the Company at Augusta Gold Corp., Suite 555-999 Canada Place, Vancouver, BC V6C 3E1, Attn: Corporate Secretary to be received by 5 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 (Pacific Time) two business days before any adjournment or postponement of the Special Meeting, or (ii) to the Chair of the Special Meeting on the day of the Special Meeting or any adjournment or postponement thereof or (d) registering with the scrutineer at the Special Meeting as a registered Stockholder present in person, whereupon any proxy executed and deposited by such registered Stockholder will be deemed to have been revoked.

Only registered Stockholders have the right to revoke a proxy. If you are not a registered Stockholder and you wish to change your vote you must, at least two business days before the Special Meeting, arrange for the Nominee which holds your Augusta Gold Shares to revoke the proxy given by them on your behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the Merger Proposal, FOR the Advisory Compensation Proposal and FOR the Adjournment Proposal.

Voting Shares and Voting Rights

The authorized capital stock of the Company consists of 750,000,000 Augusta Gold Shares and 250,000,000 shares of Preferred Stock, par value US$0.0001, of which 5,000,000 is designated as series A Preferred Stock and 45,000,000 is designated as series B Preferred Stock. As of the date of this Proxy Statement, there are 85,929,753 Augusta Gold Shares issued and outstanding, and no series A Preferred Stock or series B Preferred Stock issued and outstanding.

Stockholders are entitled to one vote for each Augusta Gold Share on all matters submitted to a Stockholder vote. Stockholders do not have cumulative voting rights. Approval of the Merger Proposal requires (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding the Related Parties.

Abstentions by registered Stockholders who are present at the Special Meeting for the purposes of quorum will have the same effect as a vote AGAINST the Merger Proposal and no effect on any other proposal before the Stockholders at the Special Meeting. Augusta Gold Shares not in attendance at the Special Meeting in person or by proxy will have the same effect as a vote AGAINST the Merger Proposal and no effect on the outcome of any other proposal before the Stockholders at the Special Meeting.

If you hold your Augusta Gold Shares in “street name” through a Nominee and do not instruct your Nominee on how you wish your Augusta Gold Shares to be voted using the voting instruction form provided by your Nominee, your Nominee may not vote uninstructed shares on the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. When a Nominee is permitted to vote a client’s Augusta Gold Shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes”. Broker non-votes will count as a vote AGAINST the Merger Proposal and will not be counted as votes FOR or AGAINST the other proposals at the Special Meeting.

Quorum

A quorum of Stockholders is necessary to hold a valid meeting. Pursuant to the bylaws of Augusta Gold, a quorum will be present if 33 1/3% of the outstanding Augusta Gold Shares entitled to vote are present at the Special Meeting. A Stockholder’s Augusta Gold Shares are counted as present at the Special Meeting if such Stockholder is present and vote in person at the Special Meeting or they have properly submitted a proxy. A Stockholder’s Augusta Gold Shares will be counted towards the quorum only if the Stockholder has submitted a valid proxy. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Special Meeting may adjourn the Special Meeting to another date. As of the Record Date, 28,643,251 Augusta Gold Shares will be required to obtain a quorum.

Expenses and Solicitations

This Proxy Statement is being furnished as part of the solicitation of proxies by the Augusta Gold Board and the Company’s management for use at the Special Meeting.

The cost of preparing, assembling, printing, distributing and mailing the Notice of Special Meeting, Proxy Statement, and proxy card will be borne by Augusta Gold. Augusta Gold will provide copies of the Meeting Materials to Nominees holding in their names Augusta Gold Shares beneficially owned by others so that they may forward these Meeting Materials to the Non-Registered Holders. Upon request, we will reimburse such reasonable and direct out-of-pocket mailing expenses. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by officers and other employees of Augusta Gold, but Augusta Gold will not additionally compensate its officers, or other employees for these services. Augusta Gold has also retained Laurel Hill to assist it in soliciting proxies using the means referred to above. Augusta Gold will pay the fees of Laurel Hill which Augusta Gold expects to be C$50,000, plus reasonable out of pocket expenses and additional fees for any necessary Stockholder phone calls, for these services.

Householding of Proxy Materials

The SEC has approved rules that permit companies and intermediaries, such as banks, brokers and other intermediaries or nominees, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding”. This means that only one copy of this Proxy Statement may have been sent to multiple Stockholders in your household unless Augusta Gold has received contrary instructions from one or more Stockholders. We will promptly deliver a separate copy of this Proxy Statement to you if you contact us at the following address: Augusta Gold Corp., Suite 555-999 Canada Place, Vancouver, B.C., Canada or contact Augusta Gold Corp. at 604-687-1717. If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your Nominee, or you may contact us at the above address or telephone number. You may also contact our transfer agent at Endeavor Trust Corporation at 777 Hornby St Suite 702, Vancouver, B.C., Canada, V6Z 1S4.

Additional information relating to Augusta Gold is available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. To request hard copies of the Company’s filings, free of charge, Stockholders should contact Corporate Secretary at Augusta Gold Corp., Suite 555-999 Canada Place, Vancouver, B.C., Canada or contact Augusta Gold Corp. at 604-687-1717.

Appraisal and Dissenters’ Rights

Under Nevada law, Stockholders who do not wish to accept the Merger Consideration have a statutory right to dissent from the Merger and demand payment of the fair value of their Augusta Gold Shares (excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable). The fair value of the Augusta Gold Shares may be more or less than the Merger Consideration.

The Nevada Dissenters’ Rights Statutes provide that a Stockholder may elect to have Augusta Gold purchase the Augusta Gold Shares held by such Stockholder for a cash price that is equal to the “fair value” of such Augusta Gold Shares, as determined by agreement of Augusta Gold and such stockholder or, if they cannot agree, in a judicial proceeding in accordance with the Nevada Dissenters’ Rights Statutes. The fair value of the Augusta Gold Shares means the value of such shares determined: (i) immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable; (ii) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of a merger; and (iii) without discounting for lack of marketability or minority status.

A copy of the Nevada Dissenters’ Rights Statutes is attached as Annex “E” to this Proxy Statement. If a Stockholder wishes to exercise their dissenters’ rights or preserve the right to do so, they should carefully review Annex “E” to this Proxy Statement. IF A STOCKHOLDER FAILS TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENT PROVISIONS IN A TIMELY MANNER, SUCH STOCKHOLDER WILL LOSE ITS DISSENTERS’ RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, STOCKHOLDERS SHOULD SEEK THE ADVICE OF COUNSEL IF THEY ARE CONSIDERING EXERCISING THEIR DISSENTERS’ RIGHTS.

Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in the Nevada Dissenters’ Rights Statutes, and who cannot agree with Augusta Gold on the fair value of their Augusta Gold Shares, will have the fair value of their Augusta Gold Shares determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the value of the Merger Consideration to be paid in connection with the Merger. In addition, Stockholders who invoke dissenters’ rights will be entitled to receive payment of interest from the effective time of the Merger on the amount determined to be the fair value of their shares.

Under NRS Sections 92A.420(3) and 92A.440(5), Stockholders who fail to comply with the statutory procedures for the exercise of dissenters’ rights will not be entitled to demand payment or receive the fair value for their shares as provided under NRS. Instead, such Stockholders will receive the Merger Consideration.

For a Stockholder to exercise the right to dissent:

●	BEFORE THE VOTE IS TAKEN AT THE SPECIAL MEETING, THE HOLDER MUST DELIVER WRITTEN NOTICE TO AUGUSTA GOLD STATING THAT THEY INTEND TO ASSERT DISSENTERS’ RIGHTS AND DEMAND PAYMENT FOR THEIR AUGUSTA GOLD SHARES IF THE MERGER IS EFFECTUATED; AND

●	THE HOLDER MUST NOT VOTE ANY OF THEIR AUGUSTA GOLD SHARES IN FAVOR OF THE MERGER EITHER BY PROXY OR IN PERSON.

If a Stockholder (i) sends written notice of the intent to dissent before the Stockholder vote on the Merger Proposal at the Special Meeting and (ii) does not vote in favor of the Merger Proposal either in person or by proxy, the Surviving Corporation is required to send to such Stockholder a written dissenter’s notice no later than 10 days after the Effective Time telling such Stockholder:

●	where the demand for payment for the Stockholder’s Augusta Gold Shares must be sent and where and when the certificates representing the Augusta Gold Shares must be deposited;

●	if the Stockholder is holding Augusta Gold Shares not represented by certificates, to what extent the transfer of the Stockholder’s Augusta Gold Shares will be restricted after the demand for payment is received; and

●	the date by which the Surviving Corporation must receive the Stockholder’s written demand form, which must be between 30 and 60 days after delivery of the Surviving Corporation’s notice to the Stockholder, and providing the Stockholder with:

o	a form to demand payment; and

o	a copy of NRS Sections 92A.300 - 92A.500, inclusive.

A FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT THE CERTIFICATES REPRESENTING THE AUGUSTA GOLD SHARES AS DESCRIBED IN THE DISSENTER’S NOTICE WILL TERMINATE THE RIGHT TO RECEIVE PAYMENT FOR THE AUGUSTA GOLD SHARES OTHER THAN AS PROVIDED IN THE MERGER AGREEMENT.

If a Stockholder properly exercises the right to dissent and acquired the Augusta Gold Shares before July 16, 2025, when notice of the Merger was first publicly made, then within 30 days of receipt of a properly executed demand for payment from the Stockholder, the Surviving Corporation must pay the holder what it determines to be the fair value for the Augusta Gold Shares, plus interest. Payment is required to be accompanied by (i) specific financial records of Augusta Gold, (ii) a statement of the Surviving Corporation’s fair value estimate, including how interest was calculated, (iii) information regarding the Stockholder’s right to challenge the fair value estimate, and (iv) copies of relevant portions of the Nevada law.

If the Stockholder properly exercises the right to dissent and acquired their Augusta Gold Shares on or after July 16, 2025, the Stockholder is entitled to receive payment of the amount that the Surviving Corporation estimates is the fair value of the Stockholder’s Augusta Gold Shares but only if the Stockholder accepts that estimate. If the Stockholder wishes to contest the estimate, the Stockholder may do so, but then the Stockholder will not receive any payment until the contest is resolved.

Within 30 days of the Surviving Corporation’s fair value payment or notice, the Stockholder has the right to notify the Surviving Corporation, in writing, of the Stockholder’s own fair value estimate and demand payment of the amount not yet paid. Failure to do so will terminate the Stockholder’s right to challenge the Surviving Corporation’s calculation of fair value. If the Stockholder and the Surviving Corporation cannot agree on fair value, then the Surviving Corporation must commence legal action within 60 days after it receives the Stockholder’s demand, seeking court determination of fair value. If the Surviving Corporation fails to commence a legal action within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount he, she or it demanded. Proceedings instituted by the Surviving Corporation will be in Las Vegas, Nevada. Costs of legal action will be assessed against the Surviving Corporation, unless the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith, in which case costs will be equitably distributed. Attorneys’ and expert fees may be awarded in such amount as the court deems equitable against any party that the court determines has acted arbitrarily, vexatiously or not in good faith (in the case of a former Stockholder or the Surviving Corporation) or did not substantially comply with Sections 92A.300 - 92A.500 of the NRS (in the case of the Surviving Corporation).

FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THE NEVADA STATUTE WILL RESULT IN THE LOSS OF A HOLDER’S DISSENTERS’ RIGHTS.

A Stockholder who signs and returns the enclosed proxy card without expressly directing that their Augusta Gold Shares be voted against the Merger will effectively waive their dissenters’ rights because the Augusta Gold Shares represented by the proxy form will be voted FOR the approval of the Merger.

Accordingly, a Stockholder who desires to exercise and perfect dissenters’ rights with respect to any of their Augusta Gold Shares must either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the Merger Proposal, or (ii) check either the “Against” or the “Abstain” box next to the Merger Proposal on such proxy card, or (iii) rescind any proxy and refrain from voting in favor of the Merger Proposal. An abstention or a vote or proxy against the Merger will not, in and of itself, constitute a notice of intent to dissent required under Nevada law.

WRITTEN NOTICES OF INTENT TO DISSENT AND DEMAND PAYMENT FOR AUGUSTA GOLD SHARES MUST BE DELIVERED BEFORE THE STOCKHOLDER VOTE ON THE MERGER PROPOSAL AT THE SPECIAL MEETING TO EITHER:

●	Augusta Gold Corp., Attention: Corporate Secretary, Suite 555-999 Canada Place, Vancouver, BC V6C 3E1; or

●	in person, to the Corporate Secretary of Augusta Gold at the Special Meeting.

Stockholders considering seeking dissenters’ rights should be aware that the fair value of their shares as determined under Nevada law could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they did not seek payment of their shares through the exercise of their dissenters’ rights.

If any Stockholder who properly demands payment for their Augusta Gold Shares under Nevada law fails to perfect, or effectively withdraws or loses, the right to payment, as provided under Nevada law, the shares of such Stockholder will be converted into the right to receive the Merger Consideration receivable with respect to such Augusta Gold Shares in accordance with the Merger Agreement.

Because of the complexity of these procedures, any Stockholder is urged to seek the advice of legal counsel if they are considering exercising dissenters’ rights. Any failure to strictly follow any of these procedures may result in a termination or waiver of the Stockholder’s dissenters’ rights under Nevada law.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following is a summary of the principal terms of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been filed by Augusta Gold on its SEDAR+ profile at www.sedarplus.ca, and on EDGAR at www.sec.gov, and is attached hereto as Annex “A”. Capitalized terms not expressly defined in the Glossary of Terms or below have the meanings ascribed to such terms in the Merger Agreement. We strongly recommend that you read the Merger Agreement and documents related thereto carefully and, in their entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and such documents and not by this summary or any other information contained in this Proxy Statement.

The Merger Agreement is included with this Proxy Statement only to provide you with information regarding the terms of the Merger Agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub, HoldCo or their respective subsidiaries, affiliates or businesses. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. The representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

●	have been made only for the purposes of the Merger Agreement;

●	have been qualified by certain documents filed with, or furnished to, the SEC and the Canadian Securities Regulators by the Company from and after January 1, 2022 and on or prior to July 14, 2025;

●	have been qualified by confidential disclosures made by the Company in connection with the Merger Agreement;

●	are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors;

●	are subject to knowledge qualifiers contained in the Merger Agreement, which qualifiers are tied to the actual knowledge of certain Persons after reasonably inquiry of such Person’s direct reports;

●	were made only as of July 15, 2025, or such other date as is specified in the Merger Agreement; and

●	have been included in the Merger Agreement for the purposes of allocating risk between the Company, on the other hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub, HoldCo or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after July 15, 2025, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference in this Proxy Statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide to the Stockholders with a materially complete understanding of the disclosures relating to the Merger Agreement. See “Where You Can Find More Information” beginning on page 91.

Effects of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into Augusta Gold. Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and Augusta Gold will become a wholly-owned subsidiary of Parent.

Closing and Effective Time of the Merger

Unless the Merger Agreement has been terminated pursuant to its terms, or the parties agree otherwise, the Closing of the Merger will take place at 8:00 a.m. Pacific Time on the first (1st) business day following the satisfaction or waiver (to the extent such waiver is permitted by the Merger Agreement) of the conditions set forth in the Merger Agreement (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing of the Merger).

The Merger will become effective at the time that the articles of merger are filed with the Secretary of State of the State of Nevada or such later effective date and time permitted under the NRS as is agreed upon in writing by the parties and specified in the articles of merger.

At the Effective Time, (i) the articles of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to conform to Exhibit D of the Merger Agreement, (ii) the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to Exhibit E of the Merger Agreement, and (iii) the directors of the Surviving Corporation immediately after the Effective Time will be the directors of Merger Sub as of immediately prior to the Effective Time and the officers of the Surviving Corporation immediately after the Effective Time will be the officers of Merger Sub as of immediately prior to the Effective Time.

Completion of the Merger is expected to occur in the fourth quarter of 2025; however, it is possible that completion may be delayed beyond this date if the conditions to completion of the Merger cannot be met on a timely basis, but in no event shall completion of the Merger occur later than the Outside Date, unless extended by mutual agreement of the parties or otherwise in accordance with the terms of the Merger Agreement.

Consideration To Be Received in the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding Augusta Gold Share (other than shares owned by Parent, Merger Sub or any of their respective subsidiaries (which shares will be canceled) and shares with respect to which dissenters’ rights are properly exercised and not withdrawn under the NRS), will automatically be converted into the right to receive C$1.70 in cash, without interest, subject to any applicable withholding taxes required by applicable legal requirements. As of the Effective Time, each holder of Augusta Gold Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.

If, between July 15, 2025 and the Effective Time, the outstanding Augusta Gold Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration will be appropriately and equitably adjusted to provide the holders of Augusta Gold Shares and holders of Augusta Gold Options and 2024 Augusta Gold Warrants with the same economic effect as contemplated by the Merger Agreement prior to such event.

Excluded Augusta Gold Shares

Each Augusta Gold Share that is held by Augusta Gold (including in the Augusta Gold’s treasury) or any direct or indirect wholly-owned Subsidiary of Augusta Gold or by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent at the Effective Time will be canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor.

Treatment of Augusta Gold Options and Augusta Gold Warrants

Augusta Gold Options

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Option Consideration.

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Augusta Gold Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time will be canceled and the holder thereof shall receive the value of such Augusta Gold Option as determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan). Any other Augusta Gold Option outstanding as of immediately prior to the Effective Time and with a per share exercise price equal to or more than the Merger Consideration will be canceled for no consideration as of the Effective Time.

The Augusta Gold Equity Plans (and any previous amendments and restatements of such plans) and all Augusta Gold Options, and any related agreements, will be terminated and neither the AngloGold Ashanti Group nor Augusta Gold, nor any other person, shall have any liabilities or obligations with respect thereto, except for the payment of the Option Consideration or the amount determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan), as applicable.

Augusta Gold Warrants

Pursuant to and in accordance with the Warrant Cancellation Agreement, each outstanding Augusta Gold 2024 Warrant or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration will be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Augusta Gold Shares subject to each such Augusta Gold 2024 Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Augusta Gold Share under such Augusta Gold 2024 Warrant.

In accordance with their terms, at the Effective Time the Augusta Gold 2023 Warrants will become exercisable for the Merger Consideration of C$1.70. There will be no adjustment to the exercise price of the Augusta Gold 2023 Warrants, which will remain C$2.30 per Augusta Gold Share. The Augusta Gold 2023 Warrants will remain outstanding following the Merger until they expire pursuant to their terms in January 2026.

Payment for Augusta Gold Shares

Prior to the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent for the payment of the aggregate Merger Consideration in accordance with the Merger Agreement. At or prior to the Closing Date of the Merger Agreement, Parent will deposit, or shall cause to be deposited, with the Paying Agent cash in Canadian dollars sufficient to make payment of the aggregate Merger Consideration.

As promptly as practicable after the Effective Time (but in no event later than three (3) business days thereafter), Parent will cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of share certificate or Book-Entry Shares not held, directly or indirectly, through DTC or CDS (other than excluded shares and appraisal shares) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such share certificate or Book-Entry Shares to the Paying Agent in exchange for payment of the Merger Consideration as provided in the Merger Agreement.

Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may be reasonably required by the Paying Agent) and either (i) surrender to the Paying Agent of share certificates (or affidavits of loss in lieu thereof in accordance with the Merger Agreement) or (ii) transfer of Book-Entry Shares not held through DTC or CDS, by book receipt of an “agent’s message” in customary form by Paying Agent in connection with surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case as contemplated in the Merger Agreement, the holder of such share certificates or Book-Entry Shares will be entitled to receive, in exchange therefor, the Merger Consideration formerly represented by such share certificate or Book-Entry Shares, subject to any applicable withholding taxes and the share certificates or Book-Entry Shares so surrendered will forthwith be canceled.

With respect to Book-Entry Shares held, directly or indirectly, through DTC or CDS, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or CDS or their respective nominees as promptly as practicable after the Effective Time, upon surrender of Augusta Gold Shares held of record by DTC or CDS or their respective nominees in accordance with DTC’s or CDS’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger.

HOLDERS OF SHARE CERTIFICATES OR BOOK-ENTRY SHARES NOT HELD, DIRECTLY OR INDIRECTLY, THROUGH DTC OR CDS, SHOULD NOT FORWARD THEIR SHARE CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Transfer Books; No Further Ownership Rights

The Merger Consideration paid in respect of the Augusta Gold Shares in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all ownership rights in such Augusta Gold Shares and, at the Effective Time, the transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the Surviving Corporation of the Augusta Gold Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the Augusta Gold Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Augusta Gold Shares, except as otherwise provided for in the Merger Agreement or by applicable Legal Requirements.

Lost, Stolen or Destroyed Certificates

If any share certificate has been lost, stolen or destroyed, the holder of such share certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact, and, if required by the Surviving Corporation, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such share certificate, upon which the Paying Agent will pay, in exchange for such lost, stolen or destroyed share certificate, the applicable Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to the Merger Agreement).

Termination of Payment Fund

At any time following three (3) years after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of share certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the share certificates or Book-Entry Shares held by them. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body will become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

No Liability

Notwithstanding anything to the contrary in the Merger Agreement, none of Parent, the Surviving Corporation, the Paying Agent or any other party will be liable to any holder of Augusta Gold Shares for the Merger Consideration or any holder of Augusta Gold Options or Augusta Gold Warrants for any amounts payable pursuant to the Merger Agreement delivered in respect of such Augusta Gold Share or Augusta Gold Options or Augusta Gold Warrants, respectively, to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements.

Appraisal and Dissenters’ Rights

No Stockholder who has validly exercised its appraisal rights pursuant to the Nevada Dissenters’ Rights Statutes (a “Dissenting Stockholder”) with respect to its Augusta Gold Shares (such Augusta Gold Shares, “Dissenting Shares”) will be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder has effectively withdrawn or lost its appraisal rights under the NRS. Each Dissenting Stockholder will be entitled to receive only the payment resulting from the procedure set forth in the Nevada Dissenters’ Rights Statutes with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Augusta Gold and its Subsidiaries to Parent, Merger Sub and HoldCo and representations and warranties made by Parent, Merger Sub and HoldCo to Augusta Gold. Those representations and warranties were made solely for the purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including those included in the confidential disclosure made for the purposes of, among other things, allocating contractual risk between the parties rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, some of the representations and warranties contained in the Merger Agreement are subject to a contractual standard of materiality (including a Material Adverse Effect, as defined below) that is different from that generally applicable to the public disclosure to the Stockholders or those standards used for the purpose of allocating risk between parties to an agreement.

The representations and warranties provided by Augusta and its Subsidiaries, where applicable, in favor of Parent, Merger Sub and HoldCo relate to, among other things: due organization and powers, constating documents, capitalization, the completeness and accuracy of public filings and financial statements; the absence of material changes; title to assets; ownership on property, intellectual property, material contracts, performance of services, liabilities, compliance with legal requirements, business practices, governmental authorizations, taxes, employment matters, benefit plans, compliance with environmental laws, legal proceedings, authority to enter into the Merger Agreement and consummate the Transactions, related-party transactions, approval of the Merger, non-contravention with constating documents, laws or material contracts, obtaining a fairness opinion, no broker fees, no application of anti-takeover laws, lack of collateral benefits, CFIUS matters and the treatment of the Augusta Gold 2023 Warrants.

The representations and warranties provided by Parent and Merger Sub in favor of Augusta Gold relate to, among other things: due organization and power, formation and ownership of Merger Sub, authority relative to the Merger Agreement, required approvals, non-contravention, accuracy of information supplied for including in this Proxy Statement, absence of legal proceedings, sufficient funds, ownership of Augusta Gold Shares, solvency and no broker fees.

For purposes of the Merger Agreement, a “Material Adverse Effect” any effect that, individually or taken together with all other effects, has had or would reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), liabilities or results of operations of the Acquired Companies, taken as a whole, or (2) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that solely with respect to the foregoing clause (1), none of the following, and no effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (a) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect); (b) any effect arising out of or relating to the announcement or pendency of the Transactions, including any action taken (or not taken) by any Acquired Company that is expressly required to be taken (or is expressly prohibited from being taken) by it pursuant to the Merger Agreement and any change in customer, supplier, employee, financing source, stockholder, regulatory, partner or similar relationships of the Acquired Companies (provided, that clause (b) does not apply in the context of any representation or warranty of the Company which specifically address the consequences of the execution and delivery of the Merger Agreement or the consummation of the Transaction); (c) any effect generally affecting the gold mining industry, including changes in gold prices and political or regulatory changes affecting the industry or any changes in applicable Legal Requirements; (d) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States, Canada or any other country or region; (e) any effect from changes in interest rates, inflation rates or fluctuations in the value of any currency; (f) any act of terrorism, war, natural disasters, pandemic or epidemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks) (and any escalation or worsening of any of the foregoing); (g) any failure by any Acquired Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect); (h) any effect resulting or arising from Parent’s, Merger Sub’s or HoldCo’s breach of the Merger Agreement; or (i) any change after the date hereof in any Legal Requirements or GAAP, or binding interpretations of any Legal Requirements or GAAP; provided, further that any effect referred to in the foregoing clauses (c), (d), (e), (f) or (i) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such disproportionate adverse effect (and only such disproportionate adverse effect) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).

Conditions Precedent to the Merger

The obligations of the parties to complete the Merger under the Merger Agreement are subject to the satisfaction or waiver at or prior to the Effective Time of certain conditions described below:

Mutual Conditions

The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by each such party) at or prior to the Effective Time of each of the following conditions:

●	the receipt of the requisite Stockholder approval of the Merger Proposal; and

●	no Governmental Body having (i) enacted, issued or promulgated any Legal Requirement that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case, which has the effect as of immediately prior to the Effective Time of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions.

Additional Conditions in Favor of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

●	subject to certain materiality qualifiers, the truthfulness and correctness of the representations and warranties of Augusta Gold to the extent specified in the Merger Agreement;

●	the Company having complied with and performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Closing under the Merger Agreement;

●	the absence of any Material Adverse Effect since the date of the Merger Agreement;

●	parent and Merger Sub having received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth above having been satisfied;

●	no more than five percent (5%) of the issued and outstanding Augusta Gold Shares, in the aggregate, being (i) dissenting shares or (ii) shares held by Stockholders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such Augusta Gold Shares;

●	the Company having cured or otherwise resolved all material objections to title on its properties to the satisfaction of Parent and Merger Sub, or any material objections that remain uncured or unresolved having been waived, in writing, by Parent and Merger Sub;

●	either (i) Augusta Gold’s Form 10-Q for the period ended September 30, 2025 having been filed by the Company with the SEC, or (ii) the applicable Canadian Securities Regulators having issued at least ten (10) business days prior to the Closing Date a decision granting the Cease Reporting Issuer Order; and

●	the Company being entitled to file on the Closing Date a certification on Form 15 to suspend its duty to file reports under Section 15(d) of the Exchange Act with respect to the Augusta Gold 2023 Warrants pursuant to Rule 12h-3(b)(1)(i) under the Exchange Act.

Additional Conditions in Favor of Augusta Gold

The obligations of Augusta Gold to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Augusta Gold:

●	subject to certain materiality qualifiers, the truthfulness and correctness of the representations and warranties of Parent and Merger Sub to the extent specified in the Merger Agreement;

●	each of Parent and Merger Sub having fulfilled or complied in all material respects with each of the covenants of Parent and Merger Sub, respectively, contained in the Merger Agreement to be fulfilled or complied with by it on or prior to the Effective Time, except where the failure to comply with such covenants, individually or in the aggregate, would not materially impede the completion of the Merger;

●	the Company having received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth above having been satisfied; and

●	Parent having deposited the Payment Fund with the Paying Agent and provided the Company with reasonable evidence thereof.

Covenants

In the Merger Agreement, each of Augusta Gold and Parent has agreed to certain covenants, including using commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Merger Agreement.

Covenants of Augusta Gold Regarding the Conduct of Business

During the period from the date of the Merger Agreement until the earlier of the Effective Time and the time that the Merger Agreement is terminated in accordance with its terms, except with the express prior written consent of Parent, which consent will not be unreasonably withheld conditioned or delayed, or as required or permitted by the Merger Agreement, Augusta Gold has covenanted and agreed that, subject to applicable Legal Requirements, Augusta Gold shall, and shall cause each of the Acquired Companies to:

●	conduct its business in the ordinary course and in all material respects; and

●	use commercially reasonable efforts to preserve their current relationships with material customers, vendors, distributors, lessors, licensors, licensees, creditors and other material business relations.

In addition, during the same period, subject to applicable Legal Requirement, Augusta Gold has covenanted and agreed that except: (i) as expressly required or expressly permitted by the Merger Agreement; or (ii) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, Augusta Gold shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

●	establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, securities, other property or any combination thereof) in respect of any shares of its capital stock (including the Augusta Gold Share) or other equity, equity linked or voting interests, except for dividends or other distributions by a Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

●	repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Augusta Gold Shares), or any rights, warrants, options or other convertible or exercisable securities to acquire any shares of its capital stock, other than:

o	repurchases or reacquisitions of Augusta Gold Shares outstanding as of the date of the Merger Agreement pursuant to Augusta Gold’s right (under written commitments in effect as of the date of the Merger Agreement) to purchase or reacquire Augusta Gold Shares held by an employee or other service provider of the Company only upon termination of such associate’s employment or engagement by the Company;

o	repurchases of Augusta Gold Options or Augusta Gold Warrants (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date of the Merger Agreement (in cancellation thereof) pursuant to the terms of any such Augusta Gold Options or Augusta Gold Warrants between the Company and an employee or other service provider of the Company or member of the Augusta Gold Board only upon termination of such Person’s employment or engagement by the Company;

o	in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Augusta Gold Options or Augusta Gold Warrants as required pursuant to the terms of any such Augusta Gold Options or Augusta Gold Warrants (in effect on the date of the Merger Agreement); or

o	pursuant to transactions solely between or among Acquired Companies;

●	modify the terms of any shares of its capital stock (including the Augusta Gold Shares) or other equity, equity-linked or voting interests;

●	enter into any agreement with respect to the voting or registration of any shares of its capital stock (including the Augusta Gold Shares) or other equity, equity-linked or voting interests;

●	split, combine, subdivide, adjust, recapitalize or reclassify any shares of its capital stock (including the Augusta Gold Shares) or other equity interests, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (including the Augusta Gold Shares) any of its other equity, equity-linked or voting interests;

●	sell, issue, grant, deliver, pledge, transfer, encumber or authorize or commit to the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of the Merger Agreement) of:

o	any capital stock, equity interest or other security of Augusta Gold;

o	any option, call, warrant, restricted securities, right to acquire any capital stock, equity interest or other security of Augusta Gold or equity or equity-based incentive awards, stock bonuses, phantom equity or other equity-based incentive awards or

o	any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Company (except that the Company may issue Augusta Gold Shares as required to be issued upon the exercise of Augusta Gold Options or Augusta Gold Warrants outstanding as of the date of the Merger Agreement as required pursuant to the terms of any such Augusta Gold Options or Augusta Gold Warrants (in effect as of the date of the Merger Agreement);

●	modify or amend in any material respect, or terminate or waive any material right under, any Material Contract (except for any modification (including any renewal, amendment, termination (including any non-renewal) or waiver) in the ordinary course of business or that is not adverse to the Acquired Companies, in the aggregate, in any material respect);

●	enter into any contract that would have been a material contract if such contract was in existence as of the date hereof (other than entry into any such Contract in the ordinary course of business);

●	assign, license, sell, abandon, allow to lapse or otherwise dispose of any material Intellectual Property Right, other than non- exclusive licenses granted in the ordinary course of business, or disclose any Trade Secrets, other than pursuant to a reasonable written confidentiality agreement or binding confidentiality obligation;

●	establish, enter into, adopt, terminate, modify or amend any employee plan (or any plan, program, arrangement, practice or agreement that would be an employee plan if it were in existence on the date hereof), or amend or waive any of its rights under, or take any action to accelerate the vesting, payment or funding of any compensation or benefit under, any of the employee plans (or any plan, program, arrangement, practice or agreement that would be an employee plan if it were in existence on the date hereof), except that the Acquired Companies: (A) may amend any employee plans to the extent required by applicable Legal Requirements; and (B) may replace, renew or extend a broadly applicable employee plan in the ordinary course of business consistent with past practice that does not materially increase the cost of such employee plan or benefits provided under such employee plan based on the cost on the date of the Merger Agreement;

●	pay or grant, or commit to pay or grant, to any current or former employee or other service provider of the Acquired Companies any equity or equity-based incentive awards, stock bonuses (whether pursuant to any Augusta Gold Equity Plan or otherwise) or other equity-based incentive awards, material compensation or benefit (including any severance, retention, change in control or similar payments or benefits), or any increase in any compensation or benefits;

●	hire, engage, promote or terminate (other than for cause) any employee or other service provider of the Acquired Companies whose annual base compensation is or would be greater than US$125,000;

●	amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, except as may be required by Legal Requirement or the rules and regulations of the Exchange;

●	make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Acquired Companies, (B) advances for employee business and travel expenses in the ordinary course of business in immaterial amounts, (C) the extension of trade credit to customers in the ordinary course of business, or (D) acquisitions of marketable securities which are convertible into cash within ninety (90) days or less and representing non-controlling minority interests of less than two percent (2%) of the total outstanding share capital of such Person;

●	form any Subsidiary, acquire any equity interest in any other entity or enter into any joint venture, legal partnership or limited liability company or similar arrangement or, except to another Acquired Company, agree or otherwise commit to make a capital contribution in any entity;

●	make or authorize any capital expenditure except (A) in accordance with the capital budget of Augusta Gold or (B) capital expenditures not addressed by the foregoing clause (A) that do not exceed US$250,000 individually, or US$500,000 in the aggregate;

●	incur any Indebtedness after the date of the Merger Agreement except for (A) Indebtedness reasonably necessary to finance capital expenditures permitted under the Merger Agreement, (B) Indebtedness incurred to refinance, extend or replace existing Indebtedness outstanding on the date of the Merger Agreement (which is not for an aggregate principal amount greater than such existing Indebtedness and which is prepayable at any time without premium or penalty), (C) guarantees by the Company of existing Indebtedness of any other Acquired Company, (D) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and for immaterial amounts, (E) Indebtedness incurred under any existing credit facilities as in effect on the date hereof, and (F) Indebtedness under amendments to the Secured Loan Documents and the Unsecured Loan Documents to fund business expenses incurred in the ordinary course that do not exceed US$3,500,000 in the aggregate;

●	sell, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew, guarantee, exchange or swap, lease, transfer, mortgage or otherwise encumber or subject to any encumbrance (other than a permitted encumbrance) or otherwise dispose of or assign any (x) rights, properties or assets with a fair market value that is individually in excess of US$50,000 or in the aggregate in excess of US$100,000 or (y) any unpatented mining claims, except (A) dispositions of supplies, inventory, merchandise or products to customers in the ordinary course of business, dispositions of obsolete, surplus or worn-out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Company and dispositions of marketable securities for cash in the ordinary course of business, or (B) transfers between or among the Acquired Companies;

●	acquire from any third-party any (A) business or assets (other than purchases of raw materials and supplies in the ordinary course of business), or (B) equity interests of any Person, in each case of clauses (A) and (B), including by merger, consolidation or acquisition of stock or assets;

●	(A) make, change or revoke any material Tax election in a manner materially inconsistent with past practice, (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return, (D) settle or compromise any material claim, notice, audit, investigation, assessment or other proceeding with respect to material Taxes, (E) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (in each case, other than an agreement entered into in the ordinary course of business and the principal purpose of which is not Tax), (F) execute any closing agreement relating to any material amount of Tax, (G) affirmatively surrender or compromise any right to claim a material Tax refund or (H) consent to any extension or waiver of the statute of limitations period with respect to the assessment or examination of any material Tax (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

●	commence any Legal Proceeding, other than: (A) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business or the business of the Acquired Companies (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (B) subject to any limitations set forth in other provisions of the Merger Agreement, in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

●	settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of the Merger Agreement or any other agreements contemplated thereby, (B) a settlement or compromise involving only the payment of monies by the Acquired Companies (net of recoveries under insurance policies or indemnity obligations) of not more than US$250,000 individually or US$500,000 in the aggregate, or (C) any settlement or compromise that results in no monetary obligation of any Acquired Company or the Acquired Company’s receipt of payment; provided that no such settlement or compromise shall involve any injunctive or equitable relief, or impose material restrictions on the Acquired Companies, taken as a whole;

●	(A) modify, extend, terminate, negotiate or enter into any collective bargaining agreement or other agreement with a union, works council or other labor representative or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Acquired Companies, (B) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, or other actions that could require advance notice under the WARN Act or similar legal requirement, or (C) affirmatively waive any restrictive covenant obligation of any current or former employee or independent contractor;

●	adopt or implement any stockholder rights plan or similar arrangement;

●	make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Acquired Companies, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Legal Requirement, including Regulation S-X under the Securities Act, or (C) by any Governmental Body (including the Financial Accounting Standards Board or any similar organization);

●	adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies (other than a dormant Subsidiary of the Company in the ordinary course of business);

●	enter into any new line of business that is not directly related to, and is not an extension of, the Business;

●	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

●	engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

●	authorize, or agree or commit to take any of the actions described above.

Covenants of each Party Related to the Merger

Subject to the terms and conditions set forth in the Merger Agreement, each of Augusta Gold, Parent and Merger Sub have agreed to use respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and to consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions; provided that none of the above covenants will require any Party to waive any right or condition contained in the Merger Agreement.

Notwithstanding anything to the contrary contained in the Merger Agreement, in no event shall Parent or any of its Affiliates be required to (and in no event shall Augusta Gold or any Subsidiary of Augusta Gold agree to without the prior written consent of Parent) take any action, including entering into any decree, order or other arrangement, or to permit or suffer to exist any material restriction, condition, limitation or requirement that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would have, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of (i) Augusta Gold and its Subsidiaries, or (ii) Parent and its Affiliates, taken as a whole (provided that for purposes of determining the foregoing clause (ii), the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of Augusta Gold and its Subsidiaries, taken as a whole).

Covenants of the Parties Relating to Insurance and Indemnification

Augusta Gold, Parent and Merger Sub have agreed that, to the fullest extent permitted by applicable legal requirements, all rights to indemnification, advancement of expenses and exculpation by Augusta Gold or another Acquired Company existing in favor of those Persons who are directors, officers or employees of any Acquired Company as of the date of the Merger Agreement or have been directors, officers or employees of any Acquired Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the articles of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company (as in effect as of the date of the Merger Agreement and made available to Parent) and as provided in the indemnification agreements between the Acquired Company and such Indemnified Persons and in effect as of the date of the Merger Agreement made available by Augusta Gold to Parent or Parent’s representatives prior to the date of the Merger Agreement, shall (A) survive the Closing (B) not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons and (C) be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six (6) years from the Effective Time.

 Further, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, to the fullest extent permitted under applicable legal requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as a director, officer or employee of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director, officer or employee of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions and advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified within thirty (30) days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified.

Subject to certain exceptions and limitations, Augusta Gold shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by Augusta Gold and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection for a period of six (6) years from the Effective Date with respect to claims arising from facts or events which occurred on or prior to the Effective Date and Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that Parent shall not be required to pay any amounts in respect of such coverage prior to the Effective Time; and provided further that the cost of such policies shall not exceed 300% of Augusta Gold’s last annual aggregate premium for policies currently maintained by Augusta Gold or its Subsidiaries.

Covenants Regarding Non-Solicitation

In the Merger Agreement, Augusta Gold has agreed that it will not, and will not permit or authorize its Subsidiaries or any of its officers, directors, employees, consultants, independent contractors, representatives or agents to, engage in any solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or directly or indirectly:

●	solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal;

●	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any non-public information relating to any Acquired Company or its business, properties, assets, books, records or other non-public information, in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

●	enter into, approve or endorse any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

●	authorize or commit to any of the foregoing.

Augusta Gold has further agreed that immediately following the execution of the Merger Agreement it immediately ceases and causes to be terminated all discussions or negotiations between the Acquired Companies and any Person and such Person’s representatives (other than Parent and its Affiliates and its and their respective representatives) in connection with any potential Acquisition Proposal.

Notwithstanding the above limitations, if at any time prior to obtaining the approval by the Stockholders of the Merger Proposal, Augusta Gold receives a written Acquisition Proposal that was not solicited in breach of the above limitations from any persons or group of Persons, and the Augusta Gold Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Augusta Gold Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take any action set forth below would be inconsistent with its fiduciary duties under applicable Legal Requirements, then Augusta Gold may:

●	enter into an Acceptable Confidentiality Agreement with such Person or group of Persons and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and their respective representatives and financing sources; provided that the Company shall provide to Parent, prior to or substantially concurrently with the provision of such information to such Person or group of Persons, all such information that is provided to any such Person or group of Persons given such access which was not previously provided to Parent or its representatives, and

●	engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and its respective Representatives and financing sources with respect to such Acquisition Proposal, including negotiating a Company Acquisition Agreement.

In relation to the receipt of Acquisition Proposals, Augusta Gold has agreed that it will (i) promptly (and in any event within twenty-four (24) hours) notify Parent in writing if:

●	any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, are received by the Acquired Companies or any of their representatives;

●	any non-public information is requested from any Acquired Company or any of their representatives in connection with or related to any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal or

●	any discussions or negotiations with third parties relating to or in connection with any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal are sought, requested or continue.

Augusta Gold has also agreed to provide Parent with a written summary of the material terms and conditions of any of the foregoing, including the identity of the Person making such inquiry, proposal, offer or Acquisition Proposal (including copies of any written materials related thereto), to keep Parent reasonably informed of any material developments relating thereto on a reasonably prompt basis (including copies of any written materials related to any amendments or modifications thereto) and upon the reasonable request of Parent, reasonably inform Parent of the status of such inquiry, proposal, offer or Acquisition Proposal.

Augusta Gold Board Recommendation

Except as described below, from July 15, 2025, until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Augusta Gold Board has agreed that neither it, nor any committee thereof, will:

●	make a Company Adverse Change Recommendation; or

●	approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

Notwithstanding the foregoing, if Augusta Gold receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Merger Proposal by the Stockholders, the Augusta Gold Board may, subject to compliance with the Merger Agreement, make a Company Adverse Change Recommendation and enter into a Company Acquisition Agreement with respect to such Acquisition Proposal, if and only if:

●	the Augusta Gold Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal;

●	the Augusta Gold Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Augusta Gold Board under applicable legal requirements;

●	Augusta Gold gives Parent a prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate the Merger Agreement at least five (5) business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice shall not (in and of itself) constitute a Company Adverse Change Recommendation);

●	Augusta Gold provides to Parent copies of the most current drafts of any proposed Company Acquisition Agreement with respect to an Acquisition Proposal and any financing commitments or other agreements to be entered into in connection with such Acquisition Proposal and a summary of the material terms and conditions of the Acquisition Proposal;

●	Augusta Gold affords Parent five (5) business days (the “Match Period”) after delivery of the Determination Notice and the documents contemplated above to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and negotiates in good faith with Parent with respect to such proposed revisions or other proposal, if any;

●	after considering the terms of the Merger Agreement and any revisions thereto proposed to be made by Parent, if any, prior to the end of the Match Period, Augusta Gold Board (or a committee thereof) determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Augusta Gold Board under applicable legal requirements; and

●	Augusta Gold pays the Termination Fee.

Issuance of any “stop, look and listen” communication by or on behalf of Augusta Gold pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice, so long as such communication solely describes the Augusta Gold’s receipt of an Acquisition Proposal.

Certain Additional Covenants and Agreements

The Merger Agreement also contains additional covenants between Augusta Gold, Parent and Merger Sub, relating to, among other things, (i) access to information and confidentiality, (ii) the filing of this Proxy Statement, (iii) coordination with respect to litigation relating to the Merger, (iv) public announcements with respect to the Transactions, (v) repayment under the Loan Documents, (vi) covenants relating to the delisting of the Augusta Gold Shares from the TSX, cessation of the quotation of the Augusta Gold Shares on the OTCQB, deregistration of the Augusta Gold Shares (and other securities of Augusta Gold, if applicable) pursuant to the Exchange Act, suspension of Augusta Gold’s reporting duties under Section 15(d) of the Exchange Act and cessation of Augusta Gold being a reporting issuer under Canadian Securities Laws in each of the provinces and territories of Canada in which it is a reporting issuer, (vii) the Company’s requirement to file with SEC its quarterly report on Form 10-Q for the quarter ended September 30, 2025 and (viii) the Company’s obligation to obtain fully executed option payment agreements from each holders of Augusta Gold Options.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Augusta Gold and Parent.

In addition, the Merger Agreement contains mutual termination rights for both Augusta Gold and Parent, including a right to terminate the Merger Agreement at any time prior to the Effective Time if: (i) the Stockholder approval of the Merger Proposal was not obtained at the Special Meeting, (ii) any restraint having the effect of permanently preventing or prohibiting the consummation of the Merger having become final and non-appealable; provided that this right to terminate the Merger Agreement will not be available to a party if such party’s material breach of the Merger Agreement is the principal cause of or resulted in such final and non-appealable restraint or such party fails to use its commercially reasonable efforts to prevent the entry of and to remove such restraint, or (iii) the Effective Time of the Merger has not occurred on or prior to the Outside Date; provided that this right to terminate the Merger Agreement will not be available to any party if the failure to consummate the Merger by the Outside Date was principally caused by the failure to perform or comply with any of such party’s obligations under the Merger Agreement.

The Merger Agreement also contains termination rights for Augusta Gold, including a right to terminate the Merger Agreement at any time prior to the Effective Time if (i) either Parent or Merger Sub have breached any of its representations and warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure would give rise to certain conditions precedent or in favor of Augusta Gold not to be satisfied, subject to certain qualifications and exceptions, or (ii) if prior to obtaining the approval of the Stockholders of the Merger Proposal, Augusta Gold accepts a Superior Proposal, subject to certain qualifications and exceptions, and pays the Termination Fee.

The Merger Agreement also contains termination rights for Parent, including a right to terminate the Merger Agreement at any time prior to the Effective Time if (i) Augusta Gold has breached any is representations and warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure would give rise to the certain conditions precedent in favor of Parent not to be satisfied, subject to certain qualifications and exceptions, (ii) if Augusta Gold Board (or a committee thereof) makes a Company Adverse Recommendation Change or (iii) if more than five percent (5%) of Augusta Gold Shares as of the date of the Merger Agreement in the aggregate, are (a) Dissenting Shares or (b) shares held by Stockholders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such shares.

Termination Fee

Augusta Gold will be required to pay a termination fee of US$3.6 million to Parent if:

●	the Merger Agreement is validly terminated by Parent due to a Company Adverse Change Recommendation;

●	the Merger Agreement is validly terminated by Augusta Gold in connection with it pursuing a Superior Proposal; or

●	(A) the Merger Agreement is validly terminated by either Augusta Gold or Parent due to (i) Augusta Gold’s failure to obtain the Stockholder approval of the Merger Proposal at the Special Meeting, (ii) the Effective Time not having occurred on or prior to the Outside Date, or (iii) Augusta Gold breaching its representations and warranties or covenants under the Merger Agreement, and (B) after the date of the Merger Agreement and prior to the date of termination of the Merger Agreement (except in the case of termination pursuant to failure to obtain the Stockholder approval of the Merger Proposal, in which case prior to the Special Meeting) an Acquisition Proposal is publicly disclosed (whether by Augusta Gold or a third-party) or otherwise publicly made known to the Augusta Gold Board or the Stockholders, and in each case, is not publicly withdrawn at least five (5) business days prior to (x) the date of the Special Meeting (in the case of any such termination of the Merger Agreement pursuant to a failure to obtain the Stockholder approval of the Merger Proposal or (y) the date of any such termination of the Merger Agreement, and (C) within twelve (12) months of any such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into. For purposes of this bullet, all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Proposal” will each be deemed to be references to “fifty percent (50%)”.

Limitation of Liability

Except in the case of willful breach or fraud by any Company-Related Party and subject to Parent’s and Merger Sub’s right to seek an order of specific performance against the Company prior to the termination of the Merger Agreement as permitted by and subject to the requirements set forth in the Merger Agreement, if the Termination Fee is paid by Augusta Gold for which such fee is payable pursuant to the provisions described above, payment of the Termination Fee will constitute the sole and exclusive monetary damages remedy of Parent against Augusta Gold or any Company-Related Party for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount none of the Company-Related Parties have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.

Fees and Expenses

Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

Withholding Taxes

Each of the Surviving Corporation and Parent are entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration payable pursuant to the Merger Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. Each such payor shall take all action that may be necessary to ensure that any such amounts so deducted or withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body in accordance with applicable Tax Legal Requirements, such amounts so remitted will be treated for all purposes of the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Amendments

Subject to compliance with applicable Legal Requirements, at any time prior to the Effective Time, the Merger Agreement may be amended, modified and/or supplemented in any and all respects by written agreement by Augusta Gold, Parent and Merger Sub; provided that following the receipt the approval by the Stockholders of the Merger Proposal, there will be no amendment, modification or supplement that by Legal Requirement requires further approval by the Stockholders without such approval having first been obtained.

Extension of Time; Waiver, etc.

At any time prior to the Effective Time, Parent and Augusta Gold may, subject to applicable Legal Requirements, (i) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant thereto, (ii) extend the time for the performance of any of the obligations or acts of the other parties, or (iii) waive compliance by the other parties with any of the agreements contained in the Merger Agreement applicable to such party or, except as otherwise provided in the Merger Agreement, waive any of such party’s conditions (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing); provided that after obtaining approval by the Stockholders and prior to the Effective Time, there will be no waiver or extension of the Merger Agreement that (x) decreases the Merger Consideration or (y) adversely affects the rights of the Stockholders, in the case of each of clauses (x) and (y), without the approval of the Stockholders.

Governing Law; Jurisdiction

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to any laws or principles thereof that would result in the application of the laws of any other jurisdiction, except that the laws of the State of Nevada shall govern (i) the Merger, to the extent mandatorily applicable thereto, and (ii) the internal affairs (including fiduciary duties) of Augusta Gold and the Augusta Gold Board (together, “Nevada Law Matters”).

The parties have agreed that in any legal proceeding arising out of or relating to the Merger Agreement or any of the Transactions each of the Parties irrevocably (i) (A) submits, other than as to Nevada Law Matters, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)), and (B) for Nevada Law Matters, submits to the exclusive jurisdiction and venue of the Eighth Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)).

Specific Performance

The parties agreed that irreparable harm, for which monetary damages (including Termination Fee) even if available, are not an adequate remedy, will occur in the event that the parties to the Merger Agreement do not perform their obligations in accordance with the specified terms of the Merger Agreement (including any party failing to take such actions as are required of it thereunder in order to consummate the Merger Agreement) or otherwise breach the provisions of the Merger Agreement.

Subject to certain limitations, the parties acknowledged and agreed that (i) the parties are entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the courts described in the Merger Agreement without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the Merger Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither Augusta Gold nor Parent nor Merger Sub would have entered into the Merger Agreement.

HoldCo Obligation

Pursuant to the Merger Agreement, HoldCo has agreed to cause Parent to perform its payment obligations under the Merger Agreement, and to be held liable for any breach by Parent of such obligations as though it were Parent. HoldCo further has represented and warrant that (i) the execution, delivery and performance of the Merger Agreement has been duly and validly authorized by all necessary corporate action and does not contravene any provision of HoldCo’s governing documents or any Legal Requirements or contractual restriction binding on HoldCo or its assets, (ii) the Merger Agreement constitutes a legal, valid and binding obligation of HoldCo enforceable against HoldCo in accordance with its terms, and (iii) HoldCo had, and will have on the Closing Date of the Merger Agreement, the financial capacity (which, other than on the Closing Date of the Merger Agreement, may include access to available borrowings or liquid assets) to pay and perform the obligations of Parent, Merger Sub and HoldCo under the Merger Agreement, and all funds necessary for HoldCo to fulfill the obligations of Parent, Merger Sub and HoldCo are available to HoldCo.

AGREEMENTS INVOLVING AUGUSTA GOLD SHARES

Voting Agreement

The following summarizes the material provisions of the Voting Agreement. This summary does not purport to be complete, may not contain all information about the Voting Agreement that is or may be important to you and is qualified in its entirety by reference to the full Voting Agreement, copy of which is attached to this Proxy Statement as Annex “B” and which is incorporated by reference into this Proxy Statement. We strongly recommend that you read the Voting Agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the Voting Agreement and such other related documents and not by this summary or any other information in this Proxy Statement.

The Voting Agreement is included with this Proxy Statement only to provide you with information regarding the terms of the Voting Agreement and not to provide you with any other factual information regarding Augusta Gold, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses.

As a condition and inducement to the willingness to Parent and Merger Sub entering into the Merger Agreement, all of the directors and executive officers of Augusta Gold who own Augusta Gold Shares, as well as Augusta Investments Inc. (collectively, the “Supporting Stockholders”) entered on July 15, 2025, into the Voting Agreement. As of July 15, 2025, the Supporting Stockholders owned approximately 31.5% of the outstanding Augusta Gold Shares that are eligible to vote in the Special Meeting.

Under the terms of the Voting Agreement each Supporting Stockholder has agreed, among other things, to:

●	vote all of the Subject Shares (as defined below) in favor of adopting the Merger Agreement and approving any other matters necessary for the consummation of the Transactions contemplated by the Merger Agreement, including the Merger; and any proposal to adjourn or postpone the applicable meeting of the Stockholders to a later date if there are not sufficient votes to adopt the Merger Proposal and approve any other matters necessary for the consummation of the Transactions contemplated by the Merger Agreement; and

●	vote against (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or matters contemplated by the Merger Agreement; (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of such Supporting Stockholder contained in the Voting Agreement; (C) any action or agreement that would reasonably be expected to result in (1) any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled or (2) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s organizational documents); and (D) any other action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions contemplated by the Merger Agreement, including the Merger, or the Voting Agreement.

●	not to, (i) transfer any of its Subject Shares or Subject Equity Awards, except as permitted by the Voting Agreement, (ii) deposit any of its Subject Shares or Subject Equity Awards into a voting trust or enter into a voting agreement or arrangement with respect to any of its Subject Shares or Subject Equity Awards or grant any proxy (except as otherwise provided in the Voting Agreement) or power of attorney with respect thereto, or (ii) give instructions with respect to the voting of any of its Subject Shares in any manner that is inconsistent or otherwise take any other action with respect to any of its Subject Shares that would in any way restrict, limit or interfere with the performance by such Supporting Stockholder of its obligations or the Transactions contemplated by the Voting Agreement.

Each Supporting Stockholder agreed with Parent that it will, on or before the fifth business day prior to any meeting of any of the Stockholders in respect of any of the matters set forth above, duly complete forms of proxy in respect of all of his, her or its Subject Shares, and any other required documents in connection therewith, and cause same to be validly delivered in support of (and indicating that all Subject Shares are voted in favor of approving) any matters set forth above in accordance with the requirements thereof and will not withdraw the forms of proxy except as expressly otherwise provided in the Voting Agreement. Each Supporting Stockholder agreed that it will, on or before the fifth business day prior to any meeting of any of the Stockholders in respect of any matters set forth above deliver or cause to be delivered to Parent, a copy or screenshot of the duly completed and signed forms of proxy described in the preceding sentence.

To the fullest extent permitted by applicable law, each Supporting Stockholder irrevocably and unconditionally has agreed to waive, and to not exercise or assert, any rights of dissent or appraisal (including pursuant to Section 92A.380 of the NRS) relating to the Merger.

Under the Voting Agreement, “Subject Shares” means Augusta Gold Shares listed on Exhibit A to the Voting Agreement and “Subject Equity Awards” means Augusta Gold Options and Augusta Gold Warrants listed on Exhibit B to the Voting Agreement. Each Supporting Stockholder also agreed that any Augusta Gold Shares and any other shares of capital stock or other equity of Augusta Gold that the Supporting Stockholder purchases or otherwise acquires or with respect to which such Supporting Stockholder otherwise acquires voting power after the execution of the Voting Agreement and prior to the Expiry Date shall be subject to the terms and conditions of the Voting Agreement to the same extent as if they constituted such Supporting Stockholder’s Subject Shares as of the date of the Voting Agreement.

The Voting Agreement will terminate at the earliest of:

●	the valid termination of the Merger Agreement in accordance with its terms,

●	the Effective Time,

●	with respect to any Supporting Stockholder, the entry without the prior written consent of such Supporting Stockholder into any amendment or modification to the Merger Agreement that results in a decrease in the Merger Consideration payable to holders of Augusta Gold Shares or a change in the type of consideration payable or otherwise causes a change that is adverse in any material respect to such Supporting Stockholder, provided, that at the time of such termination the Supporting Stockholder is not in material default in the performance of its obligations under the Voting Agreement, or

●	the mutual written consent of all of the parties thereto.

Under the terms of the Voting Agreement, the parties agreed that nothing in the Voting Agreement is intended to restrict or limit the Supporting Stockholders from taking any action required in connection with his or her fiduciary duties as a director or officer of Augusta Gold.

The Voting Agreement has been filed on EDGAR and SEDAR+ under Augusta Gold’s profile and is attached hereto as Annex “B”.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement, including the matters addressed in “Introduction—Cautionary Note Regarding Forward-Looking Statements” you should carefully consider the following risk factors in determining whether to vote for the approval of the Merger Proposal.

There is no assurance when or if the Merger will be completed.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others (i) approval of the Merger Proposal, (ii) obtaining certain regulatory and governmental approvals, and (iii) the absence of legal restraints prohibiting the completion of the Merger. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to close the Merger. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in any government or regulatory approvals could have an adverse effect on the business or financial condition of Augusta Gold. In addition, if for any reason the conditions to the Merger are not satisfied or waived or if the Merger is not completed for any reason, Augusta Gold’s ongoing business and financial results may be adversely affected, the market price of Augusta Gold Shares may be adversely affected.

Failure to complete the Merger could negatively impact the market price of the Augusta Gold Shares and Augusta Gold’s future business and financial results.

If the Merger is not completed for any reason, Augusta Gold’s ongoing business and financial results may be adversely affected. In addition, if the Merger is not completed, Augusta Gold will be subject to a number of additional risks, including the following:

●	Under the terms of the Merger Agreement, in certain circumstances, if the Merger is not completed by reason of certain circumstances attributable to Augusta Gold, Augusta Gold will be required to pay a termination fee of US$3.6 million to Parent;

●	The price of Augusta Gold Shares may decline to the extent that the current market price of the Augusta Gold Shares reflects a market assumption that the Merger will be completed and that the related benefits will be realized, or as a result of the market’s perceptions that the Merger was not consummated due to an adverse change in Augusta Gold’s business or financial condition;

●	Augusta Gold will continue to be liable to repay the amount outstanding under the Secured Loan Documents and the Unsecured Loan Documents. There can be no certainty that Augusta Gold will have the financial capacity to repay the amounts under the Secured Loan Documents and the Unsecured Loan Documents when due, or at all.

●	Whether or not the Merger is completed, the pending Merger could adversely affect Augusta Gold’s operations because matters relating to the Merger require substantial commitments of time and resources by Augusta Gold’s management and employees which could otherwise have been devoted to other opportunities that may have been beneficial to Augusta Gold.

Augusta Gold cannot guarantee when, or whether, the Merger will be completed, that there will not be a delay in the completion of the Merger or that all or any of the anticipated benefits of the Merger will be obtained. If the Merger is not completed or is delayed, Augusta Gold may experience the risks discussed above which may adversely affect Augusta Gold’s business, financial results and share price.

The application of interim operating covenants may restrict Augusta Gold’s ability to pursue certain opportunities.

Pursuant to the Merger Agreement, Augusta Gold has agreed to certain interim operating covenants intended to ensure that Augusta Gold carries on business in the ordinary course consistent with past practice, except as required or expressly authorized by the Merger Agreement or any applicable law, or unless the prior written consent of Parent is obtained. These operating covenants cover a broad range of activities and business practices. Consequently, it is possible that a business opportunity will arise that is out of the ordinary course or is not consistent with past practices, and that Augusta Gold will not be able to pursue or undertake the opportunity due to its covenants in the Merger Agreement unless the prior written consent of Parent is obtained (such consent not to be unreasonably withheld, conditioned or delayed).

The Voting Agreement may prevent certain directors and executive officers of Augusta Gold from supporting a third-party transaction.

The directors and executive officers of Augusta Gold that own Augusta Gold Shares have agreed not to support any third-party transaction during the term of the Voting Agreement. Because these Stockholders own or control approximately 31.5% of the issued and outstanding Augusta Gold Shares, it may not be possible for a competing purchaser to acquire Augusta Gold until the Voting Agreement is terminated. Directors of Augusta Gold are permitted under the Voting Agreement to undertake any actions necessary to the fulfilment of their fiduciary duties in their capacity as directors of Augusta Gold, which would include making a Company Adverse Change Recommendation, but this would not extend to their support of a third-party transaction in their capacity as a Stockholder of Augusta Gold. The Voting Agreement does terminate upon termination of the Merger Agreement, so in the case where the Merger Agreement is terminated, for example, upon acceptance of a Superior Proposal, the Voting Agreement would terminate and these restrictions would no longer apply.

The fairness opinion obtained by the Augusta Gold Board from its independent financial advisor will not reflect subsequent changes.

In connection with the proposed Merger, NBF delivered to the Augusta Gold Board an opinion dated July 15, 2025 to the effect that as of that date, and based upon and subject to the various considerations set forth in the opinion, the Merger Consideration was fair, from a financial point of view, to the Stockholders, excluding the Related Parties. The opinion does not reflect changes that may occur or that have occurred after the date of the opinion, including changes to the operations and prospects of Augusta Gold, fluctuations in the price of gold and silver, changes in the market prices of the Augusta Gold Shares, changes in general market or economic conditions or regulatory or other factors. Any such changes, or changes of other factors on which the opinion is based, may materially alter or affect the fairness of the Merger Consideration and the value of the Merger.

The Merger Agreement limits Augusta Gold’s ability to pursue alternatives to the Merger, including if the Merger is not completed.

The Merger Agreement contains provisions that restrict Augusta Gold from selling its business to a party other than the AngloGold Ashanti Group and restrict it from pursuing other strategic alternatives. These provisions include a general prohibition on soliciting any Acquisition Proposal or offer for a competing transaction and the requirement that Augusta Gold pay a termination fee if the Merger Agreement is terminated in specified circumstances. The Augusta Gold Board is also limited in its ability to make a Company Adverse Change Recommendation. See “The Merger Agreement—Covenants—Covenants Regarding Non-Solicitation” beginning on page 70. While Augusta Gold believes these provisions are reasonable, these provisions may discourage a third party that may have an interest in acquiring Augusta Gold from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the Merger, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable. In addition, these provisions may prevent or delay Augusta Gold from having adequate time to avoid liquidity problems and continue as a going concern, which will be necessary if the Merger is terminated.

Certain of Augusta Gold’s directors and executive officers have interests in the Merger that are different from your interests as a Stockholder.

The Augusta Gold Board approved the Merger Agreement and the Merger, and determined that the Merger Consideration is fair to Stockholders, excluding the Related Parties, and in the best interests of Augusta Gold. In considering these facts and the other information contained in this Proxy Statement, you should be aware that the directors and executive officers of Augusta Gold may have financial interests in the Merger that are different from, or in addition to, the interests of Stockholders. The directors and executive officers hold Augusta Gold Options that will accelerate and vest by reason of the Merger and certain out-of-the-money Augusta Gold Options will be canceled in return for the payment of the Black-Scholes value of such Augusta Gold Options (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan). In addition, certain officers of Augusta Gold are entitled to certain change of control, success fees and other payments as a result of the Transactions contemplated by the Merger Agreement. Certain directors and executive officers will also have the debt they are owed by Augusta Gold repaid at the Effective Time pursuant to the Merger. These interests may cause certain of directors and executive officers to view the Merger more favorably than other Stockholders. See “The Merger—Interests of Augusta Gold Directors and Executive Officers in the Merger” beginning on page 39.

IMPORTANT INFORMATION ABOUT AUGUSTA GOLD

General Corporate Information

Augusta Gold is a Nevada corporation. The Augusta Gold Shares are registered under Section 12(g) of the Exchange Act. Augusta Gold is a “reporting issuer” as defined under Canadian Securities Laws in each of the provinces and territories of Canada other than Québec and an SEC foreign issuer as defined under Canadian Securities Laws. The Augusta Gold Shares are quoted for trading on the OTCQB under the symbol “AUGG” and is traded on the TSX under the symbol “G”. Augusta Gold’s head office is located at Suite 555-999 Canada Place, Vancouver, B.C., Canada. On July 15, 2025, the trading day before the announcement of the Merger Agreement, the closing price of the Augusta Gold Shares on the TSX was C$1.33 and as quoted on OTCQB was US$0.97.

Augusta Gold is an exploration stage gold company focused on building a long-term business that delivers stakeholder value through developing the Company’s Bullfrog Gold Project and Reward Gold Project and pursuing accretive merger and acquisition opportunities. We are focused on exploration and advancement of gold exploration and potential development projects, which may lead to gold production or strategic transactions such as joint venture arrangements with other mining companies or sales of assets for cash and/or other consideration. At present, our Reward Gold Project has mineral reserves reported under S-K 1300 and is a development stage property, however, we have not to date made a development decision on the project and have not started preparation of the mineral reserves for extraction meaning we remain an exploration stage issuer. Our Bullfrog Gold Project is in the exploration stage. We do not mine, produce or sell any mineral products and we do not currently generate cash flows from mining operations.

The Bullfrog Gold Project is located approximately 120 miles north-west of Las Vegas, Nevada and 4 miles west of Beatty, Nevada. The Reward Gold Project is located seven miles from the Bullfrog Gold Project. The Company owns, controls or has acquired mineral rights on federal patented and unpatented mining claims in the State of Nevada for the purpose of exploration and potential development of gold, silver, and other metals. The Company regularly reviews opportunities and acquire additional mineral properties with current or historic precious and base metal mineralization with meaningful exploration potential.

The Company is led by a management team and board of directors with a proven track record of success in financing, exploring and developing mining assets and delivering shareholder value.

Trading Price and Volume

The following sets out the volume of trading and price range of the Augusta Gold Shares traded or quoted on the TSX and the OTCQB under the symbol “AUGG” during the months indicated below preceding the date of this Proxy Statement:

	TSX			OTCQB
Period	High (C$)	Low (C$)	Total Volume	High (US$)	Low (US$)	Total Volume
January 2025	1.300	0.900	889,679	0.9000	0.6300	802,585
February 2025	1.400	1.120	730,213	1.0100	0.7631	732,874
March 2025	1.350	1.000	887,628	0.9500	0.6846	927,502
April 2025	1.180	0.840	988,647	0.8500	0.5680	1,332,491
May 2025	1.210	0.950	825,480	0.9135	0.6800	872,649
June 2025	1.300	0.920	1,227,311	1.1000	0.6308	1,463,409
July 2025	1.680	1.210	6,442,949	1.2300	0.9100	10,523,334
August 2025	1.6900	1.6700	1,125,500	1.2200	1.2000	1,166,050

Dividend Policy

The Company has not paid any cash dividends on Augusta Gold Shares and does not anticipate paying any cash dividends in the foreseeable future.

Prior Sales

No Augusta Gold Shares or other securities of Augusta Gold have been purchased or sold by the Company during the 12-month period preceding the date of this Proxy Statement, other than as noted in the table below under “Important Information About Augusta Gold—Previous Distributions”.

Previous Distributions

The following table sets forth the Augusta Gold Shares distributed during the five-year period preceding the date of this Proxy Statement:

Date of Issuance	Transaction	Number of Augusta Gold Shares Issued(1)	Purchase/ Exercise/ Deemed Price per Share(1)(2)
2020/09/22	Warrant Exercise	75,000	US$	0.48
2020/09/22	Warrant Exercise	50,000	C$	0.78
2020/10/26	Barrick/Augusta Group Transaction(2)	27,433,335	C$	1.20
2020/10/26	Option Exercise	41,667	US$	0.15
2020/10/27	Warrant Exercise	83,334	US$	0.60
2020/11/30	Warrant Exercise	19,231	C$	1.20
2020/12/03	Preferred Share Conversion	111,111		N/A
2020/12/09	Option Exercise	166,667	US$	0.82
2020/12/14	Option Exercise	235,834	US$	0.15
2020/12/14	Option Exercise	250,000	US$	0.82
2020/12/15	Warrant Exercise	250,000	US$	0.60
2020/12/15	Warrant Exercise	137,334	US$	0.60
2020/12/18	Warrant Exercise	41,667	US$	0.60
2020/12/23	Warrant Exercise	83,334	US$	0.60
2020/12/30	Option Exercise	117,500	US$	0.15
2021/01/06	Warrant Exercise	208,334	US$	0.60
2021/01/06	Warrant Exercise	25,000	US$	0.60
2021/01/08	Warrant Exercise	136,106	C$	1.20
2021/01/08	Warrant Exercise	52,565	C$	1.20
2021/01/08	Warrant Exercise	64,103	C$	1.20
2021/01/08	Warrant Exercise	16,667	C$	1.20
2021/01/08	Warrant Exercise	64,488	C$	1.20
2021/01/08	Warrant Exercise	16,025	C$	1.20
2021/01/12	Preferred Share Conversion	2,416,667		N/A
2021/01/13	Warrant Exercise	33,334	US$	0.60
2021/01/13	Warrant Exercise	83,334	US$	0.90
2021/01/13	Option Exercise	333,334	US$	0.82
2021/01/13	Option Exercise	295,834	US$	0.15
2021/01/19	Warrant Exercise	37,500	C$	1.20
2021/01/26	Adjustment for consolidation	35		N/A
2021/02/02	Warrant Exercise	166,667	US$	0.60
2021/02/03	Warrant Exercise	125,000	US$	0.60
2021/02/03	Warrant Exercise	41,667	C$	1.20
2021/02/03	Warrant Exercise	16,124	C$	1.20
2021/02/03	Warrant Exercise	16,025	C$	1.20
2021/02/03	Warrant Exercise	16,025	C$	1.20
2021/02/05	Warrant Exercise	500,000	US$	0.60
2021/02/08	Option Exercise	59,167	US$	0.15
2021/02/10	Warrant Exercise	116,667	US$	0.60
2021/02/12	Warrant Exercise	33,334	US$	0.60
2021/02/19	Warrant Exercise	416,667	C$	1.20
2021/02/24	Warrant Exercise	66,667	C$	1.20

Date of Issuance	Transaction	Number of Augusta Gold Shares Issued(1)	Purchase/ Exercise/ Deemed Price per Share(1)(2)
2021/03/04	Private Placement(3)	7,555,556	C$	2.25
2021/03/16	Warrant Exercise	41,667	C$	1.20
2021/03/22	Warrant Exercise	50,000	US$	0.60
2021/04/13	Warrant Exercise	41,667	C$	1.20
2021/04/22	Warrant Exercise	62,500	US$	0.90
2021/05/03	Warrant Exercise	166,667	US$	0.90
2021/05/03	Warrant Exercise	83,334	US$	0.90
2021/05/05	Warrant Exercise	41,667	C$	1.20
2021/05/20	Warrant Exercise	104,167	US$	0.90
2021/05/20	Warrant Exercise	1,125,000	US$	0.90
2021/10/07	Warrant Exercise	6,500	C$	1.20
2021/12/16	Warrant Exercise	8,334	C$	1.20
2021/12/30	Warrant Exercise	32,084	C$	1.20
2022/05/04	Preferred Share Conversion	677,084		N/A
2022/06/13	Reward Acquisition	7,800,000	C$	1.70
2022/06/14	Warrant Exercise	208,334	C$	1.80
2023/01/20	Prospectus Offering of Units(4)	6,725,147	C$	1.71

Notes:

(1)	On January 26, 2021, Augusta Gold completed a consolidation of Augusta Gold Shares on the basis of one new Augusta Gold share for every six old Augusta Gold shares. Share numbers and prices are shown on a post-consolidation basis.

(2)	Private placement of units at a price of C$1.20 per unit, with each unit comprised of one Augusta Gold Share and one warrant exercisable for one Augusta Gold Share at an exercise price of C$1.80.

(3)	Private placement of units at a price of C$2.25 per unit, with each unit comprised of one Augusta Gold Share and one half of one warrant, each whole warrant exercisable for one Augusta Gold Share at an exercise price of C$2.80.

(4)	Prospectus offering of units at a price of C$1.71 per unit, with each unit comprised of one Augusta Gold Share and one half of one warrant, each whole warrant exercisable for one Augusta Gold Share at an exercise price of C$2.30.

Expenses of the Merger

The Company estimates that expenses in the aggregate amount of approximately US$2.2 million will be incurred by the Company in connection with the Merger, including legal, financial advisory, accounting, filing and printing costs, the cost of preparing and mailing this Proxy Statement and fees in respect of the fairness opinion rendered by NBF.

Additional Financial and Business Information

Additional financial and business information about Augusta Gold, including our audited financial statements for the years ended December 31, 2024 and 2023 and our unaudited financial statements for the three and six months ended June 30, 2025, may be found in Annex “F” hereto. Such financial statements should be read together with the notes thereto. See “Where You Can Find More Information” beginning on page 91.

IMPORTANT INFORMATION ABOUT ANGLOGOLD ASHANTI

General Corporate Information

AngloGold Ashanti is an independent, global gold mining company with a diverse portfolio of operations, projects and exploration activities across ten countries on four continents. AngloGold Ashanti is headquartered in Denver, Colorado in the United States. AngloGold Ashanti’s registered office and principal executive office are located in the United Kingdom. AngloGold Ashanti maintains a substantial corporate office in Johannesburg, South Africa. The principal trading markets for AngloGold Ashanti’s ordinary shares are the New York Stock Exchange (“NYSE”) under the symbol “AU” and the Johannesburg Stock Exchange (“JSE”) under the symbol “ANG”. AngloGold Ashanti’s ordinary shares are also listed on the Ghana Stock Exchange (“GSE”), as ordinary shares under the symbol “AGA” and in the form of Ghanaian Depositary Shares or GhDSs (each representing one one-hundredth of an ordinary share) under the symbol “AAD”, and on the A2X in South Africa under the symbol “ANG”.

AngloGold Ashanti is the ultimate parent of the AngloGold Ashanti Group. Its direct wholly-owned subsidiary, HoldCo, a company incorporated in the Isle of Man, primarily holds all of the AngloGold Ashanti Group’s interests in companies incorporated outside of South Africa. Parent, a Delaware corporation, is an indirect wholly-owned subsidiary of HoldCo and AngloGold Ashanti.

Merger Sub is a Nevada corporation and a direct wholly-owned subsidiary of Parent, and an indirect wholly-owned subsidiary of AngloGold Ashanti and HoldCo. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the Merger. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Merger. Upon the Closing of the Merger, Merger Sub will cease to exist.

The registered office and principal executive office of AngloGold Ashanti plc (Registration No. 14654651; LEI No. 2138005YDSA7A82RNU96) is located at Third Floor, 5, Hobhouse Court, Suffolk Street, London SW1Y 4HH, United Kingdom. AngloGold Ashanti’s global headquarters are located at 6363 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111, USA. AngloGold Ashanti’s agent for service of process in the United States is AngloGold Ashanti North America Inc., 6363 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111, USA. The general telephone number is +44 (0) 203 968 3320 and the internet address is https://www.anglogoldashanti.com. No material on the AngloGold Ashanti website forms any part of, or is incorporated by reference into, this Proxy Statement. References herein to AngloGold Ashanti’s website shall not be deemed to cause such incorporation.

Products

AngloGold Ashanti’s main product is gold. Once mined, the gold ore is processed into doré (unrefined gold bars) on site and then dispatched to precious metals refineries for refining to a purity of at least 99.5%, in accordance with the standards of “good delivery” as determined by the London Bullion Market Association (LBMA). This refined gold is then sold directly to bullion banks.

By-products of AngloGold Ashanti’s gold mining operations, often a function of local geological characteristics, include silver in Argentina and sulphuric acid in Brazil.

Operations

AngloGold Ashanti has developed a high-quality, well-diversified asset portfolio, including production from 11 operations in eight countries (Argentina, Australia, Brazil, Egypt, Ghana, Guinea, the DRC and Tanzania) supported by greenfields projects in the United States and Colombia along with a focused global exploration program. AngloGold Ashanti’s portfolio comprises long-life, operating assets with differing ore body types, located in key gold-producing regions around the world.

AngloGold Ashanti’s operations and projects are grouped regionally as follows:

●	Africa (DRC, Egypt, Ghana, Guinea and Tanzania);

●	Americas (Argentina and Brazil, and projects in the United States and Colombia); and

●	Australia (Australia).

Exploration

AngloGold Ashanti’s exploration program is focused on creating significant value for its stakeholders by providing long-term optionality and improving the quality of our asset portfolio.

Greenfields exploration aims to discover large, high-value deposits that will lead to the development of new, stand-alone gold mines. Brownfields exploration focuses on delivering value-accretive additions to sustain and grow AngloGold Ashanti’s existing mines, as well as driving development of future mines at its advanced projects. AngloGold Ashanti’s discoveries include La Colosa and Quebradona (Nuevo Chaquiro) in Colombia and Arthur Gold in Nevada, USA.

REGULATORY APPROVALS

Other than in connection with the delisting and deregistration of the Augusta Gold Shares following completion of the Merger, we are not aware of any regulatory approvals of any municipal, territorial, provincial, state and federal governmental agencies or authorities required for the consummation of the Merger. In the event that one or more regulatory approvals are required to complete the Merger, the approvals may not be obtained on a timely basis or at all. There is no assurance that any required regulatory approvals will be obtained or that any required approvals will not contain terms, conditions or restrictions.

DELISTING AND DEREGISTRATION OF AUGUSTA GOLD SHARES

The Augusta Gold Shares are registered under Section 12(g) of the Exchange Act. Augusta Gold is a “reporting issuer” as defined under Canadian Securities Laws in each of the provinces and territories of Canada in which it is a reporting issuer and an SEC foreign issuer as defined under Canadian Securities Laws. The Augusta Gold Shares are quoted for trading on the OTCQB under the symbol “AUGG” and are traded on the TSX under the symbol “G”.

Following the Effective Time, the Augusta Gold Shares (i) will be delisted from the TSX, (ii) will cease to be quoted on the OTCQB, and (iii) will be deregistered under the Exchange Act. Further, Augusta Gold will suspend its reporting obligations under Section 15(d) of the Exchange Act and, assuming receipt of an order granted under Canadian Securities Laws that it has ceased to be a reporting issuer, will cease to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories in which it is a reporting issuer. As a result, Augusta Gold will no longer be subject to the disclosure requirements of a reporting issuer under Canadian Securities Laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of September 17, 2025 regarding the beneficial ownership of Augusta Gold Shares by:

●	each person or entity who, to our knowledge, owns more than 5% of Augusta Gold Shares;

●	our named executive officers;

●	each director; and

●	all of our directors and executive officers as a group.

The percentages of Augusta Gold Shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities based on 85,929,753 Augusta Gold Shares issued and outstanding as of September 17, 2025. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or dispositive power, which includes the power to dispose of or to direct the disposition of the security. Shares of Augusta Gold Shares that a person has the right to acquire beneficial ownership of within 60 days of August 21, 2025 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all Augusta Gold Shares beneficially owned.

Directors and Executive Officers

Name and Address	Augusta Gold Shares Owned	Percentage
Richard Warke (1) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	26,492,555	30.5%

Don Taylor (2) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	1,573,334	1.8%

John Boehner (3) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	500,000	0.6%

Lenard Boggio (4) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	542,222	0. 6%

Daniel Earle (5) Suite 2915, 181 Bay St Toronto, ON M5J 2T3	1,391,800	1.6%

Ty Minnick (6) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	367,503	0.4%

Purni Parikh (7) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	741,667	0.9%

Johnny Pappas (8) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	460,000	0.5%

Tom Ladner (9) Suite 555 - 999 Canada Place Vancouver, BC V6C 3E1	303,333	0.4%

All directors and executive officers as a group (9 persons)	32,372,414	35. 3%

Other 5% or Greater Stockholders (Augusta Gold Shares)

Name and Address	Augusta Gold Shares Owned	Percentage
Barrick Gold Corporation Brookfield Place TD Canada Trust Tower 161 Bay Street, Suite 3700, Toronto, ON M5J 2S1	9,100,000	10.6%

The Beling Family Trust David Beling, Trustee 897 Quail Run Drive Grand Junction, CO 81505	4,693,701	5.5%

(1)	Includes the following: 1,016,667 options that are vested or vesting within 60 days, 25,475,888 Augusta Gold Shares, of which all of the Augusta Gold Shares are held by Augusta Investments Inc., a company wholly owned by Mr. Warke.

(2)	Includes the following: 300,000 Augusta Gold Warrants, 1,066,667 Augusta Gold Options that are vested or vesting within 60 days and 206,667 Augusta Gold Shares.

(3)	Includes the following: 500,000 Augusta Gold Options that are vested or vesting within 60 days.

(4)	Includes the following: 500,000 Augusta Gold Options that are vested or vesting within 60 days and 42,222 shares of Augusta Gold Shares.

(5)	Includes the following: 500,000 Augusta Gold Options that are vested or vesting within 60 days and 891,800 shares of Augusta Gold Shares, of which 561,800 shares of Augusta Gold Shares are held by 2210637 Ontario Ltd., a company wholly owned by Mr. Earle.

(6)	Includes the following: 291,669 Augusta Gold Options that are vested or vesting within 60 days and 75,834 Augusta Gold Shares.

(7)	Includes the following: 525,000 Augusta Gold Options that are vested or vesting within 60 days and 216,667 Augusta Gold Shares, of which 166,667 Augusta Gold Shares are held by Lions Gate Holdings Inc.

(8)	Includes the following: 400,000 Augusta Gold Options that are vested or vesting within 60 days and 60,000 Augusta Gold Shares.

(9)	Includes the following: 233,333 Augusta Gold Options that are vested or vesting within 60 days and 70,000 Augusta Gold Shares.

THE MERGER PROPOSAL (PROPOSAL 1)

Stockholders are being asked to vote on the Merger Proposal to approve and adopt the Merger as set forth in the Merger Agreement. You are urged to carefully read this Proxy Statement in its entirety for more detailed information concerning the Merger and the Merger Agreement, including the information set forth under the sections of this Proxy Statement titled “The Merger” and “The Merger Agreement” beginning on pages 16 and 60, respectively. A copy of the Merger Agreement is attached as Annex “A” to this Proxy Statement and is incorporated by reference into this Proxy Statement. You are urged to read the Merger Agreement carefully and in its entirety.

Vote Required and Augusta Gold Board Recommendation

The Merger cannot be completed unless the Merger Proposal is approved. Approval of the Merger Proposal requires the approval of: (i) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (ii) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Special Meeting, excluding the Related Parties required to be excluded in accordance with section 8.1(2) of MI 61-101. Any Augusta Gold Shares represented at the Special Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote AGAINST the Merger Proposal.

THE AUGUSTA GOLD BOARD RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL.

THE ADVISORY COMPENSATION PROPOSAL (PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Augusta Gold is providing its Stockholders with the Advisory Compensation Proposal, an opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the Merger. The following table and accompanying narrative provide information about the compensation that is the subject of the Advisory Compensation Proposal. Pursuant to the SEC rules, the disclosure provided below covers all compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates to the Merger.

Accordingly, Augusta Gold is asking its Stockholders to approve the following non-binding resolution at the Special Meeting:

“RESOLVED, that the compensation that may be paid or become payable to Augusta Gold’s named executive officers in connection with the Merger, as disclosed in the table entitled ‘Compensation,’ including the associated narrative discussion, is hereby APPROVED”.

Compensation

Name (a)(1)	Cash (b)(2)		Equity (c)(3)		Total (h)
Richard Warke, Executive Chairman	US$	1,323,243	US$	186,482	US$	1,509,725
Donald Taylor, Chief Executive Officer	US$	850,000	US$	186,482	US$	1,036,482
Ty Minnick, Interim Chief Financial Officer	US$	165,250	US$	57,379	US$	222,629
Johnny Pappas, VP Environmental & Permitting	US$	432,600	US$	43,034	US$	475,634

(1)	Does not include Mr. McClelland because, although he is a named executive officer, he will not receive any compensation in connection with the Merger.

(2)	For Mr. Warke, the amount reflected in the table consists of (a) the success fee he is entitled to receive at the Effective Time (C$1,785,000), which is a single-trigger payment and (b) payment in lieu of notice in the event of the termination of his consulting agreement (C$29,167), which is a double trigger payment. For all other executives, the amount reflected in the table consists solely of the change in control severance payment the executive would receive upon a qualifying termination of employment (or in the case of Mr. Minnick, his consulting agreement) on or following the Effective Time, which are double-trigger payments. As all such executives are expected to resign as of the Effective Time, these payments are expected to be triggered as of the Effective Time. For Mr. Minnick, the amount is based on the consulting fee earned by Mr. Minnick over the preceding 12 months. For the purposes of this table, the amount is estimated based on the consulting fee earned by Mr. Minnick for the 12 months ended July 31, 2025.

(3)	For all executives, the amount reflected in the table consists solely of the payments the executive will receive in respect of unvested Augusta Gold Options at the Effective Time. Such amounts are single-trigger payments.

(4)	Amounts in Canadian dollars converted based on the average exchange rate on July 15, 2025, the date of signing the Merger Agreement, as reported by the Bank of Canada, of US$1.00 = C$1.3710.

For a discussion of the agreements and arrangements pursuant to which the amounts reflected in the table above would be payable, and the related terms and conditions see “The Merger—Interests of Augusta Gold Directors and Executive Officers in the Merger” beginning on page 39. Except for the agreements with Messrs. Taylor and Pappas, outside of the single-trigger and double-trigger provisions set forth in the footnotes to the table above, there are no other conditions to the payment of the success fee or “change in control” severance payments, including no requirements regarding signing a release or non-compete agreement with Augusta Gold. The agreements with Messrs. Taylor and Pappas provide that the applicable executive must sign and deliver to Augusta Gold a full and final release of all claims against Augusta Gold as a condition to receipt of the “change in control” severance payment. All amounts reflected in the table above were determined assuming that the Effective Time occurs on October 31, 2025, which is the assumed date of the Closing of the Merger solely for purposes of this Advisory Compensation Proposal. In addition, it is assumed that all named executive officers incur a qualifying termination of employment for purposes of their severance arrangements as of the Effective Time and that the Augusta Gold Options that are outstanding and unvested as of the date of this Proxy Statement remain outstanding and unvested as of the Effective Time. Any change in the foregoing assumptions would change the amounts reflected in the table above.

Vote Required and Augusta Gold Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote AGAINST the Advisory Compensation Proposal and vote FOR the Merger Proposal and vice versa.

Approval of this resolution, commonly referred to as a “say-on-golden-parachute” resolution, requires the affirmative vote of a majority of the votes cast at the Special Meeting with respect to the Advisory Compensation Proposal. For purposes of this proposal, abstentions and Augusta Gold Shares deemed present at the Special Meeting but not entitled to vote with respect to the proposal (because of either Stockholder withholding or broker non-vote) are not deemed voted and therefore will have no effect on this proposal. If you fail to submit a proxy or vote in person at the Special Meeting, the Augusta Gold Shares not voted will not be counted in respect of, and will not have an effect on, this proposal.

Because the vote is advisory in nature only, it will not be binding on either Augusta Gold or the AngloGold Ashanti Group regardless of whether the Merger is completed. Approval of the Advisory Compensation Proposal is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger. Because the compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the Merger is completed.

THE AUGUSTA GOLD BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY COMPENSATION PROPOSAL.

ADJOURNMENT PROPOSAL (PROPOSAL 3)

Stockholders are also being asked to consider and vote on the Adjournment Proposal. Augusta Gold is seeking Stockholder approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt and approve the Merger Proposal.

Vote Required and Augusta Gold Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote AGAINST the Adjournment Proposal and vote FOR the Merger Proposal and vice versa.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Special Meeting with respect to the Adjournment Proposal. For purposes of this proposal, abstentions and shares deemed present at the Special Meeting but not entitled to vote with respect to the proposal (because of either Stockholder withholding or broker non-vote) are not deemed voted and therefore will have no effect on this proposal. If you fail to submit a proxy or vote in person at the Special Meeting, the Augusta Gold Shares not voted will not be counted in respect of, and will not have an effect on, this proposal.

THE AUGUSTA GOLD BOARD RECOMMENDS THAT YOU VOTE FOR THE ADJOURNMENT PROPOSAL.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, we will not hold an annual meeting of Stockholders in 2025 prior to its completion. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of Stockholders, and we will hold a 2025 annual meeting of Stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2025 annual meeting will be held. If the 2025 annual meeting is held prior to the completion of the Merger, Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2025 annual meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act and our Code of Regulations, as described below.

Under the Exchange Act, the deadline for submitting Stockholder proposals for inclusion in the management information circular and proxy statement for an annual meeting of Augusta Gold is calculated in accordance with Rule 14a-8(e) of Regulation 14A to the Exchange Act. If the proposal is submitted for a regularly scheduled annual meeting, the proposal must be received at Augusta Gold’s principal executive offices not less than 120 calendar days before the anniversary date of the Company’s management information circular and proxy statement released to the Stockholders in connection with the previous year’s annual meeting. However, if Augusta Gold did not hold an annual meeting the previous year, or if the date of the current year’s annual and special meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before Augusta Gold begins to print and mail its proxy materials. Accordingly, as the date of the next annual meeting will have changed by more than 30 days from the date of last year’s annual meeting the deadline for submitting Stockholder proposals for inclusion in the management information circular and proxy statement for the next annual meeting of Augusta Gold will be a reasonable time before Augusta Gold begins to print and mail its proxy statement. We will provide notice of such date through filing of a Form 8-K with the SEC.

In addition, Augusta Gold’s bylaws provide notice procedures for Stockholders to nominate a person as a director and to propose business to be considered by Stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not less than 60 days and not more than 90 days before the first anniversary of the date on which Augusta Gold held its annual meeting in the immediately preceding year; provided, however, that in the case of an annual meeting of Stockholders (A) that is called for a date that is not within thirty (30) days before or after the first anniversary date of the annual meeting of Stockholders in the immediately preceding year, or (B) in the event that Augusta Gold did not have an annual meeting of Stockholders in the prior year any such written proposal of nomination must be received by the Augusta Gold Board not less than five days after the earlier of the date Augusta Gold shall have (w) mailed notice to its Stockholders that an annual meeting of Stockholders will be held or (x) issued a press release, or (y) filed a periodic report with the SEC or (z) otherwise publicly disseminated notice that an annual meeting of Stockholders will be held. Accordingly, since the date of the next annual general meeting will have changed by more than 30 days from the date of last year’s meeting, notice of a nomination or proposal must be delivered to us not less than five days after the earlier of the public notice of the meeting pursuant to the immediately preceding sentence. Nominations and proposals also must satisfy other requirements set forth in the bylaws. If a Stockholder fails to comply with the foregoing notice provision or with certain additional procedural requirements under SEC rules, Augusta Gold will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the annual meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the annual meeting of Stockholders and any adjournments or postponements.

In addition to satisfying the foregoing requirements under Augusta Gold’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Augusta Gold’s nominees for the 2025 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

Additional information relating to Augusta Gold is available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Financial information is provided in Augusta Gold’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year and its most recently completed interim period which are filed on SEDAR+ and EDGAR, and will be sent without charge to any Stockholder upon request by requesting them in writing from Augusta Gold at Suite 555-999 Canada Place, Vancouver, B.C., Canada.

Forte Dynamics, Inc., a QP firm, a “qualified person” (as defined in S-K 1300), has reviewed and approved the scientific and technical disclosure relating to the Bullfrog Gold Project contained herein. Mark Gorman of Kappes, Cassiday & Associates; Thomas Dyer of RESPEC; Mike Dufresne of APEX Geoscience Ltd.; Timothy D. Scott of Kappes, Cassiday & Associates; Mathew Haley of NewFields; James Cremeens of Knight Piésold and Co.; and Mark Willow of SRK Consulting (U.S.), Inc., each of whom is a “qualified person” (as defined in S-K 1300), has reviewed and approved the scientific and technical disclosure relating to the Reward Gold Project contained herein.

Mineral resources that are not mineral reserves do not have demonstrated economic viability. The preliminary economic assessments are preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary economic assessments will be realized.

The auditor of Augusta Gold is Davidson & Company LLP.

Augusta Gold’s annual, quarterly and current reports filed with the SEC and the Canadian Securities Regulators are available, without exhibits, to any person, including any Stockholder, to whom this Proxy Statement is delivered, without charge, upon written request directed to Augusta Gold by emailing info@augustagold.com.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

APPROVAL OF DIRECTORS

The undersigned hereby certifies that the contents and sending of this Proxy Statement to the Stockholders of Augusta Gold have been approved by the Augusta Gold Board. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED at Vancouver, British Columbia, this 17th day of September, 2025.

BY ORDER OF THE AUGUSTA GOLD BOARD OF DIRECTORS

/s/ Donald R. Taylor
Donald R. Taylor
Director, President and Chief Executive Officer

ANNEX “A”

AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

AUGUSTA GOLD CORP.,

a Nevada corporation;

ANGLOGOLD ASHANTI (U.S.A.) HOLDINGS INC.,

a Delaware corporation;

EXPLORATION INC.,

a Nevada corporation; and

ANGLOGOLD ASHANTI HOLDINGS PLC,

an Isle of Man public limited company.

Dated as of July 15, 2025

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 15, 2025, by and among: Augusta Gold Corp., a Nevada corporation (the “Company”); AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”); Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and joined by AngloGold Ashanti Holdings plc, an Isle of Man public limited company (“HoldCo”), for the limited purposes of Section 8.12. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Nevada Revised Statutes (as amended from time to time, the “NRS”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and the Company will become a wholly-owned subsidiary of Parent (the “Surviving Corporation”);

B. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interests of, the Company and its stockholders, (ii) adopted this Agreement, and authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions (the “Company Board Recommendation”);

C. The board of directors or other governing body, as applicable, of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interest of Parent and Merger Sub, and (ii) adopted, authorized and approved, pursuant to NRS 92A.120, and declared advisable the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger;

D. Parent, in its capacity as sole stockholder of Merger Sub, will approve this Agreement by written consent immediately following its execution;

E. Concurrently with, and as a condition and inducement to the willingness of Parent, Merger Sub and HoldCo to effect, the execution and delivery of this Agreement, the Specified Stockholders, in each of their capacities as stockholders of the Company, have entered into a Voting Agreement with Parent and Merger Sub, in substantially the form attached hereto as Exhibit B (collectively, the “Voting Agreement”);

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s and Parent’s willingness to enter into this Agreement, the holder of the 2024 Company Warrants has executed a warrant cancellation agreement in substantially the form attached hereto as Exhibit C (collectively, the “2024 Company Warrant Cancellation Agreement”) pursuant to which the 2024 Company Warrants will be terminated in their entirety at the Closing in consideration for the 2024 Company Warrant Consideration set forth in Section 1.8; and

G. The Company, HoldCo, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

Article I

MERGER TRANSACTION

Section 1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Article VII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Pacific Time on the first (1st) business day following the satisfaction or waiver (to the extent such waiver is permitted by this Agreement) of the conditions in Article VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed the articles of merger with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) with respect to the Merger as provided in and in accordance with the applicable provisions of the NRS and make all other filings or recordings required by the NRS in connection with effecting the Merger, in such form as required by, and executed and acknowledged in accordance with, the NRS. The Merger shall become effective upon the date and time of the filing of such articles of merger with the Nevada Secretary of State or such later effective date and time permitted under the NRS as is agreed upon in writing by the Parties hereto and specified in the articles of merger (such date and time, the “Effective Time”).

Section 1.4 Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the articles of incorporation of the Surviving Corporation shall, subject to the provisions of Section 5.5(a), be amended and restated as of the Effective Time to conform to Exhibit D;

(b) the bylaws of the Surviving Corporation shall, subject to the provisions of Section 5.5(a), be amended and restated as of the Effective Time to conform to Exhibit E; and

(c) (i) the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub as of immediately prior to the Effective Time and (ii) the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Merger Sub as of immediately prior to the Effective Time.

Section 1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i) any shares of Company Stock (each, a “Share”) held by the Company (including in the Company’s treasury) or any direct or indirect wholly-owned Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist in accordance with Section 1.7 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.7;

(iv) except as provided in the immediately preceding clauses (i), (ii) and (iii) and subject to Section 1.5(b), each Share then outstanding immediately prior to the Effective Time shall be canceled and cease to exist and be converted into the right to receive C$1.70 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(g), and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share in accordance with Section 1.6; and

(v) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options and 2024 Company Warrants with the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.5. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”). At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in Canadian dollars sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 1.5 (the total cash deposited with the Paying Agent, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided that (i) such investments shall be solely in obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) no such investment shall have a maturity exceeding thirty (30) days, (iii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iv) no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b) As promptly as practicable after the Effective Time (but in no event later than three (3) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares that are entitled to receive Merger Consideration pursuant to Section 1.5(a)(iv), and (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC or CDS, in the case of each of clause (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form reasonably acceptable to the Company), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message”) with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement, as applicable, and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 1.5. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c) With respect to Book-Entry Shares held, directly or indirectly, through DTC or CDS, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or CDS or their respective nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or CDS or their respective nominees in accordance with DTC’s or CDS’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.5.

(d) Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed letters of transmittal and other appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC or CDS, by book-receipt of an “agent’s message” by the Paying Agent in accordance with the letter of transmittal and accompanying instructions in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), and (iii) are Book-Entry Shares held, directly or indirectly, through DTC or CDS, in accordance with DTC’s or CDS’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary and desirable third-party intermediaries pursuant to Section 1.6(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6(d), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which such Shares represented by such Certificate or Book-Entry Share have been converted pursuant to Section 1.5. The Merger Consideration paid in respect of Shares upon their surrender or transfer for exchange in accordance with this Section 1.6(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(e) At any time following three (3) years after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation, the Paying Agent or any other Party shall be liable to any holder of Shares for the Merger Consideration or any holder of Company Options or Company Warrants for any amounts payable pursuant to Section 1.8 delivered in respect of such Share or Company Options or Company Warrants, respectively, to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(g) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration payable pursuant to this Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. Each such payor shall take all action that may be necessary to ensure that any such amounts so deducted or withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body in accordance with applicable Tax Legal Requirements, such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

Section 1.7 Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Sections 92A.300 through 92A.500 of the NRS (a “Dissenting Stockholder”) with respect to its Shares (such Shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the NRS. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 92A.300 through 92A.500 of the NRS with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Legal Requirements that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the NRS. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.8 Treatment of Company Options and Company Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (the “Option Consideration”), without interest, equal to the product of (x) the total number of Shares underlying such Company Option multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option granted under the 2017 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time shall be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Effective Time.

(c) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time shall be canceled and the holder thereof shall receive the value of such Company Option as determined in accordance with the Black-Scholes Option Pricing Model (in accordance with the change of control provision in Section 2.18 of the 2021 Equity Incentive Plan).

(d) Pursuant to and in accordance with the 2024 Company Warrant Cancellation Agreement, each outstanding 2024 Company Warrant or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration shall be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Shares subject to each such 2024 Company Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such 2024 Company Warrant (the “2024 Company Warrant Consideration”).

(e) [intentionally omitted].

(f) Prior to the Closing, the Company Board shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 1.8, including to provide that (i) the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time and (ii) Parent and its Affiliates will not have any liability with respect to any such awards except as specifically provided under this Agreement, including the payments to be made pursuant to Section 1.8(g). No Company Option or Company Warrant shall be assumed by Parent in connection with the Merger.

(g) As soon as reasonably practicable after the Effective Time (but no later than five (5) business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate amount payable with respect to Company Options held by current or former employees of the Company or the other Acquired Companies (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)). Notwithstanding the foregoing, if any payment owed to a current or former employee cannot be made through the Surviving Corporation’s or its Subsidiaries’ payroll system or payroll provider and to the extent the holder of a Company Option is not, and was not at any time during the vesting period of the Company Option, an employee of the Company or any other Acquired Company for employment tax purposes, then Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, issue checks for such payment (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)), which checks will be sent by overnight courier no later than ten (10) business days after the Effective Time).

(h) Notwithstanding the foregoing, to the extent that any amounts payable under Section 1.8 relate to a Company Option that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary of the Surviving Corporation shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Option and that will not trigger a Tax or penalty under Section 409A of the Code, but in no event later than five (5) business days after the Effective Time.

Section 1.9 Company Transaction Expenses. If the Merger is consummated, Parent shall pay on Closing all of the Company’s reasonable expenses incurred in connection with the Transactions (including reasonable attorneys’ fees and financial advisory fees) (the “Company Transaction Expenses”). No later than the second (2nd) business day prior to the Closing Date, the Company shall deliver to Parent notice setting forth the amount of Company Transaction Expenses as of the Closing; if Parent in good faith disagrees with any portion of such notice, then Parent may deliver a notice of such disagreement to the Company until the business day prior to the Closing Date, and the Company and Parent shall seek in good faith to resolve any differences they have with respect to the matters specified in such notice. The Company Transaction Expenses will be reflected on a flow of funds in connection with the Closing.

Section 1.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as of the date of this Agreement (unless a representation and warranty expressly states that it is made as of a different date) to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article II is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular Section or Subsection in this Article II, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter with respect to any Section or Subsection in this Article II to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty, and (c) any disclosure in the Company SEC Documents publicly filed or furnished on or after January 1, 2022 and at least one (1) business day prior to the date of this Agreement, other than any information in the “Risk Factors,” “Summary of Risk Factors”, “Defaults Upon Senior Securities,” “Mine Safety Disclosures,” “Cautionary Note To Investors Regarding Estimates of Measured, Indicated And Inferred Resources And Proven And Probable Mineral Reserves”, “Cautionary Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections of such Company SEC Documents or other disclosures contained or referenced in such Company SEC Documents of information, factors or risks that are predictive, cautionary or forward-looking in nature, it being understood that, in the case of this clause (c), any disclosure in such Company SEC Documents will be deemed an exception or disclosure with respect to any such representation or warranty only to the extent it is reasonably apparent on its face from the wording of such disclosure that such disclosure is applicable to such representation or warranty):

Section 2.1 Due Organization; Subsidiaries, Etc.

(a) The Company is an Entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Section 2.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Companies owns any capital stock of, or any other equity interest of, or any equity interest or investment of any nature in, or any securities convertible or exchangeable for any such equity interests in, any other Entity other than an Acquired Company. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity that is not an Acquired Company. No Acquired Company is party to any joint venture or other similar arrangement or relationship.

(c) Each Subsidiary of the Company (i) is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority (A) to conduct its business in the manner in which its business is currently being conducted and (B) to own and use its assets in the manner in which its assets are currently owned and used. Each Subsidiary of the Company is qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 2.2 Articles of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives true and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the date hereof. The articles of incorporation, bylaws and other charter and organizational documents described in the preceding sentence are in full force and effect, and (i) the Company is not in violation of its articles of incorporation or bylaws and (ii) none of the other Acquired Companies is in violation, in each case in any material respect, of its respective organizational documents.

Section 2.3 Capitalization, Etc.

(a) As of June 30, 2025, the authorized capital stock of the Company consists of (i) 750,000,000 shares of Company Common Stock, 85,929,753 of which were issued and outstanding, and (ii) 250,000,000 shares of Company Preferred Stock, none of which were issued and outstanding.  As of June 30, 2025, there were no shares of capital stock of the Company held in treasury.  No Subsidiary of the Company owns any Shares.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in accordance with applicable Legal Requirements and the organizational documents of the Company and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the Company Stockholders or equityholders of any Acquired Company have a right to vote and (iv) except for the Voting Agreement, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares or other equity interests in any Acquired Company. Except as otherwise set forth in this Section 2.3, none of the Acquired Companies is under any obligation, nor is any Acquired Company bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other equity interests in any Acquired Company, or grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt), in any Acquired Company. Except as set forth in Section 2.3(b) of the Company Disclosure Letter, the Company Common Stock constitutes the only outstanding class of securities of the Acquired Companies registered under the Securities Act or the Exchange Act or listed on any market. The Company Common Stock are listed and posted for trading on the Exchange and are not listed on any market other than the Exchange, the OTCQB and the German Exchanges. The Company has not taken any action which would reasonably be expected to result in the delisting or suspension of the Company Common Stock on or from the Exchange. Other than the Voting Agreement, there are no voting trusts, voting proxies or other agreements or understandings to which any Acquired Company is a party with respect to the voting or registration of Shares or any other equity interest in any Acquired Company. The Company has no accrued and unpaid dividends with respect to any outstanding Shares or Company Options or Company Warrants.

(c) As of June 30, 2025, there were (i) 7,170,002 shares of Company Common Stock subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans and (ii) 3,662,573 shares of Company Common Stock subject to issuance pursuant to Company Warrants granted and outstanding.

(d) The Company has provided Parent with (i) copies of all Company Equity Plans covering the Company Options outstanding as of the date of this Agreement, (ii) the forms of all award agreements evidencing such Company Options and any individual award agreements that materially deviate from such forms, and (iii) as set forth in Section 2.3(d)(iii) of the Company Disclosure Letter, a correct and complete list, as of June 30, 2025, of all outstanding Company Options, with the following information with respect to each Company Option: (A) the holder, (B) the type of Company Option, (C) the date of grant, (D) the type and number of Shares underlying such Company Option, (E) the vesting schedule, if any, (F) with respect to each Company Option, the exercise price per Share and the expiration date and (G) the Company Equity Plan pursuant to which the Company Option was granted. Since June 30, 2025 through the date of this Agreement, the Company has not issued, granted or authorized (or offered, promised or committed to issue, grant or authorize) any Company Options, Company Warrants or any stock bonuses or Other Equity Based-Incentive Awards or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Shares, other than, in each case, pursuant to the exercise or settlement of Company Options in the ordinary course of the Company Options outstanding as of June 30, 2025 and set forth on the list of Company Equity Options referenced in this Section 2.3(d). Other than as set forth in this Section 2.3(d), as of the close of business on June 30, 2025, there is no issued, reserved for issuance, outstanding, authorized or promised stock option, restricted stock award, restricted stock unit award, performance-based restricted stock unit award, stock appreciation, phantom stock, stock bonuses or stock bonuses or incentive payments (x) in the form of equity or equity-based awards in lieu of cash in the Company’s discretion or (y) that track the value of a Share (such incentive payments, collectively, “Other Equity-Based Incentive Awards”), profit participation or similar rights, dividend equivalent rights or other equity-based awards with respect to the Company.

(e) As of the date of this Agreement, the authorized, issued and outstanding Company Warrants are as set forth in Section 2.3(e) of the Company Disclosure Letter. Section 2.3(e) of the Company Disclosure Letter sets forth a complete and correct list showing each outstanding Company Warrant, including (i) the name of the holder thereof, (ii) the number of shares of Company Common Stock issuable thereunder on the grant date, (iii) the exercise price per share with respect to any Company Warrant, and (iv) the expiration date thereof. Each grant of Company Warrant was validly issued and properly approved by the Company Board in compliance with all applicable Legal Requirements.

(f) Except as otherwise set forth in this Section 2.3, there are no additional existing and outstanding (i) shares of capital stock of, or other equity interest in or voting securities of, the Company; (ii) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in any Acquired Company or any other rights or securities that are linked to, or the value of which is in any way based on or derived from the value of, or which are or may become convertible into or exchangeable for such shares or equity interests in any Acquired Company; (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iv) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company. All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

(g) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, is fully paid and nonassessable, was issued in accordance with applicable Legal Requirements, and is not subject to and was not issued in violation of any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, right of first refusal or any similar right.

Section 2.4 SEC Filings; Financial Statements.

(a) Since January 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC and the Canadian Securities Regulators (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, the Exchange Act or the Canadian Securities Laws, as applicable), and as of their respective dates of being filed or furnished with the SEC (in the case of any other Company SEC Documents) or, if amended, revised, modified, or superseded as of the date of such amendment or subsequently filed or furnished Company SEC Document which is filed or furnished prior to the date hereof, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder and the Canadian Securities Laws applicable to such Company SEC Documents and none of the Company SEC Documents when filed or furnished (or, if amended, revised, modified, or superseded, as of the date of such amendment or subsequently filed Company SEC Document which is filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any forms, reports or other documents with the SEC or the Canadian Securities Regulators.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents as of their respective dates of being filed (or, if amended, revised, modified, or superseded, as of the date of such amendment or subsequently filed Company SEC Document which is filed prior to the date hereof): (i) complied as to form in all material respects with the published rules and regulations of the SEC and the Canadian Securities Laws applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2022, there has been no material change to the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except to the extent described in the notes thereto.

(c) The Company maintains, and at all times since January 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains, and at all times since January 1, 2022 has maintained, disclosure controls and procedures (as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act and the Canadian Securities Laws) that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act or the Canadian Securities Laws is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and the Canadian Securities Laws and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act and the Canadian Securities Laws with respect to such reports.

(e) No Acquired Company is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) Since January 1, 2022, there has been no material correspondence between the SEC, the Canadian Securities Regulators, or the Exchange, on the one hand, and the Company, on the other hand, that is not set forth or reflected in the Company SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC, the Canadian Securities Regulators, or the Exchange with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC, Canadian Securities Regulators’ or any Exchange’s review and there are no inquiries or investigations by the SEC, the Canadian Securities Regulators or the Exchange or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Since January 1, 2022, the Company has not received any material complaint, allegation, assertion or claim (whether written or oral), regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(h) Each document required to be filed by the Company with the SEC and the Canadian Securities Regulators in connection with the Merger (the “Company Disclosure Documents”) (including the Proxy Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Canadian Securities Laws. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and the Canadian Securities Regulators and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

(i) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (and the rules and regulations promulgated thereunder), the Legal Requirements (including the Canadian Securities Laws) and the applicable listing, corporate governance, and other rules and regulations of the Exchange and the OTCQB.

(j) Section 2.4(j) of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Acquired Companies as of the date hereof, other than Indebtedness reflected in the Balance Sheet or otherwise disclosed in the Company SEC Documents.

(k) The Company is (i) a “reporting issuer” within the meaning of Canadian Securities Laws in each of the provinces and territories of Canada other than Quebec and (ii) not on the list of reporting issuers in default under Canadian Securities Laws, and neither the SEC nor any Canadian Securities Regulator, nor any other securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. Except as set forth in Section 2.4(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Legal Requirements other than under the Exchange Act and Canadian Securities Laws. The Company is an “SEC foreign issuer” as defined under Canadian Securities Laws.

Section 2.5 Absence of Changes. From the date of the Balance Sheet through the date of this Agreement, (a) except for the transactions contemplated or permitted by this Agreement and discussions and negotiations related thereto and related to other similar strategic transactions and alternatives considered, but not consummated, by the Company, each Acquired Company has operated in all material respects in the ordinary course of business, (b) there has not occurred a Material Adverse Effect and (c) no Acquired Company has taken or committed or agreed to take any action that would be prohibited by Section 4.2(b) if such action were taken on or after the date hereof without the consent of Parent.

Section 2.6 Title to Assets; Sufficiency. The Acquired Companies have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC and the Canadian Securities Regulators prior to the date hereof (but excluding intellectual property which is covered by Section 2.8), except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances, and except where such failure would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All facilities, machinery, equipment, fixtures, vehicles and other personal properties and assets owned, leased or used by the Acquired Companies: (i) are adequate and sufficient in all material respects for the conduct of the business of the Acquired Companies as currently conducted; and (ii) are in good operating condition, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.

Section 2.7 Company Properties.

(a) Title.

(i) Section 2.7(a)(i) of the Company Disclosure Letter identifies all of the Company Properties including the Fee Land, Leased Property, Patented Mining Claims, Unpatented Mining Claims, Water Rights and any other properties, leases, subleases and other Contracts pursuant to which the Acquired Companies derives their rights in the Company Properties. The Acquired Companies have good and defensible record title to, or valid leasehold or subleasehold interest in, as applicable, the Company Properties, free and clear of all liens, Encumbrances and other burdens on production, except for Permitted Encumbrances (“Good Title”).

(ii) The fee property set forth on Section 2.7(a)(ii) of the Company Disclosure Letter (the “Fee Lands”) represents all of the Fee Lands held by the Company. The Company has Good Title to all of the Fee Lands.

(iii) The property leased to Company as a lessee set forth on Section 2.7(a)(iii) of the Company Disclosure Letter represents all of the leasehold interests held by the Company (the “Lease Property”). The Company has a valid and enforceable current leasehold or subleasehold interest in all of the Lease Property.

(iv) Section 2.7(a)(iv) of the Company Disclosure Letter sets forth all of the unpatented mining claims owned by the Acquired Companies (the “Unpatented Mining Claims”) and all of the patented mining claims owned by the Acquired Companies (the “Patented Mining Claims”). Except as provided on Section 2.7(a)(iv) of the Company Disclosure Letter and, in the case of the Unpatented Mining Claims subject to the paramount title of the United States, and the rights of third parties to use the surface of the Unpatented Mining Claims pursuant to applicable Legal Requirements, the Acquired Companies hold Good Title to the Unpatented Mining Claims and the Patented Mining Claims.

(v) The water rights set forth on Section 2.7(a)(v) of the Company Disclosure Letter (the “Water Rights”) represents all of the water rights held by the Acquired Companies. Except as set out in Section 2.7(a)(v) of the Company Disclosure Letter, all Water Rights are in good standing, unencumbered, are not subject to any third-party claim or challenge to the validity of the right held by the Acquired Companies, and not subject to any regulatory enforcement action including, without limitation, cancellation or forfeiture proceedings, that might affect the ability of the Acquired Companies to use the water for the intended purpose.

(vi) Except as set forth on Section 2.7(a)(vi) of the Company Disclosure Letter, no Acquired Company owns, holds, controls, leases, uses or occupies any other real property or material asset other than the Company Properties.

(vii) Section 2.7(a)(vii) of the Company Disclosure Letter sets forth all the rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations payable in relation to any of the Company Properties (collectively, the “Royalties”), and there are no other Royalties in effect or contingent that will come into effect or increase in the future. All Royalties due and payable, or performable, as the case may be, on or prior to the date hereof and prior to the Effective Date under, with respect to, or on account of, any direct or indirect assets of any Acquired Company have been (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date of this Agreement.

(viii) There are no material pending, or, to the knowledge of the Company, threatened proceedings by any Governmental Body or any other Person to cancel, terminate or modify Good Title to the Company Properties. The Acquired Companies have made all filings, recordings, and other paid assessments and fees sufficient to maintain Good Title with respect to all Company Property .

(ix) There are no Abandoned Mine Workings on any Company Property.

(x) There are no adverse claims, actions, suits or proceedings that have been commenced or are pending or, to the knowledge of the Company, that are threatened, affecting or which could affect the Acquired Companies’ Good Title in any Company Property or the ability of any Acquired Company to explore or develop any Company Property.

(b) Indigenous Matters.

(i) No Acquired Company has received any written or oral notice of any Indigenous Claim which relates to, affects, or could reasonably be expected to affect or impair any Acquired Companies’ right, title or interest in the Project Properties or their respective operations and businesses.

(ii) To the knowledge of the Company, no Indigenous Claim has been threatened by any Indigenous Peoples which relates to, affects, or could reasonably be expected to affect or impair, Acquired Companies’ right, title or interest in the Project Properties or their respective operations and businesses.

(iii) There are no current, pending or, to the knowledge of the Company, threatened Indigenous Claims that could reasonably be expected to prevent or impair the exploration, development, construction and operation of the Company’s or any of the Subsidiaries’ right, title or interest in the Project Properties.

(iv) No blockade, occupation, illegal action or on-site protest by or on behalf of any Indigenous Peoples has occurred or, to the knowledge of the Company, has been threatened in connection with the activities on the Project Properties.

(v) There is no memorandum of agreement, exploration, impact and benefit or any other agreement, or any ongoing or outstanding negotiations or any commitment to negotiate any of the foregoing, between any Acquired Company and any Indigenous Peoples respecting the Project Properties.

(vi) No Indigenous Information has been received by any Acquired Company which would reasonably be expected to materially affect or impair any Acquired Company’s right, title or interest in any Project Property or its ability to pursue development of a mine on any Project Real Property.

(vii) To the knowledge of the Company, there have been no other “no work” zones on any of the Project Real Properties that are subject to Indigenous Claims.

(c) Historic Sites.

(i) Neither the Company nor any of its Subsidiaries has received any written or oral notice of any Historic Site which relates to, affects, or could reasonably be expected to materially affect or impair any Acquired Company’s right, title or interest in the Project Properties or their respective operations and businesses.

(ii) To the knowledge of the Company, no Historic Site has been identified which relates to, affects, or could reasonably be expected to affect or impair, any Acquired Company’s right, title or interest in the Project Properties or their respective operations and businesses.

(iii) To the knowledge of the Company, there are no other archaeological sites or other artifacts regulated by any Governmental Body that have been identified on any Project Real Property, or other areas that are still pending reporting to, or additional assessment or review by, such Governmental Body.

(iv) To the knowledge of the Company, there have been no other “no work” zones on any of the Project Real Properties that related to Historic Sites.

(v) To the knowledge of the Company, there have been no reportable incidents involving any archaeological sites or artifacts on any Project Real Property.

(d) NGOs and Community Groups.

(i) No authorized legal representative of any community in the vicinity of any of the Project Real Properties has communicated in writing to any Acquired Company a requirement that (x) the consent of such community be obtained as a condition to continued operation of any such Project Real Property or (y) a material increase in the compensation payments payable by any Acquired Company under any community development or social framework or similar agreements as a condition to the continued or future operation of such Project Real Properties.

(ii) No dispute exists or is threatened in writing between community groups and any Acquired Company with respect to their respective businesses, assets and operations, except for such disputes that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.8 Intellectual Property.

(a) The Company has no Intellectual Property Rights.

(b) To the knowledge of the Company, the operation of the business of the Acquired Companies in the past (6) years has not, and as currently conducted does not, infringe, misappropriate or otherwise violate any Intellectual Property Right owned by a third-party, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. In the past six (6) years, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there have been no pending or threatened in writing or, to the knowledge of the Company, threatened orally, Legal Proceedings brought by or against the Acquired Companies relating to the infringement, misappropriation or other violation of any Intellectual Property Rights.

(c) Each Acquired Company has taken commercially reasonable steps to protect its rights in its confidential information and Trade Secrets that it wishes to protect and any Trade Secrets or confidential information of third parties provided to it, except as would not reasonably be expected to be material to the Acquired Companies taken as a whole.

(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) all Systems are sufficient for the conduct of the business of the Acquired Companies; (ii) to the knowledge of the Company, the Systems do not contain any viruses, worms, Trojan horses or similar code intentionally designed or known to adversely disrupt, disable or harm in any manner the operation of any Software; and (iii) since January 1, 2022, no Systems have experienced any failure that caused a disruption to the operations of the business of the Acquired Companies.

(e) The Acquired Companies maintain commercially reasonable policies and procedures regarding data security, privacy, transfer, and use of personally identifiable information in their possession (collectively, “Personal Data”) designed to support compliance by the Acquired Companies with applicable Legal Requirements. To the knowledge of the Company, the Acquired Companies comply with all such policies, all Contracts by which any Acquired Company is bound, and other Legal Requirements, in each case, pertaining to data privacy and data security of any Personal Data, except to the extent that such noncompliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and to the knowledge of the Company there are no Legal Proceedings pending against any Acquired Company related to any such noncompliance. Since January 1, 2022, there have been no instances of unauthorized access, disclosure, processing, use, exfiltration, loss, theft, or security breaches of, or relating to, any Systems, material confidential information, Trade Secrets, or Personal Data used in the businesses of the Acquired Companies, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and to the knowledge of the Company, no Acquired Company has been required to notify any Person or Governmental Body of any of the foregoing.

Section 2.9 Contracts.

(a) Section 2.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts, along with the Contracts required to be disclosed in Section 2.7(a)(i) of the Company Disclosure Letter, shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (A) with any current or former Company Associate pursuant to which any Acquired Company is or may become obligated to make or provide any severance, termination, retention, change in control, tax gross-up or similar payment or benefits to such Company Associate, except for severance, termination, or similar payments or benefits required by applicable Legal Requirements or (B) pursuant to which any Acquired Company is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Option, Company Warrant, or stock bonus other than accelerated vesting provided in any Company Equity Plan or any applicable award agreement under the Company Equity Plans;

(ii) any Company Contract containing (A) any exclusivity obligations or otherwise limiting the freedom or right of an Acquired Company, in any material respect, to engage in any line of business, or to compete with any other Person in any location or line of business or (B) any “most favored nations” terms and conditions (including with respect to pricing) or similar restrictions with respect to pricing granted by an Acquired Company;

(iii) any Company Contract that requires by its terms (A) the payment of cash or other consideration by Acquired Company in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2024, and (B) delivery of cash or other consideration to an Acquired Company in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2024, in each case excluding non-exclusive licenses for Open Source Software or commercially available Software with a replacement value of less than $50,000;

(iv) any Company Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any other Acquired Company;

(v) any Company Contract constituting a joint venture, partnership, or limited liability corporation for the sharing of profits and losses;

(vi) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Acquired Company, the pledging of the capital stock or other equity interests of the Company or any Acquired Company or prohibits the issuance of any guaranty by the Company or any Acquired Company;

(vii) any Company Lease;

(viii) any Contract relating to any disposition or acquisition by an Acquired Company of any Entity (or equity interests therein) or business (including assets constituting a material business or business lines) that has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(ix) any (A) Government Contract and (B) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past five (5) years has been in effect or outstanding;

(x) any Contracts (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent (5%) or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi) any hedging, swap, derivative or similar Company Contracts;

(xii) any Company Contract that requires any Acquired Company, or any successor to, or acquirer of, the Company or any other Acquired Company, to make any payment to another Person as a result of a change of control of any Acquired Company;

(xiii) any Company Contract that contains a put, call or similar right pursuant to which any Acquired Company could be required, upon the exercise of such right, to purchase or sell, as applicable, any equity interests or assets of any Person that are material to such Acquired Company;

(xiv) any Company Contract which constitutes a settlement or conciliation agreement (A) pursuant to which any Acquired Company is obligated after the date of this Agreement to pay consideration in an amount in excess of $250,000 or (B) that imposes any material obligation on any Acquired Company after the date of this Agreement;

(xv) any Labor Agreement;

(xvi) any Contract pursuant to which any Acquired Company has agreed to provide “most favored nation” status or other similar terms and conditions to any Person;

(xvii) any Contract pursuant to which the Company has agreed to provide Services;

(xviii) any other Contract that involves outstanding or future payment obligations of $250,000 or more and is not cancelable by the Company without penalty within sixty (60) days; and

(xix) any other Company Contract not otherwise described in any other subsection of this Section 2.9(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) The Company has either delivered or made available to Parent or Parent’s Representatives or has publicly made available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and on SEDAR+, a true and complete copy of each Material Contract, including all amendments, waivers and changes thereto. Neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract and, neither the applicable Acquired Company, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is with respect to the Acquired Company party thereto and the other parties thereto a valid agreement, binding and in full force and effect. Each Material Contract is an enforceable obligation of the applicable Acquired Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). Since January 1, 2022, the Acquired Companies have not received any written notice regarding any violation or breach or default under, or intent to terminate or not renew, any Material Contract that has not since been cured. No Acquired Company has waived any rights under any Material Contract.

Section 2.10 Services; Support. All services provided by any Acquired Company to any third Person (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable services Contracts and in all material respects with all applicable Legal Requirements. There is no claim pending or, to the knowledge of the Company, threatened against any Acquired Company relating to any Services or services Contract and, to the knowledge of the Company, there is no reasonable basis for the assertion of any such claim. Section 2.10 of the Company Disclosure Letter sets forth all Contracts that obligate any Acquired Company to provide Services after the Effective Date (the “Services Agreements”), whether any Services Agreement contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, the applicable fee and rate structure and payment terms for Services provided thereunder, a summary of the Acquired Company’s remaining commitments and milestones or other delivery or time for performance requirements thereunder, and to the extent such Services Agreement contains a fixed price provision, the Acquired Company’s budgeted expense to fully perform and complete its obligations thereunder. No Acquired Company is party to or bound by any “loss contract” or other Contract (a “Loss Contract”) where the expected cost to complete the Contract exceeds either: (i) the fees and payments to be received pursuant to such Contract; or (ii) the Acquired Companies’ budgeted expense with respect thereto, and there is no reasonable basis to conclude that any Contract will become a Loss Contract.

Section 2.11 Liabilities. The Acquired Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for: (a) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business since the date of the Balance Sheet, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (d) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, dilution, misappropriation, dilution, violation of law or arising out of a claim or lawsuit), or in connection with the Transactions; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.12 Compliance with Legal Requirements; Export Controls.

(a) Each Acquired Company is, and for the past three (3) years has been, in material compliance with all applicable Legal Requirements. During the past three (3) years, no Acquired Company has been charged with any unresolved violation of, any Legal Requirement or, as of the date hereof, has received written notice of any such charge.

(b) During the past three (3) years, no Acquired Company, nor any of its respective directors, officers, or employees has been in violation of, or has been investigated for, or charged by any Governmental Body with a violation of any (i) applicable U.S. export and reexport control laws or regulations, including the U.S. Export Administration Regulations and the Foreign Assets Control Regulations, or (ii) other applicable import/export controls in other countries in which any Acquired Company conducts business (“Ex-Im Laws”).

(c) During the past three (3) years, no Acquired Company has received any allegation, inquiry, notice or communication that alleges that the Acquired Company or any of its respective directors, officers, employees, agents or representatives or any other Person acting for or on behalf or at the direction of any of the Acquired Company may have violated, nor made any voluntary or directed disclosure or prior disclosure related to violations of any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and the Company is not aware of any such circumstances presently in existence reasonably likely to give rise to any such allegation, inquiry, notice or communication.

Section 2.13 Certain Business Practices. Neither the Company, nor any other Acquired Company nor, to the knowledge of the Company, any of their respective Representatives (in each case, acting in the capacity of a Representative of any Acquired Company) has since January 1, 2021, been a Sanctioned Person, nor directly or indirectly (a) transacted business with any Sanctioned Person, (b) used any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns, (d) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment, or (e) violated any provision of any applicable Anti-Corruption Laws, Ex-Im Laws, Sanctions, or any rules or regulations promulgated thereunder, any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirements of similar effect.

Section 2.14 Governmental Authorizations. The Acquired Companies hold, and since January 1, 2022 have held, all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their businesses are currently being conducted. The Governmental Authorizations held by the Acquired Companies are, and since January 1, 2022 have been, in all material respects valid and in full force and effect and no suspension or cancellation of any of the Governmental Authorizations is pending or threatened in writing or, to the knowledge of the Company, threatened orally. The Acquired Companies are in material compliance with the terms and requirements of such Governmental Authorizations.

Section 2.15 Tax Matters.

(a) (i) Each material Tax Return required to be filed by the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any extensions of such due date), (ii) all such Tax Returns are true and complete in all material respects, (iii) all material Taxes that are due and payable by the Acquired Companies (whether or not shown as due and payable on such Tax Returns) have been paid, and (iv) there are no Encumbrances for a material amount of Taxes on any of the assets of the Company other than Permitted Encumbrances.

(b) (i) No material claim, assessment or deficiency for any material Tax has been asserted, proposed, threatened or assessed by a Governmental Body in writing against any Acquired Company which claim, assessment or deficiency has not been paid, settled or withdrawn, (ii) no Acquired Company is currently the subject of any material examination, audit or proceeding regarding any material Tax by a Governmental Body, and (iii) no such material examination, audit or proceeding is pending or threatened in writing.

(c) No Acquired Company (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (x) exclusively between or among the Acquired Companies, or (y) with third parties made in the ordinary course of business, the principal purpose of which is not Tax), (ii) has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Tax (including any affiliated group (within the meaning of Section 1504(a) of the Code) or any similar group under state, local or non-U.S. Legal Requirements) filing a combined, consolidated unitary or other similar Tax Return (other than a group the common parent of which is or was an Acquired Company) or (iii) has any material liability for the Taxes of another Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(d) Since January 1, 2022, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as it relates to Section 355 of the Code).

(e) No Acquired Company has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) Section 2.15(f) of the Company Disclosure Letter lists all jurisdictions (whether non-U.S. or U.S.) in which any Acquired Company is required to file a Tax Return or to which any Tax is properly payable by any Acquired Company. Since January 1, 2018, no claim has been made by a Governmental Body in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim. No Acquired Company has, or has ever had, a permanent establishment or other taxable presence in any country (other than in such Entity’s jurisdiction of formation), as determined pursuant to such country’s applicable Law and any applicable Tax treaty or convention.

Section 2.16 Employee Matters; Benefit Plans.

(a) The employment of each of the Acquired Companies’ employees located in the United States is terminable by the Acquired Companies at-will. Other than any officers or as disclosed in Section 2.16 of the Company Disclosure Letter, the employment of each of the Acquired Companies’ employees located outside of the United States is terminable by the Acquired Companies without payment of severance or provision of advance notice in excess of those required by applicable Legal Requirements.

(b) The Acquired Companies are not party to or bound by, have no duty to bargain for, nor are currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization, works council or labor union representing any of their employees (each, a “Labor Agreement”) and there are no labor unions, organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Acquired Companies, and there have been no such representation or certification proceedings or, to the knowledge of the Company, demands in the past three (3) years. In the past three (3) years, (i) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of the Acquired Companies, (ii) there has not been any unfair labor practice charge, material grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof affecting the Acquired Companies or any of their employees. The Acquired Companies owe no pre-signing or pre-Closing notice, consultation or other obligations with respect to any labor union, labor organization or works council in connection with the Transactions.

(c) In the past three (3) years, (i) the Acquired Companies have complied in all material respects with all applicable Legal Requirements related to labor, employment and employment practices, including any pertaining to payment of wages and hours of work, immigration (including the completion of Forms I-9 for all U.S. employees and confirmation of employee visas), leaves of absence, plant closings and mass layoffs (including WARN), employment statutes or regulations, workplace health and safety, retaliation, discrimination, whistleblowing, equal opportunity, affirmative action, labor practices, harassment, workers’ compensation, unemployment insurance, and the proper classification and treatment of exempt and non-exempt employees, individual independent contractors, and other non-employee service providers for all applicable purposes, (ii) there has been no Legal Proceeding pending or threatened in writing or, to the knowledge of the Company, threatened orally relating to such applicable Legal Requirements and (iii) the Acquired Companies have fully and timely paid all compensation that has come due and payable to their current or former employees and independent contractors under applicable Legal Requirements, Contracts or company policy.

(d) The Acquired Companies have reasonably investigated all sexual harassment, or other material misconduct allegations against any officers, directors, partners or executive- or senior supervisory-level employees of the Acquired Companies with respect to which the Company has knowledge. With respect to each such allegation (except those the Acquired Companies reasonably deemed to not have merit), the Acquired Companies do not anticipate any material liability and have taken corrective action reasonably calculated to prevent further improper action.

(e) Section 2.16(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material Employee Plans (other than (i) any offer letters with employees of any Acquired Company that do not provide for the payment of severance or equivalent benefits, retention, change in control or similar payments, or the acceleration of equity or equity-based incentive awards or the grant of equity or equity-based awards (including any stock bonuses and Other Equity-Based Incentive Awards) that is not otherwise formally effectuated by a separate plan or agreement, (ii) standard equity grant notices in such forms as have been made available to Parent, with respect to employees of the Acquired Companies, (iii) agreements with consultants entered into in the ordinary course of business, or (iv) Foreign Employee Plans that are administered by a Governmental Body and required by applicable Legal Requirements (collectively, “Excluded Employee Plans”)) and separately identifies each material Foreign Employee Plan. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan true and complete copies of the following (other than any Excluded Employee Plans), as relevant: (A) all current plan documents and any material amendments thereto, and all related trust, insurance or other funding documents; (B) any currently effective determination letter or opinion letter received from the IRS; (C) the most recent annual actuarial valuation and the most recent Form 5500 (including all schedules and attachments thereto); (D) the most recent summary plan descriptions and any material modifications thereto; (E) the most recent nondiscrimination (including coverage and compliance) tests required to be performed under the Code; and (F) all non-routine correspondence with any Governmental Body during the past three (3) years.

(f) Neither an Acquired Company nor any other Person that is or, at any relevant time, would have been considered a single employer with any of the Acquired Companies under the Code or ERISA currently sponsors, maintains, contributes to, has an obligation to contribute to or otherwise has any current or contingent liability or obligation under or with respect to, or has during the past six (6) years maintained, contributed to, or been required to contribute to, (i) a plan that is or was subject to Title IV of ERISA or Section 412 of the Code or any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code) or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA.

(g) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the tax qualification thereof. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Employee Plans is now and has been maintained, funded, administered and operated in compliance in with its terms and all applicable Legal Requirements, including ERISA and the Code, (ii) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan, (iii) there is no Legal Proceeding or claim (other than routine and undisputed claims for benefits) pending or threatened in writing or, to the knowledge of the Company, threatened orally with respect to any Employee Plan (or the assets thereof), (iv) all contributions and other payments that have become due with respect to each Employee Plan have been timely made or paid and (v) no Acquired Company has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar Legal Requirement) for which the recipient pays the full premium cost, neither any Acquired Company nor any Employee Plan provides or has any obligation to provide post-employment health or life insurance benefits to any present or former employee, officer or director of an Acquired Company or any other Person pursuant to any retiree medical benefit plan or otherwise.

(i) Except as required by this Agreement, without limiting the generality of the other representations in this Section 2.16(i), except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Foreign Employee Plans now complies and has been maintained, funded, administered and operated in compliance with its terms and applicable local Legal Requirements, and (ii) each such plan that is intended to be funded and/or book-reserved is funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. Each Foreign Employee Plan required by local Legal Requirements to be registered or approved by a Governmental Body has been so registered or approved. No Foreign Employee Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement, and no material unfunded or underfunded liabilities exist with respect to any Foreign Employee Plan.

(j) Except as set forth in Section 2.16(j) of the Company Disclosure Letter, the consummation of any of the Transactions (including in combination with any other event or circumstance) would not reasonably be expected to (i) accelerate the time of payment, funding or vesting, or increase the amount of, compensation or benefits due under any Employee Plan or otherwise, (ii) result in any material compensation or benefits (including any severance) becoming due or payable to any current or former Company Associate, or (iii) materially restrict the ability of Parent or any of its Affiliates to amend, merge or terminate any Employee Plan on or after the Effective Time.

(k) Except as set forth in Section 2.16(k) of the Company Disclosure Letter, the consummation of any of the Transactions (including in combination with any other event or circumstances) would not reasonably be expected to result in the payment of any amount or provision of any benefit that could, individually or in combination with any other amount or benefit, constitute an “excess parachute payment” as defined in Section 280G of the Code.

(l) Each Employee Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all material respects in compliance with Section 409A of the Code and all applicable guidance thereunder; and no amount under any such Employee Plan has been, is or is reasonably expected to be subject to any Tax under Section 409A of the Code.

(m) No Acquired Company maintains any obligations to gross-up, indemnify or reimburse any current or former Company Associate for any Tax, including under Sections 409A or 4999 of the Code.

Section 2.17 Environmental Matters. Except as set forth on Section 2.17 of the Company Disclosure Letter:

(a) No Acquired Company has received any written notice regarding actual or alleged material violation by any Acquired Company of Environmental Laws or any liability or investigatory, remedial or corrective obligations of the Company under Environmental Laws or with respect to Hazardous Materials.

(b) No Third-Party Environmental Claim or Regulatory Action has been taken, is pending or is, to the knowledge of the Company, threatened against any Acquired Company.

(c) None of the Company Properties is listed on a List.

(d) No Company Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a facility for selling, dispensing, storing, transferring, disposing or handling Hazardous Materials, other than as permitted in valid plans of operation, mine plans or other Governmental Authorizations pertaining to any Acquired Company’s activities and operations.

(e) To the knowledge of the Company, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Company Properties, including the presence of any Hazardous Materials that have come to be located on or under the Company Properties from another location, other than in material compliance with applicable Environmental Laws.

(f) Each Acquired Company is in material compliance with all Environmental Laws applicable to its operations and the Company Properties at all times have been used and operated in all material respects in compliance with all applicable Environmental Law.

(g) Since the date on which Acquired Companies first acquired the Company Properties, the Acquired Companies have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to such Company Properties.

(h) Since the Acquired Companies acquired each Company Property, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of such Company Property, other than in compliance with applicable Environmental Law.

(i) The Acquired Companies have not arranged, by Contract, agreement, or otherwise, for the disposal, transportation, or treatment of Hazardous Substances at any location such that any Acquired Company has incurred or would reasonably be expected to incur material liability;

(j) There are no underground storage tanks located on, under or about the Company Properties or such tanks have been located on, under or about the Company Properties and have been subsequently removed or filled in compliance with applicable Environmental Law. If any above-ground storage tanks exist on, under or about the Company Properties, such storage tanks have been duly registered with all appropriate Governmental Bodies as required and are otherwise in compliance with all applicable Environmental Laws.

(k) The Company has made available to Parent all reports, plans, audits, investigations, and all material documents that any Acquired Company has prepared, obtained or ordered, or has in the Acquired Companies’ possession or control, with respect to the Acquired Companies’ compliance with Environmental Laws or the environmental condition of the Company Properties.

(l) No Encumbrance has been attached or filed against any Acquired Company in favor of any Person for: (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

(m) Insurance. The Company has delivered or made available to Parent or Parent’s Representatives a true and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effective, all such insurance policies are (x) in full force and effect (except for any expiration thereof in accordance with its terms), and (y) to the Company’s knowledge, are valid and enforceable, no notice of cancellation or modification has been received as of the date hereof, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 2.18 Legal Proceedings; Orders.

(a) There is no, and since January 1, 2022 there has not been any, Legal Proceeding pending or threatened in writing (or, to the knowledge of the Company, threatened orally) against an Acquired Company or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) There is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment to which an Acquired Company or its assets is subject other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No investigation, inquiry or review by any Governmental Body with respect to any Acquired Company is pending or threatened in writing or, to the Company’s knowledge, is being threatened orally, other than any investigations or reviews that, individually or the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 2.19 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and, subject to obtaining the Company Required Vote, to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its obligations hereunder; or (c) except for the receipt of the Company Required Vote, the consummation of the Transactions. The Company Board (at a meeting duly called and held) has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger are advisable and fair to, and in the interests of, the Company and its stockholders, (ii) adopted this Agreement, and authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations. The Company Board has not adopted or approved any resolution pursuant to NRS 92A.380(1)(d) or NRS 92A.390(1) granting dissenter’s, appraisal or similar rights to any holder of Shares or any other equity interests of or in the Company, or to any other Person.

Section 2.20 Related-Party Transactions. Other than the Company’s Employee Plans, the Secured Loan Documents, and the Unsecured Loan Documents, no stockholders, members, managers, directors, officers, employees, agents or Affiliates of any Acquired Company are, or since January 1, 2022 have been, a party to any Company Contracts with or binding upon any Acquired Company or any of its respective properties or assets or has any material interest in any property used by any Acquired Company, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed in the Company SEC Documents prior to the date hereof.

Section 2.21 Merger Approval. The only vote of the holders of any class or series of capital stock or other securities of the Company or any other Acquired Company required to adopt this Agreement and approve the Transactions is the Company Required Vote.

Section 2.22 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the NRS, the HSR Act, if applicable, any other applicable Antitrust Laws, Canadian Securities Laws, and the rules and regulations of the Exchange, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions (including the treatment of Company Options and Company Warrants pursuant to Section 1.8) will not: (a) conflict with or cause a violation of any of the provisions of the Articles of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in any violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent or waiver under, any material Contract; or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Acquired Companies under, any Material Contract, except in the case of clauses (b),(c), and (d) for such violations, conflicts, breaches, terminations, cancellations, losses and Encumbrances, defaults, and for any consents or waivers not obtained, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act, the NRS, the HSR Act, any other applicable Antitrust Laws, Canadian Securities Laws, and the rules and regulations of the Exchange, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.23 Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor, as financial advisor to the Company Board, dated on or prior to the date of this Agreement, that, as of the date of such opinion and subject to the various limitations, qualifications, assumptions and disclaimers set forth therein, the Merger Consideration to be received by the holders of Shares (other than the Company, Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of the Company or Parent) pursuant to, and in accordance with, this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, rescinded or modified in any way.

Section 2.24 Financial Advisor. Except for the Company Financial Advisor, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 2.25 Takeover Laws. On or prior to the date of this Agreement, the Company Board has taken all action necessary so that no Takeover Law or any anti-takeover provision in Articles of Incorporation or bylaws (or similar organizational documents) of the Company (including any restrictions on business combinations contained therein) is applicable to the Company, the Shares or any other equity interests in the Company, this Agreement, the Merger or the Transactions.

Section 2.26 No “Collateral Benefit”. Except as disclosed in Section 2.26 of the Company Disclosure Letter, to the knowledge of the Company, no related party of the Company (within the meaning of MI 61-101) will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

Section 2.27 Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties of Parent, Merger Sub or HoldCo regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. Such representations and warranties by Parent and Merger Sub, together with the representations and warranties of the HoldCo set forth in Section 8.12, constitute the sole and exclusive representations and warranties of Parent, Merger Sub, HoldCo and their respective Affiliates in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent, Merger Sub, HoldCo and their respective Affiliates.

Section 2.28 CFIUS. Neither the Company nor any of the other Acquired Companies (i) produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies” as such term is defined in 31 C.F.R. § 800.215, (ii) performs any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” as such term is defined in 31 C.F.R. § 800.212, or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens as such term is defined in 31 C.F.R. § 800.241; accordingly, neither the Company nor any of the other Acquired Companies is a “TID U.S. business” as such term is defined in 31 C.F.R. § 800.248.

Section 2.29 2023 Company Warrants. The 2023 Company Warrants are, and at all times since January 1, 2025 have been, “held of record” (as such term is defined in Rule 12g5-1 under the Exchange Act) by less than 300 persons (as such term is defined in the Exchange Act (and the rules and regulations promulgated thereunder)).

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant as of the date of this Agreement (unless a representation and warranty expressly states that it is made as of a different date) to the Company as follows:

Section 3.1 Due Organization. Parent is a corporation and Merger Sub is a corporation, in each case duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure does not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company or Company’s Representatives true and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto, as in effect on the date hereof.

Section 3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.

Section 3.3 Authority; Binding Nature of Agreement. Parent has all requisite corporate power and authority, and Merger Sub have all requisite corporate power and authority, in each case to execute and deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary limited liability company action on the part of Parent and all necessary corporate action on the part of Merger Sub, and their respective boards of directors or other governing bodies, and no other limited liability company proceedings on the part of Parent or corporate proceedings on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the filing and effectiveness of appropriate merger documents as required by the NRS). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Limitations.

Section 3.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the NRS, the HSR Act, if applicable, and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the articles of incorporation or certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any material Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC and the Canadian Securities Regulators, and the submission to the TSX for review, of the Proxy Statement), state takeover laws, the NRS, or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement nor any of the Transactions that has not already been obtained as of the date hereof.

Section 3.5 Disclosure. None of the information with respect to HoldCo, Parent or Merger Sub supplied or to be supplied by or on behalf of HoldCo, Parent or Merger Sub nor any of their Subsidiaries or Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC and the Canadian Securities Regulators, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The representations and warranties contained in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto based upon information supplied by any Person other than Parent or Merger Sub or their respective Representatives (including the Company or any of its Representatives) specifically for use or incorporation by reference therein.

Section 3.6 Absence of Litigation. There is no Legal Proceeding pending or threatened in writing (or, to the knowledge of Parent, threatened orally) against Parent or Merger Sub, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, nor any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.7 Sufficiency of Funds. Parent has sufficient access to financial resources, and at the Closing will have sufficient cash to enable Merger Sub and the Surviving Corporation to (a) make the payment of the aggregate Merger Consideration payable pursuant to Section 1.5, (b) pay all amounts payable in respect of Company Options and Company Warrants pursuant to Article I, including any applicable withholding amounts, (c) pay all amounts necessary to repay any outstanding Indebtedness of the Acquired Companies required to be repaid by this Agreement in connection with the Closing pursuant to the Pay-Off Letters, as applicable, and (d) pay all fees, costs and expenses required to be paid at the Closing by any Acquired Company, Parent or Merger Sub in connection with the consummation of the Merger.

Section 3.8 Stockholder and Management Arrangements. As of the date hereof, other than the Voting Agreement, neither Parent or Merger Sub nor any of its respective Affiliates is a party to any Contract, nor has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Company Stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Stock; (ii) such holder of Company Stock has agreed to approve this Agreement or vote against any superior offer; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investments to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 3.9 Ownership of Company Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns as of the date hereof, and at all times for the past three (3) years prior to the date hereof neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Company Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of Company Stock.

Section 3.10 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II, including the Company Disclosure Letter. Such representations and warranties by the Acquired Companies constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article II, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

(b) In connection with the due diligence investigation of the Acquired Companies by Parent and Merger Sub and certain other Parent-Related Parties, Parent and Merger Sub and other Parent-Related Parties have received and may continue to receive after the date hereof from the Acquired Companies and the other Company-Related Parties certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except with respect to the representations and warranties expressly set forth in Article II, including the Company Disclosure Letter, Parent and Merger Sub will have no claim against the Acquired Companies, any other Company-Related Party, or any other Person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that, except with respect to the representations and warranties expressly set forth in Article II, including the Company Disclosure Letter, neither the Acquired Companies nor any other Company-Related Party, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 3.11 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and, assuming the accuracy of the representations and warranties set forth in Article II and the satisfaction of all of the conditions set forth in Section 6.1 and Section 6.2 immediately prior to the Effective Time, (a) the amount of the “fair saleable value” of the assets (on a going-concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

Section 3.12 Brokers and Other Advisors. Other than RBC Capital Markets, no broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent or any of its Affiliates.

Article IV

CERTAIN COVENANTS OF THE COMPANY

Section 4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide Parent and Parent’s Representatives with reasonable access (including electronic access) to each of the Acquired Company’s properties, personnel, offices, books and records, Contracts, commitments, work papers and other documents and information relating to the Company and provide copies of such books and records, Contracts, commitments, work papers and other documents and information relating to the Company (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.1 or Section 5.1, to any Acquisition Proposal), in each case as Parent reasonably requests solely for the purposes of furthering or preparing for the consummation of the Merger or the other Transactions; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to permit any inspection or physical testing of real property that in the reasonable judgment of the Company would be detrimental to the Acquired Companies’ business or operations if the Transactions are not consummated nor shall anything herein require the Company to disclose any information to Parent if such disclosure would, upon the advice of outside legal counsel, (a) jeopardize any attorney-client or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (b) contravene any applicable Legal Requirement (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene applicable Legal Requirement; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines, on the advice of outside legal counsel, that doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws), (c) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative, or (d) be for the purpose of disclosing such document or information in any Legal Proceeding between the Parties. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, as though it was the “Recipient” thereto, and shall instruct Parent’s Representatives to comply with, all of its obligations under that certain Confidentiality Agreement entered into between the Company and AngloGold Ashanti Holdings plc dated April 16, 2025 in respect of the Transactions, which Confidentiality Agreement is set forth on Section 4.1 of the Company Disclosure Letter (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 4.1 shall be directed to the executive officer or other Person designated by the Company. Despite anything in this Section 4.1 to the contrary, nothing in this Section 4.1 shall be construed to require any Acquired Company or any of its respective Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available. Notwithstanding anything to the contrary contained herein, the Company shall (a) use commercially reasonable efforts to conduct its response to any audits, investigations or Legal Proceedings with respect to international trade, duties and customs matters actively and diligently, (b) keep Parent reasonably informed of all substantive developments and events relating to such matters (including by promptly forwarding copies to Parent of any correspondence or other materials sent to or received from any Governmental Body with respect thereto), (c) provide Parent (or Parent’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials (including any correspondence) prepared by or on behalf of the Company in connection with such matters, reasonably in advance of the submission of such filings or material, and (d) reasonably consult with Parent in connection with the prosecution and defense of such matters; provided, however, that the Company shall not be required to disclose any information to Parent pursuant to this sentence if such disclosure would, upon the advice of outside legal counsel, jeopardize any attorney-client or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege).

Section 4.2 Operation of the Acquired Companies’ Business.

(a) During the Pre-Closing Period except (i) as expressly required or expressly permitted by this Agreement or as required by applicable Legal Requirements, (ii) with the prior written consent of Parent or (iii) as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company shall, and shall cause the other Acquired Companies to, (x) conduct their respective business in the ordinary course of business in all material respects, and (y) use commercially reasonable efforts to preserve their current relationships with material customers, vendors, distributors, lessors, licensors, licensees, creditors and other material business relations; provided that no action taken by any Acquired Company to the extent expressly permitted by an exception to any of the subclauses of Section 4.2(b) shall constitute a breach of this Section 4.2(a).

(b) During the Pre-Closing Period, except (x) as expressly required or expressly permitted by this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (z) as set forth in Section 4.2(b) of the Company Disclosure Letter, the Acquired Companies shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, securities, other property or any combination thereof) in respect of any shares of its capital stock (including the Company Common Stock) or other equity, equity linked or voting interests, except for dividends or other distributions by a Subsidiary of the Company to the Company or another wholly- owned Subsidiary of the Company; (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants, options or other convertible or exercisable securities to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Options or Company Warrants (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Options or Company Warrants (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options or Company Warrants as required pursuant to the terms of any such Company Options or Company Warrants (in effect as of the date hereof); or (4) pursuant to transactions solely between or among Acquired Companies; (C) modify the terms of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests; or (D) enter into any agreement with respect to the voting or registration of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests;

(ii) split, combine, subdivide, adjust, recapitalize or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (including the Company Common Stock) any of its other equity, equity-linked or voting interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize or commit to the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Acquired Company, (B) any option, call, warrant, restricted securities, right to acquire any capital stock, equity interest or other security of the Acquired Company or equity or equity-based incentive awards, stock bonuses, phantom equity or Other Equity-Based Incentive Awards or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Company (except that the Company may issue Shares as required to be issued upon the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement as required pursuant to the terms of any such Company Options or Company Warrants (in effect as of the date hereof));

(iv) (A) modify or amend in any material respect, or terminate or waive any material right under, any Material Contract (except for any modification (including any renewal, amendment, termination (including any non-renewal) or waiver) in the ordinary course of business or that is not adverse to the Acquired Companies, in the aggregate, in any material respect), or (B) enter into any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof (other than entry into any such Contract in the ordinary course of business);

(v) (A) assign, license, sell, abandon, allow to lapse or otherwise dispose of any material Intellectual Property Right, other than non- exclusive licenses granted in the ordinary course of business, or (B) disclose any Trade Secrets, other than pursuant to a reasonable written confidentiality agreement or binding confidentiality obligation;

(vi) (A) establish, enter into, adopt, terminate, modify or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or take any action to accelerate the vesting, payment or funding of any compensation or benefit under, any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), except that the Acquired Companies: (x) may amend any Employee Plans to the extent required by applicable Legal Requirements; and (y) may replace, renew or extend a broadly applicable Employee Plan in the ordinary course of business consistent with past practice that does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement; (B) pay or grant, or commit to pay or grant, to any current or former Company Associate any equity or equity-based incentive awards, stock bonuses (whether pursuant to any Company Equity Plan or otherwise) or Other Equity-Based Incentive Awards, material compensation or benefit (including any severance, retention, change in control or similar payments or benefits), or any increase in any compensation or benefits; or (C) hire, engage, promote or terminate (other than for cause) any Company Associate whose annual base compensation is or would be greater than $125,000;

(vii) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, except as may be required by Legal Requirement or the rules and regulations of the Exchange;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Acquired Companies, (B) advances for employee business and travel expenses in the ordinary course of business in immaterial amounts, (C) the extension of trade credit to customers in the ordinary course of business, or (D) acquisitions of marketable securities which are convertible into cash within ninety (90) days or less and representing non-controlling minority interests of less than two percent (2%) of the total outstanding share capital of such Person;

(ix) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, legal partnership or limited liability company or similar arrangement or, except to another Acquired Company, agree or otherwise commit to make a capital contribution in any Entity;

(x) make or authorize any capital expenditure except (A) in accordance with the capital budget set forth on Section 4.2(b)(x) of the Company Disclosure Letter or (B) capital expenditures not addressed by the foregoing clause (A) that do not exceed $250,000 individually, or $500,000 in the aggregate;

(xi) incur any Indebtedness after the date of this Agreement except for (A) Indebtedness reasonably necessary to finance capital expenditures permitted under Section 4.2(b)(xi), (B) Indebtedness incurred to refinance, extend or replace existing Indebtedness outstanding on the date hereof (which is not for an aggregate principal amount greater than such existing Indebtedness and which is prepayable at any time without premium or penalty), (C) guarantees by the Company of existing Indebtedness of any other Acquired Company, (D) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and for immaterial amounts, (E) Indebtedness incurred under any existing credit facilities as in effect on the date hereof, and (F) Indebtedness under amendments to the Secured Loan Documents and the Unsecured Loan Documents to fund business expenses incurred in the ordinary course that do not exceed $3,500,000 in the aggregate, excluding the amount of Indebtedness set forth under Section 4.2(b)(xi) of the Company Disclosure Letter;

(xii) sell, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew, guarantee, exchange or swap, lease, transfer, mortgage or otherwise encumber or subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or assign any (x) rights, properties or assets with a fair market value that is individually in excess of $50,000 or in the aggregate in excess of $100,000 or (y) any Unpatented Mining Claims, except (A) dispositions of supplies, inventory, merchandise or products to customers in the ordinary course of business, dispositions of obsolete, surplus or worn-out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Company and dispositions of marketable securities for cash in the ordinary course of business, or (B) transfers between or among the Acquired Companies;

(xiii) acquire from any third-party any (A) business or assets (other than purchases of raw materials and supplies in the ordinary course of business), or (B) equity interests of any Person, in each case of clauses (A) and (B), including by merger, consolidation or acquisition of stock or assets;

(xiv) (A) make, change or revoke any material Tax election in a manner materially inconsistent with past practice, (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return, (D) settle or compromise any material claim, notice, audit, investigation, assessment or other proceeding with respect to material Taxes, (E) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (in each case, other than an agreement entered into in the ordinary course of business and the principal purpose of which is not Tax), (F) execute any closing agreement relating to any material amount of Tax, (G) affirmatively surrender or compromise any right to claim a material Tax refund or (H) consent to any extension or waiver of the statute of limitations period with respect to the assessment or examination of any material Tax (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

(xv) commence any Legal Proceeding, other than: (A) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business or the business of the Acquired Companies (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (B) subject to any limitations set forth in other provisions of this Agreement, in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvi) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement or compromise involving only the payment of monies by the Acquired Companies (net of recoveries under insurance policies or indemnity obligations) of not more than $250,000 individually or $500,000 in the aggregate, or (C) any settlement or compromise that results in no monetary obligation of any Acquired Company or the Acquired Company’s receipt of payment; provided that no such settlement or compromise shall involve any injunctive or equitable relief, or impose material restrictions on the Acquired Companies, taken as a whole;

(xvii) (A) modify, extend, terminate, negotiate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Acquired Companies, (B) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, or other actions that could require advance notice under WARN, or (C) affirmatively waive any restrictive covenant obligation of any current or former employee or independent contractor;

(xviii) adopt or implement any stockholder rights plan or similar arrangement;

(xix) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Acquired Companies, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Legal Requirement, including Regulation S-X under the Securities Act, or (C) by any Governmental Body (including the Financial Accounting Standards Board or any similar organization);

(xx) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies (other than a dormant Subsidiary of the Company in the ordinary course of business);

(xxi) enter into any new line of business that is not directly related to, and is not an extension of, the Business;

(xxii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(xxiii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

(xxiv) authorize any of, or agree or commit to take any of the actions described in clauses (i) through (xxiii) of this Section 4.2(b).

Without limiting the foregoing, prior to the Effective Time, each of Parent and the Company shall exercise, consistent and in accordance with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 4.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company (and its Subsidiaries) than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company or any of its Subsidiaries from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(b) Except as otherwise expressly permitted by this Section 4.3, during the Pre-Closing Period, the Acquired Companies shall not, and shall direct their Representatives not to, and shall not knowingly permit any of their Representatives to, (i) engage in any solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any non-public information relating to any Acquired Company or its business, properties, assets, books, records or other non-public information, in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (C) enter into, approve or endorse any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”) or (D) authorize or commit to any of the foregoing. Immediately following the execution of this Agreement, the Acquired Companies will cease and cause to be terminated all discussions or negotiations between the Acquired Companies and any Person and such Person’s Representatives (other than Parent and its Affiliates and its and their respective Representatives) in connection with any potential Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement (and in any event within three (3) business days of the date of this Agreement), the Company shall (i) deliver a written notice to each Person (other than Parent and its Affiliates) that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within twelve (12) months prior to the date of this Agreement, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and such notice shall also direct such Person to promptly return or destroy all confidential information concerning the Acquired Companies in accordance with the terms of any confidentiality agreement between such Person and any Acquired Company and (ii) terminate all physical and electronic data room access previously granted to any Persons and its Representatives (other than Parent and its Representatives) in connection with any potential Acquisition Proposal. None of the Acquired Companies shall modify, amend or terminate, or waive, release or assign any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it is a party relating to any such Acquisition Proposal and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement; provided, that the Acquired Companies shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make an Acquisition Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to so waive would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(c) Notwithstanding anything in this Section 4.3 or any other provisions of this Agreement to the contrary, but subject to compliance with Section 5.1, in the event that, at any time after the date hereof and prior to the receipt of the Company Required Vote, any Acquired Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 4.3 from any Person or group of Persons, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to clarify any ambiguous terms and conditions of such Acquisition Proposal and inform such Person or group of Persons of the terms of this Section 4.3 and Section 5.1 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take any action set forth in the following clauses (A) or (B) would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall provide to Parent, prior to or substantially concurrently with the provision of such information to such Person or group of Persons, all such information that is provided to any such Person or group of Persons given such access which was not previously provided to Parent or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and its respective Representatives and financing sources with respect to such Acquisition Proposal, including negotiating a Company Acquisition Agreement.

(d) Following the date of this Agreement, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent in writing if (A) any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, are received by the Acquired Companies or any of their Representatives, (B) any non-public information is requested from any Acquired Company or any of their Representatives in connection with or related to any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal or (C) any discussions or negotiations with third parties relating to or in connection with any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal are sought, requested or continued, (ii) provide Parent with a written summary of the material terms and conditions of any of the foregoing, including the identity of the Person making such inquiry, proposal, offer or Acquisition Proposal (including copies of any written materials related thereto), (iii) keep Parent reasonably informed of any material developments relating thereto on a reasonably prompt basis (including copies of any written materials related to any amendments or modifications thereto) and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such inquiry, proposal, offer or Acquisition Proposal.

(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or any committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act; provided, that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 5.1(b), it being understood that any of the foregoing which solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed a Company Adverse Change Recommendation, in each case, so long as neither the Company Board nor any committee thereof takes any action set forth in Section 5.1(a).

(f) The Company agrees that in the event any other Acquired Company or any Representative of the Company or any of the Acquired Companies takes any action (or omits to take any action) which, if taken (or not taken) by the Company, would constitute a breach of this Section 4.3, such action (or omission) shall be deemed to constitute a breach of this Section 4.3 by the Company.

Article V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Company Board Recommendation.

(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) business day after Parent so requests in writing (it being understood that the Parent shall only be entitled to make up to two (2) such reaffirmation requests), (D) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (E) if any tender offer or exchange offer is commenced for equity securities of the Company, fail to recommend against such tender offer or exchange offer by the earlier of (1) the tenth (10th) business day after the commencement of such tender offer or exchange offer and (2) the third (3rd) business day prior to the Company Stockholders Meeting other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (F) condition or qualify the Company Board’s approval of the Transactions and/or the Merger on any vote, other than the Company Required Vote, of the holders of any class or series of capital stock or other securities of the Company or any other Acquired Company (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i) in the event that (x) any Acquired Company or any of its Representatives receives a written Acquisition Proposal (which Acquisition Proposal did not result from a breach of Section 4.3) from any Person that has not been withdrawn and (y) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board (or a committee thereof) may (A) make a Company Adverse Change Recommendation, or (B) authorize the Company to terminate this Agreement in accordance with Section 7.1(h) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) at least five (5) business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice shall not (in and of itself) constitute a Company Adverse Change Recommendation); and (3) (I) the Company shall have provided to Parent unredacted copies of the most current drafts of any proposed Company Acquisition Agreement with respect to an Acquisition Proposal and any financing commitments or other agreements to be entered into in connection with such Acquisition Proposal and a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.3(d), (II) the Company shall have afforded Parent five (5) business days (the “Match Period”) after delivery of the Determination Notice and the documents contemplated by the foregoing clause (I) to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement and any revisions thereto proposed to be made by Parent, if any, prior to 11:59 p.m. Pacific Time on the last day of the Match Period, the Company Board (or a committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1, so long as such communication solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and neither the Company Board nor any committee thereof takes any action set forth in Section 5.1(a). The provisions of Section 5.1(b)(i)(2) and Section 5.1(b)(i)(3) shall also apply to any amendment to any economic terms or any material non-economic terms of any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be three (3) business days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least five (5) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C) (1) the Company shall have afforded Parent five (5) business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement and shall have negotiated, to the extent Parent desires to negotiate, in good faith with Parent with respect to such proposed revisions, so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and (2) after considering the terms of this Agreement and the effect of proposed revisions made by Parent, if any, prior to 11:59 p.m. Pacific Time on the fifth (5th) business day following delivery of the Determination Notice, the Company Board (or a committee thereof) shall have determined, in good faith after consultation with its outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would still be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. For the avoidance of doubt, the provisions of Section 5.1(b)(ii)(B) and Section 5.1(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that references to five (5) business days shall be deemed to be two (2) business days.

(iii) Notwithstanding anything in the Confidentiality Agreement to the contrary, nothing therein shall prohibit or limit the ability of Parent or any of its Affiliates or Representatives to make any proposals to, or undertake any negotiations with, the Company as contemplated by this Section 5.1.

Section 5.2 Proxy Statement.

(a) As promptly as reasonably practicable (and in any event within twenty (20) business days) following the date of this Agreement, the Company shall prepare and file with the SEC, the Canadian Securities Regulators, and the TSX, in preliminary form, a proxy statement relating to a meeting of the Company Stockholders (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”) for the purpose of obtaining the Company Required Vote. Subject to Section 5.1(b), the Company Board shall include the Company Board Recommendation in the Proxy Statement. The Company shall also include in the Proxy Statement, and shall obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy Statement, in its entirety, the fairness opinion described in Section 2.23, together with a summary thereof. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and Parent shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC, the Canadian Securities Regulators or the TSX. The Company will cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and the NRS and the rules and regulations of the SEC, the Canadian Securities Regulators and the TSX. The Company covenants that, on the date of filing, the date of mailing to the Company Stockholders and at the time of the Company Stockholder Meeting, the Proxy Statement (excluding any information supplied by Parent, Merger Sub, HoldCo or their Affiliates or Representatives, in each case, specifically for inclusion or incorporation by reference in the Proxy Statement) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC, the Canadian Securities Regulators or the TSX with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC and the TSX as promptly as reasonably practicable and to file the Proxy Statement with the SEC and the Canadian Securities Regulators in definitive form promptly thereafter. The Company shall promptly notify Parent upon the receipt of any (written or oral) comments from the SEC, the Canadian Securities Regulators or the TSX and of any request from the SEC, the Canadian Securities Regulators or the TSX for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all such written correspondence between the Company or any Company Representatives, on the one hand, and the SEC, the Canadian Securities Regulators and/or the TSX, on the other hand (and summaries of any oral conversations) with respect to the Proxy Statement or the Transactions. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or the Canadian Securities Regulators and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives should be discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file, in form mutually acceptable to Parent and the Company, an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC, the Canadian Securities Regulators and the TSX and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.

(b) The Company shall, as promptly as reasonably practicable (and in no event later than ten (10) business days) after the date on which the SEC and the TSX confirm that the SEC and the TSX have no further comments to the Proxy Statement or if there is or has been no review of the Proxy Statement by SEC or the TSX, the expiration of the relevant review period by the SEC or the TSX therefor, (i) mail or cause to be mailed the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws and (ii) subject to applicable Legal Requirements (including conducting a broker search pursuant to Section 14a-13 of the Exchange Act in order to hold the Company Stockholders Meeting as described in this Section 5.2(b)) take all other action necessary under all applicable Legal Requirements, the Articles of Incorporation, the Company’s bylaws and the rules of the TSX to duly call, give notice of, convene and hold the Company Stockholders Meeting. The Company shall hold the Company Stockholders Meeting as promptly as reasonably practicable in accordance with applicable Legal Requirements after the date on which the Proxy Statement mailing to Company Stockholders is complete. Notwithstanding anything to the contrary in this Agreement, the Company may adjourn, recess or postpone the Company Stockholders Meeting (A) with the prior written consent of Parent, (B) after consultation with Parent, to the extent the Company determines such adjournment, recess or postponement is necessary or advisable to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with outside legal counsel) is required under applicable Legal Requirements or the rules and regulations of the SEC to be disseminated and reviewed by the Company Stockholders within reasonable amount of time in advance of the Company Stockholders Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions or (D) after consultation with Parent, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Company Required Vote (it being understood that, with respect to clauses (B) and (D) above, the Company shall not postpone or adjourn the Company Stockholders Meeting more than two times without Parent’s prior written consent). The Company shall, unless there has been a Company Adverse Change Recommendation, use commercially reasonable efforts to (1) solicit from the Company Stockholders proxies in favor of the Company Required Vote, and (2) take all other actions necessary or advisable to secure the Company Required Vote. The Company shall, upon the request of Parent following the dissemination of the definitive Proxy Statement, keep Parent reasonably informed regarding the proxies received by the Company with respect to the Company Stockholders Meeting. If requested by Parent on up to two (2) separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Company Required Vote, the Company shall postpone or adjourn the Company Stockholders Meeting for up to ten (10) business days on each such occasion. Without the prior written consent of Parent, the Company Stockholders Meeting shall not be postponed or adjourned by more than ten (10) business days each time for any event giving rise to such a postponement or adjournment.

(c) Nothing in this Section 5.2 shall be deemed to prevent the Company, the Company Board nor any committee thereof from taking any action it is permitted or required to take under, and in compliance with, Section 4.3 or Section 5.1(b).

Section 5.3 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub shall use respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and to consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions; provided that this Section 5.3(a) shall not require any Party to waive any right or condition contained in this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Affiliates be required to (and in no event shall the Company or any Subsidiary of the Company agree to without the prior written consent of Parent) take any action, including entering into any decree, order or other arrangement, or to permit or suffer to exist any material restriction, condition, limitation or requirement that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would have, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of (i) the Company and its Subsidiaries, or (ii) Parent and its Affiliates, taken as a whole (provided that for purposes of determining the foregoing clause (ii), the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of the Company and its Subsidiaries, taken as a whole).

Section 5.4 [intentionally omitted].

Section 5.5 Indemnification of Officers and Directors.

(a) The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or another Acquired Company existing in favor of those Persons who are directors, officers or employees of any Acquired Company as of the date of this Agreement or have been directors, officers or employees of any Acquired Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the articles of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company (as in effect as of the date of this Agreement and made available to Parent) and as provided in the indemnification agreements between the Acquired Company and such Indemnified Persons as set forth on Section 5.5(a) of the Company Disclosure Letter and in effect as of the date of this Agreement made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons with respect to indemnification, advancement of expenses and exculpation without an affected Person’s prior written consent, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 5.5(a) and the rights provided under this Section 5.5(a) until disposition of such claim (even if after such six (6)-year period).

(b) From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as a director, officer or employee of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director, officer or employee of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.5(b) within thirty (30) days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.5(b).

(c) Prior to the Effective Time, the Company shall purchase and bind a six (6)-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions (the “D&O Tail Policy”), or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The D&O Tail Policy shall provide by its terms that it will survive the Merger for not less than six (6) years covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals for the benefit of the Company, its Subsidiaries, the Company’s and any of its Subsidiary’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date hereof. The Surviving Corporation shall use commercially reasonable efforts to cause the D&O Tail Policy to be maintained in full force and effect, for its full term, and to perform all of its obligations thereunder or, if such policy is terminated or canceled, obtain (subject to the limitations set forth in the next sentence) an alternative D&O Tail Policy on substantially similar terms as set forth in this Section 5.5(c). In no event shall the Company or the Surviving Corporation be required to pay aggregate premiums for the D&O Tail Policy for its entire period in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Amount”) (it being understood and agreed that in the event the aggregate premiums necessary to procure such D&O Tail Policy exceeds the Maximum Amount, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to obtain, as much comparable insurance as possible for aggregate premiums equal to the Maximum Amount).

(d) In the event Parent or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall use commercially reasonable efforts ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 5.5.

(e) The provisions of this Section 5.5 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, under applicable Legal Requirements or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 5.6 Securityholder Litigation. During the Pre-Closing Period the Company shall promptly notify Parent of any litigation against the Company, any of its Affiliates or any of its or their respective directors, officers, employees, securityholders or Representatives relating to the Transactions and keep Parent informed on a reasonably current basis with respect thereto (including by providing Parent with copies of all pleadings with respect thereto). The Company shall give Parent the right to review and comment on all substantive filings or responses to be made or filed, or any settlement or other agreements to be entered into, by or on behalf of the Company in connection with such litigation (and the Company shall in good faith take such comments into account), including all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such litigation; provided that the Company shall control the defense and strategy for any such litigation. No such settlement, compromise, arrangement, understanding, or admission of liability or wrongdoing, shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.7 Disclosure. Each Party’s initial press release relating to this Agreement shall be in form and content agreed to in advance by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Parties’ written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, investors or those attending industry conferences) and make internal announcements to its employees, contractors and/or other service providers, and the Company may make disclosures in Company SEC Documents (subject to giving advance notice to Parent and an opportunity for Parent to review and comment thereon to the extent legally permissible), in each case, as long as such statements, announcements or disclosures are consistent with, and do not contain information with respect to this Agreement or the Transactions which is not contained in, previous press releases, public disclosures, or public statements made in accordance with this Section 5.7; (b) a Party or its Affiliates may, without the prior consent of the other Parties hereto but subject to giving advance notice to the other Parties and an opportunity to review and comment thereon to the extent legally permissible, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement, or filing to be issued or made pursuant to Section 4.3(e) or that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters; (d) no consultation or consent of the other Parties shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions; (e) Parent, Merger Sub and their respective Affiliates may make disclosures in any reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished with the SEC or the Canadian Securities Regulators (subject to giving advance notice to the Company and an opportunity for the Company to review and comment thereon to the extent legally permissible), in each case, as long as such statements, announcements or disclosures are consistent with, and do not contain information with respect to this Agreement or the Transactions which is not contained in, previous press releases, public disclosures, or public statements made in accordance with this Section 5.7; (f) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make filings and communications with, and submit reports, forms, statements and other documents to, any Governmental Body to the extent required in connection with obtaining any consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with the Transactions and (g) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, lenders, members, managers and investors of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, and as reasonably required in connection with the consummation of the Transaction.

Section 5.8 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall each use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 5.9 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Options or Company Warrants in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with NRS 78.320 and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.11 Pay-Off. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Secured Loan Documents and the Unsecured Loan Documents and (b) deliver to Parent (i) executed pay-off letters (in form and substance reasonably satisfactory to Parent) (together, the “Pay-Off Letters”) from the Lender (as defined in the Secured Purchase Agreement) in respect of the Secured Loan Documents and from the Lender (as defined in the Unsecured Purchase Agreement) on Closing and (ii) drafts of such Pay-Off Letters not fewer than ten (10) business days prior to the contemplated Effective Time together with drafts of lien terminations and instruments of discharge with respect to the capital stock, property and assets of the Company and its Subsidiaries securing their obligations under the Secured Loan Documents (other than any obligation which, pursuant to the terms of the Secured Loan Documents, expressly survives termination). Notwithstanding anything to the contrary in this Agreement, (i) in no event shall this Section 5.11 require the Company or any of its Subsidiaries to repay any portion of, or terminate, the Loan Documents unless the Closing shall have occurred and (ii) Parent shall provide, or cause to be provided, at or prior to Closing, all funds (after taking into account any cash of the Acquired Companies used to effect repayment under the Loan Documents as contemplated by this Agreement) required substantially concurrently with the Closing to effect the repayment under the Loan Documents.

Section 5.12 Delisting; Deregistration. The Company will use commercially reasonable efforts to maintain, and the Company will not cause or permit the interruption or termination of, the listing of the Shares on the Exchange prior to the Effective Time. Prior to the Effective Time, the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part necessary to be taken prior to the Effective Time pursuant to Legal Requirements and the rules and regulations of the Exchange to cause (a) the delisting of the Company Common Stock from the Exchange as promptly as practicable after the Effective Time (the “Delisting”); (b) the cessation of quotation of the Company Common Stock on the OTCQB as promptly as practicable after the Effective Time; (c) the deregistration of the Company Common Stock (and other securities of the Company, if applicable) pursuant to the Exchange Act as promptly as practicable after the Delisting; (d) the suspension of the Company’s duty to file reports under Section 15(d) of the Exchange Act with respect to the 2023 Company Warrants as promptly as practicable after the Effective Time (including the delivery by the Company to Parent of a list produced by a transfer or other agent showing the “holders of record” (as such term is defined in Rule 12g5-1 under the Exchange Act) of the 2023 Company Warrants as of the latest practicable date prior to the Effective Time); and (e) the Company to cease to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories of Canada in which it is a reporting issuer as promptly as practicable after the Delisting (including by making an application under section 21 of NP 11-206 for an order that the Company cease to be a reporting issuer immediately following the Delisting in all the jurisdictions in Canada in which it is a reporting issuer, which application shall include a statement that the 2023 Company Warrants will continue to be outstanding following the Effective Time until their expiry and that the Company, therefore, will not satisfy the criteria in sections 19 or 20 of NP 11-206 (the “Cease Reporting Issuer Order”) and using commercially reasonable efforts to obtain such Cease Reporting Issuer Order).

Section 5.13 Fairness Opinion. The Company shall deliver to Parent an executed copy of the opinion of the Company Financial Advisor provided to the Company Board as described in Section 2.23 as soon as reasonably practicable following the date of this Agreement and in any event prior to the mailing of the Proxy Statement. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent for any purpose.

Section 5.14 Form 10-Q Filing. As promptly as reasonably practicable following September 30, 2025 (and in any event before October 20, 2025), the Company shall prepare and file with the SEC, its quarterly report on Form 10-Q for the quarter ended September 30, 2025 (the “Q3 2025 Form 10-Q”). The Company shall ensure that as of its filing date with the SEC (or, if amended, as of the date of such amendment), the Q3 2025 Form 10-Q: (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder and the Canadian Securities Laws applicable to such Q3 2025 Form 10-Q; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.15 Option Payment Agreements. As promptly as practicable following the date of this Agreement (and in any event within five (5) business days of the date of this Agreement), the Company will use commercially reasonable efforts to obtain fully executed option payment agreements (in form and substance reasonably satisfactory to Parent) from each of the holders of Company Options listed on Section 2.3(d)(iii) of the Company Disclosure Letter and deliver copies of the same to Parent.

Article VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by each such Party) at or prior to the Effective Time of each of the following conditions:

(a) The Company will have received the Company Required Vote at the Company Stockholder Meeting.

(b) No Governmental Body shall have (i) enacted, issued or promulgated any Legal Requirement that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case, which has the effect as of immediately prior to the Effective Time of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions (any such injunction, order or Legal Requirement, a “Legal Restraint”).

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) (i) the representations and warranties of the Company set forth in this Agreement (except for the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.5(b), Section 2.7, Section 2.17(c), Section 2.19, Section 2.21, Section 2.23, Section 2.24, Section 2.28 and Section 2.29 of this Agreement) shall be true and correct (without giving effect to any qualification or limitation by the words “material,” “materially,” “in all material respects,” “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.5(b), Section 2.7, Section 2.17(c), Section 2.19, Section 2.21, Section 2.23, Section 2.24, Section 2.28 and Section 2.29 shall be true and correct in all respects on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b) The Company shall have complied with and performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) No more than five percent (5%) of the issued and outstanding Shares as of the date hereof (as adjusted pursuant to Section 1.5(b)) shall, in the aggregate, be (a) Dissenting Shares or (b) shares held by Company Stockholders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such shares.

(f) The Company shall have cured or otherwise resolved all material Objections as the same are described in Section 8.14 to the satisfaction of Parent and Merger Sub, or any material Objections that remain uncured or unresolved shall have been waived, in writing, by Parent and Merger Sub.

(g) Either (i) the Q3 2025 Form 10-Q shall have been filed by the Company with the SEC, or (ii) the applicable Canadian Securities Regulators shall have issued at least ten (10) business days prior to the Closing Date a decision granting the Cease Reporting Issuer Order stating that the Company shall cease to be a reporting issuer immediately following the Delisting in all jurisdictions in Canada in which it is a reporting issuer.

(h) The Company shall be entitled to file on the Closing Date a certification on Form 15 to suspend its duty to file reports under Section 15(d) of the Exchange Act with respect to the 2023 Company Warrants pursuant to Rule 12h-3(b)(1)(i) under the Exchange Act.

Section 6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Each of Parent and Merger shall have complied with and performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c) The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Parent will have deposited the Payment Fund with the Paying Agent and provided the Company with reasonable evidence thereof.

Article VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company if any Legal Restraint has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party if (x) such Party’s material breach of any of its representations, warranties, covenants or agreements in this Agreement was the principal cause of such Legal Restraint becoming final and nonappealable or (y) such Party has failed to use its commercially reasonable efforts to prevent the entry of and to remove such Legal Restraint in accordance with its obligations under this Agreement (it being understood that Parent, Merger Sub and HoldCo shall be deemed a single “Party” for purposes of the foregoing clauses (x) and (y));

(c) by either Parent or the Company (whether prior to or after the receipt of the Company Required Vote) if the Effective Time shall not have occurred on or prior to 11:59 p.m. Pacific Time on February 27, 2026 (such date, as such date may be extended pursuant to the terms hereof, the “Outside Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party if the failure of such Party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date and (ii) the Outside Date shall be extended for an additional six (6) months if, as at the Outside Date, the condition set forth in Section 6.1(b) shall not have been satisfied;

(d) by either Parent or the Company, if the Company fails to obtain the Company Required Vote at the Company Stockholder Meeting or at any meeting of Company Stockholders which is an adjournment or postponement of the Company Stockholder Meeting, in each case, at which a vote is taken with respect to the approval of this Agreement;

(e) by Parent (whether prior to or after the receipt of the Company Required Vote), if any Acquired Company has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time Parent asserts a right of termination pursuant to this Section 7.1(e), except that, if such breach, failure or inaccuracy is capable of being cured by the Outside Date, then Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by Parent to the Company of written notice of such breach, failure or inaccuracy, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, and it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is breached or inaccurate, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not then be satisfied;

(f) by Parent, if the Company Board (or a committee thereof) makes a Company Adverse Change Recommendation;

(g) by the Company (whether prior to or after the receipt of the Company Required Vote), if Parent or Merger Sub has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time the Company asserts a right of termination pursuant to this Section 7.1(g), except that, if such breach, failure or inaccuracy is capable of being cured by the Outside Date, then the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to Parent of written notice of such breach, failure or inaccuracy, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Parent Breach Notice Period”) stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, and it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is breached or inaccurate, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not then be satisfied;

(h) by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal to enter into a Company Acquisition Agreement providing for the consummation of a transaction constituting a Superior Proposal, if (i) the Company has complied in all material respects with the requirements of Section 4.3 and Section 5.1(b)(i) with respect to such Superior Proposal, (ii) substantially concurrently with such termination the Company pays the Company Termination Fee to Parent in accordance with Section 7.3(b), and (iii) substantially concurrently with such termination, the Company enters into a Company Acquisition Agreement to consummate such Superior Proposal; or

(i) [intentionally omitted].

(j) by written notice by the Parent to the Company, if more than five percent (5%) of the issued and outstanding shares of Company Stock as of the date hereof (as adjusted pursuant to Section 1.5(b)) shall, in the aggregate, be (a) Dissenting Shares or (b) shares held by Company Stockholders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such shares.

Section 7.2 Manner and Notice of Termination; Effect of Termination.

(a) The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision. Unless otherwise stated in Section 7.1, proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of such written notice thereof.

(b) In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on any Party (or any Parent-Related Party or Company-Related Party) to the other Parties, as applicable, except that this Section 7.2, Section 7.3 and Article VIII (other than Section 8.6(b)) will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve the Company from any liability for any Willful Breach of this Agreement or Fraud arising prior to the valid termination of this Agreement. In addition to the foregoing, no termination (in and of itself) of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 7.3 Expenses; Termination Fee.

(a) Except as set forth in Section 1.9 and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees, and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) If (A) (1) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(d) or (2) Parent validly terminates this Agreement pursuant to Section 7.1(e), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 7.1(d), in which case prior to the Company Stockholder Meeting) an Acquisition Proposal is publicly disclosed (whether by the Company or a third-party) or otherwise publicly made known to the Company Board or the Company Stockholders, and in each case, is not publicly withdrawn at least five (5) business days prior to (x) the date of the Company Stockholder Meeting (in the case of any such termination of this Agreement pursuant to Section 7.1(d)) or (y) the date of any such termination of this Agreement (in the case of any such termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(e)), and (C) within twelve (12) months of any such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then the Company will, concurrently with the earlier of the consummation of such an Acquisition Proposal and entry into a definitive agreement in respect of an Acquisition Proposal, pay to Parent (as directed by Parent) an amount in cash equal to $3,600,000 (the “Company Termination Fee”). For purposes of this Section 7.3(b)(i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Proposal” will each be deemed to be references to “fifty percent (50%)”.

(ii) If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within three (3) business days) following such termination pay to Parent (as directed by Parent) the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or concurrently with such termination pay to Parent (as directed by Parent) the Company Termination Fee.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party that is required to make a payment under this Section 7.3 (a “Breaching Party”) fails to promptly pay any amount as and when due pursuant to this Section 7.3 (an “Owed Amount”) and, in order to obtain such payment, the Party to which such amount is owed (the “Non-Breaching Party”) commences a Legal Proceeding that results in a judgment against the Breaching Party for an Owed Amount, the Breaching Party will pay to the Non-Breaching Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Non-Breaching Party in connection with such Legal Proceeding, together with interest on the amount of such payment or portion thereof accruing at the annual rate equal to the prime rate, plus three percent (3%) as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made to (but excluding) the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the Non-Breaching Party.

(e) Sole and Exclusive Remedy. Except in the case of Willful Breach or Fraud by any Company-Related Party and without limiting Parent’s and Merger Sub’s right to seek an order of specific performance against the Company prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.6, if this Agreement is validly terminated pursuant to Section 7.1, Parent’s receipt of the Company Termination Fee to the extent payable pursuant to Section 7.3(b) and the Enforcement Expenses to the extent payable pursuant to Section 7.3(d) constitute the sole and exclusive remedies of Parent, Merger Sub, HoldCo and the Parent-Related Parties against the Company-Related Parties arising out of or in connection with this Agreement, any agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination, or failure of any of the foregoing or any matter forming the basis thereof. Upon payment of the Company Termination Fee to the extent payable pursuant to Section 7.3(b) and any Enforcement Expenses to the extent payable pursuant to Section 7.3(d) none of the Company-Related Parties will have any further liability or obligation (whether at law or equity, or in contract or tort or otherwise) to Parent or Merger Sub in connection with, relating to or arising out of this Agreement or any agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement from and after the date thereof in accordance with the terms thereof); and none of Parent, Merger Sub or any other Person will be entitled to seek or obtain any monetary recovery or award (whether at law or equity, or in contract or tort or otherwise) from any Company-Related Party arising out of this Agreement, any agreement or document executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except in the case of Willful Breach or Fraud by any Company-Related Party. Notwithstanding the foregoing, this Section 7.3(e) will not relieve the Acquired Companies from liability if this Agreement is validly terminated by either Party in circumstances where the Company Termination Fee is not payable pursuant to Section 7.3(b) (1) for any Willful Breach of this Agreement or Fraud prior to such termination or (2) for any breaches of the Confidentiality Agreement; provided, that under no circumstances, except in the case of Willful Breach or Fraud by any Company-Related Party, will (x) the collective monetary damages or other amounts payable by or liability of the Company-Related Parties for breaches in connection with, relating to or arising out of this Agreement (including any payment of the Company Termination Fee, or the Enforcement Expenses, in each case pursuant to this Agreement) exceed an aggregate amount for all such breaches equal to the amount of the Company Termination Fee plus the Enforcement Expenses to the extent payable by the Company pursuant to Section 7.3 (the “Company Liability Limitation”) or (y) Parent, Merger Sub or any Parent-Related Party be entitled to receive both damages under this Agreement and the Company Termination Fee. Except in the case of Willful Breach or Fraud by any Company-Related Party, (A) in no event will any of the Parent-Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company-Related Parties, and (B) in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company-Related Parties for, or with respect to, this Agreement, any agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof. Except in the case of Willful Breach or Fraud by any Company-Related Party, other than the obligations of the Company to the extent expressly provided in this Agreement, in no event will any Company-Related Party or any other Person other than the Company have any liability for monetary damages to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the Merger or the Transactions.

(f) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.3(e), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 8.6, except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.6, under no circumstances will a Party be permitted or entitled to (i) receive both (x) specific performance of the other Party’s or Parties’ obligations which results in the occurrence of the Closing, and (y) any payment of the Company Termination Fee (in the case of Parent) or monetary damages or other amounts for breaches by the other Party or Parties (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement or (ii) receive both (x) any payment of the Company Termination Fee (in the case of Parent) and (y) monetary damages or other amounts for breaches by the other Parties (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement.

(g) Non-Recourse Party. This Agreement may only be enforced against the named Parties hereto (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Voting Agreement and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the Parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (ii) in no event will a Party seek or obtain on behalf or at the direction of such Party, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person that is not a named Party hereto or a party thereto (including any Company-Related Party or Parent-Related Party) with respect to this Agreement, the Voting Agreement and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by Parent, Merger Sub or HoldCo), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Sub, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) Parent or Merger Sub to the extent expressly provided for in this Agreement, (C) HoldCo to the extent expressly provided for in Section 8.12, and (D) the Specified Stockholders solely for claims pursuant to and in accordance with the terms of the Voting Agreement.

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. Prior to the Effective Time and subject to Section 5.5(e), this Agreement may be amended, modified and/or supplemented in any and all respects with respect to any of the terms of this Agreement; provided, however, that (a) after obtaining the Company Required Vote, there shall be made no amendment, modification or supplement that by Legal Requirement requires further approval by the Company Stockholders without such approval, and (b) no amendment, modification or supplement shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each of the Parties.

Section 8.2 Waiver. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, or (c) waive compliance by the other Parties with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing); provided that after obtaining the Company Required Vote and prior to the Effective Time, there shall be no waiver or extension of this Agreement that (x) decreases the Merger Consideration or (y) adversely affects the rights of the stockholders of the Company, in the case of each of clauses (x) and (y), without the approval of the Company Stockholders. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3 No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (a) none of the representations and warranties contained in this Agreement, the Company Disclosure Letter nor in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Closing and (b) except for any covenant or agreement that by its terms contemplates performance, in whole or in part, after the Closing, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such non-surviving covenants and agreements shall terminate at, the Closing.

Section 8.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.5 Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all Legal Proceedings (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to any laws or principles thereof that would result in the application of the laws of any other jurisdiction, except that the laws of the State of Nevada shall govern (i) the Merger, to the extent mandatorily applicable thereto, and (ii) the internal affairs (including fiduciary duties) of the Company and the Company Board (together, “Nevada Law Matters”). Subject to Section 8.6, in any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the Parties irrevocably (i) (A) submits, other than as to Nevada Law Matters, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)), and (B) for Nevada Law Matters, submits to the exclusive jurisdiction and venue of the Eighth Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)) (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware or the State of Nevada, as applicable, and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court, and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.9. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.6 Specific Performance; Remedies.

(a) The Parties agree that irreparable harm, for which monetary damages (including any fees payable pursuant to Section 7.3), even if available, are not an adequate remedy, will occur in the event that the Parties hereto do not perform their obligations in accordance with the specified terms of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) or otherwise breach the provisions of this Agreement. Subject to Section 8.6(b), the Parties acknowledge and agree that (i) the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the Company shall be entitled to an injunction, specific performance or other equitable remedies in order to enforce Parent’s and Merger Sub’s obligation to consummate the Closing (but not the right of the Company to such injunctions, specific performance or other equitable remedies for any other reason) if, and only if, (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable Legal Requirements, waived, (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.3(a), (iii) following such failure by Parent and Merger Sub to consummate the Merger, the Company shall have confirmed to Parent in writing (and not withdrawn such confirmation) that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable Legal Requirements, waived, and (B) the Company is (and remains throughout such two (2)-business day period) ready, willing and able to consummate the Merger and (iv) Parent and Merger Sub fail to consummate the Merger by the end of such two (2) business day period referred to in the foregoing clause (iii) and all of the conditions set forth in Section 6.1 and Section 6.2 shall have continued to be satisfied during such two (2)-business day period (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur).

(c) The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further agree that, except as otherwise set forth in, and subject to the terms and conditions of, Section 7.3, (x) by seeking the remedies provided for in this Section 8.6, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing set forth in this Section 8.6 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.6 prior to, or as a condition to, exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 8.6 or anything set forth in this Section 8.6 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.7 Assignability. Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided that Parent or Merger Sub may assign this Agreement without consent to any of their Affiliates; provided further that such assignment will not materially impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Stock, Company Options and Company Warrants pursuant to this Agreement. Subject to the immediately preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment not permitted under this Section 8.7 shall be null and void.

Section 8.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Closing occurs, the right of (i) the Company Stockholders to receive the Merger Consideration, (ii) the holders of Company Options to receive the Option Consideration, in the case of each of clauses (i) and (ii), in accordance with Article I; (b) if the Closing occurs, the holder of the 2024 Company Warrants to receive the 2024 Company Warrant Consideration, in accordance with the 2024 Company Warrant Cancellation Agreement; (c) if the Closing occurs, the rights of the Indemnified Persons in accordance with Section 5.5; and (d) the limitations on liability of the Company-Related Parties and Parent-Related Parties set forth in Section 7.2(b) and Section 7.3(e), which in the case of each of the foregoing clauses (a) through (d) are intended to benefit, and shall be enforceable by, the Persons referred to therein in accordance with this Agreement.

Section 8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to HoldCo, Parent or Merger Sub (or, following the Effective Time, the Company):

AngloGold Ashanti

6363 S. Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

Attn: Nerilee Rockman and Korey Christensen

Email: [***]

with a copy to (which shall not constitute notice):

Womble Bond Dickinson (US) LLP

1601 19th Street, Suite 1000

Denver, CO 80202

Attn: Scot W. Anderson and Christopher J. Gyves

Email: scot.anderson@wbd-us.com, christopher.gyves@wbd-us.com if to the Company (prior to the Effective Time):

Augusta Gold Corp.

Suite 555 - 999 Canada Place

Vancouver, British Columbia

V6C 3E1

Attn: Tom Ladner

Email: [***]

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

1400 Wewatta Street Suite 400

Denver, CO 80202-5549

Attn: Jason K. Brenkert

Email: brenkert.jason@dorsey.com

Section 8.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.

Section 8.11 Obligation of Parent and of the Company. Whenever this Agreement requires Merger Sub or another Affiliate of Parent to take any action, Parent shall be liable for any failure of such Person to take such action. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.12 HoldCo Obligation. HoldCo hereby agrees to cause Parent to perform its payment obligations under this Agreement, and to be held liable for any breach by Parent of such obligations as though it were Parent. HoldCo hereby represents and warrants that (i) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action and do not contravene any provision of HoldCo’s governing documents or any Legal Requirements or contractual restriction binding on HoldCo or its assets, (ii) this Agreement constitutes a legal, valid and binding obligation of HoldCo enforceable against HoldCo in accordance with its terms, subject to the Enforceable and (iii) HoldCo has currently, and will have on the Closing Date, the financial capacity (which, other than on the Closing Date, may include access to available borrowings or liquid assets) to pay and perform the obligations of Parent, Merger Sub and HoldCo under this Agreement, and all funds necessary for HoldCo to fulfill the obligations of Parent, Merger Sub and HoldCo shall be available to HoldCo.

Section 8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g) References to “made available” shall mean that such documents or information referenced: (i) were contained in the Company’s electronic data room maintained by Firmex by no later than 11:59 p.m. Pacific Time on July 14, 2025 or (ii) were publicly available, without redactions, on the EDGAR website or SEDAR+ prior to the date of this Agreement.

(h) References to Agreement “ordinary course of business” means the ordinary course of operations of the Acquired Companies consistent with past practices.

(i) References to “U.S.” refer to the United States and “$” or “dollars” refer to United States dollars unless otherwise noted. References to “C$” refer to Canadian dollars.

(j) The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.14 Confirmation of Good Title. During the period commencing on the date first written above until 11:59 p.m. Pacific Time on August 1, 2025 (the “Objection Period”), Parent and Merger Sub shall have the opportunity to examine the title to Company Properties described in Section 2.7 of this Agreement. If, during the Objection Period, Parent or Merger Sub discovers a material defect in title to Company Properties, Parent or Merger Sub shall provide the Company with a written objection with a reasonable description of such defect (each such issue an “Objection”) on or before the expiration of the Objection Period. Upon receiving any Objection, Company shall have until September 30, 2025 to cure such Objection to the satisfaction of Parent and Merger Sub (the “Cure Period”).  Company may unilaterally extend the Cure Period for an additional thirty (30) days if additional time is required to cure an Objection.  At the end of this thirty (30)-day period, the Parties may mutually agree to an additional period of time to extend the Cure Period, with such agreement not to be unreasonably withheld, provided, however, that the Cure Period shall not be extended past November 15, 2025. In the event that any Objection cannot be cured within the Cure Period, or if the Company disagrees with the validity or materiality of an Objection, the Parties agree to enter into good faith negotiations to resolve the Objection. During this negotiation period, the Parties shall use commercially reasonable efforts to address and resolve any Objection in a manner satisfactory to both Parties. If the Parties are unable to reach a resolution, Parent and Merger Sub may elect to: (i) preserve the condition described in Section 6.2(f) until such time as any Objection can be resolved to the satisfaction of Parent and Merger Sub; or (ii) waive the Objection and the condition described in Section 6.2(f).

[Signatures Follow]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

AUGUSTA GOLD CORP.

By:	/s/ Richard W. Warke
Name:	Richard W, Warke
Title:	Executive Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT:

ANGLOGOLD ASHANTI (U.S.A.) HOLDINGS INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	Authorized Signatory

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

MERGER SUB:

EXPLORATION INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

HOLDCO:

ANGLOGOLD ASHANTI HOLDINGS PLC

By:	/s/ Robert Hayes
Name:	Robert Hayes
Title:	General Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“2023 Company Warrants” means all warrants to purchase Shares issued pursuant to that certain Warrant Indenture, dated January 20, 2023, by and between the Company and Endeavor Trust Corporation.

“2024 Company Warrants” means all warrants to purchase Shares held by Donald Taylor pursuant to that certain Warrant Certificate dated February 26, 2024.

“2024 Company Warrant Cancellation Agreement” shall have the meaning set forth in Recital F.

“2024 Company Warrant Consideration” shall have the meaning set forth in Section 1.8(d).

“Abandoned Mine Workings” means any pits, tunnels, adits, ponds, tailing piles, materials, equipment or other mine workings or impacts that are not under the operating control or supervision of the Acquired Companies, and are not under the operating control or supervision of any existing and active third party.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.3(a).

“Acquired Companies” shall mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, purchase, lease or license of assets of the Acquired Companies equal to twenty percent (20%) or more of the Acquired Companies’ consolidated assets or to which twenty percent (20%) or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (b) issuance by the Company or acquisition of twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in (x) any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting power of the resulting direct or indirect parent of the Company or the surviving entity in such transaction or (y) the Company Stockholders immediately preceding such transaction holding less than eighty percent (80%) of the Shares or voting interests in the direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (a) through (d), other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Ex A-1

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company as filed on September 6, 2023 with the Nevada Secretary of State.

“Balance Sheet” shall have the meaning set forth in Section 2.6.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“Breaching Party” shall have the meaning set forth in Section 7.3(d).

“Business” shall mean the business of the developing and operating the Reward Gold Project and the Bullfrog Gold Project.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in Vancouver, British Columbia, the City of New York or Nevada are authorized or required by Legal Requirements to be closed.

“Bullfrog Gold Project” means the gold exploration project located in Nye County, Nevada, as described in the Company SEC Documents.

“Canadian Securities Laws” means, collectively, the Securities Act (British Columbia) and any other applicable Canadian provincial and territorial securities Legal Requirements.

“Canadian Securities Regulators” means the British Columbia Securities Commission and any other applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“CDS” shall mean CDS Clearing and Depository Services Inc.

“Cease Reporting Issuer Order” shall have the meaning set forth in Section 5.12.

“Certificates” shall have the meaning set forth in Section 1.6(b).

Ex A-2

“Change in Circumstance” shall mean any positive Effect that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, that was neither known to the Company Board (or if known, the material consequences of which were not known by the Company Board prior to the date of this Agreement), nor reasonably foreseeable, as of or prior to the date of this Agreement, which positive Effect becomes known to the Company Board prior to the Company Required Vote; provided, that none of the following shall constitute a “Change in Circumstance”: (a) any Acquisition Proposal, any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, or any business combination or acquisition opportunity, (b) any Effect resulting from a breach of this Agreement by the Company, (c) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (c) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (d) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (d) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred), or (e) any changes in gold prices or changes in conditions in the gold mining industry (including changes in gold prices and political or regulatory changes affecting the industry or any changes in applicable Legal Requirements).

“Chosen Courts” shall have the meaning set forth in Section 8.5(a).

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” shall have the meaning set forth in Section 4.3(b).

“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.1(a).

“Company Associate” shall mean each officer or other employee, or individual who is an individual independent contractor, consultant or director, of or to any of the Acquired Companies.

“Company Board” shall have the meaning set forth in Recital B of this Agreement.

“Company Board Recommendation” shall have the meaning set forth in Recital B of this Agreement.

“Company Breach Notice Period” shall have the meaning set forth in Section 7.1(e).

“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

“Company Contract” shall mean any Contract to which an Acquired Company is a party or by which an Acquired Company or any of its properties or assets is otherwise bound.

“Company Disclosure Documents” shall have the meaning set forth in Section 2.4(h).

Ex A-3

“Company Disclosure Letter” shall mean the Company Disclosure Letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent concurrently with the Company’s execution and delivery of this Agreement.

“Company Equity Plans” shall mean, collectively, the Bullfrog Gold Corp. 2017 Equity Incentive Plan, effective September 1, 2017 (the “2017 Equity Incentive Plan”), and the Augusta Gold Corp. Stock Option Plan, effective as of February 22, 2021 (the “2021 Equity Incentive Plan”).

“Company Financial Advisor” means National Bank Financial Inc.

“Company Lease” shall mean any Company Contract pursuant to which any Acquired Company leases or subleases Lease Property from another Person.

“Company Liability Limitation” shall have the meaning set forth in Section 7.3(e).

“Company Options” shall mean all options to purchase Shares that are outstanding under the Company Equity Plans.

“Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

“Company Properties” means the Patented Mining Claims and Unpatented Mining Claims and all other real property: (a) owned in fee by the Company, including patented mining claims; or (ii) leased, subleased or otherwise occupied by the Company pursuant to a valid and enforceable lease agreement, including but not limited to the Bullfrog Gold Project and the Reward Gold Project.

“Company-Related Parties” means, collectively, (A) the Company and its Affiliates and (B) the former, current or future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of any of the Company or its Affiliates.

“Company Required Vote” shall mean: (a) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares in favor of the approval of this Agreement and the Merger; and (b) if required, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares voting at the Company Stockholder Meeting in favor of the approval of this Agreement and the Merger, excluding for this purpose votes attached to Shares that are required to be excluded pursuant to MI 61-101 for purposes of the Merger.

“Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” shall mean a holder of Company Common Stock.

“Company Stockholder Meeting” shall have the meaning set forth in Section 5.2(a).

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b)(i).

“Company Transaction Expenses” shall have the meaning set forth in Section 1.9.

“Company Warrant” shall mean, collectively, the 2023 Company Warrants and the 2024 Company Warrants.

Ex A-4

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally-binding commitment or undertaking of any nature.

“Cure Period” shall have the meaning set forth in Section 8.14.

“D&O Tail Policy” shall have the meaning set forth in Section 5.5(c).

“Delisting” shall have the meaning set forth in Section 5.12.

“Determination Notice” shall have the meaning set forth in Section 5.1(b)(i).

“DOJ” shall mean the U.S. Department of Justice.

“DTC” shall mean The Depository Trust Company.

“Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance.

“Effective Time” shall have the meaning set forth in Section 1.3(b).

“Employee Plan” shall mean any employment, individual consulting, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, stock option, phantom equity, other equity or equity-based compensation, severance, termination pay, retention, change in control, transaction bonus, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other benefit or compensation plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies, including for the benefit of any current or former director, officer, employee or other individual service provider of any of the Acquired Companies, or with respect to which any of the Acquired Companies has or could reasonably be expected to have any current or contingent liability or obligation.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, deed of trust, debenture, title interest, option, easement, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or any other restriction of a similar kind or interest or claim of a similar nature in or on any property or asset.

“Enforcement Expenses” shall have the meaning set forth in Section 7.3(d).

“Enforceability Limitations” shall have the meaning set forth in Section 2.9(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Ex A-5

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution, human health, worker health or the protection of environment (including ambient air, surface water, ground water, land surface, subsurface strata and any other environmental media), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials.

“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange” shall mean the TSX.

“Excluded Employee Plans” shall have the meaning set forth in Section 2.16(e).

“Fee Lands” shall have the meaning set forth in Section 2.7(a)(ii).

“Foreign Employee Plan” shall mean an Employee Plan that is maintained primarily for the benefit of employees outside the United States.

“Fraud” shall mean knowing and intentional common law fraud under the laws of the State of Delaware with respect to the representations and warranties contained in Article II or Article III. “Fraud” does not and shall not include equitable fraud, constructive fraud or any torts (including fraud) based on negligence or recklessness.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 2.4(b).

“German Exchanges” shall mean the Frankfurt Stock Exchange, the Munich Stock Exchange, the Stuttgart Stock Exchange and the Düsseldorf Stock Exchange.

“Good Title” shall have the meaning set forth in Section 2.7(a)(i).

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, exemption, approval, registration, qualification, waiver or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Ex A-6

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, reservation, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, territorial, local, tribal, municipal, foreign or other government; (c) supra-national, governmental or quasi-governmental authority of any nature including any governmental division, department, agency, autonomous constitutional body, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, including any political subdivision thereof, and Entity or enterprise owned or controlled thereby, or any self-regulatory organization or public arbitral body or any public international organization, and any court, arbitrator or other tribunal, or (d) arbitral body (public or private).

“Government Contract” means any Contract between, on the one hand, any Acquired Company and, on the other hand: (a) Canada, Mexico or the United States governments or any other Governmental Body; (b) any prime contractor to Canada, Mexico or the United States government or any other Governmental Body; or (c) any subcontractor with respect to any Contract described in clauses (a) or (b).

“Governmental Official” includes any officer, employee or other person acting in an official capacity on behalf of: (i) any Governmental Body or any department or agency of a government, including elected officials, judicial officials, civil servants and military personnel, or children, spouses, siblings or parents thereof; (ii) any public international organization, such as the World Bank; (iii) any company or business that is owned or controlled by a Governmental Body; and (iv) any political party, as well as candidates for political office.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

“Historic Site” means a site listed or potentially eligible for listing under the United States National Historic Preservation Act of 1966, the United States Antiquities Act of 1906, or any similar state or local Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) all obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) all obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person (other than, in each case, (i) intercompany indebtedness between or among such Person and/or any of its wholly-owned Subsidiaries and (ii) any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business).

“Indemnified Persons” shall have the meaning set forth in Section 5.5(a).

“Indemnifying Parties” shall have the meaning set forth in Section 5.5(b).

“Indigenous Claim” means any claim, written assertion or demand, whether proven or unproven, made by any Indigenous Peoples with respect to Indigenous title, Indigenous rights, treaty rights or any other Indigenous interest.

“Indigenous Information” means any and all written documents or electronic and other communications and any oral communications respecting Indigenous Claims, the issuance of any Governmental Authorization that involves Indigenous Claims and the duty to consult Indigenous Peoples.

Ex A-7

“Indigenous Peoples” means any Indigenous peoples of the United States, including Native Americans, including any federally-recognized tribes in Nevada, and any group of Indigenous peoples, including tribal governments.

“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) rights in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (c) rights associated with trade secrets, know how, ideas methods, models, processes, algorithms, formulae, models, designs, data, databases, data classifications, source code, and confidential or proprietary information (“Trade Secrets”); (d) inventions (whether or not patentable), patents and industrial property right (e) other similar proprietary rights in intellectual property of every kind and nature; (f) domain names and social media account handles or identifiers, (g) rights in Software, and (h) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“IRS” shall mean the Internal Revenue Service.

“knowledge” or any similar phrase, including without limitation knowingly, shall mean (a) with respect to the Company or any of the other Acquired Companies, the actual knowledge of each of the individuals listed on Exhibit F after reasonably inquiry of such individual’s direct reports regarding the matter at issue and (b) with respect to Parent or Merger Sub, the actual knowledge of each of the individuals listed on Exhibit G after reasonably inquiry of such individual’s direct reports regarding the matter at issue.

“Labor Agreement” shall have the meaning set forth in Section 2.16(b).

“Lease Property” shall have the meaning set forth in Section 2.7(a)(iii).

“Legal Proceeding” shall mean any action, claim, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, provincial, territorial, local, municipal, foreign or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, writ, award, rule, regulation, ruling, order, judgment, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of an Exchange).

“Legal Restraint” shall have the meaning set forth in Section 6.1(b).

“List” means the United States Environmental Protection Agency’s National Priorities List (NPL) of Hazardous Substance Sites or CERCLA Information System (CERCLIS) or any similar list maintained by a state regulatory authority for the states of Nevada with respect to sites from which there has been a Release of Hazardous Materials.

“Loan Documents” means the Secured Loan Documents and the Unsecured Loan Documents.

“Match Period” shall have the meaning set forth in Section 5.1(b)(i).

Ex A-8

“Material Adverse Effect” shall mean any Effect that, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), liabilities or results of operations of the Acquired Companies, taken as a whole, or (2) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that solely with respect to the foregoing clause (1), none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (a) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect); (b) any Effect arising out of or relating to the announcement or pendency of the Transactions, including any action taken (or not taken) by any Acquired Company that is expressly required to be taken (or is expressly prohibited from being taken) by it pursuant to this Agreement (other than Section 4.2) and any change in customer, supplier, employee, financing source, stockholder, regulatory, partner or similar relationships of the Acquired Companies (provided, that this clause (b) does not apply in the context of any representation or warranty of the Company which specifically address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction, including for purposes of determining whether the condition set forth in Section 6.2(a) has been satisfied), (c) any Effect generally affecting the gold mining industry, including changes in gold prices and political or regulatory changes affecting the industry or any changes in applicable Legal Requirements; (d) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States, Canada or any other country or region; (e) any Effect from changes in interest rates, inflation rates or fluctuations in the value of any currency; (f) any act of terrorism, war, natural disasters, pandemic or epidemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks (collectively, the “COVID-19 pandemic”)) (and any escalation or worsening of any of the foregoing); (g) any failure by any Acquired Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect); (h) any Effect resulting or arising from Parent’s, Merger Sub’s or HoldCo’s breach of this agreement; or (i) any change after the date hereof in any Legal Requirements or GAAP, or binding interpretations of any Legal Requirements or GAAP; provided, further that any Effect referred to in the foregoing clauses (c), (d), (e), (f) or (i) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such disproportionate adverse effect (and only such disproportionate adverse effect) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 2.9(a).

“Maximum Amount” shall have the meaning set forth in Section 5.5(c).

“Merger” shall have the meaning set forth in Recital A of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iv).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

Ex A-9

“MI 61-101” shall mean Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Nevada Law Matters” shall have the meaning set forth in Section 8.5(a).

“NRS” shall have the meaning set forth in Recital A.

“Non-Breaching Party” shall have the meaning set forth in Section 7.3(d).

“NP 11-206” shall mean National Policy 11-206 – Process for Cease to be a Reporting Issuer Applications.

“Objection” shall have the meaning set forth in Section 8.14.

“Objection Period” shall have the meaning set forth in Section 8.14.

“Open Source Software” means any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/, or any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.

“Option Consideration” shall have the meaning set forth in Section 1.8(a).

“OTCQB” means the OTCQB Venture Market.

“Other Equity-Based Incentive Awards” shall have the meaning set forth in Section 2.3(d).

“Outside Date” shall have the meaning set forth in Section 7.1(c).

“Owed Amount” shall have the meaning set forth in Section 7.3(d).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Breach Notice Period” shall have the meaning set forth in Section 7.1(g).

“Parent Material Adverse Effect” shall mean any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions by the Outside Date.

“Parent-Related Parties” means, collectively, (A) Parent, Merger Sub, HoldCo and (B) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or HoldCo), members, managers, general or limited partners, stockholders, successors and assignees of each of Parent, Merger Sub and HoldCo.

“Parties” shall mean Parent, Merger Sub and the Company.

“Patented Mining Claims” shall have the meaning set forth in Section 2.7(a)(iv).

“Pay-Off Letters” shall have the meaning set forth in Section 5.11.

“Paying Agent” shall have the meaning set forth in Section 1.6(a).

Ex A-10

“Paying Agent Agreement” shall have the meaning set forth in Section 1.6(a).

“Payment Fund” shall have the meaning set forth in Section 1.6(a).

“Permitted Encumbrance” means, in respect of any Acquired Company, any one or more of the following (a) Encumbrances for Taxes which are not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Legal Requirements; (b) inchoate or statutory Encumbrances of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the assets; provided that such Encumbrances are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Legal Requirements; (c) the right reserved to or vested in any Governmental Body by any statutory provision or by the terms of any lease, license, franchise, grant or permit of any Acquired Company, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; (d) the paramount title of the United States, and statutory rights of third parties to use the surface of the Unpatented Mining Claims; (e) restrictive covenants, easements and minor defects, imperfections or irregularities of title, if any, as would not, individually or in the aggregate, reasonably be expected to materially interfere with the conduct of the business of the Acquired Companies; (f) the Royalties; and (g) Encumbrances listed and described in Section 2.7(a)(i) of the Company Disclosure Letter.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall have the meaning set forth in Section 2.8(e).

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Project Property” means all of the property, assets, undertaking, approvals, licenses, permits, Intellectual Property and rights of any Acquired Company in and relating to the Bullfrog Gold Project and the Reward Gold Project, including real property, Water Rights (whether appurtenant to real property or not), personal property and mineral interests, and specifically including, but not limited to: the Project Real Property; (ii) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property; (iii) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (iv) all books and record of the Company and its Subsidiaries related to any of the foregoing.

“Project Real Property” means, collectively, all Company Properties, including the Company Properties relating to the Bullfrog Gold Project and the Reward Gold Project.

“Proxy Statement” shall have the meaning set forth in Section 5.2(a).

“Q3 2025 Form 10-Q” shall have the meaning set forth in Section 5.14.

“Reference Date” shall mean the last business day prior to the date of this Agreement.

“Regulatory Action” means any Litigation with respect to the Company brought or instigated by any Governmental Bodies in connection with any Environmental Costs, Hazardous Materials or any Environmental Law.

Ex A-11

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly-owned treatment works, or waste treatment, storage, disposal systems or any other environmental media.

“Representatives” shall mean, with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Reward Gold Project” means the gold exploration project located in Nye County, Nevada, as described in the Company SEC Documents.

“Royalties” shall have the meaning set forth in Section 2.7(a)(vii).

“Sanctioned Person” shall mean at any time any Person: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) that is the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) fifty percent (50%) or more owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom and (v) Canada.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Loan Documents” means collectively, (i) that certain Secured Promissory Note Purchase Agreement (the “Secured Note Purchase Agreement”), dated as of September 13, 2022, by and between the Company and Augusta Investments Inc., as amended by Amendment Number One dated as of March 27, 2024; (ii) that certain Secured Promissory Note (the “Secured Note”), dated as of September 13, 2022, by the Company in favor of Augusta Investments Inc., as amended and restated by that certain Amended and Restated Promissory Note dated as of March 27, 2024, and as further amended by that certain Amendment Number One to the Amended and Restated Note dated as of June 28, 2024, that certain Amendment Number Two to the Amended and Restated Note dated as of September 30, 2024, that certain Amendment Number Three to the Amended and Restated Note dated as of December 27, 2024, that certain Amendment Number Four to the Amended and Restated Note dated as of April 30, 2025, as may be further amended during the Pre-Closing Period in accordance with Section 4.2(b)(xi); (iii) that certain Security Agreement, by and among the Company, the other Grantors party thereto, and Augusta Investments Inc., as amended and restated by that certain Amended and Restated Guaranty and Security Agreement dated as of March 27, 2024, (iv) the Deeds of Trust (as defined in the Secured Note Purchase Agreement and (v) any and all other Loan Documents (as defined in the Secured Note).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEDAR+” shall mean the System for Electronic Document Analysis Retrieval + of the Canadian Securities Regulators.

Ex A-12

“Services” shall have the meaning set forth in Section 2.10.

“Services Agreements” shall have the meaning set forth in Section 2.10.

“Share” shall have the meaning set forth in Section 1.5(a)(i).

“Software” means (a) software or computer programs of any type, including applications, interfaces, scripts, routines, user interfaces, report formats, software implementations of algorithms, models and methodologies, whether in source code, object code, or other form, (b) data, databases, and compilations of data, including libraries and collections of data, whether machine readable or otherwise, and (c) all documentation related thereto.

“Specified Stockholders” means the Persons entering into the Voting Agreement concurrently herewith.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity (a) of which fifty percent (50%) or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least fifty percent (50%) of the board of directors (or managers) or similar governing body of such entity, or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or otherwise has the power to direct or cause the direction of the management or policies thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines, in its good faith judgment after consultation with its outside legal counsel and its financial advisor, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the identity and financial wherewithal of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and (b) if consummated, would be more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Transactions (after considering such factors as the Company Board considers in good faith to be appropriate, including type of consideration, conditionality, the expected timing to closing and likelihood of consummation of such proposal) and after taking into account any revisions to this Agreement and the Transactions made or proposed by Parent prior to the time of such determination; provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Proposal shall be deemed to be references to “eighty percent (80%) and twenty percent (20%) respectively”.

“Surviving Corporation” shall have the meaning set forth in Recital A of this Agreement.

“Systems” shall mean all hardware, websites, Software, firmware, telecommunications or information technology devices or equipment, network equipment, peripherals, servers, computers, and other information technology assets used by or for any of the Acquired Companies.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including NRS 78.378-78.3793, inclusive, and NRS 78.411-78.444, inclusive.

Ex A-13

“Tax” shall mean any U.S. federal, state, provincial, territorial, local and any foreign tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, license tax, severance tax, occupation tax, premium tax, windfall profits tax, customs duties tax, social security tax (or similar), disability tax, use and occupancy tax or production tax), including any interest, penalty or addition thereto, whether disputed or not, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any attachment thereto and any amendment thereof.

“Third-Party Environmental Claim” means any Legal Proceeding (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Hazardous Materials or any violation of Environmental Law.

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.

“TSX” means the Toronto Stock Exchange.

“Unpatented Mining Claims” shall have the meaning set forth in Section 2.7(a)(iv).

“Unsecured Loan Documents” means collectively, (i) that certain Unsecured Promissory Note Purchase Agreement, dated as of February 26, 2024, by and between the Company and Donald Taylor, as amended by that certain Amendment Number One dated March 27, 2025; and (ii) that certain Unsecured Promissory Note, dated as of February 26, 2024, by the Company in favor of Donald Taylor, as amended by that Amended and Restated Unsecured Promissory Note dated March 27, 2025, as further amended by that certain Amendment Number One to the Amended and Restated Unsecured Promissory Note dated June 30, 2025, and as may be further amended during the Pre-Closing Period in accordance with Section 4.2(b)(xi).

“Voting Agreement” shall have the meaning set forth in Recital E.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Legal Requirements.

“Water Rights” shall have the meaning set forth in Section 2.7(a)(v).

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

Ex A-14

EXHIBIT B

Voting Agreement

Ex B-1

EXHIBIT C

Warrant Cancellation Agreement

Ex C-1

EXHIBIT D

Amended and Restated Articles of Incorporation of Surviving Corporation

Ex D-1

EXHIBIT E

Amended and Restated Bylaws of Surviving Corporation

Ex E-1

EXHIBIT F

List of Knowledge Individuals – Acquired Companies

Richard Warke
Donald Taylor
Ty Minnick
Purni Parikh
Johnny Pappas
Tom Ladner
Jack Mueller

Ex F-1

EXHIBIT G

List of Knowledge Individuals – Parent and Merger Sub

Nerilee Rockman

Ex G-1

ANNEX “B”

VOTING AGREEMENT

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT is dated as of July 15, 2025 (this “Agreement”), by and among each stockholder of Augusta Gold Corp., a Nevada corporation (the “Company”), set forth on Exhibit A hereto (each a “Holder” and collectively the “Holders”), AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”), and Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub, a wholly owned Subsidiary of Parent, with and into the Company (the “Merger”), as a result of which the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Nevada as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, as of the date hereof, each Holder Beneficially Owns (as defined below) (i) such number of Shares of Company Common Stock set forth opposite such Holder’s name on Exhibit A hereto (with respect to each Holder, such Shares, together with any Shares of Company Common Stock described in Section 2.2, are referred to herein as such Holder’s “Subject Shares”), and (ii) such number of Company Options, Company Warrants or any other equity interests or securities of the Company set forth opposite such Holder’s name on Exhibit B hereto (“Subject Equity Awards” of such Holder);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and Merger Sub entering into the Merger Agreement, each Holder is entering into this Agreement with respect to its Subject Shares and Subject Equity Awards; and

WHEREAS, Parent and Merger Sub desire that each Holder agree, and each Holder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Shares or Subject Equity Awards (except as permitted in this Agreement), and to vote its Subject Shares that are outstanding as of the applicable record date in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Article I

DEFINITIONS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

This Agreement is the “Voting Agreement” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owner” means, in respect of a security, the Person(s) who Beneficially Own(s) such security.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Regulation 13D-G thereunder.

“Immediate Family” means the spouse of an individual and the grandparents, parents, siblings and children (and children and spouses of any of the foregoing) of the individual or his or her spouse. An adopted child will be treated as a child of his or her adoptive parent or parents (but only if he or she was adopted before he or she reached 21 years of age).

“Permitted Transferee” means, only in a Transfer without consideration, (1) any controlled Affiliate of such Holder which remains such, (2) a partner or member, active or retired, of such Holder or a stockholder of such Holder, (3) the estate of any such Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Holder, (4) a parent corporation or wholly-owned subsidiary of such Holder or a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Holder or a wholly-owned subsidiary of such parent, or (5) a member of the Immediate Family of such Holder.

“Transfer” means, in respect of a Holder’s Subject Shares or Subject Equity Awards, or any portion thereof, any direct or indirect: (1) offer, sale, lease, assignment, encumbrance, loan, pledge, gift, hedge, short sale, distribution, grant of a security interest, hypothecation, disposition or other similar transfer or disposal (including, for the avoidance of doubt, any deposit, submission or other tendering into any tender or exchange offer), change, limit or entry into or acquisition of any derivative arrangement, by operation of law or otherwise and whether voluntary or involuntary; (2) entry into any option, contract, agreement or other arrangement to do any of the foregoing in clause (1); and (3) entry into any swap or any other agreement, transaction or series of transactions that results in an amount of Subject Shares subject to Article III that is less than the amount of Subject Shares subject to Article III as of the date hereof (including, in the case of each of clauses (1), (2) and (3), through the Transfer of any Person or any interest in any Person).

Article II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Subject Shares and Subject Equity Awards.

(a) From the date hereof until the Termination Date (as defined below), each Holder hereby severally, and not jointly or jointly and severally, covenants and agrees that it shall not (i) Transfer any of its Subject Shares or Subject Equity Awards, except as permitted by this Agreement, (ii) deposit any of its Subject Shares or Subject Equity Awards into a voting trust or enter into a voting agreement or arrangement with respect to any of its Subject Shares or Subject Equity Awards or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto, or (iii) give instructions with respect to the voting of any of its Subject Shares in any manner that is inconsistent or otherwise take any other action with respect to any of its Subject Shares that would in any way restrict, limit or interfere with the performance by such Holder of its obligations hereunder or the transactions contemplated hereby.

(b) Notwithstanding Section 2.1(a), each Holder may Transfer its Subject Shares or Subject Equity Awards (subject to the terms and conditions of such Subject Equity Awards or instruments or agreements governing the same):

(i) to one or more of its Affiliates or Permitted Transferees who, as a condition to the consummation of such Transfer, executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume such Holder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as such Holder is bound hereunder and to make each of the representations and warranties hereunder in respect of such Subject Shares or Subject Equity Awards transferred as such Holder shall have made hereunder;

(ii) with the prior written consent of Parent; or

(iii) in connection with the satisfaction of the exercise price or a withholding tax liability incident to the vesting, exercise or settlement of any Company Options or Company Warrants.

Section 2.2 Additional Purchases; Adjustments. Each Holder hereby severally, and not jointly or jointly and severally, agrees that any Shares and any other shares of capital stock or other equity of the Company that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted such Holder’s Subject Shares as of the date hereof. Each Holder hereby severally, and not jointly or jointly and severally, agrees that, in the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to resulting securities that are Beneficially Owned by such Holder.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Shares or Subject Equity Awards in violation of this Article II shall, to the fullest extent permitted by law, be null and void ab initio. If any involuntary Transfer of any of such Holder’s Subject Shares or Subject Equity Awards shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares or Subject Equity Awards subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

Article III

AGREEMENT TO VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder hereby severally, and not jointly or jointly and severally, irrevocably and unconditionally agrees that it shall, at any meeting of the Company Stockholders, or in connection with any action proposed to be taken by a written consent of the Company Stockholders (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause such Holder’s Subject Shares that are outstanding as of the applicable record date to be counted as present thereat for purposes of establishing a quorum, and vote, or cause to be voted, all such Subject Shares:

(a) in favor of (A) the adoption of the Merger Agreement and, without limiting the penultimate sentence of this Section 3.1, any amended and restated Merger Agreement or amendment to the Merger Agreement (the “Merger Proposal”), and approving any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (B) any proposal to adjourn or postpone any such meeting of the stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Proposal and approve any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement;

(b) against (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger or matters contemplated by the Merger Agreement; (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (C) any action or agreement that would reasonably be expected to result in (1) any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled or (2) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s organizational documents); and (D) any other action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by such Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) its Subject Shares in contravention of this Section 3.1 shall be null and void ab initio. If such Holder is the Beneficial Owner, but not the holder of record, of any of its Subject Shares, such Holder agrees to take all actions necessary to cause such holder of record and any nominees to vote (or exercise a consent with respect to) all of such Subject Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted) any of its Subject Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount or changes the form of the Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the Outside Date or otherwise adversely affects such Holder (in its capacity as a stockholder of the Company) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) its Subject Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.

Section 3.2 Delivery of Proxy. Each Holder hereby severally, and not jointly or jointly and severally, agrees with Parent that it will, on or before the fifth business day prior to any meeting of any of the stockholders of the Company in respect of any of the matters set forth in Section 3.1, duly complete forms of proxy in respect of all of his, her or its Subject Shares, and any other required documents in connection therewith, and cause same to be validly delivered in support of (and indicating that all Subject Shares are voted in favor of approving) any matters set forth in Section 3.1 in accordance with the requirements thereof and will not withdraw the forms of proxy except as expressly otherwise provided in this Agreement. Each Stockholder further severally, and not jointly or jointly and severally, agrees that it will, on or before the fifth business day prior to any meeting of any of the stockholders of the Company in respect of any matters set forth in Section 3.1, deliver or cause to be delivered to Parent in accordance with Section 6.10, a copy or screenshot of the duly completed and signed forms of proxy described in the preceding sentence.

Article IV

ADDITIONAL AGREEMENTS

Section 4.1 Waiver of Appraisal Rights; Litigation. To the fullest extent permitted by applicable law, each Holder severally, and not jointly or jointly and severally, hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of dissent or appraisal (including pursuant to Section 92A.380 of the NRS) relating to the Merger that such Holder may have by virtue of the ownership of any of its Subject Shares, Subject Equity Awards or otherwise. Each Holder severally, and not jointly or jointly and severally, further agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective Affiliates or Representatives and each of their successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

Section 4.2 Further Assurances. Each Holder severally, and not jointly or jointly and severally, agrees that from and after the date hereof and until the Termination Date, such Holder shall and shall cause its controlled Affiliates to take no action that would reasonably be likely to adversely affect or delay the ability to perform its respective covenants and agreements under this Agreement.

Section 4.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the Beneficial Owner of its Subject Shares and Subject Equity Awards and nothing herein is intended to or shall limit or affect any actions taken by such Holder or any of such Holder’s designees serving in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Holder or such Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF HOLDER

Section 5.1 Representations and Warranties. Each Holder hereby severally, and not jointly or jointly and severally, represents and warrants to Parent and Merger Sub as follows:

(a) Ownership. As of the date hereof, such Holder does not Beneficially Own any other shares of capital stock or other equity of the Company, other than (i) such Holder’s Subject Shares listed opposite such Holder’s name or otherwise disclosed on Exhibit A and (ii) such Holder’s Subject Equity Awards listed opposite such Holder’s name or otherwise disclosed on Exhibit B. Such Holder is the sole record and Beneficial Owner of all of such Holder’s Subject Shares and Subject Equity Awards, free and clear of all Liens of every nature whatsoever (including any restriction on the right to vote or otherwise Transfer such Subject Shares or Subject Equity Awards), except as provided under this Agreement, as noted on Exhibit A and Exhibit B, or pursuant to any applicable restrictions on transfer under the Securities Act and, as to such Subject Shares that are subject to vesting or forfeiture, except as provided in the applicable benefit plans and award agreements of the Company.

(b) Power to Vote and Dispose of Shares. Such Holder has, with respect to its Subject Shares, power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement, take all actions required under this Agreement and Transfer its Subject Shares. Other than this Agreement, other than with respect to the Group of which the Holder is part, and other than applicable benefit plans and award agreements of the Company with respect to its Subject Shares that are subject to vesting or forfeiture, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of its Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of its Subject Shares.

(c) Organization; Authority. If such Holder is an entity, such Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. If such Holder is an individual, such Holder has all necessary legal capacity, power and authority to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms except to the extent that enforceability may be limited by the Enforceability Limitations; and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(d) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any law applicable to such Holder or by which any of such Holder’s Subject Shares or Subject Equity Awards are bound; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates or by which any of such Holder’s Subject Shares or Subject Equity Awards are bound; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable organizational documents, as applicable.

(e) Consents and Approvals. Neither the execution and delivery by such Holder of this Agreement, nor the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Body or other Person, except such filings and authorizations as may be required under the Exchange Act.

(f) Absence of Litigation. To the knowledge of such Holder, as of the date hereof, there is no Legal Proceeding pending against, or threatened in writing against, such Holder that would reasonably be expected, individually or in the aggregate, to have an adverse effect on such Holder’s ability to satisfy its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(g) Absence of Other Voting Agreements. None of the Subject Shares of such Holder is subject to any voting trust, proxy or other agreement, arrangement or restriction or other Lien with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents, as contemplated by this Agreement, or as disclosed in the Schedule 13D, as amended, currently filed by such Holder with respect to the Company. None of the Subject Shares of such Holder is subject to any pledge agreement pursuant to which such Holder does not retain voting rights with respect to its Subject Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Article VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, take any action that would violate Section 4.3 of the Merger Agreement as if such Holder were deemed to be the Company for purposes of the Section 4.3 of the Merger Agreement. Notwithstanding the foregoing, in the event that the Company participates in discussions or negotiations with a Person regarding an Acquisition Proposal in accordance with Section 4.3 of the Merger Agreement, such Holder and/or any of its Representatives may engage in discussions or negotiations with such Person, provided that the Company remains at all times in full compliance with its obligations under Section 4.3 of the Merger Agreement.

Section 6.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon or arising out of this Agreement may only be brought against, the individual and entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement (whether for indemnification or otherwise).

Section 6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares or the Subject Equity Awards. All rights, ownership and economic benefits of and relating to the Subject Shares and the Subject Equity Awards shall remain vested in and belong to the applicable Holder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Holder in the voting or disposition of any Subject Shares, except as otherwise expressly provided herein.

Section 6.4 Disclosure. Each Holder agrees that it will not, and will cause its controlled Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, make any public announcement or other communication to a third party regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except (a) to Affiliates and Representatives of such Holder or (b) as may be required by applicable law (provided that, to the extent it is reasonably practicable and permitted by applicable law, reasonable notice of any such disclosure required by applicable law will be provided to Parent, and such Holder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise reasonably cooperate with Parent in obtaining confidential treatment with respect to such disclosure, in each case, at Parent’s sole cost and expense). Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of its Subject Shares and Subject Equity Awards, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, such filings as may be required under the Exchange Act or the Canadian Securities Laws and any other disclosure document Parent or the Company determines (acting reasonably and in good faith) is required or advisable in connection with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement. Each Holder agrees to, as promptly as reasonably practicable, give the Company and Parent any information with respect to such Holder’s Beneficial Ownership of its Subject Shares and Subject Equity Awards as the Company and Parent may reasonably require for the preparation of any such disclosure documents, and such Holder agrees to promptly notify the Company and Parent of any required corrections with respect to any such information supplied by such Holder specifically for use in any such disclosure document, if and to the extent that any such information shall have, to the knowledge of such Holder, become false or misleading in any material respect.

Section 6.5 Termination. This Agreement shall terminate at the earliest of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) with respect to any Holder, the entry without the prior written consent of such Holder into any amendment or modification to the Merger Agreement that results in a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) payable to holders of Shares or a change in the type of consideration payable or otherwise causes a change that is adverse in any material respect to such Holder, provided, that at the time of such termination under this clause (iii), the Holder is not in material default in the performance of its obligations under this Agreement, or (iv) the mutual written consent of all of the parties hereto (such date, the “Termination Date”); provided, that Section 4.1 and Article VI shall survive the termination of this Agreement. Neither the provisions of this Section 6.5 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.6 Amendment. To the extent permitted by applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

Section 6.7 Reliance. Each Holder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.8 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 6.9 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

(a) If to any Holder, to the address or electronic mail set forth for such Holder on Exhibit A hereto.

(b) If to Parent or Merger Sub:

AngloGold Ashanti

6363 S. Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

Attn: Nerilee Rockman and Korey Christensen

Email: [***]

with a copy to (which shall not constitute notice):

Womble Bond Dickinson (US) LLP

1601 19th Street, Suite 1000

Denver, CO 80202

Attn: Scot W. Anderson and Christopher J. Gyves

Email: scot.anderson@wbd-us.com, christopher.gyves@wbd-us.com

Section 6.11 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of a Holder means the actual knowledge of such Holder, if such Holder is an individual, or any officer of such Holder after due inquiry, if such Holder is an entity. As used herein, (a) “business day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act, and (b) an “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any Holder; provided, further, that, for the avoidance of doubt, any member of a Holder shall be deemed an Affiliate such Holder; and provided, further, that an Affiliate of a Holder shall include any investment fund, vehicle or holding company of which such Holder or an Affiliate thereof serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an Affiliate of a Holder shall not include any portfolio company or other investment of such Holder or any Affiliate of such Holder.

Section 6.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding the foregoing in this Section 6.12, this Agreement shall not be effective unless and until the Merger Agreement is executed and delivered by all parties thereto.

Section 6.13 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, or any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.14 Entire Agreement. This Agreement (including any exhibits hereto), the Merger Agreement, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.15 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed entirely within that State, without regard to any laws or principles thereof that would result in the application of the laws of any other jurisdiction.

(b) Subject to Section 6.17, in any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Eighth Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)) (such courts, the “Nevada Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.15(b) shall not constitute general consents to service of process in the State of Nevada and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Nevada Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Nevada Court, and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Nevada Courts (except for an action to enforce a judgment of a Nevada Court). Each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.10. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Nevada Court.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void ab initio. Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 6.17 Specific Performance.

(a) The parties agree that irreparable harm, for which monetary damages, even if available, are not an adequate remedy, will occur in the event that the parties hereto do not perform their obligations in accordance with the specified terms of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) or otherwise breach the provisions of this Agreement. The parties acknowledge and agree that (i) the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.15 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither Holder nor Parent nor Merger Sub would have entered into this Agreement.

(b) The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.17 shall not be required to provide any bond or other security in connection with any such order or injunction. The parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties further agree that, (x) by seeking the remedies provided for in this Section 6.17, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (y) nothing set forth in this Section 6.17 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 6.17 prior to, or as a condition to, exercising any termination right under Section 6.5 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a party pursuant to this Section 6.17 or anything set forth in this Section 6.17 restrict or limit such party’s right to terminate this Agreement in accordance with the terms of Section 6.5 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 6.18 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 6.19 Liability. The rights and obligations of each of the Holders under this Agreement shall be several and not joint. All references to actions to be taken by the Holders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Holders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Holder’s failure to perform its obligations hereunder, Parent agrees that no Holder (in its capacity as a Holder of its Subject Shares and Subject Equity Awards) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by the Company of the Merger Agreement, and that the Company shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Holder’s failure to perform its obligations hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

PARENT:

ANGLOGOLD ASHANTI (U.S.A.) HOLDINGS INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

MERGER SUB:

EXPLORATION INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

AUGUSTA INVESTMENTS INC.

By:	/s/ Richard Warke
Name:	Richard Warke
Title:	Director

/s/ Richard Warke
Richard Warke

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Daniel Earle
Daniel Earle

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Purni Parikh
Purni Parikh

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Donald Taylor
Donald Taylor

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Ty Minnick
Ty Minnick

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Tom Ladner
Tom Ladner

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Johnny Pappas
Johnny Pappas

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

/s/ Lenard Boggio
Lenard Boggio

[Signature Page to Voting Agreement]

EXHIBIT A

Name and Email Address of Holder	Shares of Company Common Stock Beneficially Owned
Richard Warke[1] [***]	25,475,888[2]
Daniel Earle [***]	891,800
Purni Parikh [***]	216,667
Donald Taylor [***]	206,667
Ty Minnick [***]	75,834
Tom Ladner [***]	70,000
Johnny Pappas [***]	60,000
Lenard Boggio [***]	42,222

[1]	Holder jointly files a beneficial ownership report on Schedule 13D and may be deemed a group with beneficial ownership of shares held by other holders in the group and to the extent set forth in the Schedule 13D, as amended.
[2]	Consists of 25,475,888 shares of Company Common Stock held by Augusta Investments Inc., of which Richard Warke is the sole officer and director and exercises sole voting and dispositive power over its securities.

Ex A-1

EXHIBIT B

Name and Email Address of Holder	Subject Equity Awards Beneficially Owned
Richard Warke[3] [***]	1,450,000 options[4]
Daniel Earle [***]	500,000 options
Purni Parikh [***]	775,000 options
Donald Taylor [***]	1,500,000 options 300,000 warrants
Ty Minnick [***]	452,002 options
Tom Ladner [***]	400,000 options
Johnny Pappas [***]	500,000 options
Lenard Boggio [***]	500,000 options

[3]	Holder jointly files a beneficial ownership report on Schedule 13D and may be deemed a group with beneficial ownership of shares held by other holders in the group and to the extent set forth in the Schedule 13D, as amended.
[4]	Consists of 1,450,000 options to purchase shares of Company Common Stock held by Richard Warke over which he has sole voting and investment control.

Ex B-1

ANNEX “C”

WARRANT CANCELLATION AGREEMENT

EXECUTION VERSION

warrant Cancellation Agreement

This WARRANT Cancellation Agreement (this “Agreement”) is made and entered into as of this 15th day of July, 2025, by and between Donald Taylor (“Holder”) and Augusta Gold Corp., a Nevada corporation (the “Company”), in connection with the Merger (as defined below). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Holder holds warrants to purchase Shares of Company Common Stock as set forth in Exhibit A attached hereto (the “Warrants”). The terms of the Warrants are evidenced and set forth in that certain Warrant Certificate No. 2024-02-01 issued by the Company and dated February 26, 2024 (as amended, modified, or supplemented, the “Warrant Certificate”);

WHEREAS, the Company is entering into that certain Agreement and Plan of Merger, dated as of July 15, 2025 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), by and among (i) the Company, (ii) AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”), (iii) Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and (iv) joined by AngloGold Ashanti Holdings plc, an Isle of Man public limited company (“HoldCo”) for the limited purposes of Section 8.12 of the Merger Agreement, pursuant to which, among other things, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Holder is entering into this Agreement pursuant to which Holder’s outstanding Warrants will be canceled and extinguished in their entirety at the Effective Time in exchange for the 2024 Company Warrant Consideration (as defined below) set forth in this Agreement and the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Cancellation of Warrants. Holder represents and warrants that, except for Company Options granted to Holder and outstanding under the Company Equity Plans, (i) all outstanding Warrants or other equity awards granted to Holder by the Company are accurately reflected in Exhibit A hereto, and (ii) Holder does not currently own any warrants or other rights to purchase or acquire securities of the Company other than the Warrants described herein and as set forth on Exhibit A. Holder hereby irrevocably and unconditionally cancels, surrenders and waives all of Holder’s rights under the Warrants and the Warrant Certificate, effective immediately prior to the Effective Time; provided that the foregoing shall not be effective unless the Closing actually occurs.

2. Consideration; Termination of Rights.

(a) Consideration for Warrant Cancellation. In consideration for the surrender and cancellation of the Warrants and the termination of all of Holder’s rights under the Warrant Certificate and with respect to the Warrants, subject to Section 2(d), at the Effective Time, the Warrants shall be converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Shares subject to each such Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under the Warrants ((i) and (ii) collectively, the “2024 Company Warrant Consideration”) (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements). Holder acknowledges and agrees that the 2024 Company Warrant Consideration constitutes full and fair consideration for the surrender and cancellation of the Warrants and recognizes this Agreement to be a full accord and satisfaction of any rights the Holder has or may have under the Warrant Certificate.

(b) Payment of 2024 Company Warrant Consideration. At or as soon as reasonably practicable after the Effective Time (but no later than five (5) business days after the Effective Time), Parent shall deliver the 2024 Company Warrant Consideration (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 2(d)) by wire transfer of immediately available funds to an account designated in writing by Holder.

(c) No Future Rights. Holder understands and agrees that Holder has no right or potential right to be granted any other warrant or other equity awards by the Company, any acquiror of the Company or any of their respective Affiliates now or at any time after the Effective Time.

(d) Termination of Rights; Withholding. At the Effective Time, any and all rights of Holder, and any and all liabilities and obligations of the Company and/or Parent to Holder, with respect to the Warrants shall terminate in all respects, except for Holder’s right to receive the 2024 Company Warrant Consideration pursuant to the terms and conditions of this Agreement and the Merger Agreement. Holder hereby acknowledges and agrees that (i) the Warrant Certificate is hereby terminated and of no further force and effect immediately prior to the Effective Time as provided herein, (ii) Holder shall have no further rights under the Warrant Certificate, and (iii) Holder has no claim or action under the Warrant Certificate and waives all rights with respect thereto, whether known or unknown. Holder hereby further acknowledges and agrees that cancellation of the Warrants and the payment of the 2024 Company Warrant Consideration are subject to and conditioned upon the Closing. The Company shall be entitled to deduct and withhold such amounts, if any, as the Company is required to deduct and withhold with respect to the transactions contemplated by this Agreement under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local, foreign or provincial tax law. To the extent that amounts are so deducted or withheld by the Company, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holder. Holder shall provide Holder’s certified tax identification number by furnishing an appropriate and fully executed Internal Revenue Service (“IRS”) Form W-8 (in the case of non-U.S. persons) or properly completed IRS Form W-9 (in the case of U.S. persons), as applicable, and/or such other required documentation as Parent or the Company may reasonably request. None of the Company, Parent or any of their respective agents, representatives or Affiliates make any representation as to the tax consequences to Holder of the transactions contemplated by this Agreement or the Merger Agreement, which shall be the sole responsibility of Holder. IN ORDER TO BE ELIGIBLE TO RECEIVE THE 2024 COMPANY WARRANT CONSIDERATION SET FORTH IN THIS AGREEMENT, THE COMPANY MUST RECEIVE THIS AGREEMENT, DULY EXECUTED BY HOLDER.

3. Holder’s Representation and Warranties. Holder hereby represents and warrants to the Company, Parent and Merger Sub that the following statements are true and correct as of the date hereof:

(a) Capacity, Power and Authority. Holder has the legal capacity, and possesses all power and authority, to execute and deliver this Agreement and to perform each of the transactions contemplated hereby, including without limitation to cancel and surrender the Warrants to the Company and Parent and waive all rights Holder has under the Warrants.

(b) Authorization; No Breach. This Agreement, when executed and delivered by Holder in accordance with the terms hereof and instructions hereto, constitutes the valid and binding obligation of Holder, enforceable against Holder in accordance with its terms. The execution and delivery by Holder of this Agreement and compliance with the terms hereof by Holder, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any material law, statute, rule or regulation to which Holder is subject, or any material agreement, organizational document, instrument, order, judgment or decree to which Holder is a party or by which he, it, or she is bound.

(c) Title, Etc. Holder is the sole record and beneficial owner of, and has good and marketable title (free and clear of any pledge, liens or other encumbrance of any kind whatsoever) to, the Warrants, except as provided under the Voting Agreement executed and delivered by Holder pursuant to and in accordance with the Merger Agreement and the transactions contemplated thereby.

(d) Review. Holder has carefully reviewed this Agreement and the various materials concerning the Company and Parent, if any, delivered to Holder by the Company or Parent on or prior to the date hereof and has been given the opportunity to consult with independent legal counsel and tax, financial and business advisors regarding Holder’s rights and obligations under this Agreement, and has consulted with such independent legal counsel and/or tax, financial and business advisors regarding the foregoing, fully understands the terms and conditions contained in this Agreement, intends for the terms of this Agreement to be binding on and enforceable against Holder and has entered into this Agreement voluntarily. Holder has had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the Merger and has had full access to such other information concerning the Company, Parent and the transactions referenced in this Agreement as Holder has requested.

(e) No Tax Representations. Neither the Company, nor Parent, nor any of their respective agents, representatives or designees, has made any warranties or representations to Holder with respect to the tax consequences contemplated by the issuance, exercise or cancellation of the Warrants, this Agreement or the payment of the 2024 Company Warrant Consideration, and Holder is in no manner relying on the Company, Parent or any of their respective agents, representatives or designees for an assessment of any such tax consequences. Holder acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that Holder should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. Holder also acknowledges that the Company and Parent have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Holder.

(f) Fiduciary Duties. Holder is entering into this Agreement solely in Holder’s capacity as the holder of the Warrants and nothing herein is intended to or shall limit or affect any actions taken by such Holder or any of such Holder’s designees serving in the capacity as a director or officer of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Holder as a director or officer of the Company (in such capacity as a director or officer) shall not be deemed to constitute a breach of this Agreement.

(g) Legal Proceedings. There is no Legal Proceeding to which Holder is a party (either directly or indirectly) and that relates in any way to the Warrants, this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby. To the knowledge of the Holder, no such Legal Proceeding has been threatened and there is no reasonable basis for any such Legal Proceeding.

4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

(a) If to Holder, to the address or electronic mail set forth on Exhibit A hereto.

(b) If to the Company:

Augusta Gold Corp.

Suite 555 - 999 Canada Place

Vancouver, British Columbia

V6C 3E1

Attn: Tom Ladner

Email: [***]

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

1400 Wewatta Street Suite 400

Denver, Colorado 80202-5549

Attn: Jason K. Brenkert

Email: brenkert.jason@dorsey.com

5. Survival. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

6. Severability. To the fullest extent possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7. Entire Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8. Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or other electronic delivery), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

9. Confidentiality. This Agreement (including Exhibit A hereto) and the information contained herein, as well as the fact that the Company, Parent and other parties are contemplating or consummating the Merger, are to be treated as confidential information by Holder. By executing this Agreement, Holder agrees to keep strictly confidential and to not disclose in any matter whatsoever any such confidential information or any other information related to the Merger (other than to Holder’s professional advisors who need to know such information in order to advise Holder regarding the Agreement), without the prior written consent of Parent and the Company, except as required by law.

10. Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by Holder without the prior written consent of the Company. Any attempted assignment by the Holder without obtaining such required consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11. Third-Party Beneficiaries. Each of Parent and Merger Sub is a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

12. Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed entirely within that State, without regard to any laws or principles thereof that would result in the application of the laws of any other jurisdiction.

13. Consent to Jurisdiction. In any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Eighth Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)) (such courts, the “Nevada Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this section shall not constitute general consents to service of process in the State of Nevada and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Nevada Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Nevada Court, and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Nevada Courts (except for an action to enforce a judgment of a Nevada Court). Each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 4. The parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Nevada Court.

14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15. Amendment and Waiver. Any provision of this Agreement may be amended or waived only in writing signed by the Company, Parent and Holder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

16. Further Assurances. Holder shall, at the request of the Company or Parent at any time from and after the date hereof, execute and deliver such documents and take such action reasonably deemed by the Company or Parent to be necessary or desirable to effectuate the purposes and objectives of this Agreement, including the cancellation of all Warrants issued to Holder.

[Signature Pages Follow]

In Witness Whereof, the undersigned has executed this Agreement effective as of the date first written above.

HOLDER

/s/ Donald Taylor
Donald Taylor

[Signature Page to Warrant Cancellation Agreement]

In Witness Whereof, the undersigned has executed this Agreement effective as of the date first written above.

THE COMPANY:

AUGUSTA GOLD CORP.

By:	/s/ Purni Parikh
Name:	Purni Parikh
Title:	SVP Corporate Affairs & Corporate Secretary

[Signature Page to Warrant Cancellation Agreement]

EXHIBIT A

Canceled Warrants and 2024 Company Warrant Consideration

Name and E-mail Address of Holder	Warrant No.	Issue Date	Exercise Price		Shares of Company Common Stock Subject to Warrant		2024 Company Warrant Consideration
Donald Taylor [***]	2024-02-01	February 26, 2024	C$	0.62	300,000	C$	1.08 per 2024 Company Warrant amounting to a total of C$324,000

Ex A-1

ANNEX “D”

OPINION OF NATIONAL BANK FINANCIAL

July 15, 2025

The Board of Directors
Augusta Gold Corp.

999 Canada Place, Suite 555
Vancouver, British Columbia, V6C 3E1
Canada

To the Board of Directors:

National Bank Financial Inc. (“NBF”, “we”, or “us”) understands that Augusta Gold Corp. (“Augusta Gold” or the “Company”) and AngloGold Ashanti plc. and certain of its affiliates (the “Acquiror”), propose to enter into a definitive merger agreement to be dated July 15, 2025 (the “Merger Agreement”), pursuant to which the Acquiror will acquire all of the issued and outstanding common shares (the “Company Shares”) of the Company at a price of C$1.70 per Company Share (the “Consideration”) in cash (the “Transaction”).

We understand the Transaction will be subject to the satisfaction of customary closing conditions, including the approval of (i) the majority of the votes cast by holders of Company Shares present in person or represented by proxy and entitled to vote at the meeting held by the Company for such purpose (the “Meeting”), and (ii) a simple majority of the votes cast by holders of Company Shares present in person or represented by proxy and entitled to vote at the Meeting, excluding votes from certain shareholders (the “Related Parties”), as required under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

We further understand that all directors and certain executive officers of Augusta Gold, as well as Augusta Investments Inc., holding, in aggregate, approximately 31.5% of the Company Shares, have entered into voting support agreements with the Acquiror, pursuant to which they have agreed, among other things, to vote their Company Shares in favour of the Transaction.

The terms and conditions of the Transaction will be summarized in the Company’s proxy statement (the “Proxy Statement”) to be mailed to Augusta Gold shareholders (each, a “Shareholder” and collectively “Shareholders”) in connection with a special meeting of the Shareholders to be held to consider and, if deemed advisable, approve the Transaction.

Engagement of National Bank Financial

NBF was formally engaged by the Company pursuant to an agreement dated July 7, 2025 (the “Engagement Letter”) to act as financial advisor to the Company in connection with the Transaction, including by providing advice and assistance to the Company with respect to considering the Transaction and by preparing and delivering an opinion (the “Opinion”) to the board of directors of the Company (the “Board of Directors”) as to the fairness from a financial point of view of the Consideration to be received by the Shareholders, other than the Related Parties, pursuant to the Transaction.

NBF will be paid fees for its services as financial advisor to the Company, including for the delivery of the Opinion. A substantial portion of the fees payable to NBF are contingent on completion of the Transaction or an alternative transaction. In addition, NBF is to be reimbursed for its reasonable out-of- pocket expenses and to be indemnified by the Company in certain circumstances.

NBF has not been asked to prepare and has not prepared a formal valuation (as defined in MI 61-101) of any of the securities or assets of the Company and this Opinion should not be construed as such.

Relationship with Interested Parties

Neither NBF nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, the Acquiror, or any other interested party (as such term is defined in MI 61-101) or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither NBF nor any of its affiliates has been engaged to provide any financial advisory services, nor has NBF or any of its affiliates participated in any financing, involving the Interested Parties within the past two years, other than acting as financial advisor to the Company pursuant to the Engagement Letter.

Other than as set forth above, there are no understandings, agreements or commitments between NBF and the Interested Parties with respect to any future business dealings. NBF may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Interested Parties. In addition, National Bank of Canada (“NBC”), of which NBF is a wholly-owned subsidiary, or one or more affiliates of NBC, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

NBF acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company or the Acquiror and, from time to time, may have executed or may execute transactions for such companies and clients from whom it received or may receive compensation. NBF, as an investment dealer, conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or the Acquiror.

Credentials of NBF

NBF is a leading Canadian investment dealer whose businesses include corporate finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion is the opinion of NBF, and the form and content herein has been reviewed and approved for release by a group of managing directors of NBF, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, or carried out (as the case may be), among other things, the following:

a)	draft of the Merger Agreement dated July 15, 2025;

b)	publicly available documents regarding the Company, including, as applicable, annual and quarterly reports, financial statements, management’s discussion and analysis, annual information forms, management circulars, NI 43-101 technical reports, and other filings deemed relevant;

c)	publicly available documents regarding the Acquiror, including annual and quarterly reports, financial statements, management’s discussion and analysis, annual information forms, management circulars, NI 43-101 technical reports, and other filings deemed relevant;

d)	certain internal management budgets, analysis and financial models prepared by or on behalf of the management of the Company that were provided to us in the course of our engagement;

e)	access to certain other non-public information prepared and provided to us by the Company, primarily financial in nature, concerning the Company’s business, assets, liabilities and prospects;

f)	various reports published by equity research analysts and industry sources regarding the Company, the Acquiror and other public companies, to the extent deemed relevant by us, in the exercise of our professional judgment;

g)	trading statistics and selected financial information of the Company, the Acquiror and other selected public companies, to the extent deemed relevant by us, in the exercise of our professional judgment;

h)	public information with respect to selected precedent transactions considered by us to be relevant, in the exercise of our professional judgment;

i)	consultation with Dorsey & Whitney LLP, legal advisors to the Company;

j)	such other information, discussions and analyses as NBF considered, in the exercise of our professional judgment, necessary or appropriate in the circumstances; and

k)	a certificate addressed to NBF, from senior officers of the Company regarding the completeness and accuracy of the information upon which this Opinion is based.

NBF has not, to the best of its knowledge, been denied access by the Company to any information under the control of the Company that has been requested by NBF.

Prior Valuations

Senior Officers of the Company have represented to NBF that, to the best of their knowledge, there have been no prior valuations (as defined for the purposes of MI 61-101) of the Company or any of its material assets or subsidiaries prepared within the past twenty-four (24) months.

Assumptions and Limitations

NBF has relied upon the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company, its subsidiaries or their respective directors, officers, associates, affiliates, consultants, advisors and representatives (collectively, the “Information”). We have assumed that the Information did not omit to state any material fact or any fact necessary to be stated to make the Information not misleading. Our Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. We have not been requested to nor, subject to the exercise of professional judgment, have we attempted to verify independently the completeness, accuracy or fair presentation of the Information.

Senior officers of the Company have represented to NBF in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries, associates or affiliates or their respective representatives, was, at the date the Information was provided to NBF, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any such statement was made; and that (ii) since the dates on which the Information was provided to NBF, except as disclosed to NBF, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion. NBF has relied upon forecasts, projections, estimates and budgets provided by the Company, each assumed to be reasonably prepared, reflecting the best currently available assumptions, estimates and judgments of the Company management considering the Company’s business, plans, financial condition and prospects, and are not, in the reasonable belief of the Company’s management, misleading in any material respect.

With respect to any forecasts, projections, estimates and/or budgets provided by the Company, NBF notes that projecting future results of any company is inherently subject to uncertainty. NBF has assumed, however, that such forecasts, projections, estimates and/or budgets were prepared or reviewed using the assumptions identified therein and that such assumptions in the opinion of the Company, are (or were at the time) reasonable in the circumstances. NBF has relied upon forecasts, projections, estimates and budgets provided by the Company, each assumed to be reasonably prepared, reflecting the best currently available assumptions, estimates and judgments of the Company management considering the Company’s business, plans, financial condition and prospects, and are not, in the reasonable belief of the Company’s management, misleading in any material respect. NBF has assumed that there are no independent valuations or appraisals or material non-independent appraisals or valuations relating to the Company or any of their subsidiaries or any of their material assets or liabilities that have been prepared in two years preceding the date hereof and which have not been provided to NBF. NBF has assumed that, in all respects material to its analysis, the Merger Agreement executed by the parties will be in substantially the form and substance of the draft provided to us, the representations and warranties of the parties to the Merger Agreement contained therein are complete, true and correct in all material respects, such parties will each perform all of the respective covenants and agreements to be performed by them under the Merger Agreement, and all conditions to the obligations of such parties as specified in the Merger Agreement will be satisfied or waived. NBF has also assumed that all material approvals and consents required in connection with the consummation of the Transaction will be obtained and, that in connection with any necessary approvals and consents, no limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company.

This Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction or any other term or aspect of the Transaction or the Merger Agreement or any other agreement entered into or amended in connection with the Transaction.

NBF did not meet with the auditors of the Company or the Acquiror and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of the Company and the Acquiror and any reports of the auditors thereon. NBF has assumed that all financial information provided to it was prepared on a basis consistent in all material respects with the accounting policies applied in the Company’s most recent audited consolidated financial statements and does not contain any untrue statement of material fact or omit to state any material fact. We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction and have relied upon, without independent verification, the assessment by the Company and the Acquiror and their legal and tax advisors with respect to such matters. We express no opinion as to the value at which the Acquiror Shares may trade following completion of the Transaction.

This Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with the management and directors of the Company. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of NBF and any party involved in the Transaction. This Opinion is provided to the Board of Directors for their respective use only and may not be relied upon by any other person. NBF disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of NBF after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, NBF reserves the right to change, modify or withdraw the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily capable of being partially analyzed or summarized. NBF believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. The Opinion should be read in its entirety.

This Opinion is addressed to and is for the sole use and benefit of the Board of Directors and may not be referred to, summarized, circulated, publicized or reproduced or disclosed to or used or relied upon by any party without the express written consent of NBF, other than in the Circular in its entirety and a summary thereof (in a form acceptable to us). This Opinion is not to be construed or used as a recommendation to any Shareholder to vote in favour or against the Transaction.

Conclusion

Based upon and subject to the foregoing, and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be received by the Shareholders pursuant to the Transaction is fair, from a financial point of view, to the Shareholders, other than the Related Parties.

Yours very truly,

/s/ National Bank Financial Inc.

NATIONAL BANK FINANCIAL INC.

ANNEX “E”

NEVADA REVISED STATUES—APPRAISAL AND DISSENTERS’ RIGHTS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086; A 2023, 382)

NRS 92A.303  “Advance notice statement” defined.   “Advance notice statement” when used in reference to a proposed corporate action creating dissenter’s rights that is taken or submitted for approval pursuant to a written consent of the stockholders or taken without a vote of the stockholders, means written notice of the proposed corporate action sent by the subject corporation to all stockholders of record entitled to assert dissenter’s rights if the corporate action is effectuated. Such notice must:

1. Be sent not later than 20 days before the effective date of the proposed corporate action;

2. Identify the proposed corporate action;

3. Provide that a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must deliver a statement of intent to the subject corporation and set a date by which the subject corporation must receive the statement of intent, which may not be less than 15 days after the date the notice is sent, and state that the stockholder shall be deemed to have waived the right to assert dissenter’s rights with respect to the shares unless the statement of intent is received by the subject corporation by such specified date; and

4. Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 2023, 380)

NRS 92A.305  “Beneficial stockholder” defined.   “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.   “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.   “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.   “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.323  “Statement of intent” defined.   “Statement of intent” when used in reference to a proposed corporate action creating dissenter’s rights, means written notice of a stockholder’s intent to assert dissenter’s rights and demand payment for the stockholder’s shares if the corporate action is effectuated.

(Added to NRS by 2023, 381)

NRS 92A.325  “Stockholder” defined.   “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.   “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.   “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by this chapter, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger;

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180; or

(3) If the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection pursuant to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, must not otherwise object to or challenge the corporate action creating the entitlement, except to the extent that:

(a) The domestic corporation did not obtain the vote or consent of the requisite voting power of the stockholders to approve the action as prescribed under this chapter and the articles of incorporation and bylaws of the domestic corporation; or

(b) The corporate action is the proximate result of actual fraud against the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814; 2019, 109)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger; shares of stock not issued and outstanding on date of first announcement of proposed action.

1. There is no right of dissent pursuant to paragraph (a), (b), (c) or (f) of subsection 1 of NRS 92A.380 in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if:

(1) There is no meeting of stockholders to act upon the corporate action otherwise requiring dissenter’s rights; or

(2) The corporate action is a merger described in NRS 92A.133.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action to accept for such shares anything other than:

(a) Cash;

(b) Any security or other proprietary interest of any other entity, including, without limitation, shares, equity interests or contingent value rights, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective; or

(c) Any combination of paragraphs (a) and (b).

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

6. There is no right of dissent with respect to any share of stock that was not issued and outstanding on the date of the first announcement to the news media or to the stockholders of the terms of the proposed action requiring dissenter’s rights.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285; 2019, 110, 2495; 2021, 1521)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted for approval pursuant to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those stockholders of record entitled to exercise dissenter’s rights.

2. If a corporate action creating dissenter’s rights is submitted for approval pursuant to a written consent of the stockholders or taken without a vote of the stockholders, the domestic corporation:

(a) May send an advance notice statement with respect to the proposed corporate action; and

(b) If the proposed corporate action is taken, the domestic corporation shall notify in writing all stockholders of record entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286; 2019, 111; 2021, 1522)

NRS 92A.420  Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, a statement of intent with respect to the proposed corporate action; and

(b) Must not vote, or cause or permit to be voted, any of the stockholder’s shares of such class or series in favor of the proposed corporate action.

2. If a proposed corporate action creating dissenter’s rights is taken without a vote of the stockholders or submitted for approval pursuant to a written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) If an advance notice statement is sent by the subject corporation pursuant to NRS 92A.410, must deliver a statement of intent with respect to any class or series of shares to the subject corporation by the date specified in the advance notice statement; and

(b) Must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286; 2021, 1523)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460  Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of NRS 17.117 or N.R.C.P. 68.

ANNEX “F”

INFORMATION ABOUT AUGUSTA GOLD CORP.

BUSINESS

General Corporate Overview

The Company is an exploration stage gold company focused on building a long-term business that delivers stakeholder value through developing the Company’s Bullfrog Gold Project and Reward Gold Project and pursuing accretive merger and acquisition opportunities. The Company is focused on exploration and advancement of gold exploration and potential development projects, which may lead to gold production or strategic transactions such as joint venture arrangements with other mining companies or sales of assets for cash and/or other consideration. At present, the Company’s Reward Gold Project has mineral reserves under S-K 1300 and is a development stage property, however, we have not to date made a development decision on the project and have not started preparation of the mineral reserves for extraction meaning we remain an exploration stage issuer. The Company’s Bullfrog Gold Project is in the exploration stage. The Company does not mine, produce or sell any mineral products and we do not currently generate cash flows from mining operations.

The Bullfrog Gold Project is located approximately 120 miles north-west of Las Vegas, Nevada and 4 miles west of Beatty, Nevada. The Reward Gold Project is located seven miles from the Bullfrog Gold Project. The Company owns, controls or has acquired mineral rights on federal patented and unpatented mining claims in the State of Nevada for the purpose of exploration and potential development of gold, silver, and other metals. The Company regularly reviews opportunities and acquire additional mineral properties with current or historic precious and base metal mineralization with meaningful exploration potential.

The Company is led by a management team and board of directors with a proven track record of success in financing, exploring and developing mining assets and delivering shareholder value.

Availability of Raw Materials

All of the raw materials we require to carry on our business are readily available through normal supply or business contracting channels in Canada and the United States. As a result, we do not believe that we will experience any shortages of required personnel, equipment or supplies in the foreseeable future.

Dependence on a Few Contracts

Our business is not substantially dependent on any contract such as a contract to sell the major part of the Company’s products or services or to purchase the major part of its requirements for goods, services or raw materials, or on any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends. Rather, our ability to continue making the holding, assessment, lease and option payments necessary to maintain our interest in our mineral projects is of primary concern. We do not presently anticipate any difficulties in this regard in the current financial year.

Competition

We compete with other mining companies in connection with the acquisition, exploration, financing and development of gold properties. There is competition among mining companies for a limited number of gold acquisition and exploration opportunities. We may compete with other mining companies for mining claims in regions adjacent to our existing claims. Some of these competing mining companies have substantially greater financial and technical resources than us. As a result, we may have difficulty acquiring attractive gold projects at reasonable prices.

We compete with other mining companies to retain expert consultants required to complete our geological, project development, and analytical and metallurgical studies. We also compete with other mining companies to hire mining engineers, geologists and other skilled personnel in the mining industry, and for exploration and development services. In competing for qualified mineral exploration personnel, we may be required to pay compensation or benefits relatively higher than those paid in the past, and the availability of qualified personnel may be limited in high-demand commodity cycles.

We will be subject to competition and unforeseen limited sources of supplies in the industry in the event spot shortages for certain equipment such as bulldozers and excavators and services, such as contract drilling that we will need to conduct exploration. There is also significant competition for power in Beatty, Nevada. If we are unsuccessful in securing the products, equipment, services and power we need, we may have to suspend our exploration plans until we are able to secure them.

Compliance with Government Regulation

The exploration and development of a mining property is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency (“EPA”) and the United States Bureau of Land Management (“BLM”) as well as the various state environmental protection agencies. The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances. In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation. Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities. The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

Federal

On lands owned by the United States, mining rights are governed by the General Mining Law of 1872, as amended, which allows the location of mining claims on certain federal lands upon the discovery of a valuable mineral deposit and compliance with location requirements. The exploration of mining properties and development and operation of mines is governed by both federal and state laws. Federal laws that govern mining claim location and maintenance and mining operations on federal lands are generally administered by the BLM. Additional federal laws, governing mine safety and health, also apply. State laws also require various permits and approvals before exploration, development or production operations can begin. Among other things, a reclamation plan must typically be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. Local jurisdictions may also impose permitting requirements (such as conditional use permits or zoning approvals).

Nevada

In Nevada, initial stage surface exploration activities that do not disturb the surface, do not require any permits. Notice-level exploration permits (“NOI”) are required (through the BLM) for the Bullfrog Gold Project to perform drilling or other surface disturbing activities with less than five acres extent. More extensive disturbance requires submittal and approval of a “Plan of Operations” and either an “Environmental Assessment” or “Environmental Impact Statement” from the BLM.

In Nevada, we are also required to post bonds with the State of Nevada to secure our environmental and reclamation obligations on private land, with amount of such bonds reflecting the level of rehabilitation anticipated by the then proposed activities.

If in the future we are successful in defining a commercially viable mineral deposit on our property interests, then if and when we commence any mineral production, we will also need to comply with laws that regulate or propose to regulate our mining activities, including the management and handling of raw materials, disposal, storage and management of hazardous and solid waste, the safety of our employees and post-mining land reclamation.

We cannot predict the impact of new or changed laws, regulations or permitting requirements, or changes in the ways that such laws, regulations or permitting requirements are enforced, interpreted or administered. Health, safety and environmental laws and regulations are complex, are subject to change and have become more stringent over time. It is possible that greater than anticipated health, safety and environmental capital expenditures or reclamation and closure expenditures will be required in the future. We expect continued government and public emphasis on environmental issues will result in increased future investments for environmental controls at our operations.

Environmental Regulation

Our mineral projects are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. The development, operation, closure, and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations, and public agency decisions. Compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies, and to file various reports and keep records of our operations. Certain of these permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered. We are currently operating under various permits for activities connected to mineral exploration, reclamation, and environmental considerations. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our operations are conducted in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our projects.

U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act (“CAA”), as amended, restricts the emission of air pollutants from many sources, including exploration, development, mining and processing activities. The Company’s current exploration activities and any future development, mining or processing operations by the Company may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before development, mining and processing work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The EPA, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water at mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by exploration, development, mining, processing or other related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Employees

As of the date of this filing, the Company has seven employees. We continue to engage various independent contractors and consultants to fulfill additional needs. Additional employees will be hired on an as needed basis.

The Company’s management values the benefits that diversity can bring and seeks to maintain a management team and workforce comprised of talented and dedicated executives and employees with a diverse mix of experience, skills and backgrounds collectively reflecting the strategic needs of the business and the nature of the environment in which the Company operates. In identifying qualified candidates for available positions within the Company, the Company’s management will consider prospective candidates based on merit, having regard to those competencies, expertise, skills, background and other qualities identified from time to time by management being important in fostering a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination. The Company’s management will give due consideration to characteristics, such as gender, age, ethnicity, disability, sexual orientation and geographic representation.

Gold Price History

The price of gold is volatile and is affected by numerous factors, all of which are beyond our control, such as the sale or purchase of gold by various central banks and financial institutions, inflation, recession, fluctuation in the relative values of the U.S. dollar and foreign currencies, changes in global gold demand and political and economic conditions.

The following table presents the high, low and average afternoon fixed prices in U.S. dollars for an ounce of gold on the London Bullion Market over the past five years:

Year	High	Low	Average
2019	1,546	1,270	1,393
2020	2,067	1,474	1,770
2021	1,943	1,684	1,797
2022	2,039	1,628	1,800
2023	2,115	1,811	1,943
2024	2,787	1,992	2,389

Data Source: www.kitco.com

Seasonality

The Company’s business operations, including exploration of the Bullfrog and Reward gold projects, are not subject to material restrictions on our operations due to seasonality.

Environmental Responsibility

Augusta Gold is committed to effective environmental stewardship. We have implemented and continue to develop business practices that are designed to reduce negative environmental impacts. We believe part of being a good corporate citizen requires a dedicated focus on how our industry, precious metals mining, affects the environment. In planning our development of the Bullfrog and Reward gold projects, we strive towards a more environmentally sound project development plan at the projects and within the local community.

Available Information

We make available, free of charge, on or through our Internet website, at www.augustagold.com, our Annual Report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our Internet website and the information contained therein or connected thereto are not intended to be, and are not incorporated into this Proxy Statement.

PROPERTIES

Technical Report Summaries

The technical report for the Bullfrog Gold Project is the technical report summary, prepared pursuant to S-K 1300, entitled “S-K 1300 Technical Report, Mineral Resource Estimate, Bullfrog Gold Project, Nye County, Nevada” with an effective date of December 31, 2021, an issue date of March 16, 2022, and an amended issue date of December 18, 2023 (the “Bullfrog Technical Report”).

The Bullfrog Technical Report was prepared by Forte Dynamics, Inc., a QP firm, in compliance with S-K 1300.

The description of the Bullfrog Gold Project contained herein is based upon the Bullfrog Technical Report.

On September 30, 2024, the Company released its feasibility study for its Reward Gold Project in Nye County, Nevada. The report titled “Feasibility Technical Report for the Reward Project Nye County, NV, USA” with an effective date of September 3, 2024 and a signing date of September 30, 2024, was prepared for the Company by Mark Gorman of Kappes, Cassiday & Associates; Thomas Dyer of RESPEC; Mike Dufresne of APEX Geoscience Ltd.; Timothy D. Scott of Kappes, Cassiday & Associates; Mathew Haley of NewFields; James Cremeens of Knight Piésold and Co.; and Mark Willow of SRK Consulting (U.S.), Inc., each of whom is a qualified person under S-K 1300 (the “Reward Technical Report”).

The description of the Reward Gold Project contained herein is based upon the Reward Technical Report.

Summary of Mineral Properties

Augusta Gold currently has interests in two gold properties located in the state of Nevada, including the Bullfrog Gold Project and the Reward Gold Project. The Bullfrog Gold Project is an exploration stage property with measured, indicated and inferred resources. The Bullfrog Gold Project has no known mineral reserves. The Reward Gold Project is a development stage property and has known mineral reserves, but the Company is not currently engaged in the preparation of the mineral reserves for extraction and therefore the Company remains an the exploration stage issuer. Our primary operations are exploring these properties to move them towards a development decision.

Ownership Interests

●	At our Bullfrog Project, we have four option/lease/purchase agreements in place and, with the additional claims it has located, give it control of 734 unpatented lode mining claims and mill site claims, and 87 patented mining claims. The claims do not have an expiration date, as long as the fees and obligations are maintained. For additional details see “Bullfrog Gold Project, Nye County Nevada - Property Holdings” below.

●	At our Reward Project, the project encompasses 123 unpatented Bureau of Land Management (BLM) placer and lode mining claims and six patented placer mining claims, totalling approximately 2,333 net acres (944 hectares). Only the patented claims have been legally surveyed. Under United States mining law, claims may be renewed annually for an unlimited number of years upon a small payment per claim (currently $200 per claim due to the BLM and $12 per claim plus a $12 document charge due to Nye County) and the same claim status-whether lode or placer-may be used for exploration or exploitation of the lodes or placers.

Several blocks of unpatented claims are leased by CR Reward from underlying owners, and are referred to as Connolly, Webster, Orser-McFall and Van Meeteren leases.

In total our options and leases cover 15,998 net acres in the aggregate, consisting of a mix of 93 patented mining claims, 857 unpatented mining claims either leased with option to purchase, or joint ventured, and private property leases.

Summary Mineral Resources

Summary Mineral Resources at End of Fiscal Year Ended December 31, 2024 (Exclusive of Mineral Reserves)

	Measured mineral resources		Indicated mineral resources		Measured and indicated mineral resources		Inferred mineral resources
	Amount (koz)	Grades (g/t)	Amount (koz)	Grades (g/t)	Amount (koz)	Grades (g/t)	Amount (koz)	Grades (g/t)
Gold
United States (Nevada)
Bullfrog Project	526.7	0.54	682.6	0.52	1,209.3	0.53	257.9	0.48
Reward Project	7.7	0.32	53.9	0.49	61.6	0.46	27.5	0.69
Total Gold	534.4	0.53	736.5	0.52	1,270.9	0.53	285.4	0.49

Silver
United States (Nevada)
Bullfrog Project	1,309.1	1.35	1557.5	1.18	2,866.6	1.26	515.7	0.96
Total Silver	1,309.1	1.35	1557.5	1.18	2,866.6	1.26	515.7	0.96

Notes:

●	The above table does not include Mineral Reserves

●	Bullfrog oxide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 82% for Au and silver price of US$20/oz and a recovery of 20% For Ag.

●	Bullfrog sulphide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 50% for Au and silver price of US$20/oz and a recovery of 12% for Ag.

●	Gold price and Silver price used in the Bullfrog estimated Mineral Resources were based on a review of commodity prices and compared to a three-year trailing average at the time of the estimates with a good correlation.

●	Reward oxide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,700/oz and a recovery of 80% for Au were utilized.

●	Gold price used in the Reward estimated Mineral Resources were based on a review of commodity prices at the time of the estimate and assumed a price of US$1,700 per oz of gold based upon a 3 year trailing average.

●	Bullfrog oxide Mineral Resources are reported using a breakeven cutoff grade of 0.192 g/tonne and sulphide Mineral Resources are reported using a breakeven cutoff grade of 0.315 g/tonne.

●	Reward Mineral Resources are reported using a 0.2 g/tonne incremental cut-off grade.

●	Bullfrog mining costs for mineralized material and waste are US$2.25/tonne.

●	Reward mining costs for mineralized material and waste are US$2.20/tonne

●	Bullfrog processing, general and administration, and refining costs are US$5.00/tonne, US$0.50/tonne, and US$0.05/tonne respectively.

●	Reward processing and general and administration are US$6.06/tonne and US$0.83/tonne per tonne processed, respectively

●	Bullfrog Estimated Mineral Resources are stated as in situ dry metric tonnes.

●	The estimate of Mineral Resources may be materially affected by legal, title, taxation, socio-political, marketing, or other relevant issues

Summary of Mineral Reserves at End of Fiscal Year Ended December 31, 2024

	Proven mineral reserves		Probable mineral reserves		Total mineral reserves
	Amount (koz.)	Grades (oz./t)	Amount (koz.)	Grades (oz./t)	Amount (koz.)	Grades (oz./t)
Gold
United States (Nevada)
Reward Project	164	0.027	205	0.023	370	0.025
Total Gold	164	0.027	205	0.023	370	0.025

Notes:

1.	All estimates of Mineral Reserves have been prepared in accordance with National Instrument 43 - 101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and Item 1300 of Regulation S-K of the United States Securities Exchange Act of 1934, as amended (“S-K 1300”)

2.	Thomas L. Dyer, PE, RESPEC of Reno, Nevada, is a Qualified Person as defined in NI 43-101 and S-K 1300, is responsible for reporting Proven and Probable Mineral Reserves for the Reward Project. Mr. Dyer is independent of the Company.

3.	Mineral Reserves are based on prices of $1,850 per ounce Au. The reserves were defined based on pit designs that were created to follow optimized pit shells created in Whittle.

4.	Reserves are reported using a 0.008 Au oz/t cut-off grade

5.	The Mineral Reserves point of reference is the point where is material is fed into the crusher.

6.	The effective date of the Mineral Reserves estimate is December 31, 2024.

7.	Columns may not sum due to rounding.

Bullfrog Gold Project, Nye County, Nevada

Summary Disclosure

We hold the Bullfrog Project through our wholly-owned subsidiaries Bullfrog Mines, Rocky Mountain Minerals Corp., a Nevada corporation (“RMMC”) and Standard Gold Corp., a Nevada corporation (“SGC”).

Property Location and Access

The Bullfrog Gold Project is located in the Bullfrog Hills of Nye County, Nevada and in the southern half of the Bullfrog Mining District (Figure 1). Project properties are located in Sections 3, 4, 5, 6, 8, 9, 10, 14, 15, 16, 17, 21, 22, 23, 25, 26, 35 and 36 of T11S, R46E and Sections 1, 2, 3, 4, 5, 6, 8 9, 10, 11, 12, 13, 14, 15, 16, 17, and 23 of T12S, R46E, Mt. Diablo Meridian.

The Bullfrog Gold Project is accessible via a 2½ hour (120 mile) drive north of Las Vegas, Nevada on US Highway 95. Las Vegas, the largest city in Nevada, is serviced by a major international airport, and has ample equipment, supplies and services to support many of the project’s needs. The project is 4 miles west of the Town of Beatty, Nevada via a paved highway. Beatty has a population of approximately 1,000 and can provide basic housing, services, and supplies. Access around the project is by a series of reasonably good gravel roads that extend to the open pit mines and most of the significant exploration areas.

Figure 1: Location Map

Project Stage

The Bullfrog Gold Project is an exploration stage property with measured, indicated and inferred mineral resources but no known mineral reserves.

Mineral Resources Estimates

Mineral resources utilize all new drilling through the end of 2021 in addition to updated geologic models and database improvements by the Company’s staff. Three-dimensional block models for each area (Bullfrog, Montgomery-Shoshone and Bonanza) were created using Vulcan software. Surfaces and solids representing topography, overburden, geologic units, historic stope shapes and gold mineralization were incorporated into the resource models. Resource estimates utilize drill hole, survey, analytical and bulk density information provided by the project personnel. Gold and silver values have been given null values for all material that has been historically mined by both open pit and underground methods. Bulk density has been adjusted for backfill material placed in the historical open pit and underground operations.

Mineral resources are pit constrained using reasonable cost assumptions, however detailed costing and economic evaluations have not been performed. The resources only consider mining mineralization and waste that will take place on lands controlled by the Company. Pit slope parameters are based on the existing pit wall angles and vary by geology, depth and lateral extent. Different metallurgical recoveries were assigned to oxide and sulphide material and used in the calculation of the optimized pit shells.

Mineral resources are reported inside optimized pit shells with Minemax software using high-level economic assumptions, geotechnical pit slope parameters and property boundaries. Estimated mineral resources for the Bullfrog Project are being reported for the Bullfrog, Montgomery-Shoshone and Bonanza areas, respectively.

The following table presents the combined global gold and silver mineral resources for the three areas, Bullfrog, Montgomery-Shoshone and Bonanza, at the Bullfrog Gold Project.

Bullfrog Gold Project - Summary of Gold and Silver Mineral Resources at the End of the Fiscal Year Ended December 31, 2024
Based on $1,550/oz. Gold and $20/oz. Silver

Combined Global Resources - Oxide and Sulphide
Classification	Tonnes (Mt)	Au grade (g/t)	Ag grade (g/t)	Au Contained (koz)	Ag Contained (koz)
Measured	30.13	0.544	1.35	526.68	1,309.13
Indicated	40.88	0.519	1.18	682.61	1,557.49
Measured and Indicated	71.01	0.530	1.26	1,209.29	2,866.62
Inferred	16.69	0.481	0.96	257.90	515.72

Notes:

1.	Oxide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 82% for Au and silver price of US$20/oz and a recovery of 20% For Ag.

2.	Sulphide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 50% for Au and silver price of US$20/oz and a recovery of 12% for Ag. No sulphide material was reported for Montgomery-Shoshone or Bonanza.

3.	Gold price and Silver price used in the Bullfrog estimated Mineral Resources were based on a review of commodity prices and compared to a three-year trailing average at the time of the estimate with good correlation.

4.	Bullfrog oxide Mineral Resources are reported using a breakeven cutoff grade of 0.192 g/tonne and sulphide Mineral Resources are reported using a breakeven cutoff grade of 0.315 g/tonne.

5.	Mining costs for mineralized material and waste are US$2.25/tonne.

6.	Processing, general and administration, and refining costs are US$5.00/tonne, US$0.50/tonne, and US$0.05/tonne respectively.

7.	Due to rounding, some columns or rows may not compute as shown.

8.	Estimated Mineral Resources are stated as in situ dry metric tonnes.

9.	The estimate of Mineral Resources may be materially affected by legal, title, taxation, socio-political, marketing, or other relevant issues.

The following tables present the gold and silver mineral resources for each of the three project areas, Bullfrog, Montgomery-Shoshone and Bonanza.

Bullfrog Gold Project - Bullfrog Area, Gold and Silver Mineral Resources at the End of the Fiscal Year Ended December 31, 2024
Based on $1,550/oz. Gold and $20/oz. Silver

Mineral Resources - Bullfrog
Redox	Classification	Tonnes (Mt)	Au grade (g/t)	Ag grade (g/t)	Au Contained (koz)	Ag Contained (koz)
	Measured	24.50	0.537	1.28	422.77	1,010.02
	Indicated	36.32	0.515	1.14	602.02	1,332.18
Oxide	Measured and Indicated	60.82	0.524	1.20	1,024.79	2,342.20
	Inferred	14.40	0.460	0.77	213.06	358.49

	Measured	1.30	0.710	1.28	29.77	53.52
	Indicated	1.99	0.625	1.32	39.94	84.47
Sulfide	Measured and Indicated	3.29	0.659	1.30	69.72	137.99
	Inferred	1.05	0.657	1.14	22.14	38.53

	Measured	25.80	0.545	1.28	452.55	1,063.54
	Indicated	38.31	0.521	1.15	641.96	1,416.65
Total - Oxide and Sulfide	Measured and Indicated	64.12	0.531	1.20	1,094.51	2,480.19
	Inferred	15.44	0.474	0.80	235.20	397.02

Notes:

1.	Oxide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 82% for Au and silver price of US$20/oz and a recovery of 20% For Ag.

2.	Sulphide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 50% for Au and silver price of US$20/oz and a recovery of 12% for Ag.

3.	Gold price and Silver price used in the Bullfrog estimated Mineral Resources were based on a review of commodity prices and compared to a three-year trailing average at the time of the estimate with good correlation.

4.	Bullfrog oxide Mineral Resources are reported using a breakeven cutoff grade of 0.192 g/tonne and sulphide Mineral Resources are reported using a breakeven cutoff grade of 0.315 g/tonne.

5.	Mining costs for mineralized material and waste are US$2.25/tonne.

6.	Processing, general and administration, and refining costs are US$5.00/tonne, US$0.50/tonne, and US$0.05/tonne respectively.

7.	Due to rounding, some columns or rows may not compute as shown.

8.	Estimated Mineral Resources are stated as in situ dry metric tonnes.

9.	The estimate of Mineral Resources may be materially affected by legal, title, taxation, socio-political, marketing, or other relevant issues.

Bullfrog Gold Project - Montgomery-Shoshone Area, Gold and Silver Mineral Resources at the End of the Fiscal Year Ended December 31, 2024
Based on $1,550/oz. Gold and $20/oz. Silver

Mineral Resources - Montgomery-Shoshone
Redox	Classification	Tonnes (Mt)	Au grade (g/t)	Ag grade (g/t)	Au Contained (koz)	Ag Contained (koz)
	Measured	1.97	0.637	3.35	40.35	212.12
	Indicated	1.35	0.555	2.85	24.04	123.66
Oxide	Measured and Indicated	3.32	0.603	3.15	64.38	335.78
	Inferred	1.05	0.586	3.45	19.76	116.41

Notes:

1.	Oxide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 82% for Au and silver price of US$20/oz and a recovery of 20% For Ag.

2.	Sulphide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 50% for Au and silver price of US$20/oz and a recovery of 12% for Ag. No sulphide material was reported for Montgomery-Shoshone.

3.	Gold price and Silver price used in the Bullfrog estimated Mineral Resources were based on a review of commodity prices and compared to a three-year trailing average at the time of the estimate with good correlation.

4.	Bullfrog oxide Mineral Resources are reported using a breakeven cutoff grade of 0.192 g/tonne and sulphide Mineral Resources are reported using a breakeven cutoff grade of 0.315 g/tonne.

5.	Mining costs for mineralized material and waste are US$2.25/tonne.

6.	Processing, general and administration, and refining costs are US$5.00/tonne, US$0.50/tonne, and US$0.05/tonne respectively.

7.	Due to rounding, some columns or rows may not compute as shown.

8.	Estimated Mineral Resources are stated as in situ dry metric tonnes.

9.	The estimate of Mineral Resources may be materially affected by legal, title, taxation, socio-political, marketing, or other relevant issues.

Bullfrog Gold Project - Bonanza Area, Gold and Silver Mineral Resources at the End of the Fiscal Year Ended December 31, 2024
Based on $1,550/oz. Gold and $20/oz. Silver

Mineral Resources - Bonanza
Redox	Classification	Tonnes (Mt)	Au grade (g/t)	Ag grade (g/t)	Au Contained (koz)	Ag Contained (koz)
	Measured	2.35	0.446	0.44	33.78	33.48
	Indicated	1.22	0.422	0.44	16.61	17.17
Oxide	Measured and Indicated	3.58	0.438	0.44	50.40	50.65
	Inferred	0.19	0.473	0.37	2.94	2.28

Notes:

1.	Oxide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 82% for Au and silver price of US$20/oz and a recovery of 20% For Ag.

2.	Sulphide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,550/oz and a recovery of 50% for Au and silver price of US$20/oz and a recovery of 12% for Ag. No sulphide material was reported for Bonanza.

3.	Gold price and Silver price used in the Bullfrog estimated Mineral Resources were based on a review of commodity prices and compared to a three-year trailing average at the time of the estimate with good correlation.

4.	Bullfrog oxide Mineral Resources are reported using a breakeven cutoff grade of 0.192 g/tonne and sulphide Mineral Resources are reported using a breakeven cutoff grade of 0.315 g/tonne.

5.	Mining costs for mineralized material and waste are US$2.25/tonne.

6.	Processing, general and administration, and refining costs are US$5.00/tonne, US$0.50/tonne, and US$0.05/tonne respectively.

7.	Due to rounding, some columns or rows may not compute as shown.

8.	Estimated Mineral Resources are stated as in situ dry metric tonnes.

9.	The estimate of Mineral Resources may be materially affected by legal, title, taxation, socio-political, marketing, or other relevant issues

In each case above, Estimated Mineral Resources have not changed from December 31, 2021 to December 31, 2024 due to the fact that Bullfrog Gold Project is in the exploration stage and no new resources were added to the project through exploration activities in 2024. The material assumptions underlying mineral resources as previously disclosed at December 31, 2024 remain current in all material respects.

Property Holdings

We have four option/lease/purchase agreements in place and, with the additional claims it has located, give it control of 734 unpatented lode mining claims and mill site claims, and 87 patented mining claims. The claims do not have an expiration date, as long as the fees and obligations are maintained.

NPX Assignment of Lands

In September 2011, we issued 14.4 million shares of the Company to the shareholders of SGC to acquire 100% of SGC and its assets. SGC is a private Nevada corporation and now wholly owned by the Company. Concurrently, NPX Metals, Inc. (“NPX”) and Bull Frog Holding, Inc. (“BHI”) assigned all title and interests in 79 claims and two patents to SGC. The Company granted a production royalty of 3% NSR on the property to NPX and BHI, plus an aggregate 3% NSR cap on any acquired lands within one mile of the 2011 boundary. Thus, NPX and BHI would not receive any royalty on acquisitions having a 3% or greater NSR.

Mojave Gold Option

In March 2014, we formed RMMC, a private Nevada corporation, as a wholly owned subsidiary, specifically for holding and acquiring assets. On October 29, 2014, RMMC entered into an option to purchase from Mojave Gold Mining Co. 12 patents west and adjacent to our initial property holdings and that cover the NE half of the M-S pit. Mojave was paid 750,000 shares of our common stock plus $16,000. RMMC agreed to make annual payments totaling $180,000 over nine years to fully exercise the option, and expend as a minimum work commitment for the benefit of the Property $100,000 per year and a total of $500,000 over five years on the properties and surrounding lands within one-half mile of the 12 Mojave patents. Alternatively, RMMC can pay cash to Mojave at 50% of the difference between the minimum required and the actual expenditures. Mojave retained a sliding scale Net Smelter Return royalty ranging from 1% for gold prices below $1,200/ounce and up to 4% for gold prices above $3,200 per ounce.

Lunar Landing Lease

On July 1, 2017, RMMC entered a lease with Lunar Landing LLC on 24 patents in the Bullfrog District:

●	Two patents are adjacent and west of the M-S pit that could allow potential expansion of the pit down dip of the Polaris vein and stock work system.

●	Ten patents have provided the Company with contiguous and connecting lands between the M-S and Bullfrog pits. These patents will also allow further expansions of the Bullfrog pit to the north and east.

●	Four patents are within 0.5 to 1.2 miles west of the Bullfrog pit in the vicinity of the Bonanza Mountain open pit mine.

●	Eight patents are in an exploration target area located about 1.5 miles NW of the Bullfrog pit and where the Company has owned the Aurium patent since 2011.

The lease includes the following:

●	The Company paid $26,000 on signing and is scheduled to annually pay $16,000 for years 2-5, $21,000 for years 6-10, $25,000 for years 11-15, $30,000 for years 16-20, $40,000 for years 21-25 and $45,000 for years 26-30.

●	Production royalty of 5% net smelter returns with the right to buy-down to 2.5%.

●	The Company is to expend as a work commitment not less than $50,000 per year and $500,000 in total to maintain the lease.

●	The Company has rights to commingle ores and the flexibility to operate the Project as a logical land and mining unit.

Brown Claims

On January 29, 2018, RMMC purchased two patented claims (the “Brown Claims”), thereby eliminating minor constraints to expand the Bullfrog pit to the north. As partial consideration for the Brown Claims, RMMC granted the sellers of the Brown Claims a 5% net smelter returns royalty on the Brown Claims, of which 2.5% can be purchased by RMMC for aggregate consideration of US$37,500.

Barrick Claims

On October 26, 2020, the Company completed its acquisition of Bullfrog Mines pursuant to the MIPA with the Barrick Parties.

Pursuant to the MIPA, the Company purchased from the Barrick Parties all of the Equity Interests in Bullfrog Mines for aggregate consideration of (i) 54,600,000 units of the Company, each unit consisting of one share of common stock of the Company and one four-year warrant purchase one share of common stock of the Company at an exercise price of C$0.30 (such number of units and exercise price are set out on a pre-Consolidation basis), (ii) a 2% net smelter returns royalty (the “Barrick Royalty”) granted on all minerals produced from all of the patented and unpatented claims (subject to the adjustments set out below), pursuant to a royalty deed, dated October 26, 2020 by and among Bullfrog Mines and the Barrick Parties (the “Royalty Deed”), (iii) the Company granting indemnification to the Barrick Parties pursuant to an indemnity deed, dated October 26, 2020 by and among the Company, the Barrick Parties and Bullfrog Mines, and (iv) certain investor rights, including anti-dilution rights, pursuant to the investor rights agreement, dated October 26, 2020, among the Company, Augusta Investments Inc., and Barrick.

Through the Company’s acquisition of the Equity Interests, the Company acquired rights to the 1,500 acres of claims adjoining the Company’s Bullfrog Gold deposit.

Pursuant to the Royalty Deed, the Barrick Royalty is reduced to the extent necessary so that royalties burdening any individual parcel or claim included in the Barrick Properties on October 26, 2020, inclusive of the Barrick Royalty, would not exceed 5.5% in the aggregate, provided that the Barrick Royalty in respect of any parcel or claim would not be less than 0.5%, even if the royalties burdening a parcel or claim included in the Barrick Properties would exceed 5.5%.

Abitibi Royalties Option

On December 9, 2020, Bullfrog Mines entered into a mining option agreement with Abitibi Royalties (USA) Inc. (“Abitibi”) granting Bullfrog Mines the option (the “Abitibi Option”) to acquire forty-three unpatented lode mining claims to the south of the Bullfrog deposit. The Abitibi Option was amended on December 9, 2022, to extend the exercise deadline and to increase the last payment amount required to exercise the option. Bullfrog Mines made an initial payment to Abitibi of C$25,000 and exercised the Abitibi Option in full on January 30, 2023, by:

●	Paying to Abitibi C$50,000 in cash before December 9, 2021;

●	Paying to Abitibi C$78,750 in cash before January 30, 2023; and

●	Granting to Abitibi a 2% net smelter royalty on the claims subject to the Abitibi Option on January 30, 2023, of which Bullfrog Mines has the option to purchase 0.5% for C$500,000 on or before December 9, 2030.

Other Property Holding Payments

All the unpatented lode mining claims are on U.S. public land administered by the Bureau of Land Management (“BLM”) and, therefore, are subject to exploration and development permits as required by the several current regulations. The unpatented lode mining claims require annual payments of $155 per claim to the BLM and $12 per claim to Nye County.

Infrastructure

Augusta Gold maintains sufficient surface rights to support mining operations, including areas for potential waste disposal, tailings storage, heap leach pads and potential mill sites. The Company recently located additional mining claims and is pursuing the acquisition of other lands in the area. Most claim blocks are contiguous, and the water rights that Barrick held through Bullfrog Mines were indirectly acquired by Augusta Gold as part of its acquisition of Bullfrog Mines.

The towns of Beatty, Pahrump and Tonopah in Nye County have populations that support mining operations in the area.

Valley Electric Association based in Pahrump, Nevada owns a 138 KV transmission line and a 24.9 KV distribution line that remain on-site and serviced mining at the site previously. The substation connected to the 24.9 KV line remains on-site, but the transformers and switchgear have been removed. Monthly demand and energy rates were estimated at $3.75/kw and $0.12/kw-h, respectively.

Pumping from relatively shallow wells completed near the bottom of the Bullfrog pit is required to access deeper mineralization and could produce most of the Project water needs. Water may also be available from Barrick’s production wells located a few miles south of Highway 374, possibly from the Town of Beatty wellfield in Section 2, and to a limited extent from deepening the M-S pit.

Geological Setting, Mineralization, and Deposit Type

The Bullfrog Gold Project is in the southern Walker Lane trend within brittle upper-plate volcanic host rocks that were severely broken from dominant detachment faulting and associated dip-slip and strike-slip displacements. Epithermal solutions permeated the broken host rocks in the Montgomery-Shoshone (M-S) and Bullfrog deposits precipitating micron-sized and relatively high-grade gold (Au) within major quartz-calcite veins and disseminated gold in associated stock-work veins. The veins contain gangue minerals other than quartz, such as calcite and manganese oxides, the latter of which contributes associated silver (Ag) recoveries and gold.

The strike length of the Bullfrog mineralization is about 1,600 m, including the underground portion which accounts for about 600 m of the strike length. True widths mined in the underground, where the ore cutoff was 3.0 g/t Au, typically average 5-10 m and local zones may be as much as 15-20 m wide. The highest grades typically correlate with zones of black manganese-rich material, where much of the early manganiferous calcite has been leached out, rendering the vein a rubble zone of quartz, calcite, and wad. Veins continue up dip and down dip, but the gold grades and thicknesses diminish rapidly above and below these elevations.

As in the underground mine, the highest grades in the open pit were associated with veins and vein breccias along the MP fault and its immediate hanging wall. Higher ore grades also occurred in veins along the UP fault, but widths were generally narrow. Zones of quartz stockwork veins and breccia were developed between the MP and UP faults in intensely silicified and adularized wall rocks. The ore zone in the hanging wall of the MP fault, was termed the upper stockwork zone (Jorgensen et al., 1989). Many of the stockwork veins are subparallel in strike to the MP and UP faults, but dip more steeply. A zone of stockwork quartz veins also occurs in the footwall latite lavas (Tr1g) immediately beneath the MP fault, but here the ore zone is usually <10-15 m thick. This was termed the lower stockwork zone (Jorgensen et al., 1989). In this zone individual veins are often subparallel to the MP fault, and vein densities are typically in the range of 5-15%.

In most parts of the open pit, mineralized rock is truncated by the erosional surface and gravels. The ore zone thinned up-dip and only a modest amount of ore was probably lost to erosion. Below the open pit, ore grade values persist.

In the Bullfrog mineralization, the high-grade zones do not comprise obvious discrete plunging ore shoots. Instead high-grade ore zones are developed along the plane of the MP fault/vein, within 10-20° of the dip of the fault. The overall geometry of these zones is that of elongate lenses in the plane of the fault, with long dimensions that strike roughly north-south at a low angle of plunge. The highest gold grades roughly coincided with the oxidation-reduction boundary in the deposit and the pre-mining water table, and modest localized supergene enrichment of precious metals near this boundary is suggested.

The gold deposits of the southern Bullfrog Hills are contained in epithermal quartz-calcite veins and stockworks.

Historical Operations

In 1904 the Original Bullfrog and Montgomery-Shoshone mines were discovered by local prospectors. Prospecting activity was widespread over the Bullfrog Hills and encompassed a 200 square mile area but centered within a two-mile radius around the town of Rhyolite and included part of the Company’s property. The Montgomery-Shoshone mine reportedly produced about 67,000 ounces of gold averaging 0.47 gold opt prior to its closure in 1911. The District produced about 94,000 ounces of gold prior to 1911. Mines in the District were sporadically worked from 1911 through 1941, but the Company has no production records of such limited activities.

The Company’s Providence lode mining claim designated by the Surveyor General as Survey No. 2470 was located in October 1904, surveyed in April 1906, patented in May 1906 and recorded in Nye County Nevada in June 1908. The unpatented Lucky Queen claim is immediately east and adjacent to the Providence patent and is believed to have been located in the same time period but was not patented.

With the rise of precious metal prices in the early 1970’s, the Bullfrog District again underwent intense prospecting and exploration activity for gold as well as uranium. Companies exploring the area included Texas Gas Exploration, Inc., Phillips Uranium, Tenneco /Copper Range, U.S. Borax, Western States Minerals, Rayrock, St. Joe American and successors Bond, Lac and Barrick Minerals, Noranda, Angst Mining Company, Placer Dome, Lac-Sunshine Mining Company Joint Venture, Homestake, and others. In addition to these major companies, several junior mining companies and individuals were involved as prospectors, promoters and owners. These scientific investigations yielded a new deposit model for the gold deposits that were mined by others in the Bullfrog District. The identification and understanding of the detachment fault system led to significant changes in exploration program techniques, focus, and success.

In 1982 St. Joe American, Inc. initiated drilling in the Montgomery-Shoshone mine area. By 1986, sixty holes had been drilled and a mineral inventory was defined. Subsequent drilling outlined a reported 2.9 million ounces of gold equivalent in the Bullfrog deposit. A series of corporate takeovers transferred ownership from St. Joe, to Bond Gold, to Lac Minerals and eventually to Barrick Minerals. Production started in 1989 and recovered approximately 200,000 ounces of gold annually from a conventional, 9,000 ton/day cyanidation mill mainly fed from open pit operations and later supplemented with underground production. Barrick discontinued production operations in 1999 and completed reclamation in 2003. Thereafter several groups continued exploration on a limited basis on some of the lands currently held by the Company, but no reserves were ever defined by these companies on those portions of the Company’s lands.

Exploration and Drilling

The Company’s exploration activities to date have focused on the following:

●	Exploration drilling, data acquisition and geologic modeling;

●	Acquiring, organizing, digitizing and vetting electronic and paper data bases obtained from Barrick mainly related to drill data, metallurgy and project infrastructure; and

●	Maintaining and expanding the land holdings.

The project drilling includes 1,311 holes, for a total of 263,757 meters completed between 1983 and early 2021. The holes were drilled using both core and reverse circulation methods, as detailed in the drilling section of this report.

The following table summarizes project drilling by year:

Table 1: Project Drilling by Year

	Total Drilling		Coring		Reverse Circulation
Year	Holes	Meters	Holes	Meters	Holes	Meters
1983	6	975	6	975	0	0
1984	37	3,560		0	37	3,560
1985	3	303		0	3	303
1986	29	3,364		0	29	3,364
1987	163	29,479	3	732	163	28,747
1988	321	66,325	32	6,121	321	60,204
1989	71	12,285		0	71	12,285
1990	154	37,114	33	3,676	154	33,438
1991	79	22,954	42	3,627	79	19,327
1992	23	4,907		0	23	4,907
1993	9	387		0	9	387
1994	210	31,362	9	1,412	210	29,951
1995	99	22,370	3	248	99	22,122
1996	58	15,254	19	3,329	45	11,924
2020	26	4,405	1	502	25	3,903
2021	43	14,820	38	12,749	5	2,071
2022	6	2,596	6	2,596	0	0
Total	1,337	272,460	192	35,967	1,273	236,493

A total of 69 drill holes, 30 reverse circulation (RC) and 39 core holes have been drilled by Augusta Gold from 2020-2021. The purpose of the drilling was to further define resources and the ultimate limits of the Bullfrog and Montgomery-Shoshone pits and gather data to support advanced geotechnical and metallurgical studies. The 2020 program also fulfilled a final work commitment for the Company to purchase a 100% interest in lands under lease from Barrick by mid-September 2020. Two holes were drilled at the Paradise Ridge target. No holes were drilled by Augusta Gold in 2023 or 2024.

Permitting

Baseline studies necessary to advance permitting are in progress.

The following outlines the general framework for permitting a mine in Nevada and the required permits. Many of the permits discussed herein apply to the construction stage and are not currently being pursued.

Exploration activities on Federal mining claims on BLM lands requires a Notice of Intent (NOI) for exploration activities under five acres of disturbance and a Plan of Operations for larger scale exploration activities. A Plan of Operations is also required with the Nevada Department of Environmental Protection (NDEP) to fulfill the State of Nevada permitting obligations on private and public lands, respectively. Reclamation bonds related to environmental liabilities need to be calculated and posted to cover activities on the Project. Additional permits and bonding will be required for developing, constructing, operating, and reclaiming the Project.

Additional Baseline Studies will be required to update the historical studies completed by Barrick. This will include geochemistry, hydrologic studies of the in-pit water and water in existing wells, plant, wildlife and threatened and endangered species surveys, meteorological information, and cultural surveys:

●	Water Pollution Control Permits (WPCP): The WPCP application must address the open pit, heap leach pad, mining activities and water management systems with respect to potentially degrading of the waters of Nevada. Sufficient engineering, design and modeling data must be included in the WPCP. A Tentative Permit Closure Plan must be submitted to the NDEP-BMRR in conjunction with the WPCP. A Final Permanent Closure Plan will be needed two years prior to Project closure.

●	Air Quality: An application for a Class II Air Quality Permit must be prepared using Bureau of Air Pollution Control (BAPC) forms. The application must include descriptions of the facilities, a detailed emission inventory, plot plans, process flow diagrams and a fugitive dust control plan for construction and operation of the Project. A Mercury Operating Permit and a Title V Operating permit will also be necessary for processing loaded carbon or electro-winning precipitates.

●	Water Right: Additional water rights will need to be acquired from third parties or obtained from the Nevada Division of Water Resources (NDWR) for producing Project water.

●	Industrial Artificial Pond: Water storage ponds, which are part of the water management systems, will require Industrial Artificial Pond permits (IAPP) from the Nevada Department of wildlife. Approval from the Nevada State Engineer’s Office is also required if embankments exceed specified heights.

Additional minor permits will be required for the project to advance to production and are listed in Table 2.

Table 2: Additional Minor Permits Required

Notification/Permit	Agency
Mine Registry	Nevada Division of Minerals
Mine Opening Notification	State Inspector of Mines
Solid Waste Landfill	Nevada Bureau of Waste Management
Hazardous Waste Management Permit	Nevada Bureau of Waste Management
General Storm Water Permit	Nevada Bureau of Water Pollution Control
Hazardous Materials Permit	State Fire Marshall
Fire and Life Safety	State Fire Marshall
Explosives Permit	Bureau of Alcohol, Tobacco, Firearms & Explosives
Notification of Commencement of Operation	Mine Safety and Health Administration
Radio License	Federal Communications Commission
Public Water Supply Permit	NV Division of Environmental Protection
MSHA Identification Number and MSHA Coordination	U.S. Department of Labor Mine Safety and Health Administration (MSHA)
Septic Tank	NDEP-Bureau of Water Pollution Control
Petroleum Contaminated Soils	NV Division of Environmental Protection

2024 Project Exploration Plans

Subject to funding, the Company’s focus in 2024 for exploration at the Bullfrog Gold Project is drilling at the Gap Target, an epithermal lithocap at the northern end of the Bullfrog land package, as well as continued support of ongoing permitting and engineering work.

Reward Gold Project, Nye County, Nevada

Property Location and Access

The Reward Gold Project (“Reward Project”) is situated about 11.3 km (7 miles) south-southeast of the town of Beatty, NV about 3.2 km (2 miles) east of US Highway 95 in Nye County (Figure 1). The Project can be accessed from Beatty by paved road on Highway 95 followed by traveling two miles east on a gravel road. Several dirt roads diverge into various canyons of the Bare Mountains. The Project area lies within Sections 1, 2, 3, 4, 9, 10, 11 and 16 of Township 13 South, Range 47 East and Sections 33, 34, and 35 of Township 12 South, Range 47 East, all referred to the Mount Diablo Baseline and Meridian. The Project can be accessed from Beatty by paved road on Highway 95 followed by traveling two miles east on a gravel road. Several dirt roads diverge into various canyons of the Bare Mountains.

Project Stage

The Reward Project is a development stage property. While the property has mineral reserves, the Company is not engaged in the preparation of the mineral reserves for extraction at this time.

Mineral Reserve and Resource Estimates

Mineral Reserves

Mr. Thomas L. Dyer, P.E. of RESPEC classifies reserves in order of increasing confidence into Proven and Probable categories to be in accordance with the “CIM Definition Standards - For Mineral Resources and Mineral Reserves” (2014), which are reasonable for US SEC reporting. Thus, the QP considers the reported mineral reserves to be both NI 43-101 and S-K 1300 compliant. Mineral Reserves for the Reward Project were developed by applying relevant economic criteria to define the economically extractable portions of the resources classified as Measured and Indicated. CIM standards require that modifying factors be used to convert Mineral Resources to Reserves. Definitions for Proven and Probable Mineral Reserves along with Modifying Factors are in the CIM Definition Standards (2014).

Mr. Dyer used the block model of Measured and Indicated resources provided by APEX and referenced in the Reward Technical Report in Section 14 as the basis to define reserves for the Reward Project. Mineral Reserve definition was undertaken by identifying ultimate pit limits using economic parameters and pit optimization techniques. The resulting optimized pit shells were used for guidance in pit design to allow access for equipment and personnel. Mr. Dyer then considered mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social, and governmental factors for defining the estimated reserves.

Pit designs are based on geotechnical parameters provided by Knight Piésold. The open pit design was completed using three pit phases. Waste Rock Storage Facility (“WRSF”) designs include north, south, and southwest waste dumps along with some backfill placed in Phase 1 and Phase 2 pits. The waste dumps and backfill areas were designed to contain all the waste material associated with Proven and Probable reserves.

RESPEC used the pit and waste dump designs to develop a production schedule, which was then used in the financial model prepared by KCA. RESPEC reviewed the cash flow model and believes it demonstrates that the deposits generate a positive cash flow and are reasonable with respect to statement of reserves for the Reward Project.

Within the pit designs, Measured Mineral Resources above the cut-off grade were converted to Proven Mineral Reserves and Indicated Mineral Resources above the cut-off grade were converted to Probable Mineral Reserves. All Inferred resources inside of the pit were assumed to be waste with respect to contained gold, recoverable gold and resulting economics.

Table 3. Reward Project Mineral Reserves Estimate at December 31, 2024 Based on USD$1,850/oz. Au

	Reward Mineral Reserves
	k tons	Au oz/t	k oz Au
Proven	6,052	0.027	164
Probable	8,999	0.023	205
Proven and Probable	15,052	0.025	370

Notes:

1.	All estimates of Mineral Reserves have been prepared in accordance with National Instrument 43 - 101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and Item 1300 of Regulation S-K of the United States Securities Exchange Act of 1934, as amended (“S-K 1300”)

2.	Thomas L. Dyer, PE, RESPEC of Reno, Nevada, is a Qualified Person as defined in NI 43-101 and S-K 1300, is responsible for reporting Proven and Probable Mineral Reserves for the Reward Project. Mr. Dyer is independent of the Company.

3.	Mineral Reserves are based on prices of $1,850 per ounce Au. The reserves were defined based on pit designs that were created to follow optimized pit shells created in Whittle.

4.	Reserves are reported using a 0.008 Au oz/t cut-off grade

5.	The Mineral Reserves point of reference is the point where is material is fed into the crusher.

6.	The effective date of the Mineral Reserves estimate is December 31, 2024.

7.	Columns may not sum due to rounding.

Mineral Resources

Mineral Resources were classified using a combination of assessment of geological confidence, data quality and grade continuity. Reasonable prospects of eventual economic extraction were considered by constraining the estimate within a conceptual pit shell that used the assumptions in Table 4.

Table 4. Reward Conceptual Open Pit Parameters.

Parameter	Unit (Imperial)	Cost (Imperial)	Unit (Metric)	Cost (Metric)
Gold Price	US$/oz	1,950	US$/g	62.7
Gold Metallurgical Recovery	%	80%		80
Pit Wall Angles	°	48-58	°	48-58
Mining Cost	US$/st	2.75	US$/tonne	3.03
Processing Rate	Mst/a	2	Mtonne/a	1.8
Processing Cost	US$/st	$6.50	US$/tonne	$7.17
G & A Cost	US$/st	1.50	US$/tonne	1.65
Cut-off Grade (break even)	oz/t	0.005	g/tonne	0.181
Royalty	%	3%		3

The Mineral Resource Estimate for the Reward Project is presented in Table 5 below.

Table 5 Reward Project Mineral Resource Estimate Exclusive of Reserve December 31, 2024, Based on US$1,950/oz Au

	Reward Mineral Resource Exclusive of Reserve
	k tons	Au oz/t	k oz Au
Measured	830	0.009	7.70
Indicated	3,787	0.014	53.90
M&I Total	4,617	0.013	61.60
Inferred	1,359	0.020	27.50

Note: Columns may not sum due to rounding.

Property Holdings

The Reward Project area lies within Sections 1, 2, 3, 4, 9, 10, 11 and 16 of Township 13 South, Range 47 East and Sections 33, 34, and 35 of Township 12 South, Range 47 East, all referred to the Mount Diablo Baseline and Meridian.

Canyon Resources Corporation (Canyon Resources) holds a 100% interest in the mineral claims that form the Reward Project. In 2008, Canyon Resources assigned all of the patented and unpatented claims comprising the Reward Project to an entity which was subsequently converted into CR Reward.

The Reward Project encompasses 123 unpatented Bureau of Land Management (BLM) placer and lode mining claims and six patented placer mining claims, totaling approximately 2,333 net acres (944 hectares). Only the patented claims have been legally surveyed. Under United States mining law, claims may be renewed annually for an unlimited number of years upon a small payment per claim (currently $200 per claim due to the BLM and and $12 per claim plus a $12 document charge due to Nye County) and the same claim status-whether lode or placer-may be used for exploration or exploitation of the lodes or placers.

Several blocks of unpatented claims are leased by CR Reward from underlying owners, and are referred to as Connolly, Webster, Orser-McFall and Van Meeteren leases.

Connolly Lease

This lease agreement (the Connolly Lease), effective as of September 28, 2004 (as amended August 16, 2024), covers a two-third interest in each of the Sunshine and Reward unpatented lode claims (collectively, the Connolly Claims). The Connolly Lease is for an initial term of 20 years and continues so long thereafter as the Reward Project remains in commercial production. A 3% NSR royalty is payable on any minerals mined from the Connolly Claims but is reduced to 2% due to the fact that CR Reward only owns a two-third interest in the Connolly Claims. Annual advance minimum royalty payments are payable under the Connolly Lease. These annual advance minimum royalty payments shall be applied toward, credited against and fully deductible from earned mineral production royalty payments due from the Connolly Claims. On August 16, 2024, the Connolly lease was extended for a further 10 years.

Webster Lease

This lease agreement (the Webster lease), effective as of November 9, 2004 (as amended on November 9, 2004 and November 8, 2006), covers a one-third interest in each of the Sunshine and Reward unpatented lode claims and a half interest in the Good Hope unpatented lode claim (collectively, the Webster Claims). The Webster Lease is for an initial term of 20 years and continues so long thereafter as the Reward Project remains in commercial production. A 3% NSR royalty is payable on any minerals mined from the Webster Claims, but is (i) reduced to 1% on the Sunshine and Reward claims due to the fact that the lessee only owns a one-third interest, and (ii) reduced to 1.5% on the Good Hope claim due to the fact that CR Reward only owns a half interest in this claim. Annual advance minimum royalty payments are payable under the Webster Lease. The annual advance minimum royalty payments paid in any given year may be applied toward, credited against and fully deductible from any earned mineral production royalty payments due on the Webster Claims during the calendar year in which such annual advance minimum royalty payments are due. On October 5, 2023, the Webster lease was extended for a further 15 years.

Orser-McFall Lease

This lease agreement (the Orser-McFall Lease), effective as of February 5, 2005 (as amended on August 18, 2005, November 14, 2006 and October 23, 2024), applies to 12 unpatented lode and six unpatented placer mining claims (collectively, the Orser-McFall Claims). The Orser-McFall Lease is for an initial term of 20 years and continues so long thereafter as the Reward Project remains in commercial production. The lessors under the Orser-McFall Lease own 100% of the Orser-McFall Claims, except for the Good Hope claim, in which they own a half interest (the other half being owned by the Daniel D. Webster Living Trust and leased to CR Reward pursuant to the Webster Lease). A 3% NSR royalty is payable on minerals mined from the Orser-McFall Claims but is reduced to 1.5% on the Good Hope claim due to the fact that the lessee only owns a half interest in that claim. Annual advance minimum royalty payments are payable under the Orser-McFall Lease. These annual advance minimum royalty payments shall be applied toward, credited against and fully deductible from earned mineral production royalty payments due from the Orser-McFall Claims. On October 23, 2024 the Orser-McFall lease was extended for a further 20 years.

Van Meeteren et al Lease

This lease agreement (the Van Meeteren Lease), effect as of December 1, 2011 (applies to the Double RS and the Durlers Hope unpatented placer claims (the Van Meeteren Claims). The Van Meeteren Lease is for an initial term of 20 years and continues so long thereafter as the Reward Project remains in commercial production or CR Reward is actively conducting exploration, development, reclamation or remediation operations. A 3% NSR royalty is payable on minerals mined from the Van Meeteren Claims. Annual advance minimum royalty payments are payable under the Van Meeteren Lease. These annual advance minimum royal payments are recoupable from earned mineral production royalties. All payments described above have been timely paid by CR Reward and its predecessor and the agreements are all in good standing.

The Reward Project area mainly consists of Federal public domain lands administered by the BLM. There are no State or private tracts within the Reward Project area, except the six patented claims owned by CR Reward, all of which carry surface and mineral rights ownership.

The Reward Project is not subject to any other back-in rights payments, agreements or encumbrances.

CR Reward has the right to use 317.39 ac-ft of water annually under Permit No. 76390 (286.7 ac-ft) and Permit No. 89658 (30.684 ac-ft). Additionally, CR Reward has an option to 100 ac-ft under Permit 14059 (Certificate 5156).

The Amargosa River basin is an enclosed basin, and the water rights are thus not affected by the Colorado River Compact or other agreements.

Infrastructure

The Reward Project is located seven miles by road southeast of Beatty, a town of approximately 1,000 people that serves as a transit hub and service center for travelers between Las Vegas and Reno, and those going to Death Valley. Several motels and restaurants, gas stations, a post office, and several small stores provide basic services.

The Reward Project is currently serviced by an existing 14.4/24.9 kV power line owned and operated by Valley Electric. A water well is currently available to provide water for exploration activities.

Reward Project employees would likely be recruited from the local area, including the communities of Beatty, Amargosa, and Pahrump, located within Nye County, and the regional urban centre of Las Vegas, located within Clark County. There is available nearby accommodation to the Reward Project site in Beatty and other smaller communities

The Reward Project has sufficient land area, with adjacent public-domain lands also potentially available, to allow mine development, including space for the mining operations, waste rock disposal facilities (WRDs), heap leach pads and processing plants.

Geological Setting, Mineralization and Deposit Type

Mineralization in the Good Hope Deposit and Golden Ace Zone can be classified as examples of a structurally controlled, locally disseminated, sediment hosted, mesothermal quartz vein gold deposit.

The Reward Project is hosted within the Bare Mountain Complex which lies within an intricate tectonic setting of the Nevada Basin and Range Province.

The Bare Mountain Complex consist of up to 6,096 m (20,000 ft) of Upper Proterozoic to Paleozoic marine sedimentary rocks in the lower plate that have been juxtaposed against Miocene silicic volcanic sequences in the upper plate. The lower plate units were deformed through folding, thrust faulting, low and high angle normal faulting during a Mesozoic compression event, and have been metamorphosed from lower amphibolite to sub-greenschist grade. Two dominant normal fault sets have been mapped in the lower plate, including the moderately east-dipping Bare Mountain and Gold Ace faults, and shallowly southeast-dipping faults that cut or curve into east-dipping faults.

The Reward Project is located on the southwestern flank of the Bare Mountain Complex and is underlain by moderately-deformed marine clastic and carbonate rocks of Late Proterozoic and Late Cambrian age that have been metamorphosed to greenschist grade. Tertiary and younger alluvium cover the lower slopes and the adjacent Armagosa Valley to the south and west. The east-dipping Gold Ace fault, locally termed the Good Hope fault zone, separates northeast dipping Late Proterozoic to Early Cambrian units in the footwall block from Middle to Late Cambrian units in the hanging wall block.

The gold mineralization in the Good Hope Deposit is spatially associated with, and along, the Good Hope fault zone, and is primarily hosted in altered and veined Wood Canyon Formation, and to a lesser extent, in the Juhl and Sutton Members of the Stirling Formation. Mineralization hosted along the contact between the Sutton and Morris Marble Members of the Stirling Formation is referred to as the Gold Ace Zone. Although there are small historic prospects along the Good Hope fault zone, most of the historic production came from the Gold Ace Zone.

Historical Operations

Historical exploration of the Reward Project was completed by several other companies from 1976 to 2004, including Galli Exploration Associates (Galli Exploration), Teco Inc. (Teco), St. Joe Minerals Corporation (St Joe), Gexa Gold Corp (Gexa), Cloverleaf Gold Inc. (Cloverleaf), Homestake Mining Company (Homestake), Pathfinder Gold Corporation (Pathfinder), Bond Gold Exploration Inc. (Bond Gold), Barrick, US Nevada Gold Search (USNGS), Rayrock Mines, Inc (Rayrock), Glamis Gold, Ltd. (Glamis Gold), and Marigold Mining Company (Marigold Mining). Historical exploration included airborne geophysics, reverse circulation (RC) and core drilling, initial metallurgical testwork, mineral resource estimates and technical studies.

Canyon Resources acquired the Reward Project in 2004, and together with Atna Resources Ltd. (Atna) and CR Reward, have completed data compilation and validation, ground induced polarization/resistivity geophysical surveys, RC and core drilling, mineral resource and mineral reserve estimates, metallurgical testwork, permitting studies, environmental baseline studies, and technical studies. The following permits and authorizations were granted to CR Reward in 2007:

●	Plan of Operations authorized under N-82840.

●	Water Pollution Control Permit (WPCP); WPCP NEV2007101.

●	General construction permit; NVR100000 CSW-17415.

●	Water rights permitted by Nevada Division of Water Resources (NDWR) under Mining, Milling, & Domestic permit 76390 and 89658.

●	Mining reclamation permit granted by the Bureau of Mining Regulation and Reclamation (BMRR) under mine site permit #0300.

●	Nevada Bureau of Air Pollution Control (BAPC) authorized Class II Air Quality permit AP1041-2492.

Drilling and Sampling

A total of 376 drill holes, totaling 43,729.7 m (143,470 ft) have been completed at the Reward Project between 1987 and 2018. Of this total, 35 are core holes totaling 4,094.4 m (13,433 ft) and 341 are RC holes totaling 39,635.3 m (130,037 ft).

For CR Reward’s 2017-2018 drill program, drill hole locations were established using hand-held global positioning system (GPS) instruments and upon completion of the program, the collar locations were re-surveyed by a licensed surveyor. Down-hole surveys were completed at regular intervals, usually 7.6 m (25 ft), using an EZ-Shot system that records the magnetic heading, dip of the hole and magnetic field in the hole. A total of 398 measurements were collected for the 28 holes drilled in 2017-2018. Core recovery during the core drilling was very good, exceeding 95% on average, with losses mainly in highly shattered zones.

There is limited documentation available detailing the sample preparation, analyses and security of historical drill sampling programs conducted from 1987 to 2000 by Homestake, Gexa, Pathfinder, Cloverleaf, USNGS and Barrick. RC drill holes completed in 2006-2007 were sampled on 1.5 m (5 ft) intervals, and cores on 0.9 m (3 ft) intervals. The 2011-2013 RC holes were also sampled at 1.5 m (5 ft) intervals.

Independent assay laboratories were used in the 2006-2007 Canyon Resources, the 2011-2013 Atna and 2017-2018 CR Reward programs, including ALS Chemex Laboratory in Sparks, Nevada (certified to ISO 9001:2000 for selected techniques), Inspectorate America Corporation (Inspectorate) in Sparks, Nevada (certified to ISO 9001:2000 for selected techniques), Florin Analytical Services (FAS) in Reno, Nevada (not certified).

The 2006-2007, 2011-2013 and the CR Reward 2017-2018 drilling programs included the submission of standard and blank materials as part of the Quality Assurance and Quality Control (QA/QC) program. Assay control protocols during these modern periods of drilling included the insertion of certified standards, blanks and duplicates at acceptable insertion rates for all of the data.

The sample collection, security, transportation, preparation, insertion of geochemical standards and blanks, and analytical procedures are within industry norms and best practices. The procedures used by CR Reward personnel are considered adequate to ensure that the results disclosed are accurate within scientific limitations and are not misleading. The procedures and assay control protocols employed by CR Reward in the 2017-2018 drill program are considered reasonable and acceptable for use in Mineral Resource estimation.

Data Verification

CR Reward performed a comprehensive data verification program in 2017 consisting of collar and down-hole survey checks, and evaluation of assay values versus laboratory certificates or geologic logs where certificates were not available. Errors identified were corrected where applicable. For non-analytical drill hole information, CR Reward employed a protocol of continuous data checking to ensure accurate data transcription, including collar and down hole surveys, and geological and geotechnical information. The procedures employed are considered reasonable and are adequate with respect to ensuring data integrity.

Mr. Dufresne reviewed all aspects of the Reward drill hole database and available non-analytical procedures for historical and the CR Reward 2017-2018 drilling programs including the verification program by CR Reward. The drill hole database was validated using Micromine 2018 and was inspected visually in Excel files and on drill section. Mr. Dufresne has reviewed the adequacy of the exploration information and the visual, physical and geological characteristics of the Reward Project and has found no significant issues or inconsistencies that would cause one to question the validity of the data. Mr. Dufresne, the QP, considers the CR Reward drill hole database, including the historical pre-2017 data and the 2017 to 2018 data, well validated and suitable for the preparation of the mineral resource estimate for the Reward Project.

Metallurgical Testing

Metallurgical testwork on the Project includes historical work completed by Rayrock Mines Inc. during 1998 and McClelland in 2007 and 2008 with confirmatory testwork performed by KCA in 2018. Metallurgical testwork completed to date includes 34 bottle roll tests and 21 column tests along together with preliminary agglomeration and compacted permeability testing. Results from these tests show that the mineralization is amenable to cyanide leaching with reasonable reagent consumptions.

Metallurgical samples from historical and recent KCA test programs appear to be spatially representative for the Good Hope Deposit. Results from KCA’s 2018 test program confirmed the results from the 2007-2008 McClelland campaign with an average laboratory gold recovery of 81% for the Good Hope Deposit. The program also included bottle roll and duplicate column leach tests on the Gold Ace Zone. Results for Gold Ace show significantly lower column recoveries compared to the Good Hope Deposit.

Key design parameters from the metallurgical testwork for the Good Hope Deposit include:

●	Crush size P80 of ¼”, 100% passing ⅜”.

●	Estimated field gold recovery of 79% including a 2% field deduction.

●	Design leach cycle of 180 days.

●	Average field sodium cyanide consumption of 0.73 lb/ton ore.

●	Average field lime consumption of 1.53 lb/ton of material based on 100% CaO purity.

●	Cement addition at 6.1 lb/ton for agglomeration will be used in the first lift to ensure there are no percolation issues, this is conservative as testwork does not show cement agglomeration is required.

No deleterious elements are known from the processing perspective.

Mining Methods

The proposed mine plan assumes conventional open pit mining methods and equipment. Mining operations are assumed to be completed using a contractor. Knight Piésold is responsible for the geotechnical evaluations and recommendations for slope design parameters used for pit designs. Pit designs include three pit phases to achieve the ultimate pit; the WRSFs are developed as a north, south, and southwest waste dump storage locations as mining progresses.

The proposed production schedule used inputs from the resource block model together with material types, mining locations, WRSF fill locations, stockpiles, crusher target rates, and mining rates. Mining activities have a total duration of 7.6 years, starting with a consistent ramp up during Phase 1 and then transitions into Phase 2. During the transition into Phase 3 mining, the mining rate increases as the stripping demands increase.

Recovery Methods

Testwork results developed by KCA and others have indicated that the Reward Mineral Reserve is amenable to heap leaching for the recovery of gold. Based on a Mineral Reserve of 15.1 Mt and established processing rate of 5,479 tpd of ore, the Project has an estimated mine life of approximately 7.6 years.

Ore will be mined using standard open pit mining methods and delivered to the crushing circuit using haul trucks which will dump into a run-of-mine (ROM) stockpile located near the primary crusher. A front-end loader will feed material to a dump hopper from the ROM stockpile. The ROM ore will be crushed to a final product size of 80% passing ¼” (100% passing ⅜”) using a three-stage closed-circuit crushing plant. The crushing circuit will operate 7 days/week, 24 hours/day with an overall estimated availability of 75%.

The crushed product will be stockpiled using a stacking conveyor and reclaimed by vibrating, electromechanical feeders. Cement or pebble lime will be added to the reclaim material for agglomeration and pH control. Testwork has shown that agglomeration with cement is not required, but as a precautionary measure, cement will be added during the first lift to ensure permeability is not compromised.

Ore will be stacked on the leach pad by retreat stacking uphill from the toe of the heap. Stacked ore will be leached using a drip irrigation system for solution application. After percolating through the ore, the gold bearing pregnant leach solution drains by gravity to a pregnant solution tank where it will be collected and pumped to a set of carbon-in-columns (CICs) where gold will be removed by activated carbon. Loaded carbon will be processed off-site for the first year of operation until the full recovery plant is completed at the start of year 2 of operation.

Barren leach solution leaving the carbon columns will flow to a barren solution tank and will then be pumped to the heap for further leaching. High strength cyanide solution will be injected into the barren solution to maintain the desired cyanide concentration in the leach solutions.

An event pond is included to collect contact solution from storm events. Solution collected will be returned to the process as soon as practical.

Heap Leach Pad Design

The Heap Leach Pad (HLP) is designed to store 16 Mt of ore, of which 7 Mt will be placed within the Phase 1 stacking area and an additional 9 Mt once the Phase 2 expansion is completed.

The leach pad will be a single-use, multi-lift type leach pad and has been designed with a lining system approved by the state of Nevada.

The leach pad liner will be composed of the following components from top to bottom:

●	Overliner consisting of two feet of crushed and screened material over a network of solution collection piping;

●	60 mil double sided, textured Linear Low-Density Polyethylene (LLDPE) geomembrane;

●	1-foot Low Hydraulic Conductivity Soil Layer consisting of screened, native soil blended with clay with a minimum permeability of 1x10-6 cm/sec;

●	Leak detection system under the primary solution collection pipes which route solution to a monitoring sump tank;

●	Prepared subgrade.

Permitting

The current Reward Project area includes approximately 716 acres of public and private lands within Nye County, and falls under the jurisdiction and permitting requirements of Nye County, the State of Nevada, and the BLM. The Reward Project, as envisaged, will necessitate an initial round of minor modifications to the existing permits and authorizations in order to address the proposed changes followed by a separate major modification for the proposed future ADR Plant. The mining permits and authorizations that are likely to have a material effect on project timing include:

●	Federal Mine Plan of Operations (N-82840): The proposed minor modifications will require amendment to the Mine Plan of Operations (MPO) which, in turn, will require additional National Environmental Policy Act (NEPA) analysis of the plan changes. It is likely that the BLM will use an EA as the NEPA disclosure document. It is also possible, however, that the proposed minor modifications could be analyzed by the BLM through a Determination of NEPA Adequacy (DNA) given that the proposed actions have previously been reviewed. The future ADR Plant will most certainly require the preparation of a supplemental EA, as this facility/activity was not previously analyzed. An EA and accompanying FONSI and ROD, would likely take three to six months to complete following submittal of the plan amendment, assuming that the agency tiers off of the previous disclosure documents and the ADR Plant is not included. A DNA would likely take three to four months to complete

●	Reclamation Permit (#0300): The BMRR Reclamation Branch are likely to interpret the initial proposed changes as a minor modification to the existing permit pursuant to NAC 519A.043, as the new disturbance will equal 25% or less of the acreage in the approved

●	reclamation plan. While the reclamation permit minor modification should only take six to nine months to complete, the BMRR will likely wait to process the application to coincide with the completion of the federal NEPA review.

●	Water Pollution Control Permit (NEV2007101): Review and processing of WPCP minor modifications and/or engineering design changes is likely to take three to six months from submittal of a complete application. The future inclusion of an ADR Plant would likely be on a nine-to-12-month timeline following approval of the minor modifications and/or EDCs.

●	Air Quality Operating Permit (AP1041-2492): Initial minor modifications of the Class II air quality permit will focus primarily on the crushing and conveyance system, and is likely to require six to nine months to complete. Future permitting for the inclusion of an ADR Plant will occur afterwards. The thermal unit(s) from an ADR will necessitate the issuance of a new Class I permit, in addition to modification of the existing Class II permit to cover the other aspects of the expansion plan. The ADR will also require the issuance of a mercury operating permit to construct (Mercury OPTC) permit by the state. The agency will issue the final Class I, modified Class II, and Mercury OPTC permit within 12 to 16 months of the completeness date. There is a risk that the regulatory deadlines above may be extended by the agencies due to workload or other circumstances.

The initial Amended MPO, excluding the new ADR Plan, would drive the permitting timeline for the minor modifications (i.e., air quality permit and WPCP). Future inclusion of an ADR would necessitate reopening the MPO and a new Class I air quality permit and create an additional timeline of approximately 12-16 months. However, given that the Reward Project has many of the permits in hand, strategic ground clearing and construction will be able to begin under the existing authorizations. The remaining permits required for operations are relatively minor in comparison to the above list and can be easily modified/amended concurrently with the initial principal permit modifications. Major modification of the permits to include an ADR Plant would occur following approval of the initial minor modifications.

No community agreements are currently in place. However, CR Reward has engaged with the Town of Beatty and the County of Nye with respect to the Reward Project.

Closure planning for the Project is required as part of the state and federal permitting processes. A number of plan iterations are required, including tentative, temporary, seasonal, and final plans. A mining facility operator/permittee must submit a Tentative Plan for Permanent Closure (TPPC) as part of any application for a new WPCP or modification of an existing permit. The Reward Mine TPPC is currently in place and approved.

Under the state-granted Reclamation Permit #0300, total surface disturbance is currently limited to 339.7 acres, of which, nearly 95% is on public lands administered by the BLM. Equipment and labor costs were conservatively estimated using state and BLM-approved costs for the 2021 year. The reclamation bond cost estimate for the Reward Project (as currently permitted) is $10.9 M. Closure costs (which are not a regulatory bond cost estimate) were estimated for inclusion in the Technical Report financial model. The closure cost associated with the Reward Project as envisaged in this Report are estimated at $9.4 M.

Capital Costs

Capital costs for the process and general and administration components were estimated by KCA. Costs for the mining components were provided by RESPEC and heap leach pad and pond costs by NewFields. The estimated costs are considered to have an accuracy of +/-15%.

The total Life of Mine (LOM) capital cost for the Reward Project is US$129.2 million, including US$7.4 million in working capital and initial fills not including reclamation and closure costs which have been estimated at US$9.4 million. Table 6 presents the capital requirements. A total contingency of US$6.9 million or 12.8% of the Total Direct Costs is included in this summary.

Table 6 Capital Cost Summary

Description	Cost (US$M)
Pre-Production Process Capital	$78.9
Mining Capital	$10.8
Subtotal Capital	$89.7
Working Capital & Initial Fills[1]	$7.4
Sustaining Capital - Mine & Process	$32.1

1	Working capital credited in Years 7 and 8

2	Numbers are rounded and may not sum perfectly

3	Costs reflect standalone costs of the Reward project with 100% of capital expensed to Reward, and does not include any potential benefit from development of the Bullfrog project.

Operating Costs

Table 7 presents the LOM operating cost requirements.

Mining costs were provided by RESPEC at US$3.33 per ton mined (LOM US$10.92 per ton of ore) and are based on quotes for contract mining with estimated owner’s mining costs.

Process operating costs have been estimated by KCA from first principles. Labor costs were estimated using project specific staffing, salary and wage and benefit requirements. Unit consumptions of materials, supplies, power, water and delivered supply costs were also estimated.

Table 7 Operating Cost Summary

Description	LOM Cost (US$/ton ore)
Mine	$10.92
Process & Support Services	$8.09
Site G & A	$2.88
Total[1]	$21.88

1	Numbers are rounded and may not sum perfectly

General administrative costs (G&A) have been estimated by KCA with input from Augusta. G&A costs include project specific labor and salary requirements and operating expenses, including social contributions, land access and water rights.

The operating costs presented are based upon the ownership of all process production equipment and site facilities, including the onsite laboratory. The owner will employ and direct all process operations, maintenance and support personnel for site activities.

Economic Analysis

Based on the estimated production parameters, capital costs, and operating costs, a cash flow model was prepared by KCA for the economic analysis. The project economics were evaluated using a discounted cash flow (DCF) method, which measures the Net Present Value (NPV) of future cash flow streams. All of the information used in this evaluation have been taken from work completed by KCA and other consultants working on the project as described in the Technical Report.

The economic model is based on the following assumptions:

●	The cash flow model is based on the mine production schedule from RESPEC.

●	The period of analysis is 12 years including one year of investment and pre-production, 8 years of ore stacking and production and three years of reclamation and closure.

●	Gold price of US$1,975/oz.

●	Processing rate of 5,479 tpd.

●	Gold recoveries as discussed in Section 13.

●	Capital and operating costs as developed in Section 21.

The project economics based on these criteria from the cash flow model are summarized in Table 8.

Table 8 Economic Analysis Summary

Economic Analysis
Internal Rate of Return (IRR), Pre-Tax	19.5%
Internal Rate of Return (IRR), After-Tax	16.6%
Average Annual Cashflow (Pre-Tax)	$18.6 M
NPV @ 5% (Pre-Tax)	$63.4 M
Average Annual Cashflow (After-Tax)	$17.1 M
NPV @ 5% (After-Tax)	$50.6 M
Pay-Back Period (Years based on After-Tax)	5.1 Years

Capital Costs
Initial Capital	$89.7 M
Working Capital & Initial Fills	$7.4 M
LOM Sustaining Capital	$32.1 M
Reclamation & Closure[2]	$9.5 M

Operating Costs (Average LOM)
Mining	$10.92 per ton
Processing & Support	$8.09 per ton
G&A	$2.88 per ton
Total Operating Cost	$21.88 per ton
All-in Sustaining Cost[1]	$1,328 per oz

Production Data
Life of Mine	7.6 Years
Total Tons to Crusher	15.05 M Tons
Grade Au (Avg.)	0.025 oz/t
Contained Au oz	369,692 Ounces
Average Annual Gold Production	38,675 Ounces
Total Gold Produced	292,057 Ounces

1	The “All in Sustaining Costs” include reclamation and closure

2	Includes mercury disposal fee of US$75,000

A sensitivity analysis was performed on the project economics. The results are presented in Table 9.

Table 1-7 Post-Tax Economic Results

				NPV at Specified Discount Rate
	Variation		IRR	0%		5%		10%
Gold Price, $/oz	$1,725	[1]	5.0%	$26.1	M	$0.0	M	$-17.0	M
	$1,800		8.6%	$45.6	M	$15.2	M	$-4.9	M
	$1,975		16.6%	$90.9	M	$50.6	M	$23.5	M
	$2,200		25.7%	$142.1	M	$91.0	M	$56.0	M
	$2,400		33.4%	$187.9	M	$126.9	M	$84.7	M
	$2,600		41.1%	$234.8	M	$163.5	M	$114.0	M

Capital Costs	$92.2	M	27.9%	$121.3	M	$78.9	M	$49.8	M
	$110.5	M	20.5%	$103.1	M	$61.9	M	$34.0	M
	$122.7	M	16.6%	$90.9	M	$50.6	M	$23.5	M
	$134.8	M	13.4%	$78.7	M	$39.3	M	$12.9	M
	$153.1	M	9.3%	$60.5	M	$22.4	M	$-2.9	M

Operating Costs	$247.0	M	30.4%	$173.3	M	$115.1	M	$75.0	M
	$296.4	M	22.3%	$123.8	M	$76.4	M	$44.1	M
	$329.4	M	16.6%	$90.9	M	$50.6	M	$23.5	M
	$362.3	M	10.8%	$58.0	M	$24.8	M	$2.8	M
	$411.7	M	1.7%	$8.6	M	$-13.8	M	$-28.1	M

1	This value is actually $1,725.423, this was presented to define the estimated “break even” gold value at a 5% discount rate.

QA/QC of Underlying Data

From 2015 to early 2017, CR Reward LLC completed a compilation, audit and update of the drill hole database. Drill hole locations, survey data and readily accessible assay certificates were uploaded into the commercially-available DataShed software package. Assays that did not have assay certificates were retained in an Excel spreadsheet and combined with the DataShed assays for the assay verification. Lithology, alteration, structure, and quartz vein data from selected holes were digitized from geologic paper logs in January 2017. These data were also brought into DataShed. The drill hole database consisting of 348 historical holes was audited, compiled, and verified by CR Reward LLC in 2016 and 2017 based on provided electronic files, for all historical drilling, and assay certificates. CR Reward LLC completed additional drilling in 2017 and 2018 consisting of 3,443 meters in 28 core holes.

The historical gold values at the Project were validated by comparing the historical analytical certificates (and logs) to the digital assay database. All available downhole surveys were digitized and utilized to properly plot analytical data down-hole. Drill hole collar data was verified versus geological logs or survey files with collar elevations checked against a modern lidar survey. Drillholes with questionable data were omitted from the database and were not used to generate the underlying mineral resource estimate. All of the 2017 and 2018 drill hole data provided by CR Reward LLC was verified by the appropriate QPs. The results of the validation program indicate that the sample database is of sufficient accuracy and precision to be used for the generation of the feasibility study results.

2025 Reward Project Plans

Subject to funding, the Company’s focus in 2025 for exploration at the Reward Project is expanding the resource down-dip, and performing infill drilling where there are gaps in the current resource model.

Note Regarding Non-GAAP Financial Measures (Reward Project)

In this report, the Company has provided information prepared or calculated according to U.S. GAAP, as well as provided certain non-U.S. GAAP prospective financial performance measures. Because the non-U.S. GAAP performance measures do not have standardized meanings prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies. These measures should not be considered in isolation or as substitutes for measures of performance prepared in accordance with U.S. GAAP. There are limitations associated with the use of such non-U.S. GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of potential operating profit or loss, or cash flow from operations as determined in accordance with U.S. GAAP.

The non-U.S. GAAP measures associated with All-In sustaining costs (“AISC”), Cash Operating Costs and Cash Costs, as defined below, and the resulting AISC per ounce metric are not, and are not intended to be, presentations in accordance with U.S. GAAP. These metrics represent costs and unit-cost measured related to the Reward Project.

The Company believes that these metrics help investors understand the economics of the Reward Project. The Company presents the non-U.S. GAAP financial measures for our Reward Project in the tables below. Actual U.S. GAAP results may vary from the amounts disclosed in this news release. Other companies may calculate these measures differently.

AISC and Respective Unit Cost Measure

AISC consists of Cash Costs (as described below), plus sustaining capital costs. The sum of these costs is divided by the corresponding payable gold ounces to determine the per ounce metric stated in this press release above.

Cash Costs consist of Cash Operating Costs (as described below), plus royalties.

Cash Costs and AISC are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a comparable standard. The Company reports Cash Costs and AISC on a per ounce basis because we believe this metric more completely reflects mining costs over the life of mine. Similar metrics are widely used in the gold mining industry as comparative benchmarks of performance.

Cash Operating Costs is a non-U.S. GAAP metric used by the Company to measure aggregate costs of operations that will generally be within the Company’s direct control. We believe this metric reflects the operating performance potential for the Reward Project for the mining, processing, administration, and sales functions. Contractual obligations for surface land rights (project royalties) are excluded from this metric. Cash Operating Costs consist of Reward Project operating costs and refining costs, and exclude royalties.

Other costs excluded from Cash Operating Costs, Cash Costs, and AISC include depreciation and amortization, income taxes, government royalties, financing charges, costs related to business combinations, asset acquisitions other than sustaining capital, and asset dispositions.

The following tables demonstrate the calculation of Cash Operating Costs, Cash Costs, AISC, and related AISC unit-cost metric as presented in this report:

	Units	Life of Mine
Payable Gold	koz	291.21
Total Operating Costs	US$ millions	$329.39
Refining & Transportation Charge	US$ millions	$0.62
Total Operating Costs & Refining & Transportation Charge	US$ millions	$330.01
Royalty Payable	US$ millions	$15.21
Total Operating Costs, Refining & Royalties¹	US$ millions	$345.22

Cash Cost per ounce¹	US$/oz	$1,185

Sustaining Capital and Reclamation & Closure	US$ millions	$41.57
All-In-Sustaining Costs	US$ millions	$386.79

AISC per ounce	US$/oz	$1,328

	Units	Life of Mine
Payable Gold	koz	291.21
Mining Costs	US$ millions	$164.33
Processing Costs	US$ millions	$121.77
Site General and Administrative Costs	US$ millions	$43.29
Total Operating Costs	US$ millions	$329.39
Refining & Transportation Charge	US$ millions	$0.62
Total Operating Costs & Refining & Transportation Charge	US$ millions	$330.01
Royalty Payable	US$ millions	$15.21
Total Operating Costs, Refining & Royalties¹	US$ millions	$345.22

1.	Cash Cost = Total Operating Costs & Refining & Transportation Charge + Royalty Payable

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against the Company, nor are we involved as a plaintiff in any material proceeding or pending litigation, nor is our property the subject of any material legal proceedings. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

The Company’s common stock is quoted for trading on the OTCQB under the symbol “AUGG” and is traded on the Toronto Stock Exchange (or TSX) under the symbol “G”. Over-the-counter market quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As at September 17, 2025, there were 85,929,753 Common Shares issued and outstanding, and the Company had approximately 85 shareholders of record. On September 15, 2025, the closing price of the shares of common stock on the Toronto Stock Exchange was C$1.68 and as quoted on OTCQB was $1.21.

Dividend Policy

The Company has not paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Unregistered Sales of Equity Securities

All unregistered sales of equity securities by the Company were previously reported on Form 8-K.

Recent Repurchases of Securities

None.

Securities Authorized for Issuance under Equity Compensation Plans

On September 30, 2011, the Company’s Board of Directors adopted the 2011 Equity Incentive Plan. The 2011 Equity Incentive Plan reserves 750,000 shares of common stock for grant to directors, officers, consultants, advisors or employees of the Company. There was a total of 750,000 options granted from the 2011 Plan in March 2015 (the “March 2015 Options”), with no outstanding options as of December 31, 2022.

On December 1, 2017, our Board of Directors adopted the 2017 Equity Incentive Plan. The 2017 Equity Incentive Plan reserves 2,300,000 shares of common stock for grant to directors, officers, consultants, advisors or employees of the Company. There was a total of 675,000 options granted from the 2017 Plan in December 2017 (the “December 2017 Options”), with 225,002 outstanding as of December 31, 2022.

On February 22, 2021, the Company’s Board of Directors approved a new stock option plan (the “Plan”). The aggregate number of shares of common stock of the Company (a “Share”) that may be reserved for issuance pursuant to the Plan shall not exceed 10% of the number of Shares issued and outstanding from time to time. The Company granted 5,825,000 options to officers, directors and employees of the Company in February 2021, 500,000 on August 30, 2021, 350,000 options on June 9, 2022, 100,000 options on August 8, 2022, 2,800,000 options on April 16, 2024 and 200,000 options on August 13, 2024, with 7,170,002 outstanding as of December 31, 2024.

The following table sets forth equity compensation plan information as of December 31, 2024.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (column a)	Weighted- Average Exercise Price of Outstanding Options (column b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders	225,002	$0.87	0
Equity compensation plans approved by security holders	6,945,000	$1.13	4,507,502
Total	7,170,002	$1.12	4,507,502

Note: C$ converted to US$ based on an exchange rate of C$1.00/US$0.70.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under the section heading “Item 1A. Risk Factors” above and elsewhere in our Annual Report on Form 10-K.

Results of Operations

Three Months Ended June 30, 2025 and 2024

	Three Months Ended
	6/30/25	6/30/24
Operating expenses
General and administrative	$455,687	$434,266
Lease expense	21,000	21,000
Exploration, evaluation and project expense	563,351	836,200
Accretion expense	67,180	71,286
Depreciation expense	10,856	11,015
Total operating expenses	1,118,074	1,373,767

Net operating loss	(1,118,074)	(1,373,767)

Revaluation of warrant liability	113,692	1,586,051
Interest expense	(875,186)	(751,222)
Foreign currency exchange loss	2,033	1
Net loss and comprehensive loss	$(1,877,535)	$(538,937)

Six Months Ended June 30, 2025 and 2024

	Six Months Ended
	6/30/25	6/30/24
Operating expenses
General and administrative	$1,026,750	$1,132,701
Lease expense	21,000	21,000
Exploration, evaluation and project expense	839,182	1,232,458
Accretion expense	145,408	101,180
Depreciation expense	21,712	22,029
Total operating expenses	2,054,052	2,509,368

Net operating loss	(2,054,052)	(2,509,368)

Revaluation of warrant liability	241,468	821,992
Interest expense	(1,712,162)	(1,424,697)
Foreign currency exchange loss	3,423	(4,107)
Net loss and comprehensive loss	$(3,521,323)	$(3,116,180)

For the three months ended June 30, 2025, the Company increased general and administrative expenses by approximately $22,000. The change was due to the following year over year variances:

Three months ended	6/30/2025	6/30/2024	Variance
Accounting fees	$54,000	$32,000	$22,000
Legal and other professional fees	100,000	74,000	26,000
Marketing expense	4,000	3,000	1,000
Payroll	98,000	94,000	4,000
Corporate expenses & rent	37,000	33,000	4,000
Share based compensation	91,000	141,000	(50,000)
Insurance	36,000	30,000	6,000
Stock exchange fees	3,000	21,000	(18,000)
Other general expenses	33,000	6,000	27,000
Total	$456,000	$434,000	$22,000

For the six months ended June 30, 2025, the Company decreased general and administrative expenses by approximately $106,000. The change was due to the following year over year variances:

Six months ending	6/30/2025	6/30/2024	Variance
Accounting fees	$179,000	$170,000	$9,000
Legal and other professional fees	214,000	106,000	108,000
Marketing expense	6,000	6,000	0
Payroll	180,000	231,000	(51,000)
Corporate expenses & rent	71,000	83,000	(12,000)
Share based compensation	203,000	416,000	(213,000)
Insurance	80,000	52,000	28,000
Stock exchange fees	41,000	57,000	(16,000)
Other general expenses	53,000	12,000	41,000
Total	$1,027,000	$1,133,000	$(106,000)

●	Legal fees and professional fees increased due to additional corporate activities in 2025.

●	The payroll and corporate expenses result from the Company having an agreement to share office space, equipment, personnel, consultants and various administrative services for the Company’s head office located in Vancouver, BC, Canada. Management expects payroll costs to fluctuate based on the personnel and consultants used during the period.

●	Share-based compensation decreased to $203,000 from $416,000 primarily due to vesting of a large grant of stock options in April 2024.

For the three months ended June 30, 2025, the Company decreased exploration, evaluation and project expenses by approximately $273,000. The change was due to the following year over year variances:

Three months ending	6/30/2025	6/30/2024	Variance
Consultants/Contractors	$97,000	$350,000	$(253,000)
Supplies and equipment	84,000	66,000	18,000
Overhead and payroll	139,000	192,000	(53,000)
Permits and fees	239,000	211,000	28,000
Other	4,000	17,000	(13,000)
Total	$563,000	$836,000	$(273,000)

For the six months ended June 30, 2025, the Company decreased exploration, evaluation and project expenses by approximately $393,000. The change was due to the following year over year variances:

Six months ending	6/30/2025	6/30/2024	Variance
Consultants/Contractors	$171,000	$412,000	$(241,000)
Supplies and equipment	156,000	141,000	15,000
Overhead and payroll	240,000	427,000	(187,000)
Permits and fees	262,000	212,000	50,000
Other	10,000	40,000	(30,000)
Total	$839,000	$1,232,000	$(393,000)

For the six months ended June 30, 2025, the Company continued with development and compliance activities for the Reward and Bullfrog Projects.

The revaluation of the warrant liability is based on the 3,362,573 warrants issued in January 2023 with an exercise price of C$2.30.

Twelve Months Ended December 31, 2024 Compared to December 31, 2023

	Twelve Months Ended
	12/31/24	12/31/23
Operating expenses
General and administrative	$2,131,043	$4,143,352
Lease expense	21,000	21,000
Exploration, evaluation and project expense	1,870,814	2,686,656
Accretion expense	240,688	111,548
Depreciation expense	44,057	44,057
Total operating expenses	4,307,602	7,006,613

Net operating loss	(4,307,602)	(7,006,613)

Revaluation of warrant liability	746,651	16,267,187
Interest expense	(3,024,636)	(2,550,557)
Foreign currency exchange loss	(2,037)	(52,007)
Net income (loss) and comprehensive income (loss)	$(6,587,624)	$6,658,010

For the twelve months ending December 31, 2024, the Company decreased general and administrative expenses by approximately $2,012,000. The change was due to the following year over year variances:

Twelve months ending	12/31/2024	12/31/2023	Variance
Accounting fees	$245,000	$593,000	$(348,000)
Legal and other professional fees	320,000	1,101,000	(781,000)
Marketing expense	10,000	28,000	(18,000)
Payroll	451,000	642,000	(191,000)
Corporate expenses & rent	188,000	210,000	(22,000)
Share based compensation	750,000	1,266,000	(516,000)
Insurance	111,000	139,000	(28,000)
Stock exchange fees	67,000	88,000	(21,000)
Other general expenses	(11,000)	76,000	(87,000)
Total	$2,131,000	$4,143,000	$(2,012,000)

●	Accounting and legal fees decrease resulted from higher costs for review procedures along with additional consulting fees needed for required regulatory filings and tax compliance in 2023. Management believes the decreased costs will continue in future fiscal periods.

●	Marketing expenses were lower as 2023 had additional amounts that were used for company and shareholder awareness projects.

●	The majority of payroll and corporate expenses was from the Company’s agreement to share office space, equipment, personnel, consultants and various administrative services for the Company’s head office located in Vancouver, BC Canada. In addition, 2023 is the first year the Company had full time employees located at the project’s site. Employees that resigned in 2024 have not been replaced. Management expects payroll costs to fluctuate based on the personnel and consultants used during the period.

●	The Company granted options to officers, directors and employees of the Company pursuant to the terms of the Company’s Stock Option Plan. In September 2022 the options were repriced resulting in an increase in share-based compensation for 2023.

For the twelve months ending December 31, 2024, the Company decreased exploration and evaluations expenses by approximately $816,000. The change was due to the following year over year variances:

Twelve months ending	12/31/2024	12/31/2024	Variance
Drilling	$0	$0	$0
Consultants/Contractors	583,000	952,000	(369,000)
Supplies and equipment	285,000	301,000	(16,000)
Overhead and payroll	722,000	1,179,000	(457,000)
Permits and fees	251,000	221,000	30,000
Other	30,000	34,000	(4,000)
Total	$1,871,000	$2,687,000	$(816,000)

For the twelve months ended December 31, 2024, the Company continued with development and compliance activities for the Reward and Bullfrog Projects. During the year, environmental baseline studies, compliance reporting, and preparation of a feasibility level technical report for the CR Reward project were advanced. Additionally, the authorized extension and realignment of the desert tortoise fence needed for pit development and operations was completed.

The revaluation of the warrant liability is based on the 3,362,573 warrants issued in January 2023 with an exercise price of C$2.30

Liquidity and Capital Resources

The Company has no revenue generating operations from which it can internally generate funds. To date, the Company’s ongoing operations have been financed by the sale of its equity securities by way of public offerings, private placements and the exercise of incentive stock options and share purchase warrants. The Company believes that it will be able to secure additional private placements and public financing in the future, although it cannot predict the size or pricing of any such financing.

On January 20, 2023, the Company closed its offering (the “Offering”) of 6,725,147 units (“Units”) of the Company at a price of C$1.71 per Unit, including the units issued pursuant to the full exercise of the over-allotment option by the underwriters in the Offering (the “Underwriters”), for aggregate gross proceeds of approximately C$11,500,000 before deducting Offering expenses.

In connection with the closing of the Offering, the Company entered into a Warrant Indenture dated January 20, 2023 (the “Warrant Indenture”) with Endeavor Trust Corporation, as the warrant agent, pursuant to which the Company issued Warrants to purchase up to a maximum of 3,362,573 Warrant Shares. Each Warrant is exercisable at any time after January 20, 2023, and prior to January 20, 2026.

As compensation in connection to the Offering, the Company paid the Underwriters cash compensation equal to 5.0% of the aggregate gross proceeds of the Offering and issued to the Underwriters 336,257 common stock purchase warrants (the “Compensation Warrants”). Each Compensation Warrant was exercisable for one share of common stock (each, a “Compensation Warrant Share”) for a period of 12 months following the closing of the Offering at a price of C$1.71 per Compensation Warrant Share.

Liquidity

As of June 30, 2025, the Company had total liquidity of $1,020,000 in cash and cash equivalents. The Company had negative working capital of $37,000,000 and an accumulated deficit of $43,300,000. For the six months ended June 30, 2025, the Company had negative operating cash flows before changes in working capital of $3,400,000 and a net loss of $3,500,000.

As of June 30, 2024, the Company had total liquidity of $613,000 in cash and cash equivalents. The Company had negative working capital of $30,000,000 and an accumulated deficit of $36,000,000. For the six months ended June 30, 2024, the Company had negative operating cash flows before changes in working capital of $3,400,000 and a net loss of $3,100,000.

As of December 31, 2024, the Company had total liquidity of $315,000 in cash and cash equivalents. The Company had negative working capital of $34,000,000 and an accumulated deficit of $40,000,000. For the twelve months ended December 31, 2024, the Company had negative operating cash flows before changes in working capital of $6,300,000 and a net loss of $6,600,000.

As of December 31, 2023, the Company had total liquidity of $301,000 in cash and cash equivalents. The Company had negative working capital of $27,245,000 and an accumulated deficit of $33,236,000. For the twelve months ended December 31, 2023, the Company had negative operating cash flows before changes in working capital of $8,188,000 and a net income of $6,658,000.

The Company expects that it will operate at a loss for the foreseeable future and believes the current cash and cash equivalents and working capital will be sufficient for it to maintain its currently held properties, fund its planned exploration, and fund its currently anticipated general and administrative costs for at least the next 12 months from the date of this report. However, the Company does expect that it will be required to raise additional funds through public or private equity financings in the future in order to continue in business in the future past the immediate 12-month period. Should such financing not be available in that time-frame, the Company will be required to reduce its activities and will not be able to carry out all of its presently planned exploration and, if warranted, development activities on its currently anticipated scheduling.

Capital Management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development and exploration of its mineral properties and to maintain a flexible capital structure, which optimizes the costs of capital to an acceptable risk.

As of June 30, 2025, the capital structure of the Company consists of 85,929,753 shares of common stock, par value $0.0001. The Company manages the capital structure and adjusts it in response to changes in economic conditions, its expected funding requirements, and risk characteristics of the underlying assets. The Company’s funding requirements are based on cash forecasts. In order to maintain or adjust the capital structure, the Company may issue new debt, new shares and/or consider strategic alliances. Management reviews its capital management approach on a regular basis. The Company is not subject to any externally imposed capital requirements.

Contractual obligations and commitments

The Company’s contractual obligations and commitments as of June 30, 2025, and their approximate timing of payment are as follows:

	<1 year	1 - 3 years	4 - 5 years	>5 years	Total
Leases	$88,000	$205,000	$50,000	$600,000	$943,000
Royalty	$60,400	$197,200	$147,300	$791,500	$1,196,400

As of December 31, 2024, the capital structure of the Company consists of 85,929,753 shares of common stock, par value $0.0001. The Company manages the capital structure and adjusts it in response to changes in economic conditions, its expected funding requirements, and risk characteristics of the underlying assets. The Company’s funding requirements are based on cash forecasts. In order to maintain or adjust the capital structure, the Company may issue new debt, new shares and/or consider strategic alliances. Management reviews its capital management approach on a regular basis. The Company is not subject to any externally imposed capital requirements.

The Company’s contractual obligations and commitments as of December 31, 2024, and their approximate timing of payment are as follows:

	<1 year	1 - 3 years	4 - 5 years	>5 years	Total
Leases	$88,000	$205,000	$50,000	$600,000	$943,000
Royalty	$60,400	$197,200	$147,300	$791,500	$1,196,400

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. We estimate the fair value of each stock option as of the date of grant using the Black-Scholes pricing model. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

Mineral property exploration costs are expensed as incurred until economic reserves are quantified. To date, the Company has established proven and probable reserves on its Reward Gold Project but has not established any proven or probable mineral reserves on its other mineral properties. The Company has not yet made a development decision on the Reward Gold Project. Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company has chosen to expense all mineral exploration costs as incurred given that it is still in the exploration stage. Once the Company has identified proven and probable mineral reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized over the estimated life of the probable-proven mineral reserves. When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, the Company has only determined the commercial feasibility of its Reward Gold Project but has not made a development decision on the project and has not established the commercial feasibility of any of its other exploration prospects; therefore, all exploration costs are being expensed. Costs of property and equipment acquisitions are being capitalized.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by our named executive officers consisting of our Executive Chairman, Chief Executive Officer, Chief Financial Officer, Interim Chief Financial Officer, and VP Environmental Permitting.

Summary Compensation Table

						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary(2)	Bonus(3)	Awards(1)	Awards(1)	Compensation	Earnings	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard Warke,	2024	$255,512	--	--	$293,292	--	--	--	$548,804
Executive Chairman	2023	$259,317	--	--	--	--	--	--	$259,317

Donald Taylor,	2024	$250,000		--	$293,292	--	--	--	$543,292
Chief Executive Officer	2023	$250,000	$87,500	--	--	--	--	--	$337,500

Michael McClelland ,	2024	$23,521	--	--	--	--	--	--	$23,521
Chief Financial Officer(4)	2023	$152,812	$26,627	--	--	--	--	--	$179,439

Ty Minnick,	2024	$57,625	--	--	$52,200	--	--	--	$109,825
Interim Chief Financial Officer	2023	--	--	--	--	--	--	--	$0

Johnny Pappas,	2024	$200,000	--	--	$67,680	--	--	--	$267,680
VP Environmental & Permitting	2023	$200,000	--	--	--	--	--	--	$200,000

(1)	Represents the aggregate grant date fair value computed in accordance with FASB 123.

(2)	Messrs Warke and McClelland were paid in C$ and translated into US$ using the average 2024 and 2023 exchange rate per Bank of Canada of 1.3698 and 1.3497, respectively. Payments made by the Company to Mr. Warke were to Augusta Capital Corporation, a private company 100% beneficially held by Mr. Warke.

(3)	2023 bonus paid in the first quarter of 2024, 2024 bonus payable in 2025.

Consulting Agreements

The Company has entered into a consulting agreement with Augusta Capital Corporation, a private company 100% beneficially held by Mr. Warke, Chairman of the Company. Under the terms of the agreement, Augusta Capital Corporation is paid a monthly rate of C$29,167 and is eligible for an annual success fee of C$245,000 at the discretion of the Board. In the event of a change of control, Augusta Capital Corporation shall be paid a success fee of C$1,785,000. The agreement went into effect January 1, 2021 and remains in effect until terminated.

Employment Agreements

Donald Taylor and Johnny Pappas

The Company has entered into an employment or letter agreement with each of Mr. Taylor and Mr. Pappas for an indefinite term. Each agreement provides for a base salary (as may be adjusted annually), a bonus, grant of Options, vacation time and various standard benefits including life, disability, medical, dental and reimbursement of reasonable expenses. Where applicable, the payment of a bonus is tied to corporate, operational and individual performance and the grant of Options are at the discretion of the Board. Bonuses are paid at the discretion of the Compensation Committee and the Board. Refer to the Summary Compensation Table above for compensation paid to, earned by or accrued for each of Mr. Taylor and Mr. Pappas for fiscal year ended December 31, 2024.

Change of Control - Donald R. Taylor

If Mr. Taylor’s employment is terminated without cause or by him for good reason, the Company shall pay (in addition to basic entitlements for unpaid base salary to the date of termination, accrued and outstanding vacation pay and reimbursement for properly incurred business expenses) an amount in cash equal to one and one-half times his then base annual salary. Mr. Taylor will also be entitled to retain any vested securities granted to him under any compensation plan of the Company in accordance with such compensation plan. If Mr. Taylor is terminated without cause or resigns for any reason within six months following a Change of Control, he will be entitled to an amount in cash equal to two times the aggregate of his then base annual salary and target bonus. All unvested Options held by Mr. Taylor at the time of a Change of Control will vest on the date of such Change of Control.

Change of Control - Johnny Pappas

If Mr. Pappas’ employment is terminated without cause or by him for good reason the Company will pay (in addition to basic entitlements for unpaid base salary to the date of termination, accrued and outstanding vacation pay and reimbursement for properly incurred business expenses) an amount in cash equal to one-half times the aggregate of his then base annual salary. Mr. Pappas will also be entitled to retain any vested securities granted to him under any compensation plan of the Company in accordance with such compensation plan. In the event that Mr. Pappas is terminated without cause or resigns for any reason within six months following a Change of Control, he will be entitled to an amount in cash equal to one and one-half times the aggregate of his then base annual salary and target bonus. All unvested Options held by Mr. Pappas at the time of a Change of Control will vest on the date of such Change of Control.

Outstanding equity awards at year end December 31, 2024

The following table sets forth the stock options granted to our named executive officers as of December 31, 2024. No stock appreciation rights have been awarded.

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of
	Unexercised	Unexercised	Option		Name	Stock
	Options:	Options:	Exercise		Option	that Have
	(#)	(#)	Price		Expiration	Not
Name	Exercisable	Unexercisable	($)		Date	Vested (#)
Richard Warke	533,333	266,667	CAD	2.00	2/22/2026	--
Richard Warke	--	650,000	CAD	1.11	4/16/2029	--
Donald Taylor	350,000	--	CAD	2.00	2/22/2026	--
Donald Taylor	333,333	166,667	CAD	2.00	8/30/2026	--
Donald Taylor	--	650,000	CAD	1.11	4/16/2029	--
Johnny Pappas	233,333	116,667	CAD	2.00	2/22/2026	--
Johnny Pappas	--	150,000	CAD	1.11	4/16/2029	--
Ty Minnick	--	200,000	CAD	1.11	8/13/2029	--
Ty Minnick	83,334	--	USD	0.82	11/30/2027	--
Ty Minnick	58,334	--	USD	0.66	1/6/2030	--
Ty Minnick	83,334	--	USD	1.10	8/3/2030	--

Director Compensation

The following table shows compensation paid to our directors (excluding compensation included under our summary compensation table above) for service as directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)*	Option Awards ($)		All Other Compensation ($)	Total ($)
John Boehner	--	--	CAD	65,556	--	CAD	65,556
Daniel Earle	--	--	CAD	65,556	--	CAD	65,556
Lenard Boggio	--	--	CAD	65,556	--	CAD	65,556

*	Represents the aggregate grant date fair value computed in accordance with FASB 123.

Compensation of Directors

Directors that were also executive officers received no monetary compensation for serving as a Director. Non-executive directors are granted non-qualified stock options as compensation. Such stock option awards are determined at the sole discretion of the Company’s Compensation Committee.

Insider Trading Policy

The Company has adopted an insider trading policy that is reasonably designed to promote compliance with insider trading laws, rules, regulations and listing standards. The policy governs the purchase, sale and other dispositions of the Company’s securities by the Company’s directors, officers and employees or the Company itself.

Pay versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (as defined by SEC rules) and certain financial performance metrics of the Corporation for the last three fiscal years. In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”), as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both as previously reported in our SCT, as well as the adjusted values required in this section for the 2022, 2023 and 2024 calendar years. As the pay versus performance requirements are relatively new, the Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions.

The following table sets forth information concerning the compensation of our principal executive officer, or “PEO,” and, on an average basis, the compensation of our other named executive officers, or “NEOs,” for each of the years ending December 31, 2024, 2023 and 2022, as such compensation relates to our financial performance for each such year. The PEO for each of the years presented within the following tables was Donald Taylor, Chief Executive Officer. The NEOs for each of the years presented were Richard Warke, Executive Chairman, Michael McClelland (resigned March 31, 2024), Ty Minnick, Interim Chief Financial Officer (effective March 31, 2024), Chief Financial Officer, Johnny Pappas, Vice President, Environmental and Permitting, and Jim Wickens (resigned April 4, 2024), Vice President, Operations.

Year	SCT Total for PEO	Compensation Actually Paid to PEO(1)	Average SCT Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(3)	Net Loss (Income) (Dollars in thousands)
2024	$543,292	$250,000	$249,573	$146,280	$94.68	$6,588
2023	$337,500	$337,500	$212,189	$212,189	$64.89	$(6,658)
2022	$343,283	$250,000	$293,230	$192,345	$148.94	$19,720

(1)	The dollar amounts reported for the PEO under “Compensation Actually Paid” represent the amount of “Compensation Actually Paid” to the PEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the PEO’s total compensation for each year to determine the compensation actually paid:

Reconciliation of PEO SCT Total and Compensation Actually Paid	2024	2023	2022
Total Compensation as reported in SCT	$543,292	$337,500	$343,283
Fair value of equity awards granted during year as reported in SCT	$293,292	$0	$93,283
Fair value of equity compensation granted in current year—value at end of year-end	$0	$0	$0
Change in fair value for end of prior year to vesting date for awards made in prior years that vested during current year	$0	$0	$0
Change in fair value from end of prior year to end of current year for awards made in prior years that were unvested at end of current year	$0	$0	$0
Fair value of awards forfeited in current year determined at end of prior year	$0	$0	$0
Compensation Actually Paid	$250,000	$337,500	$250,000

(2)	The dollar amounts reported for the NEOs under “Compensation Actually Paid” represent the average amount of “Compensation Actually Paid” to the NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs’ average total compensation for each year to determine the compensation actually paid:

Reconciliation of NEO SCT Total and Compensation Actually Paid	2024	2023	2022
Total Compensation as reported in SCT	$998,292	$848,756	$1,172,918
Fair value of equity awards granted during year as reported in SCT	$413,172	$0	$403,540
Fair value of equity compensation granted in current year—value at end of year-end	$0	$0	$0
Change in fair value for end of prior year to vesting date for awards made in prior years that vested during current year	$0	$0	$0
Change in fair value from end of prior year to end of current year for awards made in prior years that were unvested at end of current year	$0	$0	$0
Fair value of awards forfeited in current year determined at end of prior year	$0	$0	$0
Compensation Actually Paid	$585,120	$848,756	$769,378

(3)	For purposes of calculating the cumulative total Shareholder return, the measurement period is the market close on the last trading day of 2021, through and including the end of the year for which cumulative total Shareholder return is being calculated.

Analysis of the Information Presented in the Pay Versus Performance Tables

Because we are not a production stage mining company, we did not have any revenue from continuing operations during the periods presented. Consequently, we have not historically focused on net income (loss) as a performance measure for our executive compensation programs. In 2022, we had net loss of approximately $19.7 million and in 2023, we had net income of $6.7 million. During the same period the compensation actually paid for our PEO increased slightly from $250,000 in 2022 to $337,500 in 2023 and compensation actually paid for our other NEOs increased slightly going from $769,378 in 2022 to $848,756 in 2023. In 2023, we had net income of approximately $6.7 million and in 2024, we had net loss of $6.6 million. During the same period the compensation actually paid for our PEO decreased from $337,500 in 2023 to $250,000 in 2024 and average compensation actually paid for our other NEOs decreased from $848,756 in 2023 to $585,120 in 2024.

The following graph shows the compensation actually paid to Mr. Taylor and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Taylor) during the periods presented and total Shareholder return over those periods. Total Shareholder return increased from 2021 to 2022, decreased from 2022 to 2023 and increased from 2023 to 2024. Mr. Taylor’s compensation actually paid increased from 2022 to 2023 and then decreased from 2023 to 2024, and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Taylor) followed the same pattern.

We utilize performance measures to align executive compensation with performance, but those tend not to be financial performance measures, such as total Shareholder return. For example, our named executive officers are eligible for stock option awards and other equity bonuses which are designed to provide appropriate incentives to our executives to achieve long-term corporate goals and increase Shareholder value. We believe stock options and equity awards, which are an integral part of our executive compensation program, are closely related to the Company’s performance, although not directly tied to total Shareholder return, because their value is directly correlated to the market price of our Common Shares and requires that the executive officer continues in our employment over the vesting period. As such, these stock option awards and other equity awards strongly align our executive officers’ interests with those of our Shareholders by providing a continuing financial incentive to maximize long-term value for our Shareholders and by encouraging our executive officers to continue in our employment for the long-term.

Change in Control

Outside of the announced Merger Agreement and the transactions contemplated thereunder, we are not aware of any arrangement that might result in a change in control in the future. We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in the Company’s control.

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

Three and Six Months Ended June 30, 2025

Year Ended December 31, 2024

AUGUSTA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2025 AND DECEMBER 31, 2024

(Expressed in US dollars)

	6/30/25	12/31/24
Assets
Current assets
Cash	$1,019,745	$315,001
Prepaid	109,124	38,946
Total current assets	1,128,869	353,947

Other assets
Equipment and land improvements, net	978,623	1,000,335
Reclamation bonds	1,115,813	1,115,813
Mineral properties, net	58,161,659	58,468,673
Total other assets	60,256,095	60,584,821
Total assets	$61,384,964	$60,938,768

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$972,317	$623,808
Accrued liabilities - related party	1,388,069	1,130,683
Note payable and accrued interest - related party	34,980,678	31,418,516
Warrant liability	122,588	0
Asset retirement obligation	1,082,200	1,117,000
Total current liabilities	38,545,852	34,290,007

Long term liabilities
Asset retirement obligation, net of current	1,477,037	1,604,138
Warrant liability	0	364,056
Total long term liabilities	1,477,037	1,968,194

Total liabilities	40,022,889	36,258,201

Stockholders’ equity
Preferred stock, 250,000,000 shares authorized, $0.0001 par value; zero issued and outstanding as of 6/30/25 and 12/31/24	0	0
Preferred stock series A, 5,000,000 shares designated and authorized, $0.0001 par value; zero issued and outstanding as of 6/30/25 and 12/31/24	0	0
Preferred stock series B, 45,000,000 shares designated and authorized, $0.0001 par value; issued and outstanding preferred stock series B shares convertible into zero shares of common stock as of 6/30/25 and 12/31/24	0	0
Common stock, 750,000,000 shares authorized, $0.0001 par value; 85,929,753 shares issued and outstanding as of 6/30/25 and 12/31/24	8,593	8,593
Additional paid in capital	64,698,172	64,495,341
Accumulated deficit	(43,344,690)	(39,823,367)

Total stockholders’ equity	21,362,075	24,680,567
Total liabilities and stockholders’ equity	$61,384,964	$60,938,768

Commitments and contingencies (Note 6)

Subsequent events (Note 8)

See accompanying notes to consolidated financial statements

AUGUSTA GOLD CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(Expressed in US dollars)

	Three Months Ended		Six Months Ended
	6/30/25	6/30/24	6/30/25	6/30/24
Operating expenses
General and administrative	$455,687	$434,266	$1,026,750	$1,132,701
Lease expense	21,000	21,000	21,000	21,000
Exploration, evaluation and project expense	563,351	836,200	839,182	1,232,458
Accretion expense	67,180	71,286	145,408	101,180
Depreciation expense	10,856	11,015	21,712	22,029
Total operating expenses	1,118,074	1,373,767	2,054,052	2,509,368

Net operating loss	(1,118,074)	(1,373,767)	(2,054,052)	(2,509,368)

Revaluation of warrant liability	113,692	1,586,051	241,468	821,992
Interest expense	(875,186)	(751,222)	(1,712,162)	(1,424,697)
Foreign currency exchange loss (gain)	2,033	1	3,423	(4,107)
Net loss and comprehensive loss	$(1,877,535)	$(538,937)	$(3,521,323)	$(3,116,180)

Weighted average common shares outstanding – basic and diluted	85,929,753	85,929,753	85,929,753	85,929,753

Loss per common share – basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.04)

See accompanying notes to consolidated financial statements

AUGUSTA GOLD CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(Expressed in US dollars)

	Common Stock		Additional		Total
	Shares	Common	Paid In	Accumulated	Stockholders’
	Issued	Stock	Capital	Deficit	Equity

December 31, 2023	85,929,753	$8,593	$63,745,580	$(33,235,743)	$30,518,430
Stock based compensation	0	0	275,037	0	275,037
Net loss	0	0	0	(2,577,243)	(2,577,243)
March 31, 2024	85,929,753	$8,593	$64,020,617	$(35,812,986)	$28,216,224

Stock based compensation	0	0	141,445	0	141,445
Net loss	0	0	0	(538,937)	(538,937)
June 30, 2024	85,929,753	$8,593	$64,162,062	$(36,351,923)	$27,818,732

December 31, 2024	85,929,753	8,593	64,495,341	(39,823,367)	24,680,567
Stock based compensation	0	0	111,659	0	111,659
Net loss	0	0	0	(1,643,788)	(1,643,788)
March 31, 2025	$85,929,753	$8,593	$64,607,000	$(41,467,155)	$23,148,438

Stock based compensation	0	0	91,172	0	91,172
Net loss	0	0	0	(1,877,535)	(1,877,535)
June 30, 2025	85,929,753	$8,593	$64,698,172	$(43,344,690)	$21,362,075

See accompanying notes to consolidated financial statements

AUGUSTA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(Expressed in US dollars)

	Six Months Ended
	6/30/25	6/30/24

Cash flows from operating activities
Net loss	$(3,521,323)	$(3,116,180)
Adjustments to reconcile net loss to net cash used in operating activities
Accretion expense	145,408	101,180
Depreciation expense	21,712	22,029
Revaluation of warrant liability	(241,468)	(821,992)
Share based compensation	202,831	416,482
Change in operating assets and liabilities:
Prepaid expenses	(70,177)	(56,341)
Debt issuance costs	90,998	84,282
Deposits	0	7,028
Accounts payable	605,895	129,053
Accrued interest	1,621,163	1,340,416
Asset retirement obligation	(295)	(43,887)
Net cash used in operating activities	(1,145,256)	(1,937,930)

Cash flows from financing activities
Proceeds from note payable - related party	1,850,000	2,250,000

Net cash provided by financing activities	1,850,000	2,250,000

Net increase in cash	704,744	312,070

Cash, beginning of period	315,001	300,734

Cash, end of period	$1,019,745	$612,804

Noncash investing and financing activities
Interest and taxes paid	$0	$0
Change in ARO estimate	$307,014	$704,969

See accompanying notes to consolidated financial statements

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Augusta Gold Corp. (the “Company”) is a junior exploration stage mining company engaged in the acquisition and exploration of properties that may contain gold, silver, and other metals in the United States. The Company’s target properties are those that have been the subject of historical exploration. The Company owns, controls or has acquired mineral rights on patented claims and federal unpatented claims in the state of Nevada for the purpose of exploration and potential development of gold, silver, and other metals. The Company plans to review opportunities and acquire additional mineral properties with current or historic precious and base metal mineralization with meaningful exploration potential.

The Company’s Reward Gold Project has mineral reserves under subpart 1300 of Regulation S-K (“S-K 1300”) under the Exchange Act of 1934, as amended (the “Exchange Act”), but the Company has not yet made a development and production determination for the project and the Company’s other mineral properties do not have any reserves. The Company plans to conduct exploration and engineering evaluation programs on these properties with the objective of ascertaining whether any of its properties contain economic concentrations of precious and base metals that are prospective for mining.

Basis of Presentation and Statement of Compliance

The unaudited condensed interim consolidated financial statements (the “consolidated financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by U.S. GAAP. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2024. These unaudited condensed interim consolidated financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

Basis of Measurement

These consolidated financial statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

Principles of Consolidation

The consolidated financial statements include the accounts of Augusta Gold Corp. and its wholly owned subsidiaries, Standard Gold Corp. (“Standard Gold”), Bullfrog Mines LLC (“Bullfrog Mines”), CR Reward, LLC (“CR Reward” or “Reward”) and Rocky Mountain Minerals Corp. (“Rocky Mountain Minerals” or “RMM”). All significant inter-entity balances and transactions have been eliminated in consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement in the entity and can affect those returns through its power to direct the relevant activities of the entity. Subsidiaries are included in the consolidated financial results of the Company from the date of acquisition up to the date of disposition or loss of control.

Going Concern and Management’s Plans

As at June 30, 2025, the Company has a working capital deficiency of approximately $37,000,000. The Company expects to continue to obtain necessary funds primarily through additional debt, the issuance of common shares, or a strategic alternative. While the Company has been successful in securing financing to date, there can be no assurances that additional debt, future equity financing, or strategic alternatives will be available on acceptable terms to the Company or at all. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. See Subsequent Events Note 8 for additional information regarding the Company’s merger with AngloGold.

Cash, Cash Equivalents and Concentration

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions in the United States and Canada. On June 30, 2025, the Company’s cash balance was approximately $1,000,000. To reduce its risk associated with the failure of such financial institution, the Company will evaluate, as needed, the rating of the financial institution in which it holds deposits.

Critical Judgements and Estimation Uncertainties

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, and expenses. These estimates and judgements are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively.

Impairment of mineral properties – Management applies significant judgment in its assessment of mineral properties and whether there are any indications of impairment. The Company considers both internal and external sources of information when making the impairment assessment. External sources of information considered are changes in the Company’s economic, legal and regulatory environment, which it does not control, but affects the recoverability of its mining assets. Internal sources of information the Company considers include the manner in which mining properties are expected to be used and indications of economic performance.

Share-based compensation – The fair value of share-based compensation is calculated using the Black-Scholes model. The main assumptions used in the model include the estimated life of the option, the expected volatility of the Company’s share price, and the risk-free rate of interest. The resulting value calculated is not necessarily the value that the holder of the option could receive in an arm’s-length transaction.

Warrant liability – The fair value of the warrant liability is calculated using the Black-Scholes model. The main assumptions used in the model include the estimated life of the warrant, the expected volatility of the Company’s share price, and the risk-free rate of interest. The resulting value calculated is not necessarily the value that the holder of the warrant could receive in an arm’s-length transaction.

Asset retirement obligation – Significant judgment is involved in the determination of future reclamation costs, inflation rates, discount rate, and the life of mine. Revisions to these inputs may result in an adjustment to the carrying value of the obligation and the mineral properties involved.

Foreign Currency Translation

The Company is exposed to currency risk on transactions and balances in currencies other than the functional currency. The Company has not entered into any contracts to manage foreign exchange risk.

These consolidated financial statements are presented in U.S. dollars (“USD”), which is the Company’s reporting currency. The functional currency of the Company and its subsidiaries is the US dollar; therefore, the Company is exposed to currency risk from financial assets and liabilities denominated in Canadian dollars. The Company does not consider the currency risk to be material to the future operations of the Company and, as such, does not have a program to manage currency risk.

Transactions in foreign currencies are recorded in the functional currency at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rates. Non-monetary items are translated at the exchange rates in effect on the date of the transactions. Foreign exchange gains and losses arising on translation are presented in the consolidated statements of loss and comprehensive loss.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 15 years. Additions, renewals, and betterments that significantly extend the life of the asset are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any related gain or loss is reflected in income for the period.

Leases

The Company has adopted Financial Accounting Standards Board (FASB) ASU 2016-02, Leases (Topic 842), for reporting leases. For leases of 12 months or less, the Company has elected to apply the short-term lease exemption permitted by ASC 842. For leases with a lease term greater than one year, the Company recognizes a lease asset for its right to use the underlying leased asset and a lease liability for the corresponding lease obligation.

Mineral Property Acquisition and Exploration Costs

Mineral property exploration costs are expensed as incurred until economic reserves are quantified. To date, the Company has established proven and probable reserves on its Reward Gold Project but has not established any proven or probable mineral reserves on its other mineral properties. The Company has not yet made a development decision on the Reward Gold Project. Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company has chosen to expense all mineral exploration costs as incurred given that it is still in the exploration stage. Once the Company has identified proven and probable mineral reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized over the estimated life of the probable-proven mineral reserves. When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, the Company has only determined the commercial feasibility of its Reward Gold Project but has not made a development decision on the project and has not established the commercial feasibility of any of its other exploration prospects; therefore, all exploration costs are being expensed. Costs of property and equipment acquisitions are being capitalized.

The Company is required to reclaim the property at the Bullfrog Project and Reward Project at the end of their useful lives. In accordance with FASB ASC 410-20, Asset Retirement and Environmental Obligations, the Company recognized the fair value of a liability for an ARO in the amount of $1,721,680 at the Bullfrog Project and $837,557 at the Reward Project. During the period ended June 30, 2025, the Company incurred certain costs related to the ARO estimate that had an effect on the accretion and estimated costs.

Although the ultimate amounts for future site reclamation and remediation are uncertain, the best estimate of these obligations was based on information available, including current legislation, third-party estimates, and management estimates. The amounts and timing of the mine closure obligations will vary depending on several factors including future operations and the ultimate life of the mine, future economic conditions, and changes in applicable environmental regulations.

Period end	6/30/2025	12/31/2024
Balance, beginning of period	$2,721,138	$3,081,797
Accretion	145,408	240,688
Costs applied to ARO balance	(295)	(77,734)
Change in estimates	(307,014)	(523,613)
Balance, end of period (current)	$1,082,200	$1,117,000
Balance, end of period (long term)	$1,477,037	$1,604,138

Life of mine - Bullfrog Project	2031	2031
Life of mine - Reward Project	2029	2029
Discount rate	10.5%	11.5%
Inflation rate (average)	2.0%	2.1%

At June 30, 2025, the estimated future cash flows have been determined using real cash flows and discounted using a rate of 10.5% and a total undiscounted amount for the estimated future cash flows is $1,969,382 at the Bullfrog Project and $1,248,715 at the Reward Project. The Bullfrog and CR Reward projects have surety bonding in place with the Bureau of Land Management for $2,289,209 and $1,161,725 respectively.

At June 30, 2024, the estimated future cash flows have been determined using real cash flows and discounted using a rate of 11.5% and a total undiscounted amount for the estimated future cash flows is $2,153,984 at the Bullfrog Project and $1,296,261 at the Reward Project.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

Level 1 - Valuation based on quoted market prices in active markets for identical assets and liabilities.

Level 2 - Valuation based on quoted market prices for similar assets and liabilities in active markets.

Level 3 - Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

The fair value of cash, deposits, accounts payable, and notes payable approximates their carrying values due to their short term to maturity. The warrant liabilities are measured using level 3 inputs (Note 4).

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company reports a liability, if any, for unrecognized tax benefits resulting from uncertain tax positions taken, or expected to be taken, in an income tax return. The Company has elected to classify interest and penalties related to unrecognized income tax benefits, if and when required, as part of income tax expense in the statement of loss and comprehensive loss. No liability has been recorded for uncertain income tax positions, or related interest or penalties. The tax returns are generally open for IRS examination for three years from the date the return was filed or the due date of the return, whichever is later.

Long Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

Preferred Stock

The Company accounts for its preferred stock under the provisions of the ASC 480 on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. The Company has determined that its preferred stock does not meet the criteria requiring liability classification as its obligation to redeem these instruments is not based on an event certain to occur. Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). This ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

The estimated fair value of each stock option as of the date of grant was calculated using the Black-Scholes pricing model. The Company estimates the volatility of its common stock at the date of grant based on Company stock price history. The Company determines the expected life based on the simplified method given that its own historical share option exercise experience does not provide a reasonable basis for estimating expected term. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The shares of common stock subject to the stock-based compensation plan shall consist of unissued shares, treasury shares or previously issued shares held by any subsidiary of the Company, and such number of shares of common stock are reserved for such purpose.

Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with Financial Accounting Standards Board (“FASB”) ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Certain warrants are treated as derivative financial liabilities. The estimated fair value, based on the Black-Scholes model, is adjusted on a quarterly basis with gains or losses recognized in the statement of loss and comprehensive loss. The Black-Scholes model is based on significant assumptions such as volatility, dividend yield, expected term and liquidity discounts.

Earnings (Loss) per Common Share

The following table shows basic and diluted earnings per share:

	Three Months Ended		Six Months Ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Basic and diluted loss per common share
Loss	$(1,877,535)	$(538,937)	$(3,521,323)	$(3,116,180)
Basic weighted average shares outstanding	85,929,753	85,929,753	85,929,753	85,929,753
Assumed conversion of dilutive shares	0	0	0	0
Diluted weighted average common shares outstanding, assuming conversion of common stock equivalents	85,929,753	85,929,753	85,929,753	85,929,753
Basic loss per common share	$(0.02)	$(0.01)	$(0.04)	$(0.04)
Diluted loss per common share	$(0.02)	$(0.01)	$(0.04)	$(0.04)

In periods when the Company has a net loss, all common stock equivalents are excluded as they would be anti-dilutive. All options and warrants were excluded in the diluted weighted average shares calculation because of the net loss for the three and six months ended June 30, 2025 and 2024.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting – Improvements to Reportable Segments Disclosures. The amendments enhance disclosures of significant segment expenses by requiring disclosure of significant segment expenses regularly provided to the chief operating decision maker (CODM), extend certain annual disclosures to interim periods, and permit more than one measure of segment profit or loss to be reported under certain conditions. The amendments are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption of the amendment is permitted, including adoption in any interim periods for which financial statements have not been issued. The Company adopted ASU 2023-07 effective as of December 31, 2024, and the segment disclosures in Note 7 are reflective of that adoption.

Accounting pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improve the transparency of disclosures related to the income tax rate reconciliation and income taxes paid. The amendments are effective for the Company in fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company evaluated the guidance and its impact is immaterial to the financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires all public entities to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion for each income statement line item that contains those expenses. The amendments are effective for the Company in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 27, 2027. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently evaluating the guidance and its impact to the financial statements.

NOTE 2 - MINERAL PROPERTIES AND EQUIPMENT

	Mineral properties	Equipment	Land improvements	Total
Cost
As of December 31, 2023	$58,992,286	$161,326	$1,015,869	$60,169,481
Change in ARO estimate	(523,613)	0	0	(523,613)
Additions	0	0	0	0
As of December 31, 2024	58,468,673	161,326	1,015,869	59,645,868
Change in ARO estimate	(307,014)	0	0	(307,014)
Additions	0	0	0	0
As of June 30, 2025	$58,161,659	$161,326	$1,015,869	$59,338,854

Accumulated depreciation
As of December 31, 2023	$0	$97,427	$35,376	$132,803
Depreciation expense	0	32,265	11,792	44,057
As of December 31, 2024	0	129,692	47,168	176,860
Depreciation expense	0	15,816	5,896	21,712
As of June 30, 2025	$0	$145,508	$53,064	$198,572

Net book value on June 30, 2025	$58,161,659	$15,818	$962,805	$59,140,282

Mineral properties consist of two main projects:

Bullfrog Gold Project, Nevada

On October 26, 2020, the Company completed its acquisition of Bullfrog Mines pursuant to the Membership Interest Purchase Agreement (the “MIPA”) among the Company, Homestake Mining Company of California (“Homestake”), and Lac Minerals (USA) LLC (“Lac Minerals” and together with Homestake, the “Barrick Parties”).

Reward Gold Project, Nevada

On June 13, 2022, the Company completed the acquisition of the outstanding membership interests (collectively, the “CR Interests”) of CR Reward LLC, a wholly owned subsidiary of Waterton (“CR Reward”), pursuant to a membership interest purchase agreement with Waterton Nevada Splitter, LLC (“Waterton”). CR Reward holds the Reward Project located seven miles from the Company’s Bullfrog Project in Nevada.

See Note 6 Commitments for discussion of other option agreements underlying mineral claims.

NOTE 3 - STOCKHOLDER’S EQUITY

The Company did not issue common shares for the six months ended June 30, 2025 and year ended December 31, 2024.

Convertible Preferred Stock

In August 2011, the Board of Directors designated 5,000,000 shares of Preferred Stock as Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into one share of common stock at the option of the preferred holder. The Series A Preferred Stock is not entitled to receive dividends and does not possess redemption rights. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that, as a result of the conversion, the holder of such shares would beneficially own more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock. The holders of the Company’s Series A Preferred Stock are also entitled to certain liquidation preferences upon the liquidation, dissolution or winding up of the business of the Company.

In October 2012, the Board of Directors designated 5,000,000 shares of Preferred Stock as Series B Preferred Stock. In July 2016, the Board of Directors increased the total Series B Preferred Stock designated to 7,500,000. Each share of Series B Preferred Stock is convertible into one share of common stock at the option of the preferred holder. The Series B Preferred Stock is not entitled to receive dividends and does not possess redemption rights. The Company is prohibited from effecting the conversion of the Series B Preferred Stock to the extent that, as a result of the conversion, the holder of such shares would beneficially own more than 4.99% (which may be increased or waived upon no less than 61 days prior notice) in the aggregate of the issued and outstanding shares of our common stock. For a period of 24 months from the issue date, the holder of Series B Preferred Stock were entitled to price protection as determined in the subscription agreement. The Company has evaluated this embedded lower price issuance feature in accordance with ASC 815 and determined that it is clearly and closely related to the host contract and is therefore accounted for as an equity instrument.

As of June 30, 2025 and 2024, there was no Preferred Stock outstanding.

Common Stock Options

On February 22, 2021, the Company’s Board of Directors approved a new stock option plan (the “Plan”). The aggregate number of shares of common stock of the Company (a “Share”) that may be reserved for issuance pursuant to the Plan shall not exceed 10% of the number of Shares issued and outstanding from time to time. Options granted vest in accordance with terms at the discretion of the Board.

On April 16, 2024, the Company granted 2,800,000 options to certain directors, officers and employees. On August 13, 2024, the Company granted 200,000 options to an officer.

The Company recognized share-based compensation expense related to stock options of $202,831 and $416,482 for the six months ended June 30, 2025 and 2024, respectively. The options are vested based on years of service, with options vesting between immediately and three years.

The Black Scholes option pricing model was used to estimate the aggregate fair value of the options with the following inputs:

Options	Exercise Price		Expected Life	Volatility	Risk Free Interest Rate
2,800,000	C$	1.11	3.3 years	75.9%	4.8%
200,000	C$	1.11	3.5 years	72.4%	3.8%

Stock Option Activity

A summary of the stock options as of June 30, 2025, and changes during the periods are presented below:

				Weighted
				Average
		Weighted		Remaining
		Average		Contractual	Aggregate
	Number of	Exercise		Life	Intrinsic
	Options	Price		(Years)	Value
Balance at December 31, 2023	5,010,002		$1.48	2.43	$0
Exercised	0		0	0	0
Issued	3,000,000	C$	1.11	0	0
Canceled	(840,000)	C$	1.93	0	0
Balance at December 31, 2024	7,170,002		$1.12	2.58	0
Exercised	0		0	0	0
Issued	0		0	0	0
Canceled	0		0	0	0
Balance at June 30, 2025	7,170,002		$1.18	2.08	$426,966
Options exercisable at June 30, 2025	5,503,335		$1.29	1.55	$199,683

Warrant Activity

Total outstanding warrants of 3,662,573 as of June 30, 2025, were as follows:

	Warrants Issued					Total
Warrants issued (includes expired warrants)	27,433,335	3,777,784	3,362,573	336,257	300,000
Issued date	10/26/2020	3/4/2021	1/20/2023	1/20/2023	2/26/2024
Expiration date	10/26/2024	3/4/2024	1/20/2026	1/20/2024	2/26/2029
Exercise price (Canadian $)	$1.80	$2.80	$2.30	$1.71	$0.62

Balance at December 31, 2023	27,225,001	3,777,784	3,362,573	336,257	0	34,701,615
Exercised	0	0	0	0	0	0
Issued	0	0	0	0	300,000	300,000
Expired	(27,225,001)	(3,777,784)	0	(336,257)	0	(31,339,042)
Balance at December 31, 2024	0	0	3,362,573	0	300,000	3,662,573
Exercised	0	0	0	0	0	0
Issued	0	0	0	0	0	0
Expired	0	0	0	0	0	0
Balance at June 30, 2025	0	0	3,362,573	0	300,000	3,662,573

NOTE 4 - DERIVATIVE FINANCIAL INSTRUMENTS

Warrants have an exercise price in Canadian dollars while the Company’s functional currency is US dollars. Therefore, in accordance with ASU 815 - Derivatives and Hedging, the Warrants have a derivative liability value.

The value of the January 2023 Warrants of $1,762,488 has been calculated on the date of issuance of January 20, 2023, using Black-Scholes valuation technique. The warrant liability was valued at $122,588 and $364,056 as of June 30, 2025 and December 31, 2024, respectively with the following assumptions:

	1/20/23	12/31/24	6/30/25
Fair market value of common stock	$1.13	$0.81	$0.95
Exercise price	$1.71	$1.60	$1.69
Term	3 years	1.1 years	0.6 years
Volatility range	84.1%	79.2%	63.7%
Risk-free rate	3.8%	4.2%	4.3%

NOTE 5 - RELATED PARTY

Augusta Investments Inc.

●	On September 13, 2022, the Company entered into a secured note purchase agreement (the “Purchase Agreement”) with Augusta Investments Inc. (“Augusta Investments”), which shares a common director of Augusta Gold, to offer and sell a secured promissory note of the Company (the “Note”) in exchange for Augusta Investments loaning the Company $22,232,561 (the “Loan”). The Loan and the issuance of the Note occurred on September 13, 2022. The Company used the Loan to make the second payment and deferred payment to Waterton Nevada Splitter LLC (“Waterton”) on September 13, 2022, in connection with the Company’s acquisition of its Reward gold project that closed on June 13, 2022.

The Note bears interest at a rate of prime plus 3%. The Note is secured by a first-priority, perfected security interest in all the assets of the Company pursuant to a guarantee and security agreement (the “Security Agreement”) and certain deeds of trust (the “Deeds of Trust”, collectively with the Purchase Agreement, the Note and the Security Agreement, the “Loan Documents”).

The payment of the obligations of the Company under the Note is also guaranteed by each of the subsidiaries of the Company pursuant to the Security Agreement. The Company paid Augusta Investments an origination fee of 0.5% of the amount of the Loan on the closing of the issuance of the Note pursuant to the Purchase Agreement.

●	On September 13, 2023, the Company and Augusta Investments entered into Amendment Number One (the “Amendment”) to the Note. The Amendment amended Section 1 of the Note to change the maturity date of the Note from September 13, 2023 to the earlier of (i) first Business Day occurring 30 days after the Lender has provided written notice to the Company demanding payment on the entire unpaid balance of principal and all accrued and unpaid interest thereon; (ii) the date upon which the Company makes payment in full of the entire unpaid balance of principal and all accrued and unpaid interest; and (iii) December 13, 2023.

●	On December 13, 2023, the Company and Augusta Investments entered into Amendment Number Two (“Amendment 2”) to the Note. Amendment 2 amended Section 1 of the Note to change the maturity date of the Note from December 13, 2023, to March 31, 2024. In consideration for the Lender granting an extension to the maturity date, the Company has agreed to pay to the Lender an extension fee of $33,501, which is accrued and due on the maturity date.

●	On March 27, 2024, the Company entered into Amendment Number One (the “Purchase Agreement Amendment”) to its previously issued Purchase Agreement with Augusta Investments, pursuant to which Augusta Investments agreed to purchase the Note in the amount of US$22,232,561.

In connection with entering into the Purchase Agreement Amendment, Augusta Investments loaned the Company an additional $525,000, less a $25,000 loan origination fee, and the Company issued an amended and restated Note to Augusta Investments dated March 27, 2024 (the “Amended and Restated Note”). The Amended and Restated Note amended the Note to provide that the principal amount due and payable thereunder will be set forth on Schedule A thereto, as amended from time to time, by the mutual agreement of the parties. As issued on March 27, 2024, the Amended and Restated Note was for a principal amount of $22,818,853, which includes (i) the original issue amount of the Note on September 13, 2022 of $22,126,000 (along with $106,561 of debt issuance costs), (ii) an extension fee of $33,501 on December 13, 2023, (iii) the $500,000 loan (along with an additional $25,000 of debt issuance costs) on March 27, 2024 and (iv) the extension fee of $27,791 on March 27, 2024. The Amended and Restated Note bears interest at a rate of prime plus 3% and had an outside maturity date of June 30, 2024.

●	On April 26, 2024, the Company amended Schedule A to the Amended and Restated Note. In connection with amending Schedule A, the Purchaser loaned the Company an additional $1,500,000 pursuant to the terms and conditions of the Amended and Restated Note. As amended by the amended Schedule A, the Amended and Restated Note was for a principal amount of $24,318,853.

●	On June 28, 2024, the Company entered into Amendment Number One (the “June 2024 Amendment”) to the Amended and Restated Note.

The June 2024 Amendment amended Section 1 of the Amended and Restated Note to change the outside maturity date of the Amended and Restated Note from June 30, 2024, to September 30, 2024. In consideration for Augusta Investments granting an extension to the maturity date, the Company agreed to pay to Augusta Investments an extension fee of $30,399, which amount is accrued and due on the maturity date.

In connection with the June 2024 Amendment, the Company and Augusta Investments further amended Schedule A to the Amended and Restated Note to add the amount of the Extension Fee to the principal amount of the Amended and Restated Note. As amended by the amended Schedule A, the Amended and Restated Note was for a principal amount of $24,349,251.

●	On September 3, 2024, the Company further amended Schedule A to the Amended and Restated Note.

The amended Schedule A evidenced Augusta Investments loaning the Company an additional $250,000 on August 28, 2024, pursuant to the terms and conditions of the Amended and Restated Note. As amended by the amended Schedule A, the Amended and Restated Note was for a principal amount of $24,599,251.

●	On September 30, 2024, the Company, entered into a Second Amendment (the “Second Amendment”) to the Amended and Restated Note.

The Second Amendment amended Section 1 of the Amended and Restated Note to (i) extend the maturity date of the Amended and Restated Note from September 30, 2024 to April 30, 2025, (ii) approve an extension fee to the Lender of $71,748, and (iii) provide that Augusta Investments will loan to the Company $5,479,941, an amount equal to all interest and fees payable on the loan under the Amended and Restated Note through September 30, 2024 (including the amount of the $71,748 extension fee), which the Company immediately repaid to the Lender in full satisfaction of all interest and fees payable through September 30, 2024.

●	On November 5, 2024, the Company executed an amended Schedule A to the Amended and Restated Note. The Amended Schedule A evidenced Augusta Investments loaning the Company an additional $250,000 on October 30, 2024.

●	On December 27, 2024, the Company executed Amendment Number Three (“Amendment Number Three”) to the Amended and Restated Note. Amendment Number Three evidenced Augusta Investments loaning the Company an additional $250,000 on December 19, 2024.

●	On March 27, 2025, the Company executed an amended Schedule A to the Amended and Restated Note. The Amended Schedule A evidenced Augusta Investments loaning the Company an additional $250,000 on March 20, 2025.

●	On April 30, 2025, the Company executed Amendment Number Four (“Amendment Number Four”) to the Amended and Restated Note. Amendment Number Four evidenced Augusta Investments loaning the Company an additional $500,000 on April 25, 2025 and extending the maturity date of the amended and restated secured promissory note to November 30, 2025.

●	On June 25, 2025, Augusta Investments advanced $1,000,000 to the Company. As at June 30, 2025, the Company and Augusta Investments had not executed definitive documentation providing for the terms of this advance. Refer to “Note 8 – Subsequent Events” below for additional information.

On February 26, 2024, the Company entered into an unsecured note purchase agreement (the “DT Purchase Agreement”) with Donald Taylor to offer and sell an unsecured promissory note (the “DT Note”) of the Company in exchange for Donald Taylor loaning the Company $250,000 (along with an additional $12,500 of debt issuance fees). The DT Note bears interest at a rate of 14% and originally matured on December 31, 2024. In connection with the DT Note, the Company issued 300,000 warrants (the “Warrants”) to the Lender. Each Warrant is exercisable for one share of the Company’s common stock for a period of five years at an exercise price of C$0.62. The value of the February 2024 Warrants of $97,370 has been calculated on the date of issuance of February 26, 2024, using Black-Scholes valuation technique.

On December 27, 2024, the Company and Mr. Taylor amended the DT Note to extend the maturity date of the DT Note to June 30, 2025.

On March 27, 2025, the Company and Mr. Taylor amended the DT Purchase Agreement (the “DT Amendment”). The DT Amendment amended the DT Purchase Agreement to: (i) amend the terms of the DT Purchase Agreement such that all amounts loaned to the Company under the DT Purchase Agreement are set forth on Schedule A to the DT Note, as amended and restated, from time to time; (ii) amend the DT Purchase Agreement to provide for multiple closings to occur at mutually agreed upon dates as necessary; and (iii) amend the deliverable documents for each closing. In connection with the DT Amendment, Mr. Taylor loaned the Company an additional $100,000, and the Company issued an amended and restated DT Note to Mr. Taylor dated March 27, 2025 (the “Amended and Restated DT Note”).

On June 30, 2025, the Company executed Amendment Number One (“DT Amendment Number One”) to its amended and restated unsecured promissory note issued to Donald Taylor dated March 27, 2025 (the “Amended and Restated DT Note”). DT Amendment Number One extends the outside maturity date of the Amended and Restated DT Note to October 31, 2025.

Related Party - Augusta Investments	Note Payable	Accrued Interest	Total
As of December 31, 2023	$22,266,062	$3,127,817	$25,393,879
Additional debt issued	2,750,000	0	2,750,000
Additional debt issuance costs	154,937	(154,937)	0
Accrued interest converted to debt	5,180,339	(5,180,339)	0
Interest expense	0	2,980,925	2,980,925
As of December 31, 2024	$30,351,338	$773,466	$31,124,804
Additional debt issued	1,750,000	0	1,750,000
Additional debt issuance costs	50,000	(50,000)	0
Interest expense	0	1,689,987	1,689,987
As of June 30, 2025	$32,151,338	$2,413,453	$34,564,791

Related Party - Don Taylor	Note Payable	Accrued Interest	Total
As of December 31, 2023	$0	$0	$0
Additional debt issued	250,000	0	250,000
Additional debt issuance costs	12,500	(12,500)	0
Interest expense	0	43,712	43,712
As of December 31, 2024	$262,500	$31,212	$293,712
Additional debt issued	100,000	0	100,000
Interest expense	0	22,175	22,175
As of June 30, 2025	$362,500	$53,387	$415,887

Related Party - Total	Note Payable	Accrued Interest	Total
As of December 31, 2023	$22,266,062	$3,127,817	$25,393,879
Additional debt issued	3,000,000	0	3,000,000
Additional debt issuance costs	167,437	(167,437)	0
Accrued interest converted to debt	5,180,339	(5,180,339)	0
Interest expense	0	3,024,637	3,024,637
As of December 31, 2024	$30,613,838	$804,678	$31,418,516
Additional debt issued	1,850,000	0	1,850,000
Additional debt issuance costs	50,000	(50,000)	0
Interest expense	0	1,712,162	1,712,162
As of June 30, 2025	$32,513,838	$2,466,840	$34,980,678

On October 26, 2020, the Company entered into an arrangement to share office space, equipment, personnel, consultants and various administrative services with other companies related by virtue of certain directors and management in common. These services have been provided through a management company equally owned by each company party to the arrangement. Costs incurred by the management company are allocated and funded by the shareholders of the management company based on time incurred and use of services. If the Company’s participation in the arrangement is terminated, the Company will be obligated to pay its share of the rent payments for the remaining term of the office space rental agreement.

The Company was charged for the following with respect to this arrangement for the six months ended June 30, 2025 and 2024:

	Six Months Ended
	6/30/2025	6/30/2024
Salaries and benefits	$55,453	$106,365
Office	27,948	44,193
Operating expenses	43,431	38,989
Total	$126,832	$189,547

As of June 30, 2025, there were 7,170,002 options issued and outstanding to officers, directors and employees of the Company of which 6,975,002 were to related parties. There was related party share-based compensation expense of $193,429 and $403,247 for the six months ending June 30, 2025 and 2024, respectively.

The Company entered a consulting arrangement with Augusta Capital Corporation (“ACC”), a private company 100% beneficially held by the Company’s Executive Chairman. ACC invoiced the Company C$183,752 during the six months ended June 30, 2025 and 2024 for consulting services.

The Chief Executive Officer had an amount due from the Company of $895,859 and $770,825 related to accrued payroll costs as of June 30, 2025 and December 31, 2024, respectively. The Chief Financial Officer received $43,500 and $43,560 in fees for the six months ending June 30, 2025 and 2024, respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company has four mineral leases underlying the Reward property which require annual advance royalty payments according to the following schedules. These leases are out of the scope of ASC 842 Leases, and any advance royalty paid is expensed as exploration expenses. In the twelve months ended December 31, 2024, two of the four mineral leases were renewed resulting in an updated table of payments. Once in production, each agreement attracts payment of net smelter royalties as per the following table.

Total
2025	$25,400
2026	63,400
2027	65,900
2028	67,900
2029	70,900
2030	76,400
2031	74,000
2032	74,000
2033	79,500
2034	49,500
2035	54,500
2036	55,000
2037	55,000
2038	55,000
2039	45,000
2040	50,000
2041	50,000
2042	50,000
2043	50,000
2044	50,000
Applicable NSRs	3%

On July 1, 2017, RMM entered into a 30-year Mineral Lease (the “Lunar Lease”) with Lunar Landing, LLC (“Lunar”) involving 24 patented mining claims underlying part of the Bullfrog property. Lunar owns a 100% undivided interest in the mining claims. This lease is out of the scope of ASC 842 Leases, and any payment is expensed off as lease expense.

Under the Lunar Lease, RMM shall expend as minimum work commitments of $50,000 per year starting in 2017 until a cumulative of $500,000 of expense has been incurred. If RMM fails to perform its obligations under the Lunar Lease, and in particular fails to make any payment due to Lunar thereunder, Lunar may declare RMM in default by giving RMM written notice of default which specifies the obligation(s) which RMM has failed to perform. If RMM fails to remedy a default in payment within 15 days of receiving the notice of default or fails to remedy or commence to remedy any other default within 30 days of receiving notice, Lunar may terminate the Lunar Lease and RMM shall peaceably surrender possession of the properties to Lunar. Notice of default or of termination shall be in writing and served in accordance with the Lunar Lease. RMM has made all required payments and has paid Lunar $174,000 as of June 30, 2025, and makes lease payments on the following schedule:

Payment due July	Annual Payment
2025-2026	$21,000
2027-2031	$25,000
2032-2036	$30,000
2037-2041	$40,000
2042-2046	$45,000

On October 29, 2014, RMM entered into an Option Agreement (the “Mojave Option”) with Mojave Gold Mining Corporation (“Mojave”) granting RMM the right to purchase 100% of 12 patented mining claims located in Nye County, Nevada. This property is contiguous to the Company’s Bullfrog Project.

Mojave granted to RMM the sole and immediate working right and option with respect to the property until the 10th anniversary of the closing date, to earn a 100% interest in and to the property free and clear of all charges encumbrances and claims, except a sliding scale net smelter return (or NSR) royalty.

In order to maintain in force, the working right and option granted to RMM, and to exercise the Mojave Option, the Company issued Mojave 750,000 shares of Company common stock and paid $16,000 to Mojave in October 2014. Subsequently, RMM paid to Mojave a total of $190,000 over the next 10 years, with the last payment made to Mojave in October 2023. As of the date hereof, the Mojave Option has been exercised in full. This lease is out of the scope of ASC 842 Leases, and any payment is capitalized to mineral property.

On December 9, 2020, Bullfrog Mines entered into a mining option agreement with Abitibi Royalties (USA) Inc. (“Abitibi”) granting Bullfrog Mines the option (the “Abitibi Option”) to acquire forty-three unpatented lode mining claims to the south of the Bullfrog deposit. The Abitibi Option was amended on December 9, 2022, to extend the exercise deadline and to increase the last payment amount required to exercise the option. Bullfrog Mines made an initial payment to Abitibi of C$25,000 and exercised the Abitibi Option in full on January 30, 2023, by:

●	Paying to Abitibi C$50,000 in cash before December 9, 2021;

●	Paying to Abitibi C$78,750 in cash before January 30, 2023; and

●	Granting to Abitibi a 2% net smelter royalty on the claims subject to the Abitibi Option on January 30, 2023, of which Bullfrog Mines has the option to purchase 0.5% for C$500,000 on or before December 9, 2030.

The Company is from time to time involved in various legal proceedings related to its business. Except as disclosed here in, management does not believe that adverse decisions in any pending or threatened proceedings or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.

NOTE 7 - SEGMENTED INFORMATION

The Company is managed as one reportable segment: United States. The United States segment conducts exploration and evaluation activities at the Company’s principal assets, the Bullfrog Mines and CR Reward projects. This segment does not presently report any revenues from operations. Through this segment, the Company seeks to position its projects as development opportunities within the gold, silver, and other metals sectors.

The Company’s Chief Operating Decision Maker is the Chief Executive Officer (“CODM”). The CODM uses the consolidated statement of operations and comprehensive loss as the measure of segment profit and loss to assess performance and allocate resources. The measure of segment assets is reported on the consolidated balance sheets as “Total assets” and the measure of segment capital expenditures is reported on the consolidated statements of cash flows as “Acquisition of mineral properties.”

The Company reported no revenues during the six months ended June 30, 2025 and 2024. The geographic location of all long lived assets is the United States.

Six months ending	6/30/2025	6/30/2024
Exploration, evaluation and project expense
Consultants/Contractors	$171,383	$411,575
Supplies and equipment	155,829	141,217
Overhead and payroll	240,498	427,320
Permits and fees	261,782	230,845
Other	9,690	21,501
Sub-Total	$839,182	$1,232,458

General and administrative
Accounting fees	$179,353	$170,161
Legal and other professional fees	214,014	105,893
Marketing expense	5,834	5,736
Payroll	180,451	231,363
Corporate expenses & rent	71,379	83,183
Share based compensation	202,831	416,482
Insurance	79,687	52,028
Stock exchange fees	40,707	56,704
Other general expenses	52,494	11,151
Sub-Total	$1,026,750	$1,132,701

Other	1,655,391	751,021
Net loss and comprehensive loss	$3,521,323	$3,116,180

NOTE 8 - SUBSEQUENT EVENTS

On July 15, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”); Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and joined by AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (“HoldCo”), for the limited purposes specified in the Merger Agreement. The Parent and Merger Sub are indirect wholly-owned subsidiaries of AngloGold Ashanti plc (“AngloGold Ashanti”) and HoldCo is a direct wholly-owned subsidiary of AngloGold Ashanti. Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and the Company will become a wholly-owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of the Company (other than shares owned by the Parent, Merger Sub or any of their respective subsidiaries (which shares shall be cancelled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under the Nevada Revised Statutes), will automatically be converted into the right to receive C$1.70 in cash, without interest. Following the Effective Time, the Company’s securities will be delisted from the Toronto Stock Exchange, will cease to be quoted on the OTCQB Venture Market, and will be deregistered under the Securities Exchange Act of 1934. This transaction was disclosed in a Current Report on Form 8-K filed with the SEC on July 17, 2025.

On July 31, 2025, the Company executed an amended Schedule A to the Amended and Restated Note (the “Amended Schedule A”). The Amended Schedule A evidenced Augusta Investments loaning the Company: (i) an additional

$1,050,000, comprised of $1,000,000 in principal advanced from Augusta Investments to the Company plus an earned origination fee of $50,000, effective as of June 25, 2025; and (ii) an additional $3,150,000, comprised of $3,000,000 in principal advanced from Augusta Investments to the Company plus an earned origination fee of $150,000, effective as of July 31, 2025. Pursuant to the terms agreed to in the Amended Schedule A, in the event that the Merger is terminated and does not close, the origination fees for these advances will be credited toward interest due under the Amended and Restated Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of Augusta Gold Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Augusta Gold Corp. (the “Company”), as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2024 and 2023, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Augusta Gold Corp. as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net working capital deficiency that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

In addition to the matter described in the Going Concern section, we have determined the matters described below to be the critical audit matters to be communicated in our auditor’s report.

Assessment of Impairment Indicators of Mineral Properties

As described in Note 2 to the financial statements, the carrying amount of the Company’s Mineral Properties was $58,468,673 as of December 31, 2024. As more fully described in Note 1 to the financial statements, management assesses Mineral Properties for indicators of impairment at each reporting period.

The principal considerations for our determination that the assessment of impairment indicators of the Mineral Properties is a critical audit matter are that there was judgment made by management when assessing whether there were indicators of impairment for the Mineral Properties, specifically relating to the assets’ carrying amount which is impacted by the Company’s intent and ability to continue to explore and evaluate these assets. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate audit evidence relating to the judgments made by management in their assessment of indicators of impairment that could give rise to the requirement to prepare an estimate of the recoverable amount of the Mineral Properties.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. Our audit procedures included, among others:

●	Evaluating management’s assessment of impairment indicators.

●	Evaluating the intent for the Mineral Properties through discussion and communication with management.

●	Evaluating the mining stage to determine the accounting treatment and whether an impairment test is required.

●	Reviewing the Company’s recent expenditure activity and its ability to fund future exploration and development;

●	Obtaining, on a test basis through government websites, confirmation of title to ensure mineral rights underlying the Mineral Properties are in good standing.

Asset Retirement Obligation (“ARO”)

As described in Note 1 to the consolidated financial statements, the carrying amount of the Company’s ARO was $2,721,138 as of December 31, 2024.

The principal considerations for our determination that the Company’s ARO is a critical audit matter are that there was judgment made by management when assessing this obligation, including the assessment of the nature and extent of future work to be performed, the future cost of performing the rehabilitation work, the timing of when the rehabilitation will take place and economic assumptions such as the discount rate and inflation rates applicable to future cash outflows associated with rehabilitation activities to bring them to their present value.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. Our audit procedures included, among others:

●	Obtaining the Company’s assessment of their obligations to reclaim disturbed areas and the estimated future cost of that work.

●	Assessing the qualifications, competence and objectivity of management’s experts who produced the cost estimates.

●	Utilizing our internal valuation expert to assess the reasonability of the discount rates.

●	Testing the mathematical accuracy of the reclamation obligation model to support the provision balance.

●	Evaluating and testing, on a sample basis, key assumptions used in the reclamation obligation model and recalculating the present value of the obligation.

We have served as the Company’s auditor since 2019.

Chartered Professional Accountants
Vancouver, Canada

March 17, 2025

AUGUSTA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024 AND DECEMBER 31, 2023

(Expressed in US dollars)

	12/31/24	12/31/23
Assets
Current assets
Cash	$315,001	$300,734
Prepaid	38,946	55,999
Deposits	0	7,028
Total current assets	353,947	363,761

Other assets
Equipment, net	1,000,335	1,044,392
Reclamation bonds	1,115,813	1,115,813
Mineral properties, net	58,468,673	58,992,286
Total other assets	60,584,821	61,152,491

Total assets	$60,938,768	$61,516,252

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable and accrued liabilities	$1,754,491	$1,411,439
Note payable and accrued interest - related party	31,418,516	25,393,879
Warrant liability	0	692,949
Asset retirement obligation	1,117,000	110,700
Total current liabilities	34,290,007	27,608,967

Long term liabilities
Asset retirement obligation, net of current	1,604,138	2,971,097
Warrant liability, net of current	364,056	417,758
Total long term liabilities	1,968,194	3,388,855

Total liabilities	36,258,201	30,997,822

Stockholders’ equity
Preferred stock,250,000,000 shares authorized, $0.0001 par value	0	0
Preferred stock series A, 5,000,000 shares designated and authorized, $0.0001 par value; zero issued and outstanding as of 12/31/24 and 12/31/23	0	0
Preferred stock series B, 45,000,000 shares designated and authorized, $0.0001 par value; issued and outstanding preferred stock series B shares convertible into zero shares of common stock as of 12/31/24 and 12/31/23	0	0
Common stock, 750,000,000 shares authorized, $0.0001 par value; 85,929,753 shares issued and outstanding as of 12/31/24 and 12/31/23	8,593	8,593
Additional paid in capital	64,495,341	63,745,580
Accumulated deficit	(39,823,367)	(33,235,743)

Total stockholders’ equity	24,680,567	30,518,430

Total liabilities and stockholders’ equity	$60,938,768	$61,516,252

Commitments and contingencies (Note 6)

See accompanying notes to consolidated financial statements

AUGUSTA GOLD CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023

(Expressed in US dollars)

	Twelve Months Ended
	12/31/24	12/31/23
Operating expenses
General and administrative	$2,131,043	$4,143,352
Lease expense	21,000	21,000
Exploration, evaluation and project expense	1,870,814	2,686,656
Accretion expense	240,688	111,548
Depreciation expense	44,057	44,057
Total operating expenses	4,307,602	7,006,613

Net operating loss	(4,307,602)	(7,006,613)

Revaluation of warrant liability	746,651	16,267,187
Interest expense	(3,024,636)	(2,550,557)
Foreign currency exchange loss	(2,037)	(52,007)
Net income (loss) and comprehensive income (loss)	$(6,587,624)	$6,658,010

Weighted average common shares outstanding - basic	85,929,753	85,561,252
Weighted average common shares outstanding - diluted	85,929,753	85,682,086

Earnings (loss) per common share - basic	$(0.08)	$0.08
Earnings (loss) per common share - diluted	$(0.08)	$0.08

See accompanying notes to consolidated financial statements

AUGUSTA GOLD CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023

(Expressed in US dollars)

	Common				Total
	Stock		Additional		Stockholders’
	Shares	Common	Paid In	Accumulated	Equity
	Issued	Stock	Capital	Deficit	(Deficit)

December 31, 2022	79,204,606	$7,920	$56,375,344	($39,893,753)	$16,489,511
Stock based compensation	0	0	1,265,971	0	1,265,971
Placement - January	6,725,147	673	7,866,753	0	7,867,426
Warrant liability	0	0	(1,762,488)	0	(1,762,488)
Net income	0	0	0	6,658,010	6,658,010
December 31, 2023	85,929,753	$8,593	$63,745,580	($33,235,743)	$30,518,430

Stock based compensation	0	0	749,761	0	749,761
Net loss	0	0	0	(6,587,624)	(6,587,624)
December 31, 2024	85,929,753	8,593	64,495,341	(39,823,367)	24,680,567

See accompanying notes to consolidated financial statements

AUGUSTA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023

(Expressed in US dollars)

	Twelve Months Ended
	12/31/24	12/31/23

Cash flows from operating activities
Net income (loss)	$(6,587,624)	$6,658,010
Adjustments to reconcile net income (loss) to net cash used in operating activities
Accretion expense	240,688	111,548
Depreciation expense	44,057	44,057
Revaluation of warrant liability	(746,651)	(16,267,187)
Share based compensation	749,761	1,265,971
Change in operating assets and liabilities:
Prepaid expenses	17,053	100,960
Deferred stock issuance costs	0	121,424
Debt issuance costs	167,437	53,152
Deposits	7,028	0
Accounts payable	343,052	(1,285,926)
Accrued interest	2,857,200	2,497,404
Asset retirement obligation	(77,734)	155,814

Net cash used in operating activities	(2,985,733)	(6,544,773)

Cash flows from investing activity
Acquisition of mineral properties	0	(238,919)

Net cash used in investing activities	0	(238,919)

Cash flows from financing activities
Proceeds from private placement of stock	0	8,568,651
Proceeds from note payable - related party	3,000,000	0
Share issuance costs	0	(701,225)
Increase in surety bond collateral	0	(1,115,813)

Net cash provided by financing activities	3,000,000	6,751,613

Net increase (decrease) in cash	14,267	(32,079)

Cash, beginning of period	300,734	332,813

Cash, end of period	$315,001	$300,734
	0
Noncash investing and financing activities
Interest and taxes paid	$5,479,941	$15,446
Change in ARO estimate	$523,613	$215,098
Warrant liability from units placement	$0	$1,762,488

See accompanying notes to consolidated financial statements

AUGUSTA GOLD CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Augusta Gold Corp. (the “Company”) is an exploration stage issuer engaged in the acquisition and exploration of properties that may contain gold, silver, and other metals in the United States. The Company’s target properties are those that have been the subject of historical exploration. The Company owns, controls or has acquired mineral rights on patented claims and federal unpatented claims in the state of Nevada for the purpose of exploration and potential development of gold, silver, and other metals. The Company plans to review opportunities and acquire additional mineral properties with current or historic precious and base metal mineralization with meaningful exploration potential.

The Company’s Reward Gold Project has mineral reserves under subpart 1300 of Regulation S-K (“S-K 1300”) under the Exchange Act of 1934, as amended (the “Exchange Act”), but the Company has not yet made a development and production determination for the project and the Company’s other mineral properties do not have any reserves. The Company plans to conduct exploration and engineering evaluation programs on these properties with the objective of ascertaining whether any of its properties contain economic concentrations of precious and base metals that are prospective for mining.

Basis of Presentation and Statement of Compliance

The accompanying consolidated financial statements (the “consolidated financial statements”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Basis of Measurement

These consolidated financial statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

Principles of Consolidation

The consolidated financial statements include the accounts of Augusta Gold Corp. and its wholly owned subsidiaries, Standard Gold Corp. (“Standard Gold”), Bullfrog Mines LLC (“Bullfrog Mines”), CR Reward, LLC (“CR Reward” or “Reward”) and Rocky Mountain Minerals Corp. (“Rocky Mountain Minerals” or “RMM”). All significant inter-entity balances and transactions have been eliminated in consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement in the entity and can affect those returns through its power to direct the relevant activities of the entity. Subsidiaries are included in the consolidated financial results of the Company from the date of acquisition up to the date of disposition or loss of control.

Going Concern and Management’s Plans

As at December 31, 2024, the Company has a working capital deficiency of approximately $34,000,000. The Company expects to continue to obtain necessary funds primarily through additional debt, the issuance of common shares, or a strategic alternative. While the Company has been successful in securing financing to date, there can be no assurances that additional debt, future equity financing, or strategic alternatives will be available on acceptable terms to the Company or at all. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

Cash, Cash Equivalents and Concentration

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions in the United States and Canada. On December 31, 2024, the Company’s cash balance was approximately $315,000. To reduce its risk associated with the failure of such financial institution, the Company will evaluate, as needed, the rating of the financial institution in which it holds deposits.

Critical Judgements and Estimation Uncertainties

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, and expenses. These estimates and judgements are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively.

Impairment of mineral properties - Management applies significant judgment in its assessment of mineral properties and whether there are any indications of impairment. The Company considers both internal and external sources of information when making the impairment assessment. External sources of information considered are changes in the Company’s economic, legal and regulatory environment, which it does not control, but affects the recoverability of its mining assets. Internal sources of information the Company considers include the manner in which mining properties are expected to be used and indications of economic performance.

Share-based compensation - The fair value of share-based compensation is calculated using the Black-Scholes model. The main assumptions used in the model include the estimated life of the option, the expected volatility of the Company’s share price, and the risk-free rate of interest. The resulting value calculated is not necessarily the value that the holder of the option could receive in an arm’s-length transaction.

Warrant liability - The fair value of the warrant liability is calculated using the Black-Scholes model. The main assumptions used in the model include the estimated life of the warrant, the expected volatility of the Company’s share price, and the risk-free rate of interest. The resulting value calculated is not necessarily the value that the holder of the warrant could receive in an arm’s-length transaction.

Asset retirement obligation - Significant judgment is involved in the determination of future reclamation costs, inflation rates, discount rate, and the life of mine. Revisions to these inputs may result in an adjustment to the carrying value of the obligation and the mineral properties involved.

Foreign Currency Translation

The Company is exposed to currency risk on transactions and balances in currencies other than the functional currency. The Company has not entered into any contracts to manage foreign exchange risk.

These consolidated financial statements are presented in U.S. dollars (“USD”), which is the Company’s reporting currency. The functional currency of the Company and its subsidiaries is the US dollar; therefore, the Company is exposed to currency risk from financial assets and liabilities denominated in Canadian dollars. The Company does not consider the currency risk to be material to the future operations of the Company and, as such, does not have a program to manage currency risk.

Transactions in foreign currencies are recorded in the functional currency at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rates. Non-monetary items are translated at the exchange rates in effect on the date of the transactions. Foreign exchange gains and losses arising on translation are presented in the consolidated statements of loss and comprehensive loss.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 15 years. Additions, renewals, and betterments that significantly extend the life of the asset are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any related gain or loss is reflected in income for the period.

Leases

The Company has adopted Financial Accounting Standards Board (FASB) ASU 2016-02, Leases (Topic 842), for reporting leases. For leases of 12 months or less, the Company has elected to apply the short-term lease exemption permitted by ASC 842. For leases with a lease term greater than one year, the Company recognizes a lease asset for its right to use the underlying leased asset and a lease liability for the corresponding lease obligation

Mineral Property Acquisition and Exploration Costs

Mineral property exploration costs are expensed as incurred until economic reserves are quantified. To date, the Company has established proven and probable reserves on its Reward Gold Project but has not established any proven or probable mineral reserves on its other mineral properties. The Company has not yet made a development decision on the Reward Gold Project. Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company has chosen to expense all mineral exploration costs as incurred given that it is still in the exploration stage. Once the Company has identified proven and probable mineral reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized over the estimated life of the probable-proven mineral reserves. When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, the Company has only determined the commercial feasibility of its Reward Gold Project but has not made a development decision on the project and has not established the commercial feasibility of any of its other exploration prospects; therefore, all exploration costs are being expensed. Costs of property and equipment acquisitions are being capitalized.

The Company is required to reclaim the property at the Bullfrog Project and Reward Project at the end of their useful lives. In accordance with FASB ASC 410-20, Asset Retirement and Environmental Obligations, the Company recognized the fair value of a liability for an ARO in the amount of $1,908,470 at the Bullfrog Project and $812,668 at the Reward Project. During the period ended December 31, 2024, the Company incurred certain costs related to the ARO estimate that had an effect on the accretion and estimated costs.

Although the ultimate amounts for future site reclamation and remediation are uncertain, the best estimate of these obligations was based on information available, including current legislation, third-party estimates, and management estimates. The amounts and timing of the mine closure obligations will vary depending on several factors including future operations and the ultimate life of the mine, future economic conditions, and changes in applicable environmental regulations.

Period end	12/31/2024	12/31/2023
Balance, beginning of period	$3,081,797	$2,814,435
Accretion	240,688	111,548
Costs applied to ARO balance	(77,734)	(59,285)
Change in estimates	(523,613)	215,099
Balance, end of period (current)	$1,117,000	$110,700
Balance, end of period (long term)	$1,604,138	$2,971,097
Life of mine - Bullfrog Project	2031	2031
Life of mine - Reward Project	2029	2029
Discount rate	11.5%	3.9%
Inflation rate (average)	2.1%	2.2%

At December 31, 2024, the estimated future cash flows have been determined using real cash flows and discounted using a rate of 11.5% and a total undiscounted amount for the estimated future cash flows is $2,246,820 at the Bullfrog Project and $1,256,067 at the Reward Project. The Bullfrog and CR Reward projects have surety bonding in place with the Bureau of Land Management for $2,286,611 and $1,161,725 respectively.

At December 31, 2023, the estimated future cash flows have been determined using real cash flows and discounted using a rate of 3.9% and a total undiscounted amount for the estimated future cash flows is $2,037,222 at the Bullfrog Project and $1,296,261 at the Reward Project. The Bullfrog and CR Reward projects have surety bonding in place with the Bureau of Land Management for $2,282,270 and $1,161,725 respectively.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

Level 1	-	Valuation based on quoted market prices in active markets for identical assets and liabilities.

Level 2	-	Valuation based on quoted market prices for similar assets and liabilities in active markets.

Level 3	-	Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

The fair value of cash, deposits, accounts payable and notes payable approximates their carrying values due to their short term to maturity. The warrant liabilities are measured using level 3 inputs (Note 4).

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company reports a liability, if any, for unrecognized tax benefits resulting from uncertain tax positions taken, or expected to be taken, in an income tax return. The Company has elected to classify interest and penalties related to unrecognized income tax benefits, if and when required, as part of income tax expense in the statement of operations. No liability has been recorded for uncertain income tax positions, or related interest or penalties as of December 31, 2024, and December 31, 2023. The tax returns are generally open for IRS examination for three years from the date the return was filed or the due date of the return, whichever is later.

Long Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

Preferred Stock

The Company accounts for its preferred stock under the provisions of the ASC on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. The Company has determined that its preferred stock does not meet the criteria requiring liability classification as its obligation to redeem these instruments is not based on an event certain to occur. Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). This ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

The estimated fair value of each stock option as of the date of grant was calculated using the Black-Scholes pricing model. The Company estimates the volatility of its common stock at the date of grant based on Company stock price history. The Company determines the expected life based on the simplified method given that its own historical share option exercise experience does not provide a reasonable basis for estimating expected term. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The shares of common stock subject to the stock-based compensation plan shall consist of unissued shares, treasury shares or previously issued shares held by any subsidiary of the Company, and such number of shares of common stock are reserved for such purpose.

Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with Financial Accounting Standards Board (“FASB”) ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Certain warrants are treated as derivative financial liabilities. The estimated fair value, based on the Black-Scholes model, is adjusted on a quarterly basis with gains or losses recognized in the statement of loss and comprehensive loss. The Black-Scholes model is based on significant assumptions such as volatility, dividend yield, expected term and liquidity discounts.

Earnings (Loss) per Common Share

The following table shows basic and diluted earnings per share:

	Twelve Months Ended
	12/31/2024	12/31/2023
Basic and diluted earnings (loss) per common share
Earnings (loss)	$(6,587,624)	$6,658,010
Basic weighted average shares outstanding	85,929,753	85,561,252
Assumed conversion of dilutive shares	0	120,835
Diluted weighted average common shares outstanding, assuming conversion of common stock equivalents	85,929,753	85,682,086
Basic earnings (loss) per common share	$(0.08)	$0.08
Diluted earnings (loss) per common share	$(0.08)	$0.08

Certain options and warrants were excluded in the diluted weighted average shares calculation because they were “out-of-the money”. In periods when the Company has a net loss, all common stock equivalents are excluded as they would be anti-dilutive. The following details the dilutive and anti-dilutive shares as of December 31, 2023:

December 31, 2023	Dilutive shares - In the money	Anti-dilutive shares - Out of the money	Total
Options	58,334	4,951,668	5,010,002
Warrants	0	34,701,615	34,701,615
Total	58,334	39,653,283	39,711,617

All “in-the-money” options and warrants were excluded in the diluted weighted average shares calculation because there was a net loss for the year ended December 31, 2024.

Risks and Uncertainties

Since the formation of the Company, it has not generated any revenue. As an early-stage company, the Company is subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Our business is dependent upon the implementation of our business plan. There can be no assurance that our efforts will be successful or that we will ultimately be able to generate revenue or attain profitability.

Natural resource exploration, and exploring for gold, is a business that by its nature is very speculative. There is a strong possibility that we will not discover gold or any other mineralization on our exploration properties which can be mined or extracted at a profit. Even if we do discover gold or other deposits on our exploration properties, the deposit may not be of the quality or size necessary for us or a potential purchaser of the property to make a profit from mining it. While our Reward Gold Project has mineral reserves established pursuant to a feasibility study, even if we develop and begin production on the project, we may not realize the expected economic potential of the mineral reverses as stated in the feasibility study. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological formations, geological formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.

The Company business is exploring for gold and other minerals. If the Company discovers commercially exploitable gold or other deposits, revenue from such discoveries will not be generated unless the gold or other minerals are actually mined.

Mining operations in the United States are subject to many different federal, state, and local laws and regulations, including stringent environmental, health and safety laws. In the event operational responsibility is assumed for mining our properties, the Company may be unable to comply with current or future laws and regulations, which can change at any time. Changes to these laws may adversely affect any of the Company potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays greater than those the Company anticipates, adversely affecting any potential mining operations. Future mining operations, if any, may also be subject to liability for pollution or other environmental damage. The Company may choose not to be insured against this risk because of high insurance costs or other reasons.

The Company’s exploration and development activities may be affected by existing or threatened medical pandemics, such as the novel coronavirus (COVID-19). A government may impose strict emergency measures in response to the threat or existence of an infectious disease, such as the emergency measures imposed by governments of many countries and states in response to the COVID-19 virus pandemic. As such, there are potentially significant economic and social impacts of infectious diseases, including but not limited to the inability of the Company to develop and operate as intended, shortage of skilled employees or labor unrest, inability to access sufficient healthcare, significant social upheavals or unrest, disruption to operations, supply chain shortages or delays, travel and trade restrictions, government or regulatory actions or inactions (including but not limited to, changes in taxation or policies, or delays in permitting or approvals, or mandated shut downs), declines in the price of precious metals, capital markets volatility, availability of credit, loss of investor confidence and impact on economic activity in affected countries or regions. In addition, such pandemics or diseases represent a serious threat to maintaining a skilled workforce in the mining industry and could be a major health-care challenge for the Company. There can be no assurance that the Company or the Company’s personnel will not be impacted by these pandemic diseases and the Company may ultimately see its workforce productivity reduced or incur increased medical costs/insurance premiums as a result of these health risks. COVID-19 is rapidly evolving and the effects on the mining industry and the Company are uncertain. The Company may not be able to accurately predict the impact of infectious disease, including COVID-19, or the quantum of such risks. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about by pandemics on global financial markets, which may reduce resources, share prices and financial liquidity and may severely limit the financing capital available to the Company.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting - Improvements to Reportable Segments Disclosures. The amendments enhance disclosures of significant segment expenses by requiring disclosure of significant segment expenses regularly provided to the chief operating decision maker (CODM), extend certain annual disclosures to interim periods, and permit more than one measure of segment profit or loss to be reported under certain conditions. The amendments are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption of the amendment is permitted, including adoption in any interim periods for which financial statements have not been issued. The Company adopted ASU 2023-07 effective as of December 31, 2024, and the segment disclosures in Note 8 are reflective of that adoption.

Accounting pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improve the transparency of disclosures related to the income tax rate reconciliation and income taxes paid. The amendments are effective for the Company in fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the guidance and its impact to the financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires all public entities to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion for each income statement line item that contains those expenses. The amendments are effective for the Company in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 27, 2027. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently evaluating the guidance and its impact to the financial statements.

NOTE 2 - MINERAL PROPERTIES

	Mineral properties	Equipment	Land improvements	Total
Cost
As of December 31, 2022	$58,962,286	$161,326	$1,015,869	$60,139,481
Additions	30,000	0	0	30,000
As of December 31, 2023	58,992,286	161,326	1,015,869	60,169,481
Change in ARO estimate	(523,613)	0	0	(523,613)
Additions	0	0	0	0
As of December 31, 2024	$58,468,673	$161,326	$1,015,869	$59,645,868

Accumulated depreciation
As of December 31, 2022	$0	$65,162	$23,584	$88,746
Depreciation expense	0	32,265	11,792	44,057
As of December 31, 2023	0	97,427	35,376	132,803
Depreciation expense	0	32,265	11,792	44,057
As of December 31, 2024	$0	$129,692	$47,168	$176,860

Net book value on December 31, 2024	$58,468,673	$31,634	$968,701	$59,469,008

Mineral properties consist of two main projects:

Bullfrog Gold Project

On October 26, 2020, the Company completed its acquisition of Bullfrog Mines pursuant to the Membership Interest Purchase Agreement (the “MIPA”) among the Company, Homestake Mining Company of California (“Homestake”), and Lac Minerals (USA) LLC (“Lac Minerals” and together with Homestake, the “Barrick Parties”).

The project is subject to a 2% net smelter returns royalty (the “Barrick Royalty”) granted on all minerals produced from all of the patented and unpatented claims (subject to the adjustments set out below), pursuant to a royalty deed, dated October 26, 2020 by and among Bullfrog Mines and the Barrick Parties (the “Royalty Deed”).

Pursuant to the Royalty Deed, the Barrick Royalty is reduced to the extent necessary so that royalties burdening any individual parcel or claim included in the Barrick Properties on October 26, 2020, inclusive of the Barrick Royalty, would not exceed 5.5% in the aggregate, provided that the Barrick Royalty in respect of any parcel or claim would not be less than 0.5%, even if the royalties burdening a parcel or claim included in the Barrick Properties would exceed 5.5%.

Reward Gold Project

On June 13, 2022, the Company completed the acquisition of the outstanding membership interests (collectively, the “CR Interests”) of CR Reward LLC, a wholly owned subsidiary of Waterton (“CR Reward”), pursuant to a membership interest purchase agreement with Waterton Nevada Splitter, LLC (“Waterton”). CR Reward holds the Reward Project located seven miles from the Company’s Bullfrog Project in Nevada.

See Note 6 Commitments for discussion of other option agreements underlying mineral claims.

NOTE 3 - STOCKHOLDER’S EQUITY

On January 20, 2023, the Company closed its offering (the “Offering”) of 6,725,147 units (“Units”) of the Company at a price of C$1.71 per Unit, including the units issued pursuant to the full exercise of the over-allotment option by the underwriters in the Offering (the “Underwriters”), for aggregate gross proceeds of approximately C$11,500,000 before deducting Offering expenses. Each Unit was comprised of one share of the Company’s common stock and one-half of one common stock purchase warrant.

In connection with the closing of the Offering, the Company entered into a Warrant Indenture dated January 20, 2023 (the “Warrant Indenture”) with Endeavor Trust Corporation, as the warrant agent, pursuant to which the Company issued Warrants to purchase up to a maximum of 3,362,573 Warrant Shares. Each Warrant is exercisable at any time after January 20, 2023, and prior to January 20, 2026.

As compensation in connection to the Offering, the Company paid the Underwriters cash compensation equal to 5.0% of the aggregate gross proceeds of the Offering and issued to the Underwriters 336,257 common stock purchase warrants (the “Compensation Warrants”). Each Compensation Warrant is exercisable for one share of common stock (each, a “Compensation Warrant Share”) for a period of 12 months following the closing of the Offering at a price of C$1.71 per Compensation Warrant Share.

The Company did not issue common shares for the twelve months ended December 31, 2024.

Convertible Preferred Stock

In August 2011, the Board of Directors designated 5,000,000 shares of Preferred Stock as Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into one share of common stock at the option of the preferred holder. The Series A Preferred Stock is not entitled to receive dividends and does not possess redemption rights. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that, as a result of the conversion, the holder of such shares would beneficially own more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock. The holders of the Company’s Series A Preferred Stock are also entitled to certain liquidation preferences upon the liquidation, dissolution or winding up of the business of the Company.

In October 2012, the Board of Directors designated 5,000,000 shares of Preferred Stock as Series B Preferred Stock. In July 2016, the Board of Directors increased the total Series B Preferred Stock designated to 7,500,000. Each share of Series B Preferred Stock is convertible into one share of common stock at the option of the preferred holder. The Series B Preferred Stock is not entitled to receive dividends and does not possess redemption rights. The Company is prohibited from effecting the conversion of the Series B Preferred Stock to the extent that, as a result of the conversion, the holder of such shares would beneficially own more than 4.99% (which may be increased or waived upon no less than 61 days prior notice) in the aggregate of the issued and outstanding shares of our common stock. For a period of 24 months from the issue date, the holder of Series B Preferred Stock were entitled to price protection as determined in the subscription agreement. The Company has evaluated this embedded lower price issuance feature in accordance with ASC 815 and determined that it is clearly and closely related to the host contract and is therefore accounted for as an equity instrument.

As of December 31, 2024 and 2023, there were no Preferred Stock shares outstanding.

Common Stock Options

On February 22, 2021, the Company’s Board of Directors approved a new stock option plan (the “Plan”). The aggregate number of shares of common stock of the Company (a “Share”) that may be reserved for issuance pursuant to the Plan shall not exceed 10% of the number of Shares issued and outstanding from time to time. Options granted vest in accordance with terms at the discretion of the Board.

On April 16, 2024, the Company granted 2,800,000 options to certain directors, officers and employees. On August 13, 2024, the Company granted 200,000 options to an officer. No options were granted for the twelve months ended December 31, 2023.

The Company recognized share-based compensation expense related to stock options of $749,761 and $1,265,971 for the twelve months ended December 31, 2024, and 2023, respectively. The options are vested based on years of service, with options vesting between immediately and three years.

The Black Scholes option pricing model was used to estimate the aggregate fair value of the options with the following inputs:

Options	Exercise Price		Expected Life	Volatility	Risk Free Interest Rate
2,800,000	C$	1.11	3.3 years	75.9%	4.8%
200,000	C$	1.11	3.5 years	72.4%	3.8%

Stock Option Activity

A summary of the stock options as of December 31, 2024, and 2023, and changes during the years ended are presented below:

				Weighted
				Average
		Weighted		Remaining
		Average		Contractual	Aggregate
	Number of	Exercise		Life	Intrinsic
	Options	Price		(Years)	Value
Balance at December 31, 2022	5,200,002		$1.56	3.45	$57,468
Exercised	0		0	0	0
Issued	0		0	0	0
Canceled	(190,000)	C$	2.02	0	0
Balance at December 31, 2023	5,010,002		$1.48	2.43	0
Exercised	0		0	0	0
Issued	3,000,000	C$	1.11	0	0
Canceled	(840,000)	C$	1.93	0	0
Balance at December 31, 2024	7,170,002		$1.12	2.58	$366,342
Options exercisable at December 31, 2024	4,545,002		$1.89	1.57	$55,149

Warrant Activity

Total outstanding warrants of 3,662,573 as of December 31, 2024, were as follows:

	Warrants Issued					Total
Warrants issued (includes expired warrants)	27,433,335	3,777,784	3,362,573	336,257	300,000	35,209,949
Issued date	10/26/2020	3/4/2021	1/20/2023	1/20/2023	2/26/2024
Expiration date	10/26/2024	3/4/2024	1/20/2026	1/20/2024	2/26/2029
Exercise price (Canadian $)	$1.80	$2.80	$2.30	$1.71	$0.62

Balance at December 31, 2022	27,225,001	3,777,784	0	0	0	31,002,785
Exercised	0	0	0	0	0	0
Issued	0	0	3,362,573	336,257	0	3,698,830
Expired	0	0	0	0	0	0
Balance at December 31, 2023	27,225,001	3,777,784	3,362,573	336,257	0	34,701,615
Exercised	0	0	0	0	0	0
Issued	0	0	0	0	300,000	300,000
Expired	(27,225,001)	(3,777,784)	0	(336,257)	0	(31,339,042)
Balance at December 31, 2024	0	0	3,362,573	0	300,000	3,662,573

NOTE 4 - DERIVATIVE FINANCIAL INSTRUMENTS

The October 2020 Warrants, March 2021 Warrants, and January 2023 Warrants have an exercise price in Canadian dollars while the Company’s functional currency is US dollars. Therefore, in accordance with ASU 815 - Derivatives and Hedging, the Warrants have a derivative liability value.

The value of the October 2020 Warrants of $11,439,156 has been calculated on the date of issuance of October 26, 2020, using Black-Scholes valuation technique. The warrant liability expired as of December 31, 2024 and was valued at $691,782 for the year ending December 31, 2023 with the following assumptions:

	10/26/20	12/31/23	12/31/24
Fair market value of common stock	$1.26	$0.63	$0.00
Exercise price	$1.38	$1.36	$0.00
Term	4 years	0.8 years	0.00
Volatility range	68.4%	72.7%	0.0%
Risk-free rate	0.2%	4.8%	0.0%

The value of the March 2021 Warrants of $3,306,758 has been calculated on the date of issuance of March 4, 2021, using Black-Scholes valuation technique. The warrant liability expired as of December 31, 2024 and was valued at $1,167 for the year ending December 31, 2023 with the following assumptions:

	3/4/21	12/31/23	12/31/24
Fair market value of common stock	$1.97	$0.63	$0.00
Exercise price	$2.21	$2.12	$0.00
Term	3 years	0.2 years	0.00
Volatility range	72.7%	101.2%	0.0%
Risk-free rate	0.3%	5.4%	0.0%

The value of the January 2023 Warrants of $1,762,488 has been calculated on the date of issuance of January 20, 2023, using Black-Scholes valuation technique. The warrant liability was valued at $364,056 and $417,758 for the year ending December 31, 2024, and 2023, respectively with the following assumptions:

	1/20/23	12/31/23	12/31/24
Fair market value of common stock	$1.13	$0.63	$0.81
Exercise price	$1.71	$1.74	$1.60
Term	3 years	2 years	1.1 years
Volatility range	84.1%	80.1%	79.2%
Risk-free rate	3.8%	4.2%	4.2%

NOTE 5 - RELATED PARTY

Augusta Investments Inc.

●	On September 13, 2022, the Company entered into a secured note purchase agreement (the “Purchase Agreement”) with Augusta Investments Inc. (“Augusta Investments”), which shares a common director of Augusta Gold, to offer and sell a secured promissory note of the Company (the “Note”) in exchange for Augusta Investments loaning the Company $22,232,561 (the “Loan”). The Loan and the issuance of the Note occurred on September 13, 2022. The Company used the Loan to make the second payment and deferred payment to Waterton Nevada Splitter LLC (“Waterton”) on September 13, 2022, in connection with the Company’s acquisition of its Reward gold project that closed on June 13, 2022.

The Note bears interest at a rate of prime plus 3%. The Note is secured by a first-priority, perfected security interest in all the assets of the Company pursuant to a guarantee and security agreement (the “Security Agreement”) and certain deeds of trust (the “Deeds of Trust”, collectively with the Purchase Agreement, the Note and the Security Agreement, the “Loan Documents”).

The payment of the obligations of the Company under the Note is also guaranteed by each of the subsidiaries of the Company pursuant to the Security Agreement. The Company paid Augusta Investments an origination fee of 0.5% of the amount of the Loan on the closing of the issuance of the Note pursuant to the Purchase Agreement.

●	On September 13, 2023, the Company and Augusta Investments entered into Amendment Number One (the “Amendment”) to the Note. The Amendment amended Section 1 of the Note to change the maturity date of the Note from September 13, 2023 to the earlier of (i) first Business Day occurring 30 days after the Lender has provided written notice to the Company demanding payment on the entire unpaid balance of principal and all accrued and unpaid interest thereon; (ii) the date upon which the Company makes payment in full of the entire unpaid balance of principal and all accrued and unpaid interest; and (iii) December 13, 2023.

●	On December 13, 2023, the Company and Augusta Investments entered into Amendment Number Two (“Amendment 2”) to the Note. Amendment 2 amends Section 1 of the Note to change the maturity date of the Note from December 13, 2023, to March 31, 2024. In consideration for the Lender granting an extension to the maturity date, the Company has agreed to pay to the Lender an extension fee of $33,501, which is accrued and due on the maturity date.

●	On March 27, 2024, the Company entered into Amendment Number One (the “Purchase Agreement Amendment”) to its previously issued Purchase Agreement with Augusta Investments, pursuant to which Augusta Investments agreed to purchase the Note in the amount of US$22,232,561.

In connection with entering into the Purchase Agreement Amendment, Augusta Investments loaned the Company an additional $525,000, less a $25,000 loan origination fee, and the Company issued an amended and restated Note to Augusta Investments dated March 27, 2024 (the “Amended and Restated Note”). The Amended and Restated Note amended the Note to provide that the principal amount due and payable thereunder will be set forth on Schedule A thereto, as amended from time to time, by the mutual agreement of the parties. As issued on March 27, 2024, the Amended and Restated Note was for a principal amount of $22,818,853, which includes (i) the original issue amount of the Note on September 13, 2022 of $22,126,000 (along with $106,561 of debt issuance costs), (ii) an extension fee of $33,501 on December 13, 2023, (iii) the $500,000 loan (along with an additional $25,000 of debt issuance costs) on March 27, 2024 and (iv) the extension fee of $27,791 on March 27, 2024. The Amended and Restated Note bears interest at a rate of prime plus 3% and had an outside maturity date of June 30, 2024.

●	On April 26, 2024, the Company amended Schedule A to the Amended and Restated Note. In connection with amending Schedule A, the Purchaser loaned the Company an additional $1,500,000 pursuant to the terms and conditions of the Amended and Restated Note. As amended by the amended Schedule A, the Amended and Restated Note was for a principal amount of $24,318,853.

●	On June 28, 2024, the Company entered into Amendment Number One (the “June 2024 Amendment”) to the Amended and Restated Note.

The June 2024 Amendment amended Section 1 of the Amended and Restated Note to change the outside maturity date of the Amended and Restated Note from June 30, 2024, to September 30, 2024. In consideration for Augusta Investments granting an extension to the maturity date, the Company agreed to pay Augusta Investments an extension fee of $30,399, which amount is accrued and due on the maturity date.

In connection with the June 2024 Amendment, the Company and Augusta Investments further amended Schedule A to the Amended and Restated Note to add the amount of the Extension Fee to the principal amount of the Amended and Restated Note. As amended by the amended Schedule A, the Amended and Restated Note was for a principal amount of $24,349,251.

●	On September 3, 2024, the Company further amended Schedule A to the Amended and Restated Note.

The amended Schedule A evidenced Augusta Investments loaning the Company an additional $250,000 on August 28, 2024, pursuant to the terms and conditions of the Amended and Restated Note. As amended by the amended Schedule A, the Amended and Restated Note was for a principal amount of $24,599,251.

●	On September 30, 2024, the Company, entered into a Second Amendment (the “Second Amendment”) to the Amended and Restated Note.

The Second Amendment amended Section 1 of the Amended and Restated Note to (i) extend the maturity date of the Amended and Restated Note from September 30, 2024 to April 30, 2025, (ii) approve an extension fee to the Lender of $71,748, and (iii) provide that Augusta Investments will loan to the Company $5,479,941, an amount equal to all interest and fees payable on the loan under the Amended and Restated Note through September 30, 2024 (including the amount of the $71,748 extension fee), which the Company immediately repaid to the Lender in full satisfaction of all interest and fees payable through September 30, 2024.

●	On November 5, 2024, the Company executed an amended Schedule A to its amended and restated secured promissory note. The Amended Schedule A evidenced Augusta Investments Inc. loaning the Company an additional $250,000.00 on October 30, 2024.

●	On December 27, 2024, the Company, executed Amendment Number Three (“Amendment Number Three”) to its amended and restated secured promissory note. Amendment Number Three evidenced Augusta Investments Inc. loaning the Company an additional $250,000.00 on December 19, 2024.

On February 26, 2024, the Company entered into an unsecured note purchase agreement with Donald Taylor to offer and sell an unsecured promissory note of the Company in exchange for the Lender loaning the Company $250,000 (along with an additional $12,500 of debt issuance fees). The note bears interest at a rate of 14% and originally matured on December 31, 2024. In connection with the loan, the Company issued 300,000 warrants (the “Warrants”) to Mr. Taylor. Each Warrant is exercisable for one share of the Company’s common stock for a period of five years at an exercise price of C$0.62. The value of the February 2024 Warrants of $97,370 has been calculated on the date of issuance of February 26, 2024, using Black-Scholes valuation technique.

On December 27, 2024, the Company and Mr. Taylor entered into Amendment Number One to the unsecured promissory note to extend the maturity date to June 30, 2025.

Related Party - Augusta Investments	Note Payable	Accrued Interest	Total
As of December 31, 2022	$22,232,561	$610,761	$22,843,322
Additional debt issuance costs	33,501	(33,501)	0
Interest expense	0	2,550,557	2,550,557
As of December 31, 2023	22,266,062	3,127,817	25,393,879
Additional debt issued	2,750,000		2,750,000
Additional debt issuance costs	154,937	(154,937)	0
Accrued interest converted to debt	5,180,339	(5,180,339)	0
Interest expense	0	2,980,924	2,980,924
As of December 31, 2024	$30,351,338	$773,465	$31,124,803

Related Party - Don Taylor	Note Payable	Accrued Interest	Total
As of December 31, 2023	$0	$0	$0
Additional debt issued	250,000	0	250,000
Additional debt issuance costs	12,500	(12,500)	0
Interest expense	0	43,712	43,712
As of December 31, 2024	$262,500	$31,212	$293,712

Related Party - Total	Note Payable	Accrued Interest	Total
As of December 31, 2022	$22,232,561	$610,761	$22,843,322
Additional debt issuance costs	33,501	(33,501)	0
Interest expense	0	2,550,557	2,550,557
As of December 31, 2023	22,266,062	3,127,817	25,393,879
Additional debt issued	3,000,000	0	3,000,000
Additional debt issuance costs	167,437	(167,437)	0
Accrued interest converted to debt	5,180,339	(5,180,339)	0
Interest expense	0	3,024,636	3,024,636
As of December 31, 2024	$30,613,838	$804,677	$31,418,515

On October 26, 2020, the Company entered into an arrangement to share office space, equipment, personnel, consultants and various administrative services with other companies related by virtue of certain directors and management in common. These services have been provided through a management company equally owned by each company party to the arrangement. Costs incurred by the management company are allocated and funded by the shareholders of the management company based on time incurred and use of services. If the Company’s participation in the arrangement is terminated, the Company will be obligated to pay its share of the rent payments for the remaining term of the office space rental agreement. The Company is committed to payments for office leases premises through November 2027 in the total amount of approximately $200,000 based on the Company’s current share of rent paid. The Company is jointly liable for rent payments. The Company does not have the ability to control the asset. The lease agreement falls outside of lease accounting. As a result, the Company does not recognize a Right-of-Use (ROU) asset or lease liability for this office space.

The Company was charged for the following with respect to this arrangement for the years ended December 31, 2024, and 2023:

	Twelve Months Ended
	12/31/2024	12/31/2023
Salaries and benefits	$200,634	$391,643
Office	91,287	119,447
Operating expenses	96,713	102,505
Total	$388,634	$613,595

As of December 31, 2024, there were 7,170,002 options issued and outstanding to officers, directors and employees of the Company of which 6,975,002 were to related parties. There was related party share-based compensation expense of $727,124 and $1,217,713 for the years ending December 31 2024 and 2023, respectively.

The Company entered into a consulting arrangement with Augusta Capital Corporation (“ACC”), a private company 100% beneficially held by the Company’s Executive Chairman. ACC invoiced the Company C$367,500 and C$380,000 during the years ended December 31, 2024 and 2023 for consulting services, respectively.

The Chief Executive Officer had an amount due from the Company of $770,825 and $520,825 related to accrued payroll costs as of December 31, 2024 and 2023, respectively. The Chief Financial Officer received $57,625 in fees and 200,000 options valued at $52,200 as of December 31, 2024.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company has four mineral leases underlying the Reward property which require annual advance royalty payments according to the following schedules. These leases are out of the scope of ASC 842 Leases, and any advance royalty paid is expensed off as exploration expenses. In the twelve months ended December 31, 2024, two of the four mineral leases were renewed resulting in an updated table of payments. Once in production, each agreement attracts payment of net smelter royalties as per the following table.

Total
2025	$60,400
2026	63,400
2027	65,900
2028	67,900
2029	70,900
2030	76,400
2031	74,000
2032	74,000
2033	79,500
2034	49,500
2035	54,500
2036	55,000
2037	55,000
2038	55,000
2039	45,000
2040	50,000
2041	50,000
2042	50,000
2043	50,000
2044	50,000
Applicable NSRs	3%

(1)	All amounts of annual advance minimum royalties paid during a calendar year shall be applied toward all amounts of earned mineral production royalties payable during that calendar year.

On July 1, 2017, RMM entered a 30-year Mineral Lease (the “Lunar Lease”) with Lunar Landing, LLC (“Lunar”) involving 24 patented mining claims underlying part of the Bullfrog property. Lunar owns a 100% undivided interest in the mining claims. This lease is out of the scope of ASC 842 Leases, and any payment is expensed off as lease expense.

Under the Lunar Lease, RMM shall expend as minimum work commitments of $50,000 per year starting in 2017 until a cumulative of $500,000 of expense has been incurred. If RMM fails to perform its obligations under the Lunar Lease, and in particular fails to make any payment due to Lunar thereunder, Lunar may declare RMM in default by giving RMM written notice of default which specifies the obligation(s) which RMM has failed to perform. If RMM fails to remedy a default in payment within fifteen (15) days of receiving the notice of default or fails to remedy or commence to remedy any other default within thirty (30) days of receiving notice, Lunar may terminate the Lunar Lease and RMM shall peaceably surrender possession of the properties to Lunar. Notice of default or of termination shall be in writing and served in accordance with the Lunar Lease. RMM has made all required payments and has paid Lunar $153,000 as of December 31, 2024, and makes lease payments on the following schedule:

Payment due July	Annual Payment
2025-2026	$21,000
2027-2031	$25,000
2032-2036	$30,000
2037-2041	$40,000
2042-2046	$45,000

On October 29, 2014, RMM entered into an Option Agreement (the “Mojave Option”) with Mojave Gold Mining Corporation (“Mojave”) granting RMM the right to purchase 100% of 12 patented mining claims located in Nye County, Nevada. This property is contiguous to the Company’s Bullfrog Project and covers approximately 156 acres, including the northeast half of the M-S pit mined by Barrick Gold in the 1990s.

Mojave granted to RMM the sole and immediate working right and option with respect to the property until the 10th anniversary of the closing date, to earn a 100% interest in and to the property free and clear of all charges encumbrances and claims, except a sliding scale net smelter return (or NSR) royalty.

In order to maintain in force, the working right and option granted to RMM, and to exercise the Mojave Option, the Company issued Mojave 750,000 shares of Company common stock and paid $16,000 to Mojave in October 2014. Subsequently, RMM paid to Mojave a total of $190,000 over the next 10 years, with the last payment made to Mojave in October 2023. As of the date hereof, the Mojave Option has been exercised in full. This lease is out of the scope of ASC 842 Leases, and any payment is capitalized to mineral property.

On December 9, 2020, Bullfrog Mines entered into a mining option agreement with Abitibi Royalties (USA) Inc. (“Abitibi”) granting Bullfrog Mines the option (the “Abitibi Option”) to acquire forty-three unpatented lode mining claims to the south of the Bullfrog deposit. The Abitibi Option was amended on December 9, 2022, to extend the exercise deadline and to increase the last payment amount required to exercise the option. This lease is out of the scope of ASC 842 Leases, and any payment is capitalized to mineral property. Bullfrog Mines made an initial payment to Abitibi of C$25,000 and exercised the Abitibi Option in full on January 30, 2023, by:

●	Paying to Abitibi C$50,000 in cash before December 9, 2021;

●	Paying to Abitibi C$78,750 in cash before January 30, 2023; and

●	Granting to Abitibi a 2% net smelter royalty on the claims subject to the Abitibi Option on January 30, 2023, of which Bullfrog Mines has the option to purchase 0.5% for C$500,000 on or before December 9, 2030.

The Company is from time to time involved in various legal proceedings related to its business. Except as disclosed here in, management does not believe that adverse decisions in any pending or threatened proceedings or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.

NOTE 7 - INCOME TAXES

The effective income tax rate for the years ended December 31, 2024, and 2023 consisted of the following:

	2024	2023
Federal statutory income tax rate on net income/loss	21.0%	21.0%
State statutory income tax rate on net income/loss	3.9%	3.9%
Change in valuation allowance	-24.9%	-24.9%
Tax rate change	-3.9%	-3.9%
Effective tax rate	0.0%	0.0%

	2024	2023

Earnings (loss) for the year	$(6,587,624)	$6,658,010
Expected income tax (recovery)	(1,638,342)	1,655,847
Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses	(278,409)	266,733
Change in unrecognized deductible temporary differences	1,916,751	(1,922,580)
Total income tax expense (recovery)	0	0

The components of the deferred tax assets and liabilities as of December 31, 2024, and 2023 are as follows:

	2024	2023
Deferred tax assets:
Federal and state net operating loss carryovers	$9,109,698	$9,026,354
Accrued liabilities and other	1,803,260	(45,597)
Mineral property	707,491	723,714
Warrant revaluation	1,682,761	1,496,296
Stock compensation	164,032	349,724
Total deferred tax asset	$13,467,242	$11,550,491
Less: valuation allowance	$(13,467,242)	$(11,550,491)
Deferred tax asset	$0	$0

The Company has approximately a $36,629,000 and $33,000,000 net operating loss carryover as of December 31, 2024, and December 31, 2023, respectively. The net operating loss may offset against taxable income, with $6,589,000 of the net operating loss carryover begins expiring in 2030 and $30,040,000 with no expiry date may be subject to U.S. Internal Revenue Code Section 382 limitations.

The Company has provided a valuation allowance that eliminates the deferred tax asset as of December 31, 2024, and 2023, as the likelihood of the realization of the tax benefits cannot be determined.

The Company and our subsidiaries file annual US Federal income tax returns and annual income tax returns for the state of Colorado. Income taxing authorities have conducted no formal examinations of our past Federal or state income tax returns and supporting records.

NOTE 8 - SEGMENTED INFORMATION

The Company is managed as one reportable segment: United States. The United States segment conducts exploration and evaluation activities at the Company’s principal assets, the Bullfrog Mines and CR Reward projects. This segment does not presently report any revenues from operations. Through this segment, the Company seeks to position its projects as development opportunities within the gold, silver, and other metals sectors.

The Company’s Chief Operating Decision Maker is the Chief Executive Officer (“CODM”). The CODM uses the consolidated statement of operations and comprehensive income (loss) as the measure of segment profit and loss to assess performance and allocate resources. The measure of segment assets is reported on the consolidated balance sheets as “Total assets” and the measure of segment capital expenditures is reported on the consolidated statements of cash flows as “Acquisition of mineral properties.”

The Company reported no revenues during the years ended December 31, 2024, or 2023. The geographic location of all long lived assets is the United States.

Twelve months ending	12/31/2024	12/31/2023
Exploration, evaluation and project expense:
Consultants/Contractors	583,035	952,000
Supplies and equipment	284,654	301,000
Overhead and payroll	722,000	1,179,000
Permits and fees	251,000	221,000
Other	30,125	33,656
Sub-Total	$1,870,814	$2,686,656

General and administrative:
Accounting fees	$244,675	$592,667
Legal and other professional fees	319,622	1,100,668
Marketing expense	9,921	27,989
Payroll	450,630	641,639
Corporate expenses & rent	188,001	209,852
Share based compensation	749,761	1,265,971
Insurance	111,451	138,896
Stock exchange fees	66,870	87,860
Other general expenses	(9,888)	77,810
Sub-Total	$2,131,043	$4,143,351

Other:
Lease expense	$21,000	$21,000
Accretion expense	240,688	111,548
Depreciation expense	44,057	44,057
Revaluation of warrant liability	(746,651)	(16,267,187)
Interest expense	3,024,636	2,550,557
Foreign currency exchange loss	2,037	52,007
Sub-Total	$2,585,767	($13,488,018)

Net income (loss) and comprehensive income (loss)	6,587,624	(6,658,011)

FORM OF PROXY CARD

AUGUSTA GOLD CORP.

Security Class: Common Shares

FORM OF PROXY

Special Meeting to be held on October 20, 2025

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

If you appoint the Management Nominees to vote your securities, they will vote in accordance with your instructions or, if no instructions are given, in accordance with the Management Voting Recommendations highlighted for each Resolution overleaf. If you appoint someone else to vote your securities, they will also vote in accordance with your instructions or, if no instructions are given, as they in their discretion choose.

This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 5:00 p.m. (Pacific Time) on October 16, 2025, or no later than 5:00 p.m. (Pacific Time) two business days before any adjournment or postponement of the Special Meeting.

VOTING METHODS
MAIL or HAND DELIVERY	Endeavor Trust Corporation 702 – 777 Hornby Street Vancouver, BC V6Z 1S4
FACSIMILE – 24 Hours a Day	604-559-8908
EMAIL	proxy@endeavortrust.com
ONLINE	www.eproxy.ca

If you vote by FAX, EMAIL or On-Line, DO NOT mail back this proxy.

Voting by mail, fax or by email are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy.

Login information for online voting

www.eproxy.ca

Control Number:

Password:

Appointment of Proxyholder

I/We, being holder(s) of AUGUSTA GOLD CORP. hereby appoint: Mr. Richard Warke, or, failing this person, Ms. Purni Parikh, or failing this person, Mr. Tom Ladner (the “Management Nominees”).	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominee listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of shareholders of AUGUSTA GOLD CORP. to be held at Suite 555-999 Canada Place, Vancouver, British Columbia, Canada at 10:00 a.m. (Pacific Time) on October 20, 2025 and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Merger Proposal	For	Against	Abstain
To consider and vote on a proposal to approve and adopt the transactions set forth in the Agreement and Plan of Merger, dated as of July 15, 2025 (as amended from time to time, the “Merger Agreement”) by and among the Company, AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”), Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and joined by AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (“HoldCo”), for the limited purposes specified in the Merger Agreement, pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold (the “Merger”), with Augusta Gold surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger Proposal”);	☐	☐	☐
2. Advisory Compensation Proposal	For	Against	Abstain
To consider and vote on a proposal to approve, solely on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”);	☐	☐	☐
3. Adjournment Proposal	For	Against	Abstain
Subject to the provisions of the Merger Agreement, to consider and vote on a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”).	☐	☐	☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting.

If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

Signature(s) ________________________________ ________________________________ Print Name(s) & Signing Capacity(ies), if applicable ______________________ Date (MM-DD-YY) THIS PROXY MUST BE DATED

Financial  Statements Request

In accordance with securities regulations, shareholders may elect annually to receive financial statements, or a notice advising how to access financial statements, if they so request. If you wish to receive such mailings, please mark your selection.

To request the receipt of future documents via email, you may contact Endeavor Trust Corporation at proxy@endeavortrust.com.